AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON July 12, 2000
                                        S-4 REGISTRATION NO. 333-_______________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Windsor Woodmont Black Hawk Resort Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Colorado
           ----------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      7993
                                      ----
            (Primary Standard Industrial Classification Code Number)

                                   75-2740870
                                   -----------
                      (I.R.S. Employer Identification No.)

             12160 North Abrams Road, Suite 516, Dallas, Texas 75243
                                 (214) 575-8757
                -------------------------------------------------
               (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)

         Daniel P. Robinowitz, CEO, 12160 North Abrams Road, Suite 516,
                               Dallas, Texas 75243
                                 (214) 575-8757
        ---------------------------------------------------------------
                      (Name, address, including ZIP Code,
        and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ] If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]...............

If this Form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]...............

                                    Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------
                                                       Proposed maximum     Proposed maximum      Amount of
Title of each class of               Amount to be       offering price     aggregate offering   registration
securities to be registered           registered          per unit(1)           price(1)             fee
------------------------------------------------------------------------------------------------------------
13% First Mortgage Notes
due 2005                           $100,000,000               100%           $100,000,000        $26,400

Total registration fee                                                                           $26,400
============================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS                        $100,000,000

                                OFFER TO EXCHANGE
                   13% FIRST MORTGAGE NOTES SERIES B DUE 2005
              FOR ALL OUTSTANDING 13% FIRST MORTGAGE NOTES DUE 2005
                                       OF
                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.

                   A casino developed and owned by the issuer
                       to be operated under the trade name

                                BLACK HAWK CASINO
                                    BY HYATT

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           ___________ TIME, ON _____________, 2000, UNLESS EXTENDED.

o We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

o You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

o We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see "United States Federal Income Tax Considerations" on page 179 for more information.

o If you do not tender your notes in the exchange offer, you will continue to hold unregistered securities and your ability to transfer your notes could be adversely affected.

o    We will not receive any proceeds from the exchange offer.

o The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

o There is no established trading market for the new notes, and we do not intend to apply for listing of the new notes on any securities exchange or Nasdaq.

For a discussion of factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 18 of this prospectus.

                          -----------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                          -----------------------------

Neither the Colorado Limited Gaming Control Commission or any other regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is unlawful.

                 The date of this prospectus is _________, 2000

                                TABLE OF CONTENTS


Where You Can Get More Information ................................       2
Forward-Looking Statements ........................................       3
Market and Industry Data...........................................       3
Prospectus Summary ................................................       4
Risk Factors ......................................................      18
The Exchange Offer ................................................      34
Sources and Uses of Proceeds ......................................      44
Selected Financial Data ...........................................      45
Management's Discussion and Analysis of
     Financial Condition and Results of Operations ................      48
Change of Accountants .............................................      53
Business ..........................................................      53
Gaming and Liquor Licensing Matters ...............................      65
Material Agreements ...............................................      73
Management ........................................................      86
Executive Compensation ............................................      89
Certain Relationships and Related Transactions.....................      90
Principal Shareholders ............................................      92
Description of Other Indebtedness .................................      95
Description of Capital Stock ......................................      98
Description of Units ..............................................     104
Description of the Notes ..........................................     105
Description of Warrants ...........................................     169
Certain Federal Income Tax Considerations .........................     179
Plan of Distribution ..............................................     186
Legal Matters .....................................................     186
Experts ...........................................................     186
Index to Financial Statements .....................................     F-1

                       WHERE YOU CAN GET MORE INFORMATION

     This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents. We have filed certain of these documents as exhibits to our registration statement.

     You should direct any request for information to Michael Armstrong, our corporate Assistant Secretary, at least 10 business days before you tender your old notes in the exchange offer. Our mailing address and telephone number are:

                    Windsor Woodmont Black Hawk Resort Corp.
                             12160 North Abrams Road
                                    Suite 516
                               Dallas, Texas 75243
                                 (214) 575-8757

     As a result of the exchange offer, we will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. In addition, under the indenture governing the old notes and the new notes, we have agreed that whether or not required by the rules and regulations of the SEC, beginning with respect to the quarter ended March 31, 2000 and continuing for so long as any notes are outstanding, we will furnish to the holders of the notes, copies of the financial information that we would be required to file with the SEC pursuant to the Exchange Act. This financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations, as well as quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year. We have also agreed to furnish to holders of old notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act so long as any notes remain outstanding.

     The registration statement, as well as such reports, exhibits and other information filed by us with the SEC can be inspected and copied, at prescribed rates, at:

     o the public reference facilities maintained by the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     o the regional office of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048; and

     o the regional office of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     Please call the SEC at 1-800-SEC-0330 for additional information about its public reference room. Our SEC filings are also available without charge on the SEC's Internet site at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus, including certain statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to be correct. Important factors that could cause our actual results to differ from our expectations are disclosed in this prospectus, including under "Risk Factors." These forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

     o    our ability to open our casino within budget and on time;

     o the expected design, development, construction, equipping, pre-opening costs and working capital requirements for our casino;

     o the expected advantages of our four-corners location, single ground-floor gaming layout, attached self-parking garage and large porte cochere;

     o    our ability to effectively compete with our competitors;

     o the Hyatt brand name recognition and Hyatt Gaming's expertise in attracting and servicing patrons relative to our local competitors; and

     o our belief that the Black Hawk market has not yet approached achieving penetration of the local residents in both Denver and Boulder, as well as the tourists who visit Colorado.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this prospectus might not occur.

                            MARKET AND INDUSTRY DATA

     We have based the Black Hawk market data and other statistical information in this offering memorandum supplement, including parking data, on information supplied by the Colorado Division of Gaming, the City of Black Hawk and various public announcements and filings made by some of the casinos in the Black Hawk market. We have also relied on other sources that we believe are reliable. However, we have not independently verified any of this information or such announcements and filings, and it is possible they may not be accurate in all material respects. Accordingly, you should not rely on this data when making your decision to invest in the units. The gaming markets in Colorado and in Black Hawk are subject to continual changes, including changes in the number and size of casinos in such markets. Because of these changes, our estimates of our casino's expected position in Colorado and in Black Hawk in terms of size, comparable amenities, parking and nearby competition could become inaccurate at any time.

                               PROSPECTUS SUMMARY

     The following summary contains selected information from this prospectus. This summary may not contain all of the information that is important to you. We urge you to carefully read this entire prospectus and the documents that we refer to in this prospectus. The terms "our company," "we" and "us" refer to Windsor Woodmont Black Hawk Resort Corp. and the term "our casino" refers to the integrated casino, entertainment and parking facility that we will construct in Black Hawk, Colorado to be operated under the trade name "The Black Hawk Casino by Hyatt." No representation or warranty, express or implied, is made by any of the Hyatt companies as to the accuracy or completeness of the information in this prospectus, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation by any of the Hyatt companies.

The Exchange Offer

     On March 14, 2000, we issued and sold $100.0 million aggregate principal amount of 13% first mortgage notes due 2005, referred to as the old notes. The old notes were contained in units, each unit consisting of $1.0 million principal amount of old notes and one warrant to purchase 3.42744 shares of our common stock. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the registration rights agreement, we are offering to exchange $100.0 million aggregate principal amount of our new 13% first mortgage notes series B due 2005, referred to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. The new notes have substantially identical terms to the old notes. We urge you to read the discussions under the headings "The Exchange Offer" and "The New Notes" below in this Summary for further information regarding the exchange offer and the new notes.

Our Business

     We plan to construct, develop, own and operate an integrated casino, entertainment and parking facility in Black Hawk, Colorado. Black Hawk is located approximately 40 miles west of Denver and 8.5 miles north of Interstate 70, the main highway which connects Denver to many of Colorado's major ski resorts. Our casino will be managed by Hyatt Gaming Management, Inc., an independent third party casino manager and affiliate of Hyatt Corporation. Our casino will be located directly on Highway 119, the main thoroughfare to Black Hawk from both Denver and Boulder. When it opens, we expect that our casino will be the largest and most spacious gaming facility in Colorado. It will be able to accommodate up to 1,500 slot machines and 24 table games on a single, ground-level floor. The exterior of our casino will exhibit Rocky Mountain style architecture, and the interior decor will include distinctive, high-quality finishes and furnishings, vaulted high ceilings and a unique upscale ambiance. A variety of non-gaming entertainment amenities, including a steakhouse restaurant, a high-quality action-station buffet, a food court featuring various quick service food offerings, a circular lounge with a stage for live entertainment and large television screens for viewing televised sporting and other events, will be located throughout our casino. Our casino will also offer
(1) an attached parking garage with approximately 800 self-park and valet spaces, which will be able to accommodate buses and motor coaches, (2) the largest porte cochere entrance in Black Hawk, and (3) an indoor/outdoor plaza area featuring a gourmet coffee shop, an ice cream parlor/candy store and a gift shop. Our facility will total approximately 425,000 square feet, and will contain approximately 57,000 square feet of qualified gaming space within our building footprint in a spacious, single-floor layout which will provide our patrons with a unique gaming and entertainment experience easily accessed from our four-corners location at the center of Black Hawk's gaming district.

     We believe that substantial opportunity exists in the Black Hawk market for a large casino with a variety of upscale gaming amenities designed to attract more customers from both the Denver and Boulder metropolitan markets and, to a lesser extent, the Colorado tourist market. We will offer an upscale Las Vegas style entertainment experience which will include numerous gaming and non-gaming entertainment offerings, parking convenience and a variety of dining options. The initial participants in the Black Hawk market were small scale gaming facilities whose inability to offer convenient, on-site parking or a full range of traditional casino amenities and entertainment choices limited the rate of growth of gaming revenue in this market. Subsequently, larger casinos offering typical gaming amenities, including increased square footage of gaming space, adjacent covered parking and multiple dining options, have entered the market and have been gaining market share. The City of Black Hawk experienced 30% compound annual growth in gaming revenue from 1992 through 1999. We believe that the Black Hawk market has significant growth potential and that Black Hawk's gaming revenue growth rate will continue to exceed the rate of growth in gaming positions. Despite capacity additions over the years, win per slot per day has increased every year since 1992. We expect to further expand this market by providing an integrated gaming, entertainment and parking facility. We believe that our unique facility, coupled with the significant experience of Hyatt Gaming and the other Hyatt companies in managing and marketing first class gaming operations, will enable us to attract both existing gaming customers and patrons from the Denver and Boulder metropolitan areas and the Colorado tourist market who may be new to the Black Hawk market.

     As of December 31, 1999, only three of the 19 casinos in Black Hawk offered more than 700 gaming positions. The casino most comparable in size to our casino for which public data is available is the Caribbean-themed Isle of Capri Black Hawk. The Isle of Capri, located on Main Street with approximately 1,100 gaming machines on a single casino floor, generated an estimated average win per slot per day of over $210 during its most recent fiscal quarter which ended on January 23, 2000, as compared to the 1999 average win per slot per day of $132.18 for all 19 casinos in Black Hawk.

     We believe that our casino will be successful for the following reasons:

     o We believe that our casino will have the best location of any casino in the Black Hawk market. We will be located on Highway 119, the main thoroughfare from Denver and Boulder. Consequently, our patrons will not be inconvenienced by the traffic congestion on Main Street that the other large casinos in Black Hawk are forced to cope with;

     o Our casino in Black Hawk will be managed by Hyatt Gaming. This relationship will afford us both a significant level of operating expertise on which to draw and a name having national recognition;

     o As one of only three single-floor casinos in the Black Hawk market, our spacious layout will feature gaming, a variety of dining options, non-gaming entertainment and other unique amenities, which we believe will differentiate us from the other large casinos; and

     o We will have a convenient, attached self-parking garage and large porte cochere leading directly into our casino.

     We expect our casino to open in the Fall of 2001. We believe that the excavation and construction budget and timetable for the opening of our casino can be achieved based on the following:

     o The excavation contract provides for excavation to be substantially completed in July 2000, subject to certain conditions, with financial penalties for finishing late and incentives for finishing early. The excavation contractor has extensive experience with similar projects and has completed substantial excavation of our site;

     o The construction of our casino is being performed pursuant to a guaranteed maximum price construction contract with PCL Construction Services, Inc., one of the largest general contractors in the United States. PCL has experience in constructing facilities in Black Hawk, including The Lodge Casino and Hotel, which is located directly across from our site. The construction contract provides for construction to be completed approximately 14 months after the excavation of our site is substantially completed, subject to certain conditions, with financial incentives for finishing early and penalties for finishing late; and

     o We have already received many of the local design and regulatory approvals required to complete the construction of our project and we expect to receive the other required approvals in due course.

The Black Hawk Market

     Gaming was first introduced in Colorado in October 1991 following a state-wide referendum in which voters approved limited stakes gaming ($5 per bet limit) for three historic mining towns -- Black Hawk, Central City and Cripple Creek. The amendment to the Colorado Constitution authorizing gaming restricted it to zones within these towns that were designated for commercial use prior to the adoption of the legislation. Of these three towns, Black Hawk is the closest to Denver. The Black Hawk market primarily caters to day-trip customers from the Denver and Boulder metropolitan areas who primarily play slot machines. According to statistics published by the Colorado Gaming Division, approximately 95% of gaming revenue in Colorado in 1999 was attributable to slot play. Approximately 3.4 million people reside within a 100-mile radius of the Black Hawk market, of which approximately 2.3 million reside in the Denver metropolitan area. The only other locations in Colorado where casino gaming is permitted are in two small Native American gaming facilities located in the southwest corner of the state, over 300 miles from Denver.

     Black Hawk's strategic location has contributed to the strong, consistent growth in the city's gaming revenue. Gaming revenue in Black Hawk has grown from approximately $56.2 million in 1992 to approximately $354.9 million in 1999, which represents a 30% compound annual growth rate. We expect this growth to continue as larger casinos enter the market and add additional on-site parking, hotel rooms and non-gaming amenities. The entry of larger, better-capitalized casinos has also improved and expanded the marketing of Black Hawk as a day-trip destination.

Our Competitive Strengths

     We believe that our casino will have distinct competitive advantages over other casinos in the Black Hawk market. These advantages include:

     o Favorable Location and Accessibility. We believe our casino will be one of the most accessible gaming facilities for customers arriving from Denver. Our casino will be located at the four-corners intersection of Highway 119 and Richman Street in the center of the

          Black Hawk gaming district. Our location will afford our patrons ease of access via a dedicated right turn lane off of Highway 119. Unlike our competitors, who are located on Main Street which is narrow and typically congested with automobile and pedestrian traffic, we do not expect to be negatively affected by any continuing construction or infrastructure improvements following the commencement of our operations;

     o Management, Operation and Marketing by Hyatt Gaming. Following development and construction of the project, our casino will be managed and operated by Hyatt Gaming. The Hyatt name will make our casino the only casino in Black Hawk with a name having national recognition. The Hyatt companies have significant experience in managing and operating hotels, resorts and casinos. In particular, hotel affiliates of Hyatt Gaming have over a decade of experience in Colorado marketing to both the tourist and convention market segments. We believe that our exclusive relationship with Hyatt Gaming in the Black Hawk market will enhance our reputation and our ability to attract a broader customer base;

     o Unique Design. Due to mountainous terrain, existing roads and zoning and gaming regulations, most casinos currently existing in Black Hawk are multi-level, small in size and irregular or elongated in shape. Due to the shape, size and zoning of our casino site, our casino design will include a spacious gaming area akin to Las Vegas style casinos. The entire gaming area will be located on a single, ground-level floor, unlike the tight, narrow, multi-leveled gaming areas of all but two of the casinos presently in Black Hawk. Our casino will be upscale and distinctively designed, unlike most of our competitors' casinos which are very similar in design and appearance, and will offer the largest single floor of casino space in Colorado, allowing us to absorb peak period demand;

     o Significant Parking. Most casinos currently in Black Hawk do not provide adequate parking facilities. We will have an attached self-parking garage, which leads directly into our casino, that will provide approximately 800 spaces and that will be able to accommodate buses and motor coaches. In addition, our parking garage will feature a covered porte cochere leading directly into our casino. We also own adjacent property which can be used for additional parking. Currently, there are approximately 4,000 on-site parking spaces provided by existing casinos in Black Hawk, with another approximately 1,270 spaces under construction and scheduled to be available by December 31, 2000. Of these approximate 5,270 total on-site parking spaces for other casinos, approximately 1,350 are within a short walking distance of our casino;

     o Barriers to Entry. Because we will own more than 50% of the remaining undeveloped casino-zoned land in the area south of Gregory Street, which is considered to be the prime gaming district in Black Hawk, we believe that our casino will be one of the last significant casino construction projects in Black Hawk. The remaining allowable gaming-zoned land in Black Hawk cannot be increased or altered without amending the Colorado State Constitution; and

     o Experienced Design and Development Team. Paul Steelman Ltd., a Las Vegas-based, internationally renowned architect and interior design firm, will be creating and designing our casino. Steelman Ltd. has designed and opened casino resorts in 15 states and nine countries.

          Steelman Ltd.'s clients include Mirage Resorts, Caesar's World, Sheraton, Sun International, Hard Rock and Harrah's. Our management and development team also includes experienced developers with expertise in developing, marketing and managing multi-purpose real estate facilities.

Our Business Strategy

     Our goal is to become a highly profitable casino. We plan to capture existing market share in Black Hawk and expand the Black Hawk gaming market with the following business strategy:

     o Offer a Las Vegas Style Gaming Facility. Our casino will be built on the largest single parcel of real estate ever assembled for casino development in Black Hawk and will offer an upscale and distinctive design. We intend to attract patrons by offering a spacious, single-floor Las Vegas style casino featuring both gaming and non-gaming entertainment;

     o Capitalize on Hyatt Name Recognition and Expertise of the Hyatt Companies. Currently, there are no other casinos in the Black Hawk market having national name recognition. We believe the Hyatt companies' expertise and reputation will enable our casino to stand out among the existing local operators with respect to quality of service;

     o Focus on Opportunities in the Denver Market. A densely populated and demographically favorable base of potential customers with above-average household income levels resides in the Denver metropolitan area. We believe that the casinos in the Black Hawk market have not yet begun to achieve their potential penetration of this customer base. The distinctive design of our casino combined with its upscale amenities is expected to attract a wider cross section of Denver metropolitan area residents. Specifically, we believe that our casino will attract individuals in those markets with the opportunity to make a short, convenient day trip to a casino, where they can engage in a variety of activities, including fine dining and gaming, in an entertaining setting. We intend to take advantage of this customer base by instituting a marketing plan built on preferred player recognition programs, data base management/direct mail marketing, innovative slot and table game merchandising and quantifiable drive-in marketing programs. We believe that when provided with upscale amenities, these potential customers will stay in our casino longer and spend more than existing Black Hawk customers currently spend. In addition, we expect that the ongoing and planned developments in the Black Hawk area will increase the popularity and recognition of the overall market. We plan to capitalize on increased visitation by residents of Denver and the surrounding suburbs as such developments are completed; and

     o Target and Develop Opportunities in the Colorado Tourist Market. Approximately 23 million tourists visit Colorado annually. Most of our competitors have not tapped into this market, and we believe that targeting and developing this market will give us a competitive advantage. We believe our competitive strengths will allow us to successfully penetrate this tourist market.

Management of the Risk of Construction Cost Overruns

     In accordance with a fully bonded excavation agreement with D.H. Blattner & Sons, Inc., excavation of the site on which our casino will be located is scheduled to be substantially complete by the end of July, 2000. To ensure that construction of our casino is completed on time and on budget, Windsor Woodmont, LLC entered into a guaranteed maximum price construction agreement which will be fully bonded with PCL, which agreement has been assigned to us. PCL is one of the largest general contractors in the United States. Each of Blattner and PCL will be required to pay liquidated damages in the event of late performance and will be paid incentive fees for early completion, subject to certain conditions. In addition, we have set aside approximately $8.0 million of the net proceeds from the sale of the old notes and the second mortgage notes into completion reserve accounts to cover any unexpected increases in the construction budget.

Contribution of Land

     During 1997 and 1998, Windsor Woodmont, LLC purchased 48 separate parcels of land to assemble the 106 acre tract of land with an aggregate of approximately 119,000 gross gaming-zoned square feet that has been contributed to us and on which our casino will be built. The total pre-excavation appraised value of this land is $33.5 million. Pursuant to generally accepted accounting principles, the land must be contributed to us at its historical cost basis, which is significantly less than the $33.5 million pre-excavation appraised value. The $33.5 million is derived from an appraisal report of the market value of the land as of January 4, 2000.

Sources of Funds and Project Costs in Development of our Casino

     The $100.0 million of gross proceeds from the offering of the units, together with $7.5 million of proceeds from the sale of second mortgage notes to Hyatt Gaming, approximately $4.1 million of proceeds from the issuance of our common stock and $3.0 million of proceeds from the issuance of our series B preferred stock will be utilized as follows:

     o after payment of approximately $5.2 million in commissions and offering expenses, approximately $19.5 million has been paid to refinance land debt, to satisfy liens on the property that has been contributed to us by Windsor Woodmont, LLC and to pay previously-incurred project development costs and offering expenses ($1.0 million by direct payment and approximately $18.5 million from a closing escrow account with our title insurance company into which such proceeds were placed.) An additional $3.7 million of budgeted project costs previously incurred remain outstanding and due as of the date of this prospectus;

     o approximately $58.6 million has been deposited into two separate construction disbursement accounts, which will be used to finance the cost to develop, construct, equip and open our casino;

     o approximately $7.1 million has been deposited into two separate completion reserve accounts, to be held as a reserve in case there are insufficient funds in the construction disbursement accounts to complete our casino; and

     o approximately $24.1 million has been deposited into an interest reserve account and used to purchase government securities representing funds which, together with the interest earned on the government securities, will be sufficient to pay the first four payments of fixed interest on the notes.

     We estimate that the proceeds from the completed financings, along with anticipated financing in the amount of approximately $20.8 million to purchase furniture, fixtures and equipment for our casino and $3.0 million from the issuance of special improvement district bonds by the City of Black Hawk, will be sufficient to complete the development and construction of our casino project.

Windsor Woodmont, LLC

     Windsor Woodmont, LLC is a Colorado limited liability company that was formed for the purpose of assembling and developing the land on which our casino will be built. The members of Windsor Woodmont, LLC are certain individuals and entities affiliated with real estate development companies based in Dallas, Texas. These companies are diversified real estate development companies which over the past 42 years have developed various types of real estate projects, including hotels, office buildings, mixed-use projects, shopping centers, multi-family residential housing and land developments. Windsor Woodmont, LLC currently owns approximately 10.75% of our outstanding shares of common stock.

The Hyatt Companies

     We have entered into a casino management agreement with Hyatt Gaming Management, Inc. pursuant to which Hyatt Gaming will manage our casino once it opens. The Hyatt name is associated with excellence in hotels and resorts in North America, Central America, South America, the Caribbean, Europe, Hawaii and the Asia Pacific region. The first Hyatt hotel opened in 1957. The Hyatt companies include Hyatt Corporation and its affiliates, including Hyatt Gaming, and Hyatt International and its affiliates. The Hyatt companies operate 114 hotels and resorts in 85 cities in the United States, Canada and the Caribbean, and 79 additional hotels and resorts in 35 countries. The Hyatt companies collectively accounted for sales of over $4 billion in 1998. In addition, the Hyatt companies operate seven casinos, including the Grand Victoria Resort & Casino by Hyatt in Rising Sun, Indiana; the Hyatt Regency Lake Tahoe Resort & Casino in Incline Village, Nevada; the Hyatt Regency Aruba Resort & Casino in Palm Beach, Aruba; the Hyatt Regency Casino Thessaloniki in Thessaloniki, Greece; the Hyatt Cerromar Beach Resort & Casino in Dorado, Puerto Rico; the Hyatt Regency Lake Las Vegas in Henderson, Nevada; and (under a special arrangement) Casino Niagara in Ontario, Canada.

     None of the Hyatt companies is an issuer of the notes nor has any of the Hyatt companies reviewed or approved of the notes or of the contents of this prospectus. The name of our casino, "The Black Hawk Casino by Hyatt," is a trade name and is not intended to imply that any of the Hyatt companies is a developer or sponsor of the casino project. None of the Hyatt companies is developing or sponsoring the project, nor will the Hyatt companies have any responsibility or liability to make any payments with respect to the notes or otherwise with respect to purchasers of the notes.

                       ----------------------------------

     We were incorporated in the State of Colorado on January 9, 1998. Until the completion of our casino, our executive offices will be located in care of Windsor Woodmont, LLC at 12160 North Abrams Road, Suite 516, Dallas, Texas 75243. Our telephone number is (214) 575-8757. We also have opened a small, temporary office in Black Hawk to oversee the construction of our casino.



--------------------------------------------------------------------------------
                               The Exchange Offer
--------------------------------------------------------------------------------
 The Exchange Offer                     We are offering to exchange $100.0
                                        million in principal amount of our 13%
                                        first mortgage notes, Series B, due
                                        March 15, 2005, which have been
                                        registered under the federal securities
                                        laws, for $100.0 million principal
                                        amount of our outstanding 13% first
                                        mortgage notes, Series A, due March 15,
                                        2005 which we issued on March 14, 2000,
                                        in a private placement. You have the
                                        right to exchange your old notes for a
                                        principal amount of new notes with
                                        substantially identical terms.

                                        In order for your old notes to be
                                        exchanged, you must properly tender them
                                        prior to the expiration of the exchange
                                        offer. All of the old notes that are
                                        validly tendered and not validly
                                        withdrawn before the expiration of the
                                        exchange offer will be exchanged. We
                                        will issue the new notes on or promptly
                                        after the expiration of the exchange
                                        offer.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Expiration Date                       The exchange offer will expire at 5:00
                                        p.m., ________ time, on _____________,
                                        2000 unless we decide to extend the
                                        expiration date.
--------------------------------------------------------------------------------
Registration Rights Agreement           We sold the old notes on March 14, 2000
                                        in a private placement. At that time, we signed a registration rights agreement with the initial purchasers of the notes, which requires us to conduct this exchange offer.

                                        This exchange offer is intended to
                                        satisfy those registration rights set
                                        forth in the registration rights
                                        agreement. After the exchange offer is
                                        complete, you will no longer be entitled
                                        to registration rights with respect to
                                        old notes you do not exchange.
--------------------------------------------------------------------------------
If You Fail to Exchange Your            If you do not exchange your old notes
Outstanding Notes                       for new notes in the exchange offer, you
                                        will continue to be subject to the
                                        restrictions on transfer as provided in
                                        the old notes and the indenture
                                        governing those notes. In general, you
                                        may not offer or sell your old notes
                                        unless the offer or sale is registered
                                        under the federal securities laws or
                                        unless those notes are sold in a
                                        transaction exempt from or not subject
                                        to the registration requirements of the
                                        federal securities laws and applicable
                                        state securities laws
--------------------------------------------------------------------------------
Conditions to the Exchange Offer        Our obligation to accept for exchange,
                                        or to issue new notes in exchange for,
                                        any old notes is subject to customary
                                        conditions relating to compliance with
                                        any applicable law or any applicable
                                        interpretation by the staff of the
                                        Securities and Exchange Commission, the
                                        receipt of any applicable governmental
                                        approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

                                        The exchange offer is not conditioned
                                        upon any minimum amount of old notes
                                        being tendered for exchange. See "The
                                        Exchange Offer -- Conditions to the
                                        Exchange Offer."
--------------------------------------------------------------------------------
Procedures for Tendering                If you wish to accept the exchange offer
Old Notes                               and tender your old notes, you must
                                        complete, sign and date the Letter of
                                        Transmittal, or a facsimile of the
                                        Letter of Transmittal, in accordance
                                        with its instructions and the
                                        instructions in this prospectus, and
                                        mail or otherwise deliver the Letter of
                                        Transmittal, or the facsimile, together
                                        with the old notes and any other
                                        required documentation, to the exchange
                                        agent at the address set forth herein.
                                        See "The Exchange Offer -- Procedures
                                        for Tendering Old Notes."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Withdrawal Rights                       You may withdraw the tender of your old
                                        notes at any time prior to the
                                        expiration date of the exchange offer by
                                        delivering a written notice of your
                                        withdrawal to the exchange agent. You
                                        must also follow the withdrawal
                                        procedures as described under the
                                        heading "The Exchange Offer --
                                        Withdrawal of Tenders."
--------------------------------------------------------------------------------
Resales of New Notes                    We believe that you will be able to
                                        offer for resale, resell or otherwise
                                        transfer new notes issued in the
                                        exchange offer without compliance with
                                        the registration and prospectus delivery provisions of the federal securities laws, provided that:

                                        - you are acquiring the new notes in the ordinary course of business;

                                        - you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the new notes; and

                                        - you are not an affiliate of the
                                        company. An affiliate of the company is
                                        a person that "controls or is controlled by or is under common control with" the company.

                                        Our belief is based on interpretations
                                        by the Staff of the Commission, as set
                                        forth in no-action letters issued to
                                        third parties unrelated to the company.
                                        The Staff has not considered this
                                        exchange offer in the context of a
                                        no-action letter, and we cannot assure
                                        you that the Staff would make a similar
                                        determination with respect to this
                                        exchange offer.

                                        If our belief is not accurate and you
                                        transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

                                        Each broker-dealer that receives new
                                        notes for its own account in exchange
                                        for old notes which were acquired by

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                        such broker-dealer as a result of
                                        market-making or other trading
                                        activities must agree to deliver a
                                        prospectus meeting the requirements of
                                        the federal securities laws in
                                        connection with any resale of the new
                                        notes by that broker-dealer.

                                        If any holder of notes notifies us prior
                                        to the 20th day following consummation
                                        of the exchange offer that it may not
                                        resell the new notes acquired by it in
                                        the exchange offer to the public without
                                        delivering a prospectus and this
                                        prospectus is not appropriate or
                                        available for such resales; or that it
                                        is a broker-dealer and owns notes
                                        acquired directly from us or one of our
                                        affiliates, then we will file with the
                                        SEC a shelf registration statement to
                                        cover resales of the notes by the
                                        holders thereof who satisfy certain
                                        conditions relating to the provision of
                                        information in connection with the shelf
                                        registration statement and keep the same
                                        effective for a period of two years
                                        after effectiveness (or for such shorter
                                        period that will terminate when all of
                                        the notes covered by the shelf
                                        registration statement have been sold
                                        pursuant thereto or cease to be
                                        outstanding).
--------------------------------------------------------------------------------
Exchange Agent                          SunTrust Bank, Orlando, Florida, is
                                        serving as the exchange agent in
                                        connection with the exchange offer.
--------------------------------------------------------------------------------
Federal Income Tax Consequences         Your acceptance of the exchange offer
                                        and the related exchange of your old
                                        notes for new notes will not be a
                                        taxable exchange for United States
                                        federal income tax purposes. You should
                                        not recognize any taxable gain or loss
                                        or any interest income as a result of
                                        the exchange. However, because the old
                                        notes were issued with an original issue
                                        discount, there will be income tax
                                        consequences associated with the new
                                        notes. Please refer to the "U.S. Federal
                                        Income Tax Considerations" section of
                                        this prospectus for a description of the
                                        income tax consequences associated with
                                        the new notes.
-------------------------------------------------------------------------------
                                  The New Notes
--------------------------------------------------------------------------------
Principal Amount                        $100.0 million aggregate principal
                                        amount of 13% first mortgage notes due
                                        2005.
--------------------------------------------------------------------------------
Maturity Date                           March 15, 2005.
--------------------------------------------------------------------------------
Interest Payment Dates                  March 15 and September 15 of each year,
                                        beginning on September 15, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Fixed Interest                          Fixed interest will be payable on the
                                        notes at a rate of 13% per annum.
--------------------------------------------------------------------------------
Ranking                                 The notes will be senior secured
                                        obligations, ranking equally in right of
                                        payment with all of our existing and
                                        future senior indebtedness and senior in
                                        right of payment to all of our existing
                                        and future subordinated indebtedness. On
                                        the closing date of this offering,
                                        giving effect to the issuance of the
                                        notes and the second mortgage notes, and
                                        giving pro forma future effect to our
                                        contemplated financing for furniture,
                                        fixtures and equipment for our casino in
                                        the amount of $20.8 million, and the
                                        contemplated issuance of the special
                                        improvement district bonds in the amount
                                        of $3.0 million, we will have
                                        approximately $131.3 million of total
                                        indebtedness. Of this amount,
                                        approximately $123.8 million will
                                        constitute senior secured indebtedness
                                        comprised of (1) the notes, (2) the
                                        furniture, fixtures and equipment
                                        financing, and (3) the special
                                        improvement district bonds, and $7.5
                                        million will constitute subordinated
                                        indebtedness comprised of the second
                                        mortgage notes held by Hyatt Gaming,
                                        which will be secured by a first
                                        priority lien on the cash in the Hyatt
                                        Gaming construction disbursement and
                                        completion reserve accounts in which
                                        approximately $5.9 million of such loan
                                        proceeds will be deposited. We will have
                                        no senior unsecured indebtedness.
--------------------------------------------------------------------------------
Security                                The notes will, with certain exceptions,
                                        be secured by a first priority lien on
                                        substantially all of our existing and
                                        future assets, including, without
                                        limitation:

                                        o a pledge of approximately $83.9
                                        million of the net proceeds of this
                                        offering and the proceeds from the
                                        issuance of our common stock and our
                                        series B preferred stock, which will be
                                        deposited into restricted disbursement
                                        accounts as described below, to be used
                                        to fund construction and development of
                                        our casino and to pay the first four
                                        payments of fixed interest on the notes;
--------------------------------------------------------------------------------
                                        o substantially all of the assets that
                                        will comprise our casino, other than (1)
                                        certain furniture, fixtures and
                                        equipment, (2) the assets of our future
                                        unrestricted subsidiaries, and (3)
                                        assets subject to certain permitted
                                        liens;
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                        o certain agreements pursuant to which
                                        our casino will be constructed; and
--------------------------------------------------------------------------------
                                        o licenses and permits relating to the
                                        construction, operation and management
                                        of our casino, other than our Colorado
                                        gaming and liquor licenses.
--------------------------------------------------------------------------------
                                        The notes will also be secured by a
                                        second priority lien on approximately
                                        $5.9 million of net proceeds from the
                                        second mortgage notes issued to Hyatt
                                        Gaming, which will be deposited into
                                        separate construction disbursement and
                                        completion reserve accounts.
--------------------------------------------------------------------------------
Optional Redemption                     Prior to March 15, 2002, we may redeem
                                        up to 35% of the notes with the proceeds
                                        of an equity offering at a redemption
                                        price of 113% of the principal amount of
                                        the redeemed notes. On or after March
                                        15, 2002, we may redeem some or all of
                                        the notes at any time at a premium that
                                        will decrease over time as set forth in
                                        the section "Description of Notes--
                                        Optional Redemption."
--------------------------------------------------------------------------------
Gaming Redemption                       The notes may be subject to mandatory
                                        disposition and redemption requirements
                                        following certain determinations by any
                                        gaming authority.
--------------------------------------------------------------------------------
Asset Sales and Events of Loss          If we sell certain assets or experience
                                        certain events of loss, we may be
                                        required to offer to repurchase notes
                                        out of the proceeds from sales of our
                                        assets at the prices listed in the
                                        section "Description of Notes --
                                        Repurchase at the Option of Holders --
                                        Asset Sales" and "-- Events of Loss."
--------------------------------------------------------------------------------
Excess Cash Purchase Offers             After our casino becomes operational, we
                                        will, on an annual basis, be required to
                                        offer to repurchase notes with a portion
                                        of our excess cash flow at 101% of the
                                        principal amount plus accrued and unpaid
                                        interest, if any.
--------------------------------------------------------------------------------
Basic Covenants of the Indenture        We will issue the notes under an
                                        indenture that will, among other things,
                                        restrict our ability to:
--------------------------------------------------------------------------------
                                        o borrow money or issue preferred stock;
--------------------------------------------------------------------------------
                                        o pay dividends on or repurchase our
                                        capital stock;
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                        o make investments;
--------------------------------------------------------------------------------
                                        o use our assets as security in other
                                        transactions;
--------------------------------------------------------------------------------
                                        o transact with affiliates;
--------------------------------------------------------------------------------
                                        o enter into sale and leaseback
                                        transactions;
--------------------------------------------------------------------------------
                                        o issue capital stock of subsidiaries;
                                        and
--------------------------------------------------------------------------------
                                        o sell assets or enter into mergers or
                                        consolidations.
--------------------------------------------------------------------------------
                                        See "Description of Notes-- Certain
                                        Covenants."
--------------------------------------------------------------------------------
Cash Collateral and                     Approximately $89.8 million has been
Disbursements Agreements                deposited into restricted disbursement
                                        accounts as described below. These
                                        accounts will be pledged as security for
                                        our obligations under the notes. The
                                        funds in the accounts will be disbursed
                                        in accordance with the terms of the cash
                                        collateral and disbursement agreement.
                                        See "Description of Notes -- Cash
                                        Collateral and Disbursement Agreement."
--------------------------------------------------------------------------------
Construction Disbursement Account       Approximately $53.3 million has been
                                        deposited in the construction
                                        disbursement account. These funds will
                                        be used to finance the cost to develop,
                                        construct, equip and open our casino.
--------------------------------------------------------------------------------
Hyatt Gaming Construction               Approximately $5.3 million has been
Disursement Account                     deposited in a separate construction
                                        disbursement account. These funds will
                                        be disbursed on a pro rata basis with
                                        funds from the construction disbursement
                                        account to finance the cost to develop,
                                        construct, equip and open our casino.
--------------------------------------------------------------------------------
Completion Reserve Account              Approximately $6.5 million has been
                                        deposited in the completion reserve
                                        account. These funds will be disbursed
                                        on a pro rata basis with the remaining
                                        funds from the Hyatt Gaming completion
                                        reserve account to complete our casino
                                        if there are insufficient funds in the
                                        construction disbursement account and
                                        the Hyatt Gaming construction
                                        disbursement account.
--------------------------------------------------------------------------------
Hyatt Gaming Completion                 Approximately $0.6 million has been
Reserve Account                         deposited in a separate completion
                                        reserve account. These funds will be
                                        disbursed on a pro rata basis with the
                                        funds from the completion reserve
                                        account to complete our casino if there
                                        are insufficient funds in the
                                        construction disbursement account and
                                        the Hyatt Gaming construction
                                        disbursement account.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Interest Reserve Account                Approximately $24.1 million has been
                                        deposited in the interest reserve
                                        account and used to purchase government
                                        securities. These funds, together with
                                        the interest earned on such government
                                        securities, will be used to pay the
                                        first four payments of fixed interest on
                                        the notes.
--------------------------------------------------------------------------------
For a more detailed discussion of the new notes, see "Description of the Notes."
--------------------------------------------------------------------------------
Risk Factors                            You should read the "Risk Factors"
                                        section of this prospectus, as well as
                                        other cautionary statements throughout
                                        the entire prospectus, to ensure that
                                        you understand the risks associated with
                                        the notes.
--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. You should carefully consider the following risks, together with all other information included in this prospectus, before tendering your old notes in the exchange offer. The realization of any of the risks described below could have a material adverse effect on our business, results of operations and future prospects and could limit our ability to pay interest and/or principal on the notes.

You May Not Be Able to Sell Your Old Notes if You Do Not Exchange Them for Registered Notes in the Exchange Offer

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not offer or sell the old notes unless they are:

     o    registered under the Securities Act of 1933;

     o offered or sold pursuant to an exemption from the Securities Act of 1933 and applicable state securities laws; or

     o offered or sold in a transaction not subject to the Securities Act of 1933 and applicable state securities laws.

     We do not currently intend to register the old notes under the Securities Act of 1933. In addition, holders who do not tender their old notes, except for certain instances involving the initial purchasers or holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferable new notes pursuant to the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

The Market for Old Notes May Be Significantly More Limited after the Exchange Offer

     If old notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange may be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged pursuant to the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

You Cannot Be Sure that an Active Trading Market Will Develop for the New Notes

     We are offering the new notes to the holders of the old notes. The old notes were offered and sold in March 2000 to institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through

Automatic Linkages (PORTAL) Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional investors as defined by Rule 144A of the Securities Act of 1933.

     We do not intend to apply for a listing of the new notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the new notes and we cannot assure you as to the liquidity of markets that may develop for the new notes, your ability to sell the new notes or the price at which you would be able to sell the new notes. If such markets were to exist, the new notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. We expect that the new notes will trade on the over-the-counter market. U.S. Bancorp Libra has advised us that it currently intends to make a market with respect to the new notes. However, it is not obligated to do so, and any market making with respect to the new notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed under the Exchange Act. Moreover, you cannot be sure that the new notes will trade as one class with the old notes.

     The liquidity of, and trading market for, the new notes also may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

     Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes, our outstanding warrants or our other debt.

     We currently have a significant amount of debt. In addition to our obligation to pay principal and interest on the notes, we are obligated under
(1) the second mortgage notes held by Hyatt Gaming, (2) the contemplated furniture, fixtures and equipment financing, and (3) the contemplated incurrence of the special improvement district bonds. In addition, under the terms of the warrant agreement, we are obligated to repurchase the warrants which were issued in conjunction with the sale of the old notes. We will also be incurring other project costs, including construction and operating expenses in connection with developing, constructing and opening our casino.

     The following chart shows certain important credit statistics. The "Current" balances represent the actual balances as of March 31, 2000. The "As Adjusted" balances represent the Current" balances plus (1) the $20.8 million contemplated furniture, fixtures and equipment financing, and (2) the contemplated issuance of $3.0 million of special improvement district bonds by the City of Black Hawk:

  ------------------------------------------------------------------------------
                                                   Current       As Adjusted
  ------------------------------------------------------------------------------

                                                       (Dollars in millions)
  ------------------------------------------------------------------------------

  Total face amount of debt (including
       mandatorily receemable                    $    113.8      $        137.6
       preferred stock)
--------------------------------------------------------------------------------
  Stockholders' equity .......................   $      6.7      $          6.7
  ------------------------------------------------------------------------------
  Total debt to equity ratio .................       16.99x              20.54x
  ------------------------------------------------------------------------------

    Our substantial debt could have important consequences for you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to the notes;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing funds available for other business purposes;

     o limit, along with the financial and other restrictive covenants contained in our indebtedness, our ability to borrow additional funds;

     o limit our flexibility in planning for, and reacting to, changes in our business, including capital expenditures;

     o place us at a competitive disadvantage compared to our competitors that have less debt or a lower cost of capital; and

     o limit our ability to obtain additional future financing for working capital, capital expenditures, general corporate or other purposes.

Despite our current debt level, we may still be able to incur more debt. This could increase the risks described above.

     We may be able to incur additional debt in the future. The indenture governing the notes contains financial and other restrictive covenants, but does not fully prohibit us from incurring additional debt. We can incur debt for certain specific purposes, including in connection with the contemplated special improvement district bonds, the contemplated furniture, fixtures and equipment financing and standby letters of credit or surety bonds. Additionally, if certain conditions are met, we can incur additional debt in connection with the construction of a hotel tower and related amenities. If new debt is added to our current levels, the related risks that we and you now face could increase.

We will require a significant amount of cash to service our debt and grow our business. Our inability to generate adequate cash or refinance our debt may impact our ability to repay the notes or the second mortgage notes, or to repurchase our outstanding warrants pursuant to the warrant agreement.

     Our ability to make payments on or to refinance the notes or the second mortgage notes, or to repurchase the warrants pursuant to the warrant agreement will depend on our ability to generate cash and secure financing in the future.

     Our ability to generate cash will depend upon:

     o    the successful and timely completion of our casino;

     o    our future operating performance;

     o    the demand for the services we provide;

     o    the state of the economy;

     o    competition, particularly in Black Hawk; and

     o    regulatory and other factors affecting our operations and business.

     Many of these factors are beyond our control.

     If the construction budget for our casino increases significantly or if we encounter delays in completing and opening our casino, we may not have the funds to make payments on the notes or our other debt or to fulfill our obligation to repurchase the notes under certain circumstances.

     It is difficult for us to predict with accuracy our casino's potential earning ability given the inherent uncertainties and variables in the factors affecting its earning ability. If our casino cannot generate sufficient cash flow, we may be forced to reduce or delay planned capital expenditures, restructure or refinance our debt or obtain additional equity capital. We might not be able to implement any of these alternatives on satisfactory terms or at all.

We could encounter problems during construction that could delay construction or substantially increase the construction costs required to build our casino.

     Windsor Woodmont, LLC entered into an agreement with Blattner to perform excavation and other site work for our casino, and an agreement with PCL to construct our casino. These agreements have been assigned to us. The excavation contract provides for work to be completed by Blattner for a stipulated sum of $8.7 million while the budgeted construction costs for the work to be completed by PCL is $42.2 million. The price and/or schedule of each of these agreements may be increased and/or extended if:

     o the plans and specifications for our casino change, or the project is otherwise delayed;

     o the project encounters geological, environmental, excavation or other unforeseen problems; or

     o other customary contingencies set forth in the agreements occur during construction.

     The construction of our casino involves significant risks such as cost overruns, delay in receipt of governmental approvals, changes in laws or regulations applicable to the project, private legal challenges, shortages of materials or skilled labor, labor disputes or work stoppages, unforeseen environmental or engineering conditions, conditions resulting from historical mining activities, natural disasters, construction scheduling problems and weather interferences. If any of these events occur, there could be a delay in the construction of our casino, a substantial increase in the costs related to the construction of our casino and/or a failure to complete the casino.

     We have deposited approximately $58.6 million into the construction disbursement accounts. Funds will be disbursed from the construction disbursement accounts upon satisfaction of conditions, including the approval of an independent construction consultant. The independent construction consultant will monitor the construction process and verify that the construction time line and budget are within specified parameters. However, if the independent construction consultant fails to perform its responsibilities as required, funds could be disbursed from the construction disbursement accounts without our having satisfied all applicable requirements. This could cause us to prematurely deplete our construction disbursement accounts, requiring us to use some or all of the funds in our completion reserve accounts.

     Additionally, although have agreed in the indenture governing the notes to obtain and maintain insurance customary and appropriate for our business, we cannot assure you that this insurance will be available or adequate to cover all perils to which our business or our assets might be subjected. Any losses we incur that are not covered by insurance consequently increase our operating costs.

The mountainous terrain of the proposed casino site may result in delays and increased construction costs.

     The proposed casino site is located on mountainous terrain in the Rocky Mountains on an area previously used for mining. Special challenges and risks are associated with construction on this terrain. We may encounter mine tunnels or other structural aberrations, mine shafts filled with water that has been contaminated with by-products of mining operations, unstable geological conditions or other significant problems that can be discovered only after the commencement of excavation. If any of these matters are uncovered or exacerbated, additional measures may be required to remediate and stabilize the site. These measures may increase the costs of excavation significantly and may also cause considerable delay to the excavation and construction process. Pursuant to the excavation agreement with Blattner, we will assume the risk of any cost increases resulting from any unforeseen excavation problems, including those discussed above.

     In addition, our casino site currently includes a hillside that must be removed in connection with the excavation. The stabilization of the remaining hillside during and after excavation could cause significant difficulties and result in delays and increased costs. Excavation is an inherently dangerous and unpredictable process and we cannot assure you that there will not be any unforeseen events or circumstances that could result in delays or increased cost. As a result, we cannot assure you that our casino will be completed within our budget, in a timely manner or at all.

We may be unable to obtain or maintain all the licenses, permits and authorizations required by the Colorado Gaming Commission to open and operate our casino. Additionally, under Colorado gaming laws, you may be required to submit to a background investigation regarding your suitability as a note holder or warrant holder which could delay any applications for licenses, permits or other authorizations.

     There is no guarantee that the Colorado Gaming Commission will grant us a gaming license. As a matter of law, a Colorado gaming license is a non-transferable, revocable privilege in which the licensee acquires no vested interest. Even if the Colorado Gaming Commission grants us a license, the Colorado Gaming Commission could choose not to renew that license if it has concerns about our management, operations, business practices or associations.

     The current policy of the Colorado Gaming Commission and the Colorado Gaming Division does not require note holders to submit to a background investigation for a suitability determination. The Colorado Gaming Commission and the Colorado Gaming Division could change that policy at any time and require note holders to undergo a background investigation. Additional background investigations could delay the Colorado Gaming Commission's decision on our application for a gaming license. The failure of a note holder, a warrant holder, or a shareholder to cooperate with or make timely disclosures to the Colorado Gaming Division could delay the issuance of a gaming license for our casino.

     In addition, note holders who also own our common stock, whether by the exercise of a detachable warrant or by any other means, will at least be required to submit a limited owner application, which will be reviewed by the Colorado Gaming Commission and the Colorado Gaming Division. The current policy of the Colorado Gaming Commission and the Colorado Gaming Division does not require shareholders who are institutional investors to submit to a full background investigation regarding their suitability. The Colorado Gaming Commission and the Colorado Gaming Division could change that policy at any time and require institutional investors to undergo background investigations. Additional background investigations could delay the Colorado Gaming Commission's decision on our application for a gaming license.

     Our shareholders will be required to submit owner applications, which will be reviewed by the Colorado Gaming Commission and the Colorado Gaming Division. Despite current policy, the Colorado Gaming Commission and the Colorado Gaming Division have the authority to require any person who is one of our shareholders and any of our executive employees or agents having the power to exercise a significant influence over decisions concerning any part of the operation of our casino to undergo a full background investigation, regardless of whether the shareholder is an institutional investor and regardless of the number of shares held, which could further delay the gaming application process.

     We filed our application for a gaming license on June 15, 2000. There is no guarantee that the gaming license will be obtained before Fall of 2001, at which time we expect to open our casino, or at all. Our application for a gaming license could be delayed if the Colorado Gaming Commission or the Colorado Gaming Division determines that a suitability problem exists with respect to any investor. Accordingly, no person will be allowed to transfer their equity ownership interest in us without prior approval of the Colorado Gaming Commission and the Colorado Gaming Division.

     Our failure to timely obtain approval of all required licenses to conduct limited gaming on our premises would have a material, adverse effect upon our operations.

Our CEO has been involved with other casinos, including one in Black Hawk, that were not successful and such past involvement could cause a delay in his obtaining a license.

     Daniel P. Robinowitz, our Chairman of the Board, Chief Executive Officer and President, has had prior involvement with other casinos. Specifically, Mr. Robinowitz was a director, executive officer and a minority shareholder in Hemmeter Enterprises, Inc., which owned and operated Bullwhackers Casino in Black Hawk and Bullwhackers Casino in Central City through separate subsidiaries, and Hemmeter Enterprises' subsidiary, Grand Palais Riverboat Inc., which operated a river boat casino based in Louisiana. Hemmeter Enterprises and Grand Palais Riverboat filed for corporate reorganization under the U.S. bankruptcy laws in November 1995, 18 months after Mr. Robinowitz's resignation as a director and executive officer of such entities. Mr. Robinowitz was also a minority shareholder in Grand Palais Casino, Inc. which held a minority interest in Harrah's Jazz Company. Harrah's Jazz Company sought to develop a land-based casino in New Orleans. Harrah's Jazz Company opened a temporary casino in May 1995, but filed for Chapter 11 reorganization in November 1995.

     We anticipate that the Colorado Gaming Division will investigate Mr. Robinowitz's involvement in Hemmeter Enterprises and Grand Palais Riverboat and his indirect minority interest in Harrah's Jazz Company, even though Mr. Robinowitz was not a director, executive officer or in control of these entities at the time they filed for bankruptcy, and even though the Colorado Gaming Division found Mr. Robinowitz suitable as an associated person when Hemmeter Enterprises applied to the Colorado Gaming Commission for a gaming license in December 1991 to operate Bullwhackers Casino.

     The investigation of Mr. Robinowitz could hinder or delay our ability to obtain a gaming license within our current construction schedule. In the event that one of our officers or directors is not found suitable within 17 months of the issuance of the old notes, such officer or director must be removed. The failure to remove such officer or director would constitute an event of default under the indenture governing the notes.

We compete with many other gaming facilities and other forms of gaming in Black Hawk and other cities in Colorado that have legalized gaming.

     Competition in Black Hawk is intense. Certain of our current and future competitors have or may have more gaming experience than us or Hyatt Gaming and the other Hyatt companies and/or greater financial resources.

     Of the 19 gaming facilities operating in Black Hawk as of December 31, 1999, three have over 700 gaming positions, one of which also offers hotel accommodations. We believe that these larger gaming facilities will be our main competitors. These larger gaming facilities all have on-site or nearby parking and have brand names established in the local market, such as the Isle of Capri, The Lodge at Black Hawk and Colorado Central Station. In addition, we will compete with the Riviera Black Hawk Casino, which opened in early February 2000 and features approximately 1,000 slot machines, and the Mardi Gras Casino, which opened in early March 2000 and features approximately 700 slot machines. Colorado Central Station, which has been one of the most successful casinos in Colorado, is located near our casino and has approximately 750 slot machines, 15 gaming tables and approximately 700 valet parking spaces. The Isle of Capri, which opened in December 1998, is located near our casino and features approximately 1,100 slot machines, 14 table games and 1,100 parking spaces. Other competitors in Black Hawk include Gilpin Hotel Casino, Canyon Casino (formerly operated by Harrah's), Fitzgeralds Casino and Bullwhackers Black Hawk.

     Casinos offering hotel accommodations for overnight stay may have a competitive advantage over our casino. The number of hotel rooms currently in Black Hawk is approximately 50, with only the Lodge at Black Hawk providing hotel accommodations to patrons. The Isle of Capri is scheduled to complete a 237 room hotel addition in late summer 2000. Harvey's Wagon Wheel Casino Hotel, located in Central City, has 118 hotel rooms.

     We may also face increasing competition from casinos in Central City. Historically, Black Hawk has enjoyed an advantage over Central City because customers have to drive by and through Black Hawk to reach Central City. On November 2, 1999, the voters in Central City granted authority to the Business Improvement District for the sale of approximately $45.2 million in bonds which would be allocated towards the planning design and construction of a nine mile roadway directly connecting Central City with Interstate 70, which could result in improved access to both Central City and Black Hawk. As a result, patrons would be able to reach Central City without driving through Black Hawk if the road were to be built. Our casino will also compete, to a limited extent, with the casinos located in Cripple Creek, because both Black Hawk and Cripple Creek compete for patrons from Denver.

     Currently, limited stakes gaming in Colorado is constitutionally authorized in Central City, Black Hawk, Cripple Creek and two Native American reservations in southwest Colorado. However, gaming could be approved in other Colorado communities in the future. The legalization of gaming closer to Denver would likely have a material adverse impact on our future operating results. Our casino will also indirectly face competition from other forms of gaming, including the Colorado state-run lottery, charitable bingo and horse and dog racing, as well as other forms of entertainment.

Because we do not have any prior operating history, our business is difficult to evaluate.

     We were formed in 1998. We currently have no operations. In addition, we do not have, and Hyatt Gaming and the other Hyatt companies do not have, any experience in operating or marketing a business in Black Hawk. As a result, you must evaluate our prospects in light of the risks and difficulties frequently encountered by companies in the early stages of substantial real estate development projects. These risks include, but are not limited to, unanticipated environmental, excavation, construction, cost overrun, licensing, permitting, regulatory and operating problems. We cannot assure you that we or Hyatt Gaming and its affiliates will be able to successfully operate or market our casino, that our casino will be profitable or that we will generate sufficient cash flow to pay interest and principal on our indebtedness.

     We cannot assure you that the Colorado Gaming Division will find Hyatt Gaming suitable to manage our casino. We will depend on Hyatt Gaming to staff and manage our casino. We cannot assure you that the operations of our casino will be successful or profitable or that our casino management agreement with Hyatt Gaming will not be terminated or that Hyatt Gaming will always staff and manage our casino. Even if Hyatt Gaming does not manage our casino profitably, we do not have the ability to terminate the Hyatt Gaming casino management agreement on that basis.

     We cannot assure you that the Colorado Gaming Division will find Hyatt Gaming suitable to manage our casino. If Hyatt Gaming is not found suitable to manage our casino, we would be permitted to terminate the Hyatt Gaming casino management agreement and would be required to engage another manager that might not have the same experience or expertise, may not have the same national name recognition and may not be engaged under a casino management agreement with terms similar to those of the Hyatt Gaming casino management agreement.

     None of the Hyatt companies is developing or sponsoring the project. We will depend upon Hyatt Gaming, as a professional manager, to staff and manage our casino. Although we have entered into a 15-year casino management agreement with Hyatt Gaming subject to renewal terms under certain circumstances, we cannot assure you that the casino management agreement will remain in effect for the duration of its stated term or that Hyatt Gaming will profitably manage our casino. Hyatt Gaming may terminate or assign the casino management agreement upon the occurrence of events described in our casino management agreement, some of which are not in our control. If the casino management agreement is terminated early, the loss of the services of Hyatt Gaming, or an inability to attract and retain another nationally recognized professional manager, could adversely affect us. We cannot assure you that we will be able to maintain our relationship with Hyatt Gaming or attract another nationally recognized manager, if necessary.

     The casino management agreement contains provisions that grant Hyatt Gaming on-going approval rights, or the right to waive its right of approval, with respect to the design and related specifications of our casino. Subject to certain conditions, Hyatt Gaming could require us to request changes to the construction agreement that could result in increased costs of construction, delay the progress of construction and/or impair our ability to implement changes that would result in cost savings. The casino management agreement further provides that Hyatt Gaming is not responsible for our budgets or financial projections and that Hyatt Gaming is not responsible for any financial forecasts in connection with this offering. If our budgets are inaccurate, our obligations under the casino management agreement and under the indenture governing the notes may require us to obtain additional funds to operate our casino. The indemnification provisions of the casino management agreement obligate us to indemnify Hyatt Gaming and its affiliates for certain losses and events. The casino management agreement provides that we must indemnify Hyatt Gaming and its affiliates from all liabilities other than those caused by their
(1) gross negligence, (2) willful misconduct, (3) willful or reckless violations of legal requirements, or (4) breach of the casino management agreement. In addition, Hyatt Gaming and its affiliates are permitted to compete with our casino in Denver or within a five mile radius thereof. Currently, gaming is not permitted in the Denver area, but we cannot assure you that gaming will not be legalized in that area in the future.

     To date, most casinos managed or operated by Hyatt Gaming or other Hyatt companies are operated in association with an on-site Hyatt hotel. This association permits these properties access to certain Hyatt hotel system-wide services, such as the Hyatt hotel chain national sales force and the Hyatt hotel chain reservations system. Our casino does not include a Hyatt hotel. The project, therefore, does not participate in, and may not benefit from, such chain services normally provided to Hyatt hotels.

     Even if Hyatt Gaming does not manage our casino profitably or does not otherwise meet performance criteria, we do not have the ability to terminate the Hyatt Gaming casino management agreement on that basis.

None of the Hyatt companies is obligated to make any payment on the notes or to make any other payments or equity contributions to or for us or our operations.

     The Hyatt companies will not participate in servicing the principal or interest due on the notes. None of the Hyatt companies has any obligations to make any payments of any kind to the holders of the notes or to the holders of the warrants, or to make any other payments or equity contributions to us or our operations.

Adverse weather, road conditions and infrastructure limitations could delay the construction of our casino or affect our ability to attract customers. We expect the highest level of customer visits during the summer.

     The location of our casino in the Rocky Mountains creates a risk that it will be subject to inclement weather, particularly snow. Adverse weather conditions could delay the construction of our casino, resulting in cost overruns or a delayed opening date. Severe weather conditions could also cause significant physical damage to our casino or result in reduced hours of operation or access to our casino. Black Hawk is served by winding mountain roads that require extremely cautious driving, particularly in bad weather, and are subject to driving restrictions and closure. Congestion on the roads leading to Black Hawk is common during the peak summer season, holidays and other times and may discourage potential customers from traveling to our casino, particularly if road construction is in process.

     Black Hawk is in the process of planning and constructing significant road and other infrastructure improvements necessary to manage the significant increases in visitors to Black Hawk. We cannot assure you that such improvements will be made prior to the completion of our casino. In addition, the construction of road and other infrastructure improvements may affect the construction of our casino.

     We expect the highest level of customer visits to occur during the summer months, because of the more favorable weather conditions. A poor summer season, due to any reason, including events outside our control, would adversely affect our business.

Local economic and competitive conditions, as well as other conditions and circumstances beyond our control could adversely affect our business.

     We will be entirely dependent upon our casino for all of our cash flow. Therefore, we will be subject to greater risks than a geographically diversified gaming company. These greater risks include those caused by any of the risks described in this section, including:

     o    local economic and competitive conditions;

     o inaccessibility due to road construction or closure on primary access routes;

     o    changes in local and state governmental laws and regulations;

     o    natural and other disasters;

     o    a decline in the number of residents near or visitors to Black Hawk;
          or

     o    a decrease in gaming activities in Black Hawk.

     Any of the factors outlined above could adversely affect our ability to generate sufficient cash flow to make payments on the notes pursuant to the indenture or with respect to our other debt.

We face risks that a mining claim may adversely affect our property rights.

     Black Hawk is located in an area that was actively mined for many years. Conflicts between mining claims that have certain statutory priorities and surface rights derived from the town can affect the use or ownership of property located in Black Hawk. These conflicts are the result of mining claims which pre-date the township patent granted on April 11, 1873.

     Although the government agencies responsible for analyzing such claims have been reluctant to adversely affect ownership rights that have been treated as settled, occasional claims based on asserted mining rights have been made adverse to the interests of casino developments and other property in Black Hawk. These mining claims may be raised in respect of the land we own in Black Hawk. If raised, these claims or similar challenges to title could distract our management and delay construction and could force us to make payments to settle the claims. If successful, these claims could significantly delay or prevent completion of our casino or increase the costs associated with the development and construction of our casino. We will not be able to obtain title insurance against all such claims.

If we become bankrupt, you may be unable to collect the full value of your notes by foreclosing upon collateral.

     The new notes will be secured by a first priority lien on substantially all of our assets other than (1) certain furniture, fixtures and equipment, (2) the assets of our future unrestricted subsidiaries, and (3) assets subject to certain permitted liens, as well as by a second priority lien on the loan proceeds from the issuance of the second mortgage notes. Under Colorado gaming laws, the trustee under the indenture governing the notes could be precluded from or otherwise limited or delayed in exercising powers of attorney or selling collateral, including slot machines, at a foreclosure sale since only persons licensed by the Colorado gaming authorities may have slot machines in their possession. In addition, the trustee may encounter difficulty in selling collateral due to various legal restrictions, including requirements that the purchaser or the operator of the gaming facility be licensed by state authorities or that prior approval of a sale or disposition of collateral be obtained. If the trustee sought to operate, or retain an operator for, our casino, the trustee or its agents would be required to be licensed under Colorado gaming laws in order to conduct gaming operations in our casino. Since potential purchasers who wish to operate our casino must satisfy such requirements, the number of potential purchasers in a sale of our casino could be less than in the sale of other types of facilities. Additionally, these requirements may delay the sale of, and may adversely affect the price paid for, the collateral.

     In addition to gaming law restrictions, the ability of the trustee to repossess and dispose of collateral will be subject to the procedural and other restrictions of state real estate law and commercial law and we may not terminate the casino management agreement upon a foreclosure. If the holders of the notes were undersecured, the trustee may be entitled to a deficiency judgment under certain circumstances after application of any proceeds from any foreclosure sale. There can be no assurance, however, that the trustee would successfully obtain a deficiency judgment, and we cannot predict what the amount of such judgment would be. In addition, we might not be able to satisfy any such judgment. The right of the trustee to repossess and dispose of the collateral following an event of default is likely to be significantly impaired by applicable bankruptcy laws if a proceeding under the United States Bankruptcy Code were to be commenced by or against us prior to or possibly even after the trustee has repossessed and disposed of the collateral. In such bankruptcy proceeding, the automatic stay would prohibit the trustee from repossessing or disposing of the collateral without the leave of the bankruptcy court. If the holders of the notes were undersecured in a bankruptcy case, the trustee will be entitled to assert a secured claim to the extent of the value of the collateral and an unsecured claim for any deficiency. In view of the broad discretionary powers of a bankruptcy court, we cannot predict, following commencement of and during a bankruptcy case:

     o    whether any full or partial payments under the notes would be made;

     o whether or when the trustee could foreclose upon or sell the collateral;

     o whether the term of the notes could be altered in a bankruptcy case without the consent of note holders; or

     o whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral.

     If a bankruptcy court were to determine that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would be undersecured to the extent of any such deficiency. Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorneys' fees to the holders of unsecured or undersecured pre-petition claims against the debtor during the debtor's bankruptcy case.

     Under the provisions contained in the indenture governing the notes regarding defeasance, we may discharge our obligations under the indenture or have our obligations released with respect to certain covenants in the indenture. In order to do either of these, among other things, we must deposit with the trustee enough money or securities to make all of the required payments on the notes through maturity or a redemption date. It is possible that the deposit may be subject to recovery or avoidance as a preference or fraudulent transfer by us, a bankruptcy trustee or our creditors under certain circumstances. For example, if the amount of the deposit exceeds the value of the collateral which has been pledged to the holders of the notes, it is possible that the excess may be subject to recovery or avoidance as a preference or fraudulent transfer if we later are in bankruptcy. In addition, because the holders of the notes will release their liens at the time the funds are deposited into the account, it is possible that a bankruptcy court would consider a payment on the notes at redemption or maturity (if the payment is not contemporaneous with the release of the liens) subject to recovery or avoidance as a preference or fraudulent transfer by us, a bankruptcy trustee or our creditors. In addition, it is possible that if we receive the funds for the deposit for a third party, and that third party subsequently becomes a debtor in a bankruptcy case, the deposit may be recoverable under certain circumstances by the third party or the bankruptcy trustee or creditors of that third party if the original transfer from the third party to us is deemed to be a preference or fraudulent conveyance. Furthermore, if we commenced a bankruptcy proceeding after the deposit was paid but before redemption or maturity of the notes, it is possible that a bankruptcy court would allow us to use the deposited funds during the pendency of the bankruptcy case as cash collateral, subject to the right of the holders of the notes to receive adequate protection of their interest in the deposit.

     Certain of our affiliates are involved in activities that are related to our business and assets. In addition, we have overlapping officers and directors with our affiliates. In the event that one of our affiliates is the subject of a proceeding under the Bankruptcy Code, the creditors of such affiliate or the bankruptcy trustee may argue that the assets and liabilities of the various affiliated entities, including our company, should be consolidated and our assets made available for satisfaction of claims against the various affiliated entities. Although we believe we are a distinct and separate legal entity from our affiliates, there can be no assurance that in the event of a bankruptcy case of one of our affiliated entities, a bankruptcy court would not order consolidation of our assets with those of our affiliates.

Federal and state statutes allow courts, under special circumstances, to void transfers or obligations.

     Fraudulent conveyance and avoidance laws permit a court to avoid or nullify any transfer of a property interest, including the grant of a security interest or other lien on property, if the court determines that the transfer was made by a fraudulent conveyance.

     Generally, if a court were to find that

     o the debtor made the challenged transfer or incurred the challenged obligation with the actual intent of hindering, delaying or defrauding present or future creditors, or

     o the debtor (1) received less than reasonably equivalent value or fair consideration for incurring the challenged obligation or making the challenged transfer and (2) (A) was insolvent or was rendered insolvent by reason of incurring the challenged obligation or making the challenged transfer, (B) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, the court could, subject to applicable statutes of limitations, avoid the challenged obligation or transfer in whole or in part. The court could also subordinate claims with respect to the challenged obligation or transfer to all other debts of the debtor. The court's determination as to whether the above is true at any relevant time will vary depending upon the factual findings and law applied in any such proceeding.

     Generally, a debtor will be considered insolvent if:

     o the sum of its debts was greater than the fair saleable value of all of its assets at a fair valuation; or

     o if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, as they become fixed in amount and nature.

Also, a debtor generally will be considered to have been left with unreasonably small capital if its remaining capital, including its reasonably projected cash flow, was reasonably likely to be insufficient for its foreseeable needs, taking into account its foreseeable business operations and reasonably foreseeable economic conditions.

     With respect to our casino, the transfer of the land from Windsor Woodmont, LLC presents the most significant potential fraudulent conveyance issue. In addition, Windsor Woodmont, LLC's creditors could challenge the grant of security to the holders of the notes. In the event the land transfer is determined to be fraudulent, we would not be the owner of the land and the security interest granted to the holders of the notes may be unenforceable. We cannot assure you that Windsor Woodmont, LLC's creditors will not challenge the land transfer or what a court may ultimately determine with respect to the land transfer.

     Any fraudulent transfer challenges, even if ultimately unsuccessful, could lead to a disruption of our business and an alteration in the manner in which that business is managed. As a result, our ability to meet our obligations under the notes or in connection with our other debt, or to purchase the warrants pursuant to the warrant agreement, may be adversely affected.

Certain parties who provide services or materials in connection with our casino may have a lien on the project with priority over the liens granted to secure the notes.

     Colorado law provides architects, engineers, contractors, subcontractors, suppliers and others with a mechanic's lien on the real property being improved by their services or materials in order to secure their right to be paid. Following compliance with applicable Colorado law, such parties may foreclose on their mechanic's liens if they are not paid in full. The priority of all mechanic's liens arising out of a construction project relates back to the date on which the construction of the project commenced. Parties who provide services or materials in connection with our casino, including parties providing services or materials prior to this offering, after this offering and/or near the end of the construction period, will have a lien on the project, senior in priority to the lien granted to secure the notes.

With certain exceptions, the disbursement agreement will require that no periodic payments be released unless unconditional mechanic's lien releases are obtained from all architects, engineers, contractors, subcontractors, suppliers and others being paid with the proceeds of such periodic payments, subject only to retainage amounts.

     Notwithstanding the foregoing, we cannot assure you that enforceable mechanic's liens will not be senior to the lien granted to secure the notes. Other than the payment bond from Blattner and certain payment bonds from subcontractors of PCL, neither we nor the trustee under the indenture governing the notes has obtained or will obtain payment or performance collateral to satisfy any such mechanic's liens, nor have we or the trustee obtained title insurance protection against such mechanic's liens.

Legislation could adversely affect our business.

     Additional legalization of gaming in or near any area from which our casino is expected to draw customers would adversely affect our casino's business. Also, the legalization of various types of gaming, such as video lottery terminals, in existing venues such as airports, race tracks or drinking establishments, would adversely affect our casino's business. See "Gaming and Liquor Licensing Matters." Colorado law requires statewide voter approval for any expansion of limited gaming into additional locations and, depending on the authorization approved by the statewide vote, may also require voter approval from the locality in question. Several attempts have been made by various parties in recent years to expand gaming in Colorado.

     Currently, Colorado law does not authorize video lottery terminals. However, Colorado law permits the legislature, with executive approval, to authorize new types of lottery gaming, such as video lottery terminals, at certain locations. Video lottery terminals are games of chance, similar to slot machines, in which the player pushes a button that causes a random set of numbers or characters to be displayed on a video screen. The player may be awarded a ticket, which can be exchanged for cash or playing credit. Certain lottery gaming could compete with slot machine gaming.

     Additionally, from time to time, certain federal legislators have proposed the imposition of a federal tax on gaming revenues. Any such tax could adversely affect on our financial condition or results of operations.

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


Environmental problems are possible and can be costly.

     Our casino will be located in a 400-square mile area that has been designated by the United States Environmental Protection Agency (EPA) as the Clear Creek/Central City National Priorities List Superfund Site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as a result of hazardous substance contamination caused by historical mining activity in Black Hawk. This is a broad national priorities list site, within which the EPA has identified several priority areas of contamination from historical mining activities, including draining mines and mine dumps, for active investigation and/or remediation. To date, the EPA has not identified the project site as being within a priority area nor has it identified contamination on or from the project site to require remediation.

     We have been informed that the Superfund Division of the Colorado Department of Public Health and the Environment (CDPHE), working with the EPA, has sampled surface water in or near North Clear Creek near where a portion of the project site called Silver Gulch discharges surface water into North Clear Creek. We have been informed that based on the results of those samples, the EPA and the Colorado Superfund Division have expressed preliminary concern that soil and rock associated with historic mining operations in Silver Gulch may be a source of contamination to North Clear Creek. Even minor contamination could form a basis for the EPA or CDPHE to require owners and operators of properties which have been the source of contamination to investigate and remediate contamination on or from their property or to reimburse costs incurred by the government in connection with such remediation. The project site could be among the properties suspected of being a source of contamination. If investigation or remediation of the project site were required, the project schedule could be delayed and costs could increase.

     Windsor Woodmont, LLC has conducted a Phase I and Modified Phase II Environmental Assessment of the site of our casino. The environmental assessment has identified the remnants of historic mining activities on the site, including a tunnel, prospect pits, mining waste rock piles, a mine mill, mill tailings and plugged mine working entrances. The environmental assessment also indicated that metal analyses of samples of certain soil and rock associated with historic mining activities were above concentrations allowed by Black Hawk Ordinance No. 93-3 for property proposed for excavation or development and that the soils had the potential for acid rock drainage.

     As a result of the elevated concentrations of metals in the soil and rock analyses, Windsor Woodmont, LLC has prepared plans regarding the handling, consolidation and permanent disposal of certain contaminated soils and rock and has submitted those plans to the City of Black Hawk. Those plans call for any contaminated soil and rock piles in areas of the property other than Silver Gulch to be excavated and consolidated in Silver Gulch with contaminated soil and rock piles historically located there.

     The mining related soil and rock to be excavated and consolidated in Silver Gulch will be covered with a protective soil cap, and water flows onto the Gulch will be managed to attempt to eliminate or significantly reduce contact of water with the historic mining material already located in Silver Gulch and the consolidated material. The soil cap will be covered with the general construction and excavation debris from the operations necessary to create the site for our casino.

     Even if all necessary regulatory approvals and permits are obtained for the project, we cannot assure you that we would not be subject to claims or requirements for contribution or remediation by private parties, the EPA or the Colorado Superfund Division relating to previous mining activities conducted at the project site, to the proposed disposal of excavated soil and rock from the project site to be consolidated at Silver Gulch, to other contaminated soil and rock that might be discovered during excavation or construction at the project site, or to surface water or groundwater contamination potentially connected with historic mining materials currently located on, or disposed on, the project site. Moreover, governmental trustees acting pursuant to CERCLA could make claims for damages to natural resources as a result of past mining activity at the project site as well as existing conditions or construction activities. Further, conditions that are imposed in connection with regulatory approvals or permits could cause construction costs to increase due to costs of handling this excavated material. In addition, the presence of mine adits or tunnels could complicate or delay construction due to possible regulatory requirements because of the possible presence of acidic mine water and attendant drainage problems, including the mobilization of minerals in rocks contacted by acidic water.

     Certain proposed project activities related to road construction or improvements may also involve wetlands and a flood plain which could trigger regulatory requirements, affect the project schedule and increase project costs. A wetland in the right of way of road improvement work for the project site needs to be drained, requiring a permit under the Clean Water Act be obtained. We are preparing an appropriate application for a permit, and expect to file the application at the appropriate time. Channelization of drainage may also fall under regulatory requirements.

The rate of taxation on gaming profits may increase in the future.

     The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds. Effective July 1, 1999, the Colorado Gaming Commission has set a gaming tax rate of .25% on adjusted gross gaming proceeds up to and including $2 million, 2% over $2 million up to and including $4 million, 4% over $4 million up to and including $5 million, 11% over $5 million up to and including $10 million, 16% over $10 million up to and including $15 million, and 20% over $15 million. The Colorado Gaming Commission also establishes gaming device fees annually on each slot machine, blackjack table and poker table operated by a licensee. These fees are set to pay the costs of certain ongoing regulation by the Colorado Gaming Division. Black Hawk has imposed an annual device fee of $750 per gaming device and it revises the same from time to time. The Colorado Gaming Commission may revise the gaming tax or state device fee at any time, and has been conducting annual reviews to reconsider and reevaluate the gaming taxes on or about July 1st of each year. We cannot assure you that the tax rates applicable to our casino will not be increased in the future.

Hyatt Gaming may face difficulties in attracting and retaining qualified employees for our casino.

     The operation of our business requires qualified executives, managers and skilled employees with gaming industry experience and qualifications to obtain the requisite licenses. Currently, there is a shortage of skilled labor in the gaming industry. We believe this shortage will make it increasingly difficult and expensive for Hyatt Gaming to attract and retain qualified employees. Increasing competition in Black Hawk and competing markets may lead to higher costs in order to retain and attract qualified employees. We may incur higher labor costs in order for the casino management to attract qualified employees from existing gaming facilities. While we believe that Hyatt Gaming will be able to attract and retain qualified employees, Hyatt Gaming may have difficulty attracting a satisfactory number, and we may incur higher costs than expected as a result.

The notes are subject to original issue discount tax consequences.

     We have allocated a portion of the purchase price per unit issued pursuant to the unit offering to each of the note and warrant components of the units. As a result, the notes will be treated as having been issued at a discount for U.S. federal income tax purposes, and purchasers of the notes will generally be required to include the accrued portion of this discount in gross income, as interest, in advance of the receipt of cash payments of this interest. Prospective investors should consult with their tax advisors about the application of federal income tax law, as well as any applicable state, local or foreign tax laws. This prospectus contains no information regarding taxation other than under certain federal laws of the United States.

     In addition, the applicable high yield discount obligation rules may apply. The potential application of the applicable high yield discount obligation rules is set forth in detail in "Certain Federal Income Tax Considerations --Applicable High Yield Obligations." These rules may defer, and eliminate in part, our ability to deduct for federal income tax purposes the original issue discount.

If a bankruptcy petition were filed by or against us, you may receive a lesser amount for your claim than you would be entitled to receive under the indenture governing the notes, and you may be able to realize taxable gain or loss upon payment of your claim.

     If a bankruptcy were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by a holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

     (1)  the initial offering price for the notes; and

     (2) that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

     Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     On March 14, 2000, we sold $100.0 million in principal amount of the old notes in a private placement through U.S. Bancorp Libra, as placement agent, to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act of 1933, and to a limited number of persons outside the United States. In connection with the sale of the old notes, we entered into a registration rights agreement, dated as of March 14, 2000, under which we must, among other things, use our best efforts to file with the Commission a registration statement under the Securities Act of 1933 covering the exchange offer and to cause that registration statement to become effective under the Securities Act of 1933. Upon the effectiveness of that registration statement, we must also offer each holder of the old notes the opportunity to exchange its old notes for an equal principal amount of new notes. You are a holder with respect to the exchange offer if you are a person in whose name any old notes are registered on our books or if you have obtained a properly completed assignment of old notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     o the new notes being acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes,

     o neither you nor any other person is engaging in or intends to engage in a distribution of those new notes,

     o neither you nor any other person has an arrangement or understanding with any third person to participate in the distribution of the new notes, and

     o neither you nor any other person is an affiliate of Windsor Woodmont Black Hawk Resort Corp. An affiliate is any person who "controls or is controlled by or is under common control with" Windsor Woodmont Black Hawk Resort Corp.

Resale of the New Notes

     Based on a previous interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of Windsor Woodmont Black Hawk Resort Corp., without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the representations set forth above in "-- Purpose and Effect of the Exchange Offer" apply to you.

     If you tender in the exchange offer with the intention of participating in a distribution of the new notes, you cannot rely on the interpretation by the Staff of the Commission as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer old notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes by that broker-dealer. In order to facilitate the disposition of new notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act of 1933.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., _____________time, on the day the exchange offer expires.

     As of the date of this prospectus, $100.0 million in principal amount of the notes are outstanding. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the old notes on this date. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer; however, holders of the old notes must tender their certificates therefor or cause their old notes to be tendered by book-entry transfer prior to the expiration date of the exchange offer to participate.

     The form and terms of the new notes will be the same as the form and terms of the old notes except that the new notes will be registered under the Securities Act of 1933 and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of old notes, including the right to receive liquidated damages, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Old notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any old notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See "-- Consequences of Failure to Exchange."

     We will be deemed to have accepted validly tendered old notes when, as and if we will have given oral or written notice of their acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted old notes will be returned, or, in the case of old notes tendered by book-entry transfer, those unaccepted old notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those old notes as promptly as practicable after the expiration date of the exchange offer. See "-- Procedures for Tendering Old Notes."

     Those who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

Expiration Date; Extensions; Amendments

     The expiration date is 5:00 p.m., ____________ time on __________, 2000, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of, or terminate, the exchange offer.

     To extend the exchange offer, we must notify the exchange agent by oral or written notice prior to 9:00 a.m., ___________ time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

     We reserve the right:

     o to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" are not satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     o to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the old notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the old notes, if the exchange offer would otherwise expire during the five to ten business day period following that amendment and its disclosure.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "-- Conditions" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we will have given oral or written notice of their acceptance to the exchange agent.

     In all cases, issuance of the new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for those old notes or a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of old notes or in the satisfaction of conditions of the exchange offer by holders of the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws such previously tendered old notes or if old notes are submitted for a greater principal amount of old notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged old notes, as appropriate, will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of old notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged old notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder thereof.

Conditions to the Exchange Offer

     Without regard to other terms of the exchange offer, we will not be required to exchange any new notes for any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if:

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


     o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

     o the Staff of the Commission proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     o any governmental approval or approval by holders of the old notes has not been obtained, which approval we will, in our reasonable judgment, deem necessary for the consummation of the exchange offer.

         If we determine that any of these conditions are not satisfied, we may

     o refuse to accept any old notes and return all tendered old notes to the tendering holders, or, in the case of old notes tendered by book-entry transfer, credit those old notes to an account maintained with The Depository Trust Company,

     o extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the old notes to withdraw their tendered old notes, or

     o subject to applicable law, waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the old notes, if the exchange offer would otherwise expire during this period following such waiver and its disclosure.

Procedures for Tendering Old Notes

     To tender in the exchange offer, you must complete, sign and date an original or facsimile Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver the Letter of Transmittal to the exchange agent for receipt before the expiration date of the exchange offer. In addition, either:

     o certificates for the old notes must be received by the exchange agent, along with the Letter of Transmittal, or

     o a timely confirmation of transfer by book-entry of those old notes, if the book-entry procedure is available, into the exchange agent's account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below, which the exchange agent must receive prior to the expiration date of the exchange offer, or

     o you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the Letter of Transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration of the exchange offer.

     If you tender your old notes and do not withdraw them prior to the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO WINDSOR WOODMONT BLACK HAWK RESORT CORP. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

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


     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its old notes should contact the registered holder promptly and instruct that registered holder to tender the old notes on the beneficial owner's behalf. If the beneficial owner wishes to tender its old notes on the owner's own behalf, that owner must, prior to completing and executing the Letter of Transmittal and delivering its old notes, either make appropriate arrangements to register ownership of the old notes in that owner's name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of old notes may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant thereto are tendered:

     o by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

     o    for the account of an eligible institution.

     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

     o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     o    a commercial bank,

     o    a trust company having an office or correspondent in the United
          States, or

     o an eligible guarantor institution as provided by Rule 17Ad-15 of the Securities Exchange Act of 1934.

     If the Letter of Transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the Letter of Transmittal or any old notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal, unless we waive that requirement.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Although we intend to notify holders of old notes of defects or irregularities with respect to tenders of old notes, neither we, nor the exchange agent, or any other person will incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of old notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date of the exchange offer.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     If the holder of old notes is a broker-dealer participating in the exchange offer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the new notes and otherwise agree to comply with the procedures described above under "-- Resale of the New Notes;" however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     In all cases, issuance of new notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old notes or a timely confirmation of book-entry transfer of old notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount of outstanding notes than the holder of old notes desires to exchange, the unaccepted or portion of non-exchanged old notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged old notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of old notes.

Book Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or a manually signed facsimile thereof, with any required signature guarantees or an Agent's Message, in the case of a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder complies with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver their old notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     o    the tender is made through an eligible institution;h

     o before the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the Letter of Transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent; and

     o the exchange agent receives the properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer and other documents required by the Letter of Transmittal within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., ___________ time, on the expiration date of the exchange offer.

     To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., ______________ time, on the expiration date of the exchange offer. Any such notice of withdrawal must

     o specify the name of the person having deposited the old notes to be withdrawn,

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


     o    identify the old notes to be withdrawn,

     o be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the old notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the old notes in the name of the person withdrawing the tender, and

    o specify the name in which any old notes are to be registered, if different from that of the person who deposited the old notes to be withdrawn.

     We will determine all questions as to the validity, form and eligibility of the notices, which determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued with respect to those old notes unless the old notes so withdrawn are validly retendered.

     Any old notes that have been tendered but that are withdrawn or not accepted for payment will be returned to the holder of those old notes, or in the case of old notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time before the expiration date of the exchange offer.

Termination of Certain Rights

     All rights given to holders of old notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

     o to keep the registration statement effective until the closing of the exchange offer and, for a period not to exceed one year after consummation of the exchange offer, and

     o to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of new notes received for its own account pursuant to the exchange offer in exchange for old notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under "-- Resale of the New Notes."

Exchange Agent

     Bank has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the Letter of Transmittal and requests for copies of the Notice of Guaranteed Delivery with respect to the old notes should be addressed to the exchange agent as follows:

                                  SunTrust Bank
                            225 East Robinson Street
                                    Suite 250
                             Orlando, Florida 32801

                           Attention: Deborah Moreyra

By Telephone (to confirm receipt of facsimile): (407) 237-4085

By Facsimile (for Eligible Institutions only): (407) 237-5299

Fees and Expenses

     We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We estimate that our cash expenses in connection with the exchange offer will be about $265,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes for new notes. The tendering holder of old notes, however, will pay applicable taxes if certificates representing old notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered, or

     o if tendered, the certificates representing old notes are registered in the name of any person other than the person signing the Letter of Transmittal, or

     o if a transfer tax is imposed for any reason other than the exchange of the old notes in the exchange offer.

     If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the new notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

     Participation in the exchange offer is voluntary. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Outstanding notes that are not exchanged for the new notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the old notes may not be offered, sold, pledged or otherwise transferred except:

     o    to us or any of our subsidiaries;

     o to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act of 1933 purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     o in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act of 1933;

     o pursuant to an exemption from registration under the Securities Act of 1933 provided by Rule 144 thereunder, if available;

     o to "Institutional Accredited Investors" in a transaction exempt from the registration requirements of the Securities Act of 1933; or

     o pursuant to an effective registration statement under the Securities Act of 1933, and, in each case, in accordance with all other applicable securities laws.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the new notes.


                          SOURCES AND USES OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriters are being used in connection with the exchange offer.

     We used the gross proceeds from the sale of the 100,000 units, each consisting of $1,000 principal amount of old notes and one warrant to purchase
3.42744 shares of our common stock, together with $7.5 million of proceeds from the sale of second mortgage notes to Hyatt Gaming, approximately $4.1 million of proceeds from the issuance of our common stock and $3.0 million of proceeds from the issuance of our series B preferred stock as follows:

     o after payment of approximately $5.2 million in commissions and offering expenses, approximately $19.5 million has been paid to refinance land debt, to satisfy liens on the property that has been contributed to us by Windsor Woodmont, LLC and to pay previously-incurred project development costs and offering expenses ($1.0 million by direct payment and approximately $18.5 million from a closing escrow account with our title insurance company into which such proceeds were placed.) An additional $3.7 million of budgeted project costs previously incurred remain outstanding and due as of the date of this prospectus;

     o approximately $58.6 million has been deposited into two separate construction disbursement accounts, which will be used to finance the cost to develop, construct, equip and open our casino;

     o approximately $7.1 million has been deposited into two separate completion reserve accounts, to be held as a reserve in case there are insufficient funds in the construction disbursement accounts to complete our casino; and

     o approximately $24.1 million has been deposited into an interest reserve account and used to purchase government securities representing funds which, together with the interest earned on the government securities, will be sufficient to pay the first four payments of fixed interest on the notes.

     We estimate that the proceeds from the completed financings, along with anticipated financing in the amount of approximately $20.8 million to purchase furniture, fixtures and equipment for our casino and $3.0 million from the issuance of special improvement district bonds by the City of Black Hawk, will be sufficient to complete the development and construction of our casino project.


                             SELECTED FINANCIAL DATA

     Windsor Woodmont, LLC was organized on July 17, 1997 as a limited liability company for the purpose of developing, constructing, equipping and operating our casino. Since that time, Windsor Woodmont, LLC has been in the development stage, and its activities have been limited to applying for necessary permits, licenses and approvals and arranging for the design, construction and financing of our casino. We were formed on January 9, 1998 as a wholly owned subsidiary of Windsor Woodmont, LLC, which currently owns approximately 10.75% of our common stock. Windsor Woodmont, LLC has contributed all of its assets and liabilities to us. We will complete all activities relating to the development, construction, equipping and operating of our casino.

     The selected financial information of Windsor Woodmont, LLC presented below at December 31, 1999, 1998 and 1997, and for the years ended December 31, 1999 and 1998, the period from inception (July 17, 1997) to December 31, 1997 and the period from inception (July 17, 1997) to December 31, 1999 has been derived from the audited consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, including the notes thereto, and other financial information included elsewhere in this prospectus.



                                                  Windsor Woodmont, LLC
                                                 (dollars in thousands)


                                                                    At December 31,
                                                                    ---------------
                                                    1999                 1998                   1997
                                                    ----                 ----                   ----
Balance Sheet Data:

Cash                                              $    147              $     13              $      3
Funds held-in-escrow                                 1,787                 1,787                  --
Prepaid interest                                      --                    --                     507
Debt issuance costs                                   --                     280                   700
Deferred offering costs                                267                  --                    --
Land and land improvements                          13,214                13,214                 6,726
Construction in progress                            15,966                11,205                 1,596
                                                  --------              --------              --------

Total assets                                      $ 31,381              $ 26,499              $  9,532
                                                  --------              --------              --------
Accounts/construction payable                     $ 15,293              $ 13,614              $  1,510
   and accrued expenses
Accrued interest payable                             4,313                   887                   127
Notes payable                                       16,755                16,301                 8,629
                                                  --------              --------              --------

Total liabilities                                 $ 36,361              $ 30,802              $ 10,266
                                                  --------              --------              --------
Members' deficit accumulated during the           $ (4,980)             $ (4,303)             $   (734)
                                                  --------              --------              --------
  development stage

                                                                                     For the            For the
                                                                                      period             period
                                                                                       from               from
                                                                                      July 17,           July 17,
                                                                                    1997 (date of      1997 (date of
                                                                                     inception)         inception)
                                                                                       through           through
                                                   Year ended December 31,           December 31,       December 31,
                                                  1999              1998                1997               1999
                                                  ----              ----                ----               ----
Statement of Operations:

Revenues                                         $ --               $ --               $ --               $ --

Expenses:
  General and administrative                     $  436             $   395            $  127             $   958
     expenses
  Interest expense                                  240                 513                96                 850
  Write-off of previously
    capitalized costs                              --                 2,662               366               3,028
                                                 ------             -------            ------             -------

         Total expenses                          $  676             $ 3,570            $  589             $ 4,836
                                                 ------             -------            ------             -------

Net loss                                         $ (676)            $(3,570)           $ (589)            $(4,836)
                                                 ------             -------            ------             -------

     Our selected financial information presented below at December 31, 1999 and 1998, for the year ended December 31, 1999, the period from inception (January 9, 1998) to December 1998 and the period from inception (January 9, 1998) to December 31, 1999 has been derived from audited financial statements included elsewhere in this prospectus. Our financial information at March 31, 2000, for the periods ended March 31, 2000 and March 31, 1999 and for the period from July 17, 1997 (date of inception) to March 31, 2000 is derived from the unaudited consolidated financial statements which, in the opinion of management, include all adjustments (consisting of only those which are normal and recurring in nature) necessary to present fairly the financial position of the Company at March 31, 2000 and the results of operations and cash flows for periods presented. This information is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, including the notes thereto, and other financial information included elsewhere in this prospectus.


                             Windsor Woodmont Black Hawk Resort Corp.
                                      (dollars in thousands)

                                                     At December 31,                    At March 31,
                                                     ---------------                    ------------
                                                 1999                1998                   2000
                                                 ----                ----                   ----
Balance Sheet Data:

Cash, cash equivalents and short-term        $           1        $         1          $        88,593
  investments
Funds held in escrow                         $          --        $        --          $         1,525
Deferred financing costs, net of
  accumulated amortization of
  $49,820 at March 31, 2000                  $          --        $        --          $         5,929
Total assets                                 $           1        $         1          $       123,620

Accounts/construction payable
   and accrued expenses                      $          --        $        --          $         2,528
Accrued interest                             $          --        $        --          $           582
Notes payable                                $          --        $        --          $       105,695
Accrued dividends on preferred
  stock                                      $          --        $        --          $            22
Total liabilities                            $           1        $         1          $       109,273
Redeemable preferred stock                   $          --        $        --          $         4,532
Stockholders' equity                         $          --        $        --          $         6,705



                                                        47

                                                                                                                   For the
                                                      For the        For the                                     period from
                                                    period from    period from                                     July 17,
                                                    January 9,     January 9,                                        1997
                                                    1998 (date     1998 (date                                      (date of
                                                   of inception)  of inception)    Period         Period          inception)
                                                      through        through       ended          ended             through
                                     December 31,   December 31,   December 31,   March 31,      March 31,         March 31,
                                        1999           1998           1999          2000           1999              2000
                                    ------------   ------------   ------------   -----------    -----------       -----------

Statement of Operations:

Revenues                            $        --    $        --    $        --    $       239    $        --       $       239
Expenses
  General and administrative        $        --    $        --    $        --    $        57    $       109       $       958
  Start-up costs                    $        --    $        --    $        --    $       165    $        --       $       165
Total expenses                      $        --    $        --    $        --    $       700    $       147       $     5,536
Net loss                            $        --    $        --    $        --    $      (461)   $      (147)      $    (5,297)



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements of Windsor Woodmont LLC and our financial statements, including the respective notes thereto, and the other financial information included elsewhere in this prospectus.

Overview

     Windsor Woodmont Black Hawk Resort Corp., a Colorado corporation ("the Company"), was incorporated on January 9, 1998. Windsor Woodmont, LLC (the "LLC") was formed as a limited liability company, under the laws of the state of Colorado, on July 17, 1997. These companies were formed for the purpose of developing an integrated limited stakes gaming casino, entertainment and parking facility in Black Hawk, Colorado (the "Project"). As operations of the Project have not begun, the Company and the LLC are reporting as development stage enterprises.

     On March 14, 2000 (the "Closing Date") the Company completed the private placement financing transactions discussed below. Prior to the Closing Date, all development activities were conducted by the LLC and the Company had no significant assets or liabilities. On the Closing Date the LLC contributed all of its assets and liabilities to the Company. The Company will complete the development of the Project, and upon completion, will operate the Project, which will be managed by Hyatt Gaming Management, Inc.

     Prior to the Closing Date, the LLC was in default on substantially all of its notes payable, and was significantly past due in payment of its accounts/construction payable and accrued expenses and had a net members' deficit of approximately $5 million at December 31, 1999. The Company obtained funds to pay off the liabilities which were assumed from the LLC upon completion of the Private Placement on March 14, 2000. Upon consummation of the Private Placement, the following transactions also occurred:

     o The Company amended its articles of incorporation whereby its authorized stock consists of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The shares of preferred stock may be issued from time to time in one or more series. The Company designated 29,000 shares of its preferred stock as "Series A" preferred stock and 30,000 shares of its preferred stock as "Series B" preferred stock. The holders of both the Series A and Series B preferred stock have no voting rights. The Series A preferred stock is non-convertible, accrues cumulative, non-compounding dividends at the rate of 11% per annum and has a liquidation preference of $100 per share. Holders of the Series A preferred stock may redeem their shares at a price per share equal to their liquidation preference plus accrued and unpaid dividends thereon at any time after the later of (1) one year after the notes issued in the Private Placement are paid in full, whether at maturity or upon redemption or repurchase and (2) one year after the second mortgage notes issued to Hyatt Gaming are paid in full, whether at maturity or upon redemption or repurchase. The Series B preferred stock is non-convertible, accrues dividends on a cumulative basis, compounding quarterly at a rate of 7% per annum and has a liquidation preference of $100 per share. Holders of the Series B preferred stock may redeem their shares at a price equal to their liquidation preference plus accrued and unpaid dividends thereon at March 15, 2015. Following completion of these transactions, 1,000,000 shares of common stock, 29,000 shares of Series A preferred stock and 30,000 shares of Series B preferred stock are outstanding.

     o The LLC contributed all of its assets and liabilities to the Company; in exchange the LLC received 368,964 shares of common stock of the Company. Such shares represented approximately 37% of the then outstanding common stock of the Company (prior to any additional dilution as a result of the warrants issued in the offering and other transactions closing concurrently with this offering). The majority of these shares were transferred to its members and to other individuals.

     o Notes payable in the amount of approximately $7.40 million was converted to 383,461 shares of common stock of the Company and accrued interest in the amount of approximately $1.65 million was forgiven.

     o The Company obtained approximately $4.0 million in net proceeds from the sale of 247,575 shares of its common stock.

     o The Company issued (a) $2.9 million of its 11% mandatorily redeemable Series A preferred stock in satisfaction of certain accrued salaries and other project development costs ($1.7 million) and accounts payable ($1.2 million).

     o The Company issued $3.0 million of its 7.0% mandatorily redeemable Series B preferred stock in exchange for cash. The Series B preferred stock has warrants attached, that will entitle the warrant holders to purchase, at an exercise price of $0.01 per share, common stock of the Company that will represent, in the aggregate, 15% of the fully diluted common stock of the Company. These warrants will have substantially similar rights as the warrants attached to the Private Placement.

     o The Company obtained approximately $7.5 million in proceeds from the issuance of second mortgage notes and warrants to Hyatt Gaming. The warrants attached to the Hyatt Gaming second mortgage notes entitle the warrant holders to purchase, at $0.01 per share, common stock of the Company that will represent, in the aggregate, 1.98% of the fully diluted common stock of the Company. These warrants have the same rights as the warrants issued in the Private Placement.

     o U.S. Bancorp Libra, as placement agent, received warrants that entitle the warrant holders to purchase, at $0.01 per share, common stock of the Company that will represent, in the aggregate, 4.67% of the fully diluted common stock then outstanding. These warrants have the same rights as the warrants attached to the Private Placement.

     o The LLC has designated 50,000 of the shares it received for options granted to various parties who rendered services to the LLC in satisfaction of $825,000 of accrued compensation.

     o The warrants attached to the first mortgage notes and the second mortgage notes have been valued at $1.64 million and $160,000, respectively. The warrants attached to the Series B preferred stock have been valued at $1.37 million. U.S. Bancorp Libra, the placement agent, received warrants with a value of $383,000. Due to the put-option feature, the total warrant value of $3.6 million has been recorded as a liability in our financial statements at March 31, 2000.

                              Windsor Woodmont, LLC

Results of Operations

For the Year Ended December 31, 1999

     Windsor Woodmont, LLC has been in the development stage since its inception and has not commenced operations. Windsor Woodmont, LLC's primary expenses have consisted of (1) interest expense on outstanding indebtedness (a significant portion of which has been capitalized), (2) write-offs of previously capitalized costs determined to have no further value to our casino, and (3) certain general and administrative costs. All costs attributable to our casino which, in management's opinion, having continuing value to our casino are capitalized, and all other costs have been expensed. The capitalized costs have consisted primarily of land acquisition costs, design costs, permit applications and related completion bonds, construction costs, excavation costs, debt issuance costs, deferred offering costs, salaries, and interest charges during development and construction.

     The following discussion is based on the consolidated operating results of Windsor Woodmont, LLC.

     General and administrative expenses represents salaries and project development services which have not been capitalized to our casino project. We have capitalized salaries which, in management's opinion, are directly attributable to the development of our casino. Accordingly, the increase in general and administrative expenses from the year ended December 31, 1998 to the year ended December 31, 1999, and for the period ended December 31, 1997, is a result of management's determination of the nature of the services being performed.

     Interest charges for the twelve months ended December 31, 1999 totaled approximately $3.7 million, including $0.3 million in amortization of debt issuance costs. Of this total, $3.5 million was capitalized and $0.2 million was expensed. Interest charges for the twelve months ended December 31, 1999 compared to the twelve months ended December 31, 1998 increased as a result of variable interest rates increasing, and default interest rates applying to substantially all of the notes during 1999.

     Interest charges for the twelve months ended December 31, 1998 totaled approximately $2.8 million, including $0.9 million in amortization of debt issuance costs. Of this total, $2.3 million was capitalized and $0.5 million was expensed. Interest charges for the twelve months ended December 31, 1998 compared to the period from July 17, 1997 (date of inception) to December 31, 1997 increased as a function of the increased period of time in which debt was outstanding, additional debt being incurred which was utilized to fund land acquisition and certain project costs, and increased variable interest rates.

     Interest charges for the period from July 17, 1997 to December 31, 1997 totaled approximately $0.5 million, including $0.1 million in amortization of debt issuance costs. Of this total, $0.4 million was capitalized and $0.1 million was expensed.

     During 1998, a bond offering was terminated and the design of our casino project was modified. Accordingly, all costs associated with the terminated bond offering and costs associated with our casino project which were determined to have no further value were written off. The write-off of these costs totaled approximately $2.7 million in 1998. During 1997, approximately $0.4 million in costs associated with architectural plans created by a prior architectural firm were determined to have no further value to the casino and consequently were expensed.

Three Months Ended March 31, 2000

     The Company does not have any historical operating results other than interest expense on the Company's outstanding indebtedness, interest income on the Company's restricted cash and short-term investments, start up costs, and the capitalization of certain costs.

     General and administrative expenses represent salaries and project development services which have not been capitalized to our casino project. We have capitalized salaries which, in management's opinion, are directly attributable to the development of our casino. Accordingly, the decrease in general and administrative expenses for the quarter ended March 31, 2000 compared to the quarter ended March 31, 1999 is a result of management's determination of the nature of the services being performed.

     Start up costs are expensed as incurred. The increase in start up costs for the quarter ended March 31, 2000 compared to the quarter ended March 31, 1999 is attributable to start up costs being incurred and funded with the successful completion of the note offering in March 2000.

     Interest charges for the three months ended March 31, 2000 totaled $1,135,671, including $49,820 in amortization of debt issuance costs. Of this total, $600,659 was capitalized and $535,012 was expensed. Interest charges for the three months ended March 31, 1999 totaled $861,735, including $70,013 in amortization of debit issuance costs. Of this total, $823,535 was capitalized and $38,200 was expensed. Interest charges for the three months ended March 31, 2000 compared to the three months ended March 31, 1999 increased as a result of the issuance of the $100 million first mortgage notes and the $7.5 million second mortgage notes.

                    Windsor Woodmont Black Hawk Resort Corp.

Year Ended December 31, 1999

     We are in the development stage and do not have any historical operating results. To date, all Project costs were incurred by Windsor Woodmont, LLC. Future operating results will be subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond our control. While we believe that our casino, if completed and opened, will be able to attract a sufficient number of patrons and achieve the level of activity and revenues necessary to permit us to meet our payment obligations, including those relating to the notes, we cannot assure you that we will achieve these results.

Liquidity and Capital Resources

     We completed debt financing totaling $107,500,000, a cash preferred stock offering totaling $3,000,000 (series B preferred stock) and a common stock offering totaling $4,010,250 (net of commissions paid). We also converted $7,415,000 face amount of notes payable to common stock, and had $1,650,346 in accrued interest forgiven. In addition, we reduced accounts payable and accrued expenses a total of $3,725,000 utilizing $2,900,000 in preferred stock (series A preferred stock) and $825,000 of common stock issued to Windsor Woodmont, LLC.

     We estimate that we will need to obtain financing in the amount of approximately $20.8 million to purchase furniture, fixtures and equipment for our casino. We also intend to obtain $3.0 million from the issuance of special improvement district bonds by the City of Black Hawk. We have not entered into any binding agreements for such financing; however, management believes such financing will be obtained in due course.

     We estimate that the proceeds from the financing completed and those contemplated financings noted above will be sufficient to complete the development and construction of our casino project. Following the commencement of operations of our casino, we expect to fund our operating and capital needs from operating cash flows.

     We cannot assure you that any additional financing, if necessary to meet liquidity requirements, will be available to us in the future, or that, if available, any such financing will be on favorable terms. We cannot assure you that our reasonably foreseeable liquidity needs are or will be accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds. We expect that the adequacy of our operating cash flow will depend, among other things, upon patron acceptance of our casino, the continued development of the Black Hawk market as a gaming destination, the intensity of the competition, the efficiency of operations, depth of customer demand, the effectiveness of our marketing and promotional efforts and the performance by Hyatt Gaming of its management responsibilities.

                              CHANGE OF ACCOUNTANTS

     Effective as of May 31, 2000, we dismissed the accounting firm of PricewaterhouseCoopers LLP, as our principal independent accountant. The financial statements of Windsor Woodmont, LLC at December 31, 1999, 1998 and 1997 and for the fiscal years ended December 31, 1999 were prepared assuming that the company will continue as a going concern. During the last two fiscal years, there were not any disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Further, there were no events of the type listed in paragraphs (A) through (D) of Item 304(a)(v) of Regulation S-K that would require us to provide further information.

     On May 31, 2000, we engaged Arthur Andersen LLP as our new principal independent accountant to audit our financial statements. Neither we nor anyone on our behalf has consulted Arthur Andersen LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

     The change in accountants was approved by our board of directors and by the managers of Windsor Woodmont LLC.

                                    BUSINESS

Our Business

     We plan to construct, develop, own and operate an integrated casino, entertainment and parking facility in Black Hawk, Colorado. Black Hawk is located approximately 40 miles west of Denver and 8.5 miles north of Interstate 70, the main highway which connects Denver to many of Colorado's major ski resorts. Our casino will be managed by Hyatt Gaming, an independent third party casino manager and affiliate of Hyatt Corporation. Our casino will be located on Highway 119, the main thoroughfare to Black Hawk from both Denver and Boulder. Our casino will be the largest and most spacious gaming facility in Colorado and will be able to accommodate up to 1,500 slot machines and 24 table games on a single, ground-level floor. The exterior of our casino will exhibit Rocky Mountain style architecture, and the interior decor will include distinctive, high-quality finishes and furnishings, vaulted high ceilings and a unique upscale ambiance. A variety of non-gaming entertainment amenities, including a steakhouse restaurant, a high-quality action-station buffet, a food court featuring various quick service food offerings, a circular lounge with a stage for live entertainment and large television screens for viewing televised sporting and other events, will be located throughout our casino. Our casino will also offer (1) an attached parking garage with approximately 800 self-park and valet spaces, which will be able to accommodate buses and motor coaches, (2) the largest porte cochere entrance in Black Hawk, and (3) an indoor/outdoor plaza area featuring a gourmet coffee shop, an ice cream parlor/candy store and a gift shop. Our facility will total approximately 425,000 square feet, and will contain approximately 57,000 square feet of qualified gaming space within our building footprint in a spacious, single-floor layout which will provide our patrons with a unique gaming and entertainment experience easily accessed from our four-corners location at the center of Black Hawk's gaming district.

     We believe that substantial opportunity exists in the Black Hawk market for a large casino with a variety of upscale gaming amenities designed to attract more customers from both the Denver and Boulder metropolitan markets and, to a lesser extent, the Colorado tourist market. We will offer an upscale Las Vegas style entertainment experience which will include numerous gaming and non-gaming entertainment offerings, parking convenience and a variety of dining options. The initial participants in the Black Hawk market were small scale gaming facilities whose inability to offer convenient, on-site parking or a full range of traditional casino amenities and entertainment choices limited the rate of growth of gaming revenue in this market. Subsequently, larger casinos offering typical gaming amenities, including increased square footage of gaming space, adjacent covered parking and multiple dining options, have entered the market and have been gaining market share. The City of Black Hawk experienced 30% compounded annual growth in gaming revenue from 1992 through 1999. We believe that the Black Hawk market has significant growth potential and that Black Hawk's gaming revenue growth rate will continue to exceed the rate of growth in gaming positions. Despite capacity additions over the years, win per slot per day has increased every year since 1992. We expect to further expand this market by providing an integrated gaming, entertainment and parking facility. We believe that our unique facility, coupled with the significant experience of Hyatt Gaming and the other Hyatt companies in managing and marketing first class gaming operations, will enable us to attract both existing gaming customers as well as patrons from the Denver and Boulder metropolitan areas and the Colorado tourist market who may be new to the Black Hawk market.

     As of December 31, 1999, only three of the 19 casinos in Black Hawk offered more than 700 gaming positions. The casino most comparable in size to our casino for which public data is available is the Caribbean-themed Isle of Capri Black Hawk. The Isle of Capri, located on Main Street with approximately 1,100 gaming machines on a single casino floor, generated an estimated average win per slot per day of over $210 during its most recent fiscal quarter which ended on January 23, 2000, as compared to the 1999 average win per slot per day of $132.18 for all 19 casinos in Black Hawk.

     We believe that our casino will be successful for the following reasons:

     o We believe that our casino will have the best location of any casino in the Black Hawk market. We will be located on Highway 119, the main thoroughfare from Denver and Boulder. Consequently, our patrons will not be inconvenienced by the traffic congestion on Main Street that the other large casinos in Black Hawk are forced to cope with;

     o Our casino in Black Hawk will be managed by Hyatt Gaming. This relationship will afford us both a significant level of operating expertise on which to draw and a name having national recognition;

     o As one of only three single-floor casinos in the Black Hawk market, our spacious layout will feature gaming, a variety of dining options, non-gaming entertainment and other unique amenities, which we believe will differentiate us from the other large casinos; and

     o We will have a convenient, attached self-parking garage and large porte cochere leading directly into our casino.

     We expect our casino to open in the Fall of 2001. We believe that the excavation and construction budget and timetable for the opening of our casino can be achieved based on the following:

     o The excavation contract provides for excavation to be substantially completed by August, 2000, subject to certain conditions, with financial penalties for finishing late and incentives for finishing early. The excavation contractor has extensive experience with similar projects and expects to have substantially completed excavation of our site by the deadline;

     o The construction of our casino is being performed pursuant to a guaranteed maximum price construction contract with PCL, one of the largest general contractors in the United States. PCL has experience in constructing facilities in Black Hawk, including The Lodge Casino and Hotel, which is located directly across from our site. The construction contract provides for construction to be completed approximately 14 months after the excavation of our site is substantially completed, subject to certain conditions, with financial incentives for finishing early and penalties for finishing late; and

     o We have already received many of the local design and regulatory approvals required to complete construction of our project and we expect to receive the other required approvals in due course.

Our Competitive Strengths

     We believe that our casino will have distinct competitive advantages over other casinos in the Black Hawk market. These advantages include:

     o Favorable Location and Accessibility. We believe our casino will be one of the most accessible gaming facilities for customers arriving from Denver. Our casino will be located at the four-corners intersection of Highway 119 and Richman Street in the center of the Black Hawk gaming district. Our location will afford our patrons ease of access via a dedicated right turn lane off of Highway 119. Unlike our competitors located on Main Street, which is narrow and typically congested with automobile and pedestrian traffic, we do not expect to be negatively affected by any continuing construction or infrastructure improvements following the commencement of our operations;

     o Management, Operation and Marketing by Hyatt Gaming. Following development and construction of the project, our casino will be managed and operated by Hyatt Gaming. Currently, there are no other casinos in Black Hawk having national name recognition. The Hyatt companies have significant experience in managing and operating hotels, resorts and casinos. In particular, hotel affiliates of Hyatt Gaming have over a decade of experience in Colorado marketing to both the tourist and convention market segments. We believe that our exclusive relationship with Hyatt Gaming in the Black Hawk market will enhance our reputation and our ability to attract a broader customer base;

     o Unique Design. Due to mountainous terrain, existing roads and zoning and gaming regulations, most casinos currently existing in Black Hawk are multi-level, small in size and irregular or elongated in shape. Due to the shape, size and zoning of our casino site, our casino design will include a spacious gaming area akin to Las Vegas style casinos. The entire gaming area will be located on a single, ground-level floor, unlike the tight, narrow, multi-leveled gaming areas of all but two of the casinos presently in Black Hawk. Our casino will be upscale and distinctively designed, unlike most of our competitors' casinos which are very similar in design and appearance, and will offer the largest single floor of casino space in Colorado, allowing us to absorb peak period demand;

     o Significant Parking. Most casinos currently in Black Hawk do not provide adequate parking facilities. We will have an attached self-parking garage, which leads directly into our casino, that will provide approximately 800 spaces and that will be able to accommodate buses and motor coaches. In addition, our parking garage will feature a covered porte cochere leading directly into our casino. We also own adjacent property which can be used for additional parking. Currently, there are approximately 4,000 on-site parking spaces provided by existing casinos in Black Hawk, with another approximately 1,270 spaces under construction and scheduled to be available by December 31, 2000. Of these approximate 5,270 total on-site parking spaces for other casinos, approximately 1,350 are within a short walking distance of our casino;

     o Barriers to Entry. Because we will own more than 50% of the remaining undeveloped casino-zoned land in the area south of Gregory Street, which is considered to be the prime gaming district in Black Hawk, we believe that our casino will be one of the last significant casino construction projects in Black Hawk. The remaining allowable gaming-zoned land in Black Hawk cannot be increased or altered without amending the Colorado State Constitution; and

     o Experienced Design and Development Team. Steelman Ltd., a Las Vegas-based, internationally renowned architect and interior design firm will be creating and designing our casino. Steelman, Ltd. has designed and opened casino resorts in 15 states and nine countries. Steelman Ltd.'s clients include Mirage Resorts, Caesar's World, Sheraton, Sun International, Hard Rock and Harrah's. Our management and development team also includes experienced developers with expertise in developing, marketing and managing multi-purpose real estate facilities.

Our Business Strategy

     Our goal is to become a highly profitable casino. We plan to capture existing market share in Black Hawk and expand the Black Hawk gaming market with the following business strategy:

     o Offer a Las Vegas Style Gaming Facility. Our casino will be built on the largest single parcel of real estate ever assembled for casino development in Black Hawk and will offer an upscale and distinctive design. We intend to attract patrons by offering a spacious, single-floor Las Vegas style casino featuring both gaming and non-gaming entertainment;

     o Capitalize on Hyatt Name Recognition and Expertise of the Hyatt Companies. Currently, there are no other casinos in the Black Hawk market having national name recognition. We believe the Hyatt companies' expertise and reputation will enable our casino to stand out among the existing local operators with respect to quality of service;

     o Focus on Opportunities in the Denver Market. A densely populated and demographically favorable base of potential customers with above-average household income levels resides in the Denver metropolitan area. We believe that the casinos in the Black Hawk market have not yet begun to achieve their potential penetration of this customer base. The distinctive design of our casino combined with its upscale amenities is expected to attract a wider cross section of Denver metropolitan area residents. Specifically, we believe that our casino will attract individuals in those markets with the opportunity to make a short, convenient day trip to a casino, where they can engage in a variety of activities, including fine dining and gaming, in an entertaining setting. We intend to take advantage of this customer base by instituting a marketing plan built on preferred player recognition programs, data base management/direct mail marketing, innovative slot and table game merchandising, and quantifiable drive-in marketing programs. We believe that when provided with upscale amenities, these potential customers will stay in our casino longer and spend more than existing Black Hawk customers currently do. In addition, we expect that the ongoing and planned developments in the Black Hawk area will increase the popularity and recognition of the overall market. We plan to capitalize on increased visitation by residents of Denver and the surrounding suburbs as such developments are completed; and

     o Target and Develop Opportunities in the Colorado Tourist Market. Approximately 23 million tourists visit Colorado annually. Most of our competitors have not tapped into this market, and we believe that targeting and developing this market will give us a competitive advantage. We believe our competitive strengths will allow us to successfully penetrate this tourists market.

The Black Hawk Market

     Gaming was first introduced to Colorado in October 1991 following a state-wide referendum in which voters approved limited stakes gaming ($5 per bet limit) for three historic mining towns -- Black Hawk, Central City and Cripple Creek. The amendment to the Colorado Constitution authorizing gaming restricted it to zones within these towns that were designated for commercial use prior to the adoption of the legislation. Of these three towns, Black Hawk is the closest to Denver. Black Hawk is located approximately 40 miles west of Denver and about
8.5 miles north of Interstate Highway 70, the main east-west artery from Denver.

     The Black Hawk market primarily caters to day-trip customers from the Denver and Boulder metropolitan areas who primarily play slot machines. According to statistics published by the Colorado Gaming Division, approximately 95% of gaming revenue in Colorado in 1999 was attributable to slot play. Approximately 3.4 million people reside within a 100-mile radius of the Black Hawk market, of which approximately 2.3 million reside in the Denver metropolitan area. Residents within a 100 mile radius of Black Hawk had an average household income in excess of $55,000 per year in 1998. Daily traffic counts passing Black Hawk on Highway 119, as reported by the Colorado Department of Transportation, averaged over 14,000 vehicles per day in 1998.

     Black Hawk's strategic location has contributed to the strong, consistent growth in the city's gaming revenue. Gaming revenue in Black Hawk has grown from approximately $56.2 million in 1992 to approximately $354.9 million in 1999. These figures are adjusted gross proceeds from the Colorado Division of Gaming, and represent an average 30% compound annual growth rate. The entry of larger, better-capitalized casinos has also improved and expanded the marketing of Black Hawk as a day-trip destination.


    The following table sets forth gaming  statistics for Black Hawk and Central
City:

--------------------------------------------------------------------------------------------------------
                                                    Year Ended December 31,
                               -------------------------------------------------------------------------
                               1994           1995        1996         1997        1998         1999
                               ----           ----        ----         ----        ----         ----
--------------------------------------------------------------------------------------------------------
City of Black Hawk
Gaming revenue                 $173,703       $195,856    $219,911     $234,631    $272,008     $354,914
(in thousands)                                6           1            1           8
% Growth                       NA             12.75%      12.28%       6.69%       15.93%       30.48%
Number of casinos(1)           19             19          19           19          19           19
Number of slots(1)             4,231          4,877       5,276        5,340       7,181        7,010
Number of tables(1)            103            113         111          106         125          117
Average number of              4,452          4,737       5,066        5,303       5,755        7,009
     slots
Slot revenue (in               $158,618       $181,022    $205,216     $220,219    $256,766     $337,101
     thousands)
Number of days                 363            362         365          365         362          364
Win per slot per day(2)        $98.24         $105.48     $111.06      $113.77     $123.18      $132.18
Win per table per              $375.06        $365.57     $365.83      $369.88     $386.66      $408.22
     day(2)
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Central City
Gaming revenue (in             $69,702        $94,468     $88,870      $87,391     $93,980      $73,794
     thousands)
% Growth                       NA             35.53%      -5.93%       -1.66%      7.54%        -21.48%
Number of casinos(1)           17             13          12           12          12           11
Number of slots(1)             4,311          3,670       3,259        3,196       3,142        2,545
Number of tables(1)            92             72          60           58          46           40
Win per slot per day(2)        $54.63         $60.51      $66.96       $67.97      $81.54       $72.76
Win per table per              $245.32        $282.12     $244.14      $219.63     $222.53      $202.20
     day(2)
-------------------------------------------- -----------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Black Hawk/Central City
  Combined
Gaming revenue (in             $243,405       $290,324    $308,781     $322,022    $365,988     $428,708
     thousands)
% Growth                       NA             19.28%      6.36%        4.29%       13.65%       17.14%
Number of casinos(1)           36             32          31           31          31           30
Number of slots(1)             8,542          8,547       8,535        8,536       10,323       9,555
Number of tables(1)            195            185         171          164         171          157
---------------------------------------------------------------------------------------------------------

Source: Colorado Division of Gaming

-------------
(1)  As of December 31 of each period shown.
(2) Win per gaming position per day is based on average number of units during the period presented.

     For the year ended December 31, 1999, slot machines in the City of Black Hawk accounted for approximately 95% of Black Hawk's total gaming revenue. In contrast, for the year ended December 31, 1999, slot machines in the developed gaming market of New Jersey generated approximately 70% of total gaming revenue while slot revenue in the emerging market of Indiana accounted for approximately 78% of total gaming revenue.

     The number of gaming positions in Black Hawk has grown approximately 118% from 3,276 positions at the end of 1992 to 7,127 positions at the end of 1999. The total number of slot machines in Black Hawk has increased 120% from 3,193 at the end of 1992 to 7,010 at the end of 1999, while the total number of tables in Black Hawk has increased 41% from 83 at the end of 1992 to 117 at the end of 1999. Win per gaming position per day has continued to grow despite the increase in the number of gaming positions.

     The information contained in this discussion of the Black Hawk market was derived from publicly available data, except where stated otherwise. While we believe these sources are reasonably reliable, we cannot assure you that the information is accurate. See "Market and Industry Data."

Description of Our Casino

     General. Our casino will be an upscale, integrated gaming, entertainment and parking facility, providing patrons with a broad selection of gaming activities, dining and entertainment as well as convenient on-site, covered parking. Our casino will be constructed on an approximate 5.7 acre site with the flexibility to add an additional limited amount of gaming space as allowable under Colorado gaming regulations. The integrated casino, entertainment and parking facility will be approximately 425,000 square feet and will contain approximately 57,000 square feet of qualified gaming space within our building footprint.

     The exterior of our casino will exhibit Rocky Mountain style architecture. Our casino will be located at the desirable four-corners intersection of Highway 119 and Richman Street in the center of the Black Hawk gaming district. When it is built, our casino will be the only large casino in Black Hawk located on Highway 119 with a dedicated right turn lane off of Highway 119.

     Our casino floor will be enhanced by distinctive, high quality finishes and furnishings, high ceilings and upscale ambiance. Our casino will offer gaming and entertainment on a single, spacious floor, which will allow our patrons to comfortably enjoy our gaming and entertainment amenities. We expect to offer the largest selections of gaming positions in the market with up to 1,500 state-of-the-art slot machines and 24 table games. Slot machines will be available to customers in 5(cent), 25(cent), 50(cent), $1 and $5 denominations and will be grouped together to generate an atmosphere of excitement consistent with that typically found in Las Vegas.

     Patrons will be able to enter our casino facility from two entrances. Regardless of which entrance a patron chooses, patrons will be able to immediately experience the impact of our upscale, integrated casino facility. The entrance from the parking garage will provide our patrons with a full overview of our casino facility as the patrons ride the escalator down to our casino floor. The ceilings of our casino will be 25 to 30 feet high and the patron will be surrounded on all sides by rows of slot machines and gaming tables. In addition, the large circular bar and seating area will be directly in front of the patron, and to the left will be the tree-lined buffet dining area. Upon entrance from the pedestrian plaza, patrons will enter a large lounge area. Patrons will be completely surrounded on all sides by gaming entertainment and the various dining alternatives in a convenient U-shaped design. The gaming areas in our casino will feature spacious areas which will lead to intimate alcoves of slot machines and gaming tables positioned to allow patrons to experience each of these separate areas. We expect that this design will result in patrons spending more time in our casino.

     Overall, our casino's atmosphere will resemble the Rocky Mountain surroundings by using rocks and flowing water as part of the interior design.

     Parking. Our casino will include an approximately 300,000 square foot parking garage, with the capacity to park approximately 800 vehicles, which will be able to accommodate buses and motor coaches. Patrons arriving by car will be able to self-park directly into the garage. Our casino will also feature Black Hawk's largest porte cochere leading directly into our casino. Based on existing and announced casinos in Black Hawk, we believe that the on-site parking facilities at our casino will be one of the largest in Black Hawk. We believe that the convenience provided to patrons through direct highway access to our extensive on-site parking garage will give our casino a competitive advantage over other casinos in the area which force their patrons to enter and exit via congested Main Street. The entrances to our casino will be located such that bus, valet, self-park and pedestrian traffic may enter and exit efficiently.

     Entertainment. Our non-gaming amenities will be located throughout the gaming floor and will include a circular lounge with a stage for live entertainment and large television screens for viewing televised sporting and other events.

     Food and Other Amenities. In an effort to provide our patrons with other non-gaming amenities, we will feature a full array of dining options. Our patrons will be able to choose from a steak house restaurant, a high-quality action-station buffet and a food court featuring various quick service food offerings. In addition, our casino will include an indoor/outdoor plaza area featuring a gourmet coffee shop, an ice cream parlor, a candy store and a gift shop. We believe our casino will be the only one in Black Hawk with this plaza feature.

Marketing Strategy

     Pursuant to our casino management agreement, Hyatt Gaming will recommend and implement marketing plans and strategies for our casino. These plans and strategies will be designed to promote repeat visits and patron loyalty. Our casino will benefit from the previous experience of Hyatt Gaming and the other Hyatt companies in operating in various jurisdictions and in highly competitive environments.

     We believe that the primary determinants of success of casinos in the Black Hawk market have been location and parking. We believe that our casino has an excellent location and will offer sufficient and convenient parking. In addition, our casino has an opportunity to expand the Black Hawk market by way of numbers of patrons and to reach higher-spending patrons by offering a higher level of quality and service than currently exists in Black Hawk. Additionally, the size of our casino will allow us to absorb peak period demand.

     Our marketing strategy will be founded upon a commitment to offer our customers a better and more entertaining gaming experience than is currently available in the Black Hawk market. Our casino will have a management team committed to superior service, quality, and innovation. It is our intention not only to promote repeat business by developing patron loyalty, but also to appeal to patrons who currently do not find Black Hawk's attractions sufficiently compelling to warrant the trip. In addition, Colorado hosts approximately 23 million visitors annually. We believe that if we are able to develop casino patronage from such visitors, it would have a beneficial impact on our casino.

     We believe that effective use of database marketing is among the most efficient means to communicate with active and potential customers. Hyatt Gaming will utilize player tracking systems to develop effective marketing and promotional programs by identifying segments of the population most likely to be attracted to our facility and then tailoring promotions that appeal to this core group of customers.

Competition

     We believe the primary competitive factors in Black Hawk are location, availability and convenience of parking, number of slot machines and gaming tables, types and pricing of amenities, name recognition, customer service, experienced management and overall atmosphere. Competition in Black Hawk is intense. Certain of our current and future competitors have or may have more gaming experience than us or Hyatt Gaming and the other Hyatt companies and/or greater financial resources.

     Of the 19 gaming facilities operating in Black Hawk as of December 31, 1999, three have over 700 gaming positions, one of which also offers hotel accommodations. We believe that these larger gaming facilities will be our main competitors. These larger gaming facilities all have on-site or nearby parking and have brand names established in the local market, such as the Isle of Capri, The Lodge at Black Hawk and Colorado Central Station. In addition, we will compete with the Riviera Black Hawk Casino, which opened in early February 2000 and features approximately 1,000 slot machines, and the Mardi Gras Casino, which opened in early March 2000 and features approximately 700 slot machines. Colorado Central Station, which has been one of the most successful casinos in Colorado, is located near our casino and has approximately 750 slot machines, 15 gaming tables and approximately 700 valet parking spaces. The Isle of Capri, which opened in December 1998, is located near our casino and features approximately 1,100 slot machines, 14 table games and 1,100 parking spaces. Other competitors in Black Hawk include Gilpin Hotel Casino, Canyon Casino (formerly operated by Harrah's), Fitzgeralds Casino and Bullwhackers Black Hawk.

     Casinos offering hotel accommodations for overnight stay may have a competitive advantage over our casino. The number of hotel rooms currently in Black Hawk is approximately 50, with only the Lodge at Black Hawk currently providing hotel accommodations to patrons. The Isle of Capri Black Hawk is scheduled to complete a 237 room hotel addition in late summer 2000. Harvey's Wagon Wheel Casino Hotel, located in Central City, provides 118 hotel rooms.

     We may also face increasing competition from casinos in Central City. Historically, Black Hawk has enjoyed an advantage over Central City because customers have to drive by and through Black Hawk to reach Central City. On November 2, 1999, the voters in Central City granted authority to the Business Improvement District for the sale of approximately $45.2 million in bonds which would be allocated towards the planning, design and construction of a nine mile roadway directly connecting Central City with Interstate 70. This roadway could result in improved access to both Central City and Black Hawk, and also enable patrons to reach Central City without driving through Black Hawk if the road were to be built. Our casino will also compete, to a limited extent, with the casinos located in Cripple Creek, because both Black Hawk and Cripple Creek compete for patrons from Denver.

     Currently, limited stakes gaming in Colorado is constitutionally authorized in Central City, Black Hawk, Cripple Creek and two Native American reservations in southwest Colorado. However, gaming could be approved in other Colorado communities in the future. The legalization of gaming closer to Denver would likely have a material adverse impact on our future operating results. Our casino will also indirectly face competition from other forms of gaming, including the Colorado state-run lottery, charitable bingo and horse and dog racing, as well as other forms of entertainment.

Design and Construction Team

     We believe we have assembled a highly qualified team to design and construct our integrated casino, entertainment and parking facility:

     PCL Construction Services, Inc. PCL has been retained as the general contractor for our casino. PCL began operations in 1906. On average, PCL completes over 750 projects per year. Engineering News Record recently ranked them as 17th on their list of the top 500 contractors in the U.S. and first in Canada. PCL has extensive Colorado construction experience and was responsible for constructing The Lodge Casino and Hotel, the first new-generation casino in Black Hawk. Other notable projects include the Denver International Airport in Denver; Staples Arena in Los Angeles; Mall of America in Minneapolis; and the MGM Grand Hotel and Casino superstructure in Las Vegas.

     Paul Steelman Ltd. Steelman Ltd. has been retained as the architect and interior designer for our casino. Steelman Ltd. is a Las Vegas-based, internationally renowned, architect and interior design firm that has designed and opened casino resorts in 15 states and nine countries. Steelman Ltd.'s clients include Mirage Resorts, Caesar's World, Sheraton, Sun International, Hard Rock and Harrah's.

     D.H. Blattner & Sons, Inc. Blattner has been retained as the excavation contractor for our casino. Since 1907, Blattner has completed a multitude of dams, tunnels, highways, foundations, mining operations and other general construction projects including building, renovation, repair and parking restoration. Blattner is based in Avon, Minnesota and has over 60 years of relevant blasting experience, and is a leader in drilling and blasting techniques, having processed over one billion tons of "drill & shoot" excavation.

     Building Sciences, Inc. Building Sciences has been retained as the construction manager for our casino. Since 1969, when Building Sciences was formed, it has provided construction, consulting and management services for more than 200 office buildings, hotels, condominiums, retail centers, banks, apartments and hospitals.

     Timothy G. Rose. Timothy G. Rose, our Executive Vice President of Casino Operations and Development, is the project manager for our casino. Mr. Rose has 20 years of hospitality experience, including over 16 years of experience in the gaming industry. He worked for over ten years in the gaming industry in Atlantic City, including positions as Senior Vice President at Trump Castle Casino Resort and Vice President of Marketing at Trump Plaza Casino Hotel. Most recently, Mr. Rose served as a Director of Coopers & Lybrand LLP's National Hospitality and Gaming Group in Las Vegas.

Design and Construction Time Line

     We believe our casino's excavation and construction has progressed and will progress according to the following time line:

     o We expect excavation to be substantially completed by the end of July, 2000.

     o Under the construction contract, construction is expected to take approximately 14 months from start date to substantial completion.

     o Under the construction contract, construction is expected to be substantially completed in the third quarter of 2001.

The Hyatt Companies

     General. The Hyatt name is associated with excellence in hotels and resorts in North America, Central America, South America, the Caribbean, Europe, Hawaii and the Asia Pacific region. The first Hyatt hotel opened in 1957. The Hyatt companies include Hyatt Corporation and its affiliates, including Hyatt Gaming, and Hyatt International and its affiliates, which are owned, directly or indirectly, by trusts for the benefit of one or more of the direct lineal descendants or siblings, natural or adoptive, of Nicholas J. Pritzker, deceased, or his or their respective current or future spouses. The Hyatt companies operate 114 hotels and resorts in 85 cities in the United States, Canada and the Caribbean, and 79 additional hotels and resorts in 35 countries. The Hyatt companies collectively accounted for sales of over $4 billion in 1998. In addition, the Hyatt companies operate seven casinos, including the Grand Victoria Resort & Casino by Hyatt in Rising Sun, Indiana; the Hyatt Regency Lake Tahoe Resort & Casino in Incline Village, Nevada; the Hyatt Regency Aruba Resort & Casino in Palm Beach, Aruba; the Hyatt Regency Casino Thessaloniki in Thessaloniki, Greece; the Hyatt Cerromar Beach Resort & Casino in Dorado, Puerto Rico; the Hyatt Regency Lake Las Vegas in Henderson, Nevada; and (under a special arrangement) Casino Niagara in Ontario, Canada.

     Hyatt Gaming. We have entered into a casino management agreement with Hyatt Gaming pursuant to which Hyatt Gaming will manage our casino once it opens. Hyatt Gaming was initially established to manage and operate the Grand Victoria riverboat gaming complex in Rising Sun, Indiana. An affiliate of Hyatt Gaming controls the ownership of the Rising Sun development, and Hyatt Gaming operates the Rising Sun property pursuant to a project management agreement entered into on January 5, 1996. In addition, Hyatt Gaming has entered into a gaming services agreement with Falls Management Company pursuant to which Hyatt Gaming provides a comprehensive set of operating services to Falls Management Company, enabling it to perform its duties and obligations as the operator of Casino Niagara.

     Hyatt Gaming has entered into consulting agreements with Hyatt Gaming Services, L.L.C. relating to the operation of Casino Niagara and the Grand Victoria in Rising Sun. Hyatt Gaming Services, L.L.C., a wholly owned subsidiary of Hyatt Gaming, was formed in 1998 to provide consulting services and advice to developers, owners, operators and managers of gaming casinos. Hyatt Gaming Services, L.L.C. has consulting agreements, and provides a range of operating and other services, with respect to all seven of the casinos operated by the Hyatt companies.

     The following table sets forth information as of December 31, 1999 regarding the seven casinos operating under management or consulting agreements with Hyatt Gaming or other Hyatt companies:



  ----------------------------------------------------------------------------------------------------------------
                                                            Size of Gaming                             Operated by
                                                            Facility                     Number of      the Hyatt
                                                            (in square                    Operated       Companies
         Name and Location                                      feet)         Slots       Tables         Since
  ----------------------------------------------------------------------------------------------------------------
  1.     Grand Victoria Casino Resort & Casino                  40,000        1,396         64             1996
           by Hyatt
  ----------------------------------------------------------------------------------------------------------------
         Rising Sun, Indiana
  ----------------------------------------------------------------------------------------------------------------
  2.     Hyatt Regency Lake Tahoe Resort                        18,900          375         32             1975
           & Casino
  ----------------------------------------------------------------------------------------------------------------
         Incline Village, Nevada
  ----------------------------------------------------------------------------------------------------------------
  3.     Hyatt Regency Aruba Resort & Casino                    11,000          302         23             1990
  ----------------------------------------------------------------------------------------------------------------
         Palm Beach, Aruba
  ----------------------------------------------------------------------------------------------------------------
  4.     Hyatt Regency Casino Thessaloniki                      43,000          911         77             1996
  ----------------------------------------------------------------------------------------------------------------
         Thessaloniki, Greece
  ----------------------------------------------------------------------------------------------------------------
  5.     Hyatt Cerromar Beach Resort & Casino                    6,000          249         21             1985
  ----------------------------------------------------------------------------------------------------------------
         Dorado, Puerto Rico
  ----------------------------------------------------------------------------------------------------------------
  6.     Casino Niagara(1)                                     100,000        2,781        137             1998
  ----------------------------------------------------------------------------------------------------------------
         Ontario, Canada
  ----------------------------------------------------------------------------------------------------------------
  7.     Hyatt Regency, Lake Las Vegas                          10,000          191         11             1999
  ----------------------------------------------------------------------------------------------------------------
         Henderson, Nevada
  ----------------------------------------------------------------------------------------------------------------

----------
(1) A Hyatt company controls a 35% ownership interest in Falls Management Company, the operator of Casino Niagara. A senior Hyatt officer also serves as Chief Executive Officer of Falls Management Company.

Properties

     Black Hawk, Colorado. We own approximately 106 acres of undeveloped land located at the intersection of Richman Street and Highway 119 in Black Hawk, Colorado. This tract of land is comprised of an approximate 5.7 acre parcel on which our casino will be constructed with an appraised value of $19.0 million (up to approximately 78,000 gross gaming-zoned square feet, of which approximately 57,000 square feet is within our building foot print and may currently be used for gaming), and an additional 100.5 acre parcel with an appraised value of $14.5 million (up to 41,000 gross gaming-zoned square feet) on which we may develop in the future.

     Our temporary office in Black Hawk is situated in a leased trailer which is parked on our Black Hawk property.

     Dallas, Texas. We lease approximately 838 square feet on the fifth floor of Northcreek Place II, 12160 North Abrams Road, Dallas, Texas. This facility, which houses our executive offices, is leased from an unaffiliated third party at a base monthly rental of $1,326.83. The lease terminates on May 15, 2002.

Employees

     During the construction of our casino, we expect to have six full-time, paid employees. All other personnel retained to provide services at our casino will be Hyatt Gaming employees trained by Hyatt Gaming. We believe Hyatt Gaming will be able to attract and retain a sufficient number of qualified individuals to operate our casino. However, we cannot assure you that Hyatt Gaming will be able to do so. Furthermore, we do not know whether or to what extent such employees will be covered by collective bargaining agreements. See "Risk Factors -- Hyatt Gaming may face difficulties in attracting and retaining qualified employees for our casino."

Legal Proceedings

     There is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, results of operations or cash flows.

                       GAMING AND LIQUOR LICENSING MATTERS

     Operating Restrictions. The amendment to the Colorado State Constitution permits limited gaming in the cities of Central City, Black Hawk and Cripple Creek, Colorado. The amendment defines "limited gaming" as the use of slot machines and the card games of blackjack and poker, each with a maximum single bet of $5.00. The amendment restricts limited gaming to the commercial districts of Black Hawk, Central City and Cripple Creek, as such commercial districts were defined in city ordinances on specific dates. Limited gaming is governed by the amendment and the regulations of the Colorado Gaming Commission and Colorado Revised Statutes sec. 12-47.1-101 et seq., hereinafter referred to as the Colorado Limited Gaming Act. In the case of the City of Black Hawk, limited gaming is restricted by the amendment to the commercial district of Black Hawk as it existed on May 4, 1978. The amendment also restricts gaming to structures that conform to the architectural styles and designs that were common to the areas prior to World War I and that conform to applicable city ordinances. Under the amendment, no more than 35% of the square footage of any building and no more than 50% of any one floor of such building may be used for gaming. Gaming operations may be conducted 365 days a year but are prohibited between the hours of 2:00 a.m. and 8:00 a.m. Pursuant to the Colorado Limited Gaming Act, no limits are imposed on total patron losses and casinos are not allowed to extend credit to the patrons. Persons under the age of 21 are prohibited from participating in gaming or lingering in gaming areas.

     Colorado law requires licensees to maintain detailed books and records that accurately account for all monies and business transactions. Books and records must be furnished upon demand to the Colorado Gaming Commission or the Colorado Gaming Division. Detailed and extensive playing procedures, standards, requirements and rules of play are established for poker, blackjack and slot machines. Licensees must adopt comprehensive internal control procedures governing their gaming operations. Such procedures must be approved in advance by the Colorado Gaming Division and, in certain cases, the Colorado Gaming Commission, and include the areas of accounting, surveillance, security, cashier operations, key control and fill and drop procedures, among others.

     No gaming may be conducted in Colorado unless all appropriate licenses are approved by and obtained from the Colorado Gaming Commission. Violations of Colorado gaming laws or regulations may be criminal offenses and the person or entity violating such laws and regulations may be subject to criminal penalties and/or administrative fines, and may have its gaming license suspended or revoked.

     License Information Requirements. The Colorado Gaming Commission may issue the following five types of licenses: (1) slot machine manufacturer or distributor; (2) operator; (3) retail gaming; (4) support; and (5) key employee. The first three licenses require annual renewal by the Colorado Gaming Commission. Support licenses and key employee licenses are issued for two-year periods and are renewable by the Director of the Colorado Gaming Division. The Colorado Gaming Commission has broad discretion to condition, suspend, revoke, limit or restrict a license at any time and also has the authority to impose fines.

     A slot machine manufacturer or distributor license is required for all persons who manufacture, import or distribute slot machines in Colorado, or who otherwise act as slot machine manufacturers or distributors. No manufacturer or distributor may (1) have an interest in an operator, (2) allow its officers or others with a substantial interest in it to have an interest in an operator, (3) employ any person who is employed by an operator, or (4) allow an operator or any person with a substantial interest in the operator to have an interest in it. An operator license is required for all persons who permit slot machines on their premises or who engage in the business of placing and operating slot machines on the premises of a retailer. A retail gaming license is required for all persons permitting or conducting limited gaming on their premises and such license may be granted only to a retailer. A licensed retailer such as the casino only needs to obtain a retail gaming license. No person may have an ownership interest in more than three retail gaming licenses within the State of Colorado. All natural persons employed in the field of limited gaming must hold either a support or key employee license. Every retail gaming licensee must have a key employee licensee in charge of all limited gaming activities available at all times when gaming is being conducted. The Colorado Gaming Commission may determine that any employee of a licensee is a key employee and, therefore, require that such person apply for licensing as a key employee.

     While information necessary to obtain a support license is minimal, an applicant for any other type of Colorado license must provide the following information on a form provided by the State: (1) personal background information; (2) financial information; (3) participation in certain legal or illegal activities in Colorado or other jurisdictions, including foreign countries; (4) criminal record information; (5) information concerning all pecuniary and equity interests in the applicant; and (6) other information as requested or required. Prior to licensure, applicants must satisfy the Colorado Gaming Commission that they are suitable for licensing and are of good moral character. The Colorado legislature has defined unsuitability as the inability to be licensed by the Colorado Gaming Commission because of prior acts, associations or financial conditions and, in relation to acts or practices, those which violate or would violate the statutes or rules or are or would be contrary to the declared legislative purposes of the Colorado Limited Gaming Act. Without limiting the foregoing, a person cannot be licensed if such person has served a sentence upon conviction of a felony or fraud-related misdemeanor within ten years of application for licensure, has been convicted of a gambling-related offense, is currently under a prosecution, is associated with an organized crime cartel or has refused to cooperate in certain governmental investigations. Applicants have the burden of proving their suitability to the Colorado Gaming Commission and must submit to and pay the full cost of any background investigations as may be ordered by the Colorado Gaming Commission. There is no limit on the cost of such background investigations and no guarantee that any applicant will receive licensing from the Colorado Gaming Commission.

     The current practice of the Colorado Gaming Commission is to require the following persons and entities to complete background investigation forms, and to provide comprehensive information and to submit to a full background investigation: (1) persons or entities owning (either directly or on a pass-through basis) 5% or more of a privately traded entity licensee, (2) persons or entities owning (either directly or on a pass-through basis) 10% or more of a publicly owned entity licensee, and (3) directors and officers of the licensee. The Colorado Gaming Commission has recently approved a regulation requiring the completion of a "Limited Ownership Application Form" by any person or company holding less than a 5% ownership interest in a privately held gaming business. This form requires basic data, including limited financial history and tax return disclosure, fingerprints, limited criminal history disclosure, basic personal data and an affirmance as to the truthfulness of the statements contained therein. The Colorado Gaming Commission and the Colorado Gaming Division retain the authority and discretion to require any person or entity with an interest in a licensee (directly or on a pass-through basis) to submit such information and undergo full investigation. In addition, all persons lending monies, goods or real or personal property to a licensee or applicant, or having any interest in a licensee or applicant, or entering into any agreement with a licensee or applicant, must provide any information if so requested by the Colorado Gaming Commission and the Gaming Commission Division, including submission to a full background investigation if ordered by the Colorado Gaming Commission and the Colorado Gaming Division.

     All applicants for Colorado gaming licenses must complete comprehensive applications and forms, pay required fees and provide all information required by the Colorado Gaming Commission and the Colorado Gaming Division. The Colorado Gaming Division conducts a thorough background investigation of each applicant or any person or entities associated with the applicant. The Colorado Gaming Division may request that investigators from the Colorado Bureau of Investigation also interview and assist in the background investigation. The investigation may cover the background, personal history, financial associations, past associations with casino owners and operators, character, record and reputation of the applicant and its associated persons. The applicant pays the full cost of the background investigation. There is no limit on the cost or duration of the background investigation and the length or delay in the approval process may have a material, adverse impact on the ability of the casino to timely obtain its gaming license. Applicants who do not provide all requested information during a background investigation may be denied a gaming license. In addition, all persons loaning monies, goods or real or personal property to a licensee or applicant, or entering into any agreement with a licensee or applicant, must provide any information requested by the Colorado Gaming Division or the Colorado Gaming Commission; and in the discretion of the Colorado Gaming Division or the Colorado Gaming Commission, these persons must supply all information relevant to a determination of any such person's suitability for licensure and must submit to a full background investigation if ordered by the Colorado Gaming Commission. Failure to promptly provide all information requested or to submit to a suitability or background investigation may result in (1) the denial of a gaming license application, (2) the suspension or revocation of an existing license, (3) termination of any lease, note arrangement or agreement between the applicant or licensee and the person requested to provide the information, and (4) other sanctions such as the imposition of fines. Applicants and licensees may be required by the Colorado Gaming Commission to pay the costs of background, suitability or other investigations associated with the applicant or licensee. Investigations for suitability, background or any other reason may delay the license application or the performance under any agreement with a licensee. All agreements, contracts, leases and arrangements in violation of the Colorado Limited Gaming Act or the rules are void and unenforceable. If the Colorado Gaming Commission determines that a person or entity is unsuitable to own interests in the gaming licensee, then the applicant and/or licensee could be sanctioned, which may include the loss by the casino of approvals or licenses.

     In addition, the Colorado regulations prohibit a licensee or affiliated company thereof from paying dividends, interest or other remuneration to any unsuitable person, or recognizing the exercise of any voting rights by any unsuitable person. Further, the casino may repurchase the shares of anyone found unsuitable at the lesser of cost or fair market value with indebtedness subordinated to the notes and the second mortgage notes held by Hyatt Gaming.

     In addition to its authority to deny an application for a license based on suitability, the Colorado Gaming Commission has jurisdiction to disapprove a change in corporate position of the licensee and may have such authority with respect to any entity or person which is required to be found suitable by the Colorado Gaming Commission. The Colorado Gaming Commission has the power to require the licensee to suspend or dismiss managers, officers, directors and other key employees, or sever relationships with other persons who refuse to file appropriate applications or to whom the authorities find unsuitable to act in such capacity; and may have such power with respect to any entity which is required to be found suitable. Specifically, it should be noted that there are limited exceptions applicable to licensees that are publicly traded entities and, generally speaking, no person, including persons who may acquire an interest in a licensee pursuant to a foreclosure, may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Gaming Commission after investigation by the Colorado Gaming Division.

     Persons found unsuitable by the Colorado Gaming Commission may be required to terminate immediately any interest in, association or agreement with, or relationship to a licensee. A finding of unsuitability with respect to any officer, director, employee, associate, lender or beneficial owner of a licensee or applicant also may jeopardize the licensee's license or the applicant's application. The grant of a license may be conditioned upon the termination of any relationship with unsuitable persons.

     Licensees have a continuing duty to report to the Colorado Gaming Commission and the Colorado Gaming Division information concerning persons with a financial or equity interest in the licensee, or who have the ability to control or exercise a significant influence over the licensee, or who loan money to the licensee. Therefore, the requisite information regarding the holders of the notes and warrants will have to be periodically reported to the Colorado Gaming Commission and the Colorado Gaming Division.

     Under Colorado law, it is a criminal violation for any person to have a legal, beneficial, voting or equitable interest, or right to receive profits, in more than three retail gaming licenses in Colorado. The Colorado Gaming Commission has ruled that a person does not have an interest in a licensee for purposes of this multiple-license prohibition if: (1) such person has less than a 5% interest in an institutional investor which has an interest in a publicly traded licensee or publicly traded company affiliated with a licensee (such as our company); (2) a person has a 5% or more financial interest in an institutional investor, but the institutional investor has less than a 5% interest in a publicly traded licensee or publicly traded company affiliated with a licensee; (3) an institutional investor has less than a 5% financial interest in a publicly traded licensee or publicly traded company affiliated with a licensee; (4) an institutional investor possesses securities in a fiduciary capacity for another person and does not exercise voting control over 5% or more of the outstanding voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee; (5) a registered broker or dealer retains possession of securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee for its customers in street name or otherwise, and exercises voting rights for less than 5% of the publicly traded licensee's voting securities or of a publicly traded company affiliated with licensee; (6) a registered broker or dealer acts as a market maker for the stock of a publicly traded licensee or of a publicly traded company affiliated with a licensee and possesses a voting interest in less than 5% of the stock of the publicly traded licensee or of a publicly traded company affiliated with a licensee; (7) an underwriter is holding securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee as part of an underwriting for no more than 90 days if it exercises voting rights with respect to less than 5% of the outstanding securities of a publicly traded licensee or a publicly traded company affiliated with a licensee; (8) a stock clearinghouse holds voting securities for third parties, if it exercises voting rights with respect to less than 5% of the outstanding securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee; or (9) a person owns less than 5% of the voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee. Hence, our business opportunities and those of our shareholders in Colorado are limited to such interests that comply with the Colorado statute and the Colorado Gaming Commission's rules.

     Conveyance. With limited exceptions applicable to licensees that are publicly traded entities, no person may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Gaming Commission. Also, no person may own gaming equipment without being licensed. Such prohibition could impair the ability of the holders of the notes to liquidate our assets upon any foreclosure of the liens securing the notes.

     There cannot be a change in our control without the Colorado Gaming Commission's prior approval. Also, there can be no change in our capital stock without the Colorado Gaming Commission's prior approval.

     All agreements, contracts, leases or arrangements in violation of applicable Colorado law or regulations are void and unenforceable. The Colorado Gaming Commission or the Director of the Colorado Gaming Division may require changes in gaming contracts (which are any agreements with a licensee, such as the indenture governing the notes) or termination of a gaming contract.

     Rule 4.5. In addition to the other requirements of the gaming laws, the Colorado Gaming Commission has enacted a special rule, Rule 4.5, which imposes additional requirements on publicly traded corporations holding gaming licenses in Colorado and on gaming licensees in Colorado owned directly or indirectly by publicly traded corporations. The term "publicly traded corporation" is a specially defined term and may include corporations, trusts, partnerships and other business organizations, and may even include entities exempted from the registration requirements of the securities laws under certain circumstances. Should the company be deemed "publicly traded" for purposes of Rule 4.5, the following provisions would apply.

     Under Rule 4.5, licensees to whom Rule 4.5 applies must include in their articles of organization or similar charter documents certain specified provisions that: (1) restrict the rights of the licensee to issue voting interests or securities except in accordance with the Colorado gaming laws; (2) limit the rights of persons to transfer voting interests or securities of a licensee except in accordance with the Colorado gaming laws; and (3) provide that holders of voting interests or securities of a licensee found unsuitable by the Colorado Gaming Commission may be required to sell their interests or securities back to the issuer at the lesser of, in general terms, the holder's investment or the market price as of the date of the finding of unsuitability. Alternatively, and with authorization by the Colorado Gaming Commission, the holder may, in limited circumstances, transfer the voting interests or securities to a suitable person (as determined by the Colorado Gaming Commission). Until the voting interests or securities are held by suitable persons, (1) the issuer may not pay dividends or interest on them, (2) the interests or securities may not be voted or entitled to any vote and they may not be included in the voting of securities of the issuer, and (3) the issuer may not pay any remuneration in any form to the holder of the securities or interests.

     Pursuant to Rule 4.5, persons who acquire direct or indirect beneficial ownership of (1) 5% or more of any class of voting securities of a publicly traded corporation involved in gaming in Colorado; or (2) 5% or more of the beneficial interest in a gaming licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a licensee (all such persons hereinafter referred to as "qualifying persons") must notify the Colorado gaming authorities within 10 days of such acquisition, are required to submit all requested information and are subject to a finding of suitability. Licensees also must notify any qualifying persons of these requirements. A qualifying person whose interests equal 10% or more must apply to the Colorado Gaming Commission for a finding of suitability within 45 days after acquiring such securities. Licensees must also notify any qualifying persons of these requirements. Whether or not notified, qualifying persons are responsible for complying with these requirements.

     A qualifying person who is an institutional investor under Rule 4.5 and whose interests equal 15% or more must apply to the Colorado Gaming Commission for a finding of suitability within 45 days after acquiring such interests. A qualifying person who is an institutional investor and whose interests equal 10% or more, but less than 15%, may not be required to apply for suitability, provided such person fulfills certain reporting requirements.

     Pursuant to Rule 4.5, persons found unsuitable by the Colorado Gaming Commission must be removed from any position as an officer, director, shareholder or employee of a licensee, or from a holding or intermediary company thereof. Such unsuitable persons also are prohibited from any beneficial ownership of the voting securities of any such entities. Licensees, or affiliated entities of licensees, are subject to sanctions for paying dividends to persons found unsuitable by the Colorado Gaming Commission, or for recognizing voting rights of, or paying a salary or any remuneration for services to, unsuitable persons. Licensees or their affiliated entities also may be sanctioned for failing to pursue efforts to require unsuitable persons to relinquish their interests. The Colorado Gaming Commission may determine that anyone with a material relationship to a licensee, or affiliated company, must apply for a finding of suitability.

     Taxes. The amendment to the Colorado State Constitution further provides that, in addition to any other applicable license fees, up to a maximum of 40% of the adjusted gross proceeds of gaming operations may be payable by a licensee for the privilege of conducting limited gaming in the State of Colorado. Adjusted gross proceeds of gaming operations is generally defined as the total amounts wagered, less all payments to players. With respect to games of poker and other table games, adjusted gross proceeds of gaming operations means those sums wagered in a hand retained by the licensee as compensation, which must be consistent with the minimum and maximum amounts established by the Colorado Gaming Commission. Currently the gaming tax on adjusted gross proceeds of gaming operations is .25% on adjusted gross gaming proceeds of up to and including $2 million, 2% over $2 million up to and including $4 million, 4% over $4 million up to and including $5 million, 11% over $5 million up to and including $10 million, 16% over $10 million up to and including $15 million, and 20% over $15 million. The gaming tax is paid monthly with licensees required to file returns by the 15th of the following month. Gaming taxes are established as of July 1st for the following 12 months.

     Annual Device Fees. The Colorado Gaming Commission also establishes gaming device fees annually on each slot machine, blackjack table and poker table operated by a licensee. These fees are set to pay the costs of certain on-going regulation by the Colorado Gaming Division. The municipalities of Central City, Black Hawk and Cripple Creek also assess and collect their own device fees. The current annual device fee in Black Hawk is $750 per device. There is no statutory limit on state or city device fees, which may be increased at the discretion of the State or the applicable city. The state device fee is not prorated; a device used at any time during the year is assessed the full state fee. Local device fees may be prorated according to device usage; Black Hawk currently prorates device fees such that any device used at any time during a calendar quarter is subject to the device fee for such calendar quarter. In addition, a business improvement fee of approximately $90 per device and a transportation impact fee of approximately $155 per device also may apply, depending upon the location of the licensed premises. Our casino is currently not subject to the business improvement fee.

     Alcohol. The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by state and local authorities. Alcoholic beverage licenses are revocable and non-transferable. State and local licensing authorities have full power to deny, limit, condition, suspend or revoke any such licenses. Persons or entities which directly or indirectly own 10% or more of a licensee will be required to complete applications and submit certain personal and financial information and be subject to investigation. Violation of the state alcoholic beverage laws may constitute a criminal offense and violators may be subject to criminal prosecution, incarceration and fines.

     There are various classes of retail liquor licenses under the Colorado State Liquor Code. A retail gaming tavern license or restaurant liquor license may be issued to persons who are licensed as a limited gaming establishment pursuant to Colorado law. A retail gaming tavern licensee may sell malt, vinous or spirituous liquors only by individual drinks for consumption on the premises, and must also make available sandwiches or light snacks or contract with concessionaires to provide food services within the same building as the licensed premises. A restaurant liquor license requires the service of meals and that at least 25% of the total of food and beverage sales come from the sale of food. In no event may any person hold, or have an interest in, more than three retail gaming tavern licenses. Also, a person may not have an interest in more than one class of liquor license. An application for an alcoholic beverage license in Colorado requires notice, posting and a public hearing before and approval by the local liquor licensing authority. In Black Hawk, the licensing authority is the Black Hawk Board of Aldermen. The Colorado Department of Revenue, through its Liquor Enforcement Division, also must approve the application.

     Recent Developments. In 1994, Colorado voters refused by a margin of 92% to 8% to permit limited gaming in Manitou Springs (located near Colorado Springs and Cripple Creek) and the placement of slot machines in airports. On November 5, 1996, Colorado voters defeated by a margin of 69% to 31% a proposal to allow gaming in the community of Trinidad, located on the Colorado-New Mexico border. There can be no assurance, however, that additional gaming will not be authorized.

     In 1997 the state legislature passed, but the Governor vetoed, a bill that would have permitted video lottery terminals in dog and horse race tracks as well as casinos, under certain terms and conditions. Video lottery terminals are games of chance, similar to slot machines, in which the player pushes a button that causes a random set of numbers or characters to be displayed on a video screen. Depending on the display, the player may be awarded a ticket, which can be exchanged for cash or playing credit. There can be no assurance that similar legislation permitting video lottery terminals in dog and horse race tracks or other venues will not be considered in the future. For example, in January 1998, three gaming-related bills were proposed in the State of Colorado. The first of these bills would require that any proposed casino structure with gross square footage exceeding 60,000 square feet obtain the approval of the State Historical Society prior to construction. This bill was defeated in the Senate. Such legislation, or future legislation, if passed, could significantly delay or prevent the completion of our casino or require substantial size or design changes for our casino in order to conform to any conditions to approval by the State Historical Society or other similar regulatory agency. The second bill, which was the subject of an initial hearing in the Senate and is similar to the 1997 proposed legislation vetoed by the Governor, would provide for the installation of up to 500 video lottery terminals in each of the State's five horse and dog racing tracks. The Governor, to date, has consistently resisted an expansion of gaming through the device of video lottery terminals. The third bill, introduced to prevent the installation of video lottery terminals by specifically defining video lottery terminals as slot machines, was defeated in committee by the House of Representatives. Legislation permitting or requiring the installation of video lottery terminals at horse and dog racing tracks or elsewhere, or future initiatives, if passed, could significantly increase the competition for gaming customers, thereby adversely affecting business in the Black Hawk market, including the business of our casino. Additionally, there can be no assurance that there will be no legislation or future promulgation of regulations by the Colorado Gaming Commission that would impose additional restrictions, raise taxes, subject to constitutional limitations, impose prohibitions on, or assess increased device fees or impose additional fees with respect to, our business. A new governor was elected in 1998 and has taken office. The new governor may approach limited gaming expansion differently than his predecessor. If he does so, it may have a material adverse effect on the Black Hawk market.

     Federal legislation was recently enacted that established a National Gambling Impact and Policy Commission to study the economic impact of gambling on the United States, the individual states and Native American tribes. Additional federal regulation may result from hearings by the National Gambling Impact and Policy Commission. Any new Federal or state legislation could have a material adverse effect on us.


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     We currently hold no gaming or liquor licenses and will therefore need to obtain both types of licenses in connection with the opening and operation of our casino. While we believe that we will be able to obtain such licenses, no assurances can be given that such licenses will be issued or granted or, if issued and granted, not subject to additional material restrictions or subsequently revoked. The failure or inability to obtain any such licenses in a timely manner, the imposition of additional material restrictions in connection therewith or the subsequent revocation or suspension of any such license would materially and adversely affect us and our casino.

                              MATERIAL AGREEMENTS

Casino Management Agreement

     We entered into a casino management agreement with Hyatt Gaming on February 2, 2000, which was amended on March 14, 2000. Under the terms of the casino management agreement, Hyatt Gaming will operate and manage our casino. Hyatt Gaming may obtain the services of Hyatt Gaming affiliates to the extent necessary for Hyatt Gaming to perform its obligations under the casino management agreement. Hyatt Gaming intends to enter into a consulting agreement with its affiliate, Hyatt Gaming Services, LLC, to perform obligations under the casino management agreement. Hyatt Gaming will retain full responsibility and liability for performance of all obligations under the casino management agreement and will cause Hyatt Gaming Services to perform pursuant to its consulting agreement in accordance with the terms and provisions of the casino management agreement. Hyatt Gaming Services provides gaming services to Hyatt Gaming and other Hyatt companies.

     Construction, Furnishing and Equipping, Pre-Opening and Opening of our Casino. Under the casino management agreement, we will engage and retain, at no expense to Hyatt Gaming or its affiliates, the architects, designers, specialists and contractors necessary to plan and complete our casino and to design, select, purchase and install the furniture, fixtures and equipment. Under the casino management agreement, Hyatt Gaming has reserved the right to approve or to waive its right to approve our choices of architects, designers, specialists and contractors. Hyatt Gaming has waived its right to approve Steelman Ltd. as the architect, PCL as the general contractor, Blattner as the excavation contractor and Building Sciences as the construction manager. Hyatt Gaming will consult with us, Steelman Ltd. and other consultants, at our request, to provide technical assistance in connection with the planning and completion of our casino. For such services, we will pay Hyatt Gaming a technical assistance services fee of $150,000, payable as follows:

     o    $100,000 on the commencement of construction of our casino, and

     o    $50,000 on the opening date of our casino.

     In addition, we will reimburse Hyatt Gaming for its reasonable out-of-pocket expenses incurred directly in connection with the performance of technical assistance services pursuant to the casino management agreement. If the casino management agreement terminates at any point, all earned but unpaid technical assistance service fees will become due and payable.

     Hyatt Gaming has waived its right to approve our preliminary design plans, which include the "design program" for our casino. The "design program" for our casino cannot be altered without our mutual agreement with Hyatt Gaming or Hyatt Gaming's waiver of its right to approve. Hyatt Gaming has the right to approve

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or to waive approval of any additional and/or more detailed drawings, plans and specifications for our casino, but only as to design functionality, aesthetics and interior and exterior finishes consistent with Hyatt standards and consistent with the preliminary design plan. In addition, Hyatt Gaming has the right to approve or to waive approval of any material changes to the financing for the construction, equipping and opening of our casino.

     In addition, all reviews and approvals by Hyatt Gaming under the terms of the casino management agreement are for the sole and exclusive benefit of Hyatt Gaming, and no other person or party has the right to rely on any such reviews or approvals.

     Pre-Opening Budget. The pre-opening costs and expenses will be those incurred during the pre-opening period for the staffing of our casino, for pre-opening promotion and advertising and for the organization of our casino's operations and services. Hyatt Gaming may not, without our approval, incur aggregate pre-opening expenses for our casino in excess of $3.0 million. This budgetary limit assumes that our casino's construction will commence no later than September 14, 2000, and that the opening date of our casino shall not be later than March 14, 2002.

     Subject to certain limitations, Hyatt Gaming has the right, in our name, to enter into contracts for pre-opening expenses and we will be liable for the payment of obligations incurred in connection with such contracts. Alternatively, Hyatt Gaming may, in its own name, incur and pay such pre-opening expenses, in which case we will reimburse Hyatt Gaming for such pre-opening expenses. Hyatt Gaming, however, has no obligation to incur pre-opening expenses unless we first deposit $200,000 with Hyatt Gaming which can be used by Hyatt Gaming for payment of pre-opening expenses.

     Duties of the Manager. Under the casino management agreement, Hyatt Gaming will operate our casino, as our agent. We and Hyatt Gaming have structured our relationship under the casino management agreement to create an agency coupled with an interest so that it is irrevocable except under the terms of the casino management agreement.

     The obligation of Hyatt Gaming to operate, maintain and manage our casino will include, without limitation, managing the facility in a manner that is consistent with the Colorado liquor and gaming laws and regulations, marketing and advertising services, collection and payment services, service bureau payroll/ personnel systems, establishment and implementation of accounting and cost controls, legal services, security services and establishment and implementation of policies and procedures for the operation of our casino.

     Term. The original term of the casino management agreement commenced on February 2, 2000 and will continue until the fifteenth anniversary of the opening date of our casino, unless terminated sooner by either us or Hyatt Gaming. Hyatt Gaming has the right to extend the original term for two successive periods of five years each. In order to renew, Hyatt Gaming must provide us with notice at least six months but no more than twelve months prior to the end of the term in force, and Hyatt Gaming must not have committed an uncured event of default. Renewal terms will be on the same terms, covenants and conditions as set forth in the casino management agreement for the original term. It is a condition of the exercise by Hyatt Gaming of any renewal option that the simple average annual percentage return on cash equity in our casino, as of the date such renewal option is exercised, is equal to or greater than 15%.

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     Compensation. For each fiscal year, Hyatt Gaming will receive a basic fee equal to three percent (3%) of the adjusted gross receipts of our casino and an incentive fee equal to five percent (5%) of the earnings before interest, taxes, depreciation and amortization for the appropriate fiscal year. For this purpose, adjusted gross receipts mean the adjusted gross proceeds of our casino as defined by the Colorado Limited Gaming Act (with certain adjustments to include income from sources other than gaming) less all gaming taxes. The incentive fee will be paid only to the extent that the earnings before interest, taxes, depreciation and amortization is a positive number, and will be subordinated and deferred as set forth in the indenture governing the notes.

     Termination. Within 30 days after the loss of a Hyatt Gaming license relating to our casino, we would have the right to terminate the casino management agreement upon delivery of written notice by us to Hyatt Gaming of such termination. If Hyatt Gaming does not manage our casino profitably or does not otherwise meet performance criteria, we do not have the ability to terminate the casino management agreement on that basis.

     Hyatt Gaming has the right to terminate the casino management agreement after written notice of termination in the event that:

     o    we do not commence construction of our casino by September 14, 2000;

     o    we do not open our casino by March 14, 2002;

     o    a loss of license event occurs with respect to a project license; or

     o a loss of license event occurs with respect to Hyatt Gaming or its affiliates with respect to another casino as a result of Hyatt Gaming's management of our casino or investment in the second mortgage notes.

     In addition, we have the right to terminate the casino management agreement in connection with any sale of our casino to a third party unaffiliated with us or any of our shareholders after the third anniversary of the opening date of our casino upon written notice and within certain time limitations. A termination fee must be paid to Hyatt Gaming. The termination fee generally is equal to the product of six times the average of the annual management fees earned by and payable to Hyatt Gaming during the three fiscal years immediately preceding the termination date.

     Notwithstanding any termination of the casino management agreement pursuant to the above provisions, we would continue to be liable to Hyatt Gaming for the payment of all fees and other amounts due or accrued to Hyatt Gaming under the casino management agreement to the date of such termination.

     Events of Default. Upon an event of default, the non-defaulting party may give the defaulting party notice of intention to terminate the casino management agreement. Once an expiration period of fifteen days has passed, the casino management agreement would end. Some significant events of default are as follows:

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     o    failure to pay the other party amounts due within fifteen days of notice of such failure; or

     o failure to perform in any material respect, with certain exceptions, the terms, covenants, undertakings, obligations or conditions set forth in the casino management agreement, after proper notice of the failure; or

     o any default under the subordinated loan agreement or certain provisions of the intercreditor, subordination and collateral agreement; or

     o    insolvency or failure to pay debts as they become due by either party;
          or

     o    assignment by either party for the benefit of its creditors; or

     o commencement of a bankruptcy or similar proceeding or a proceeding to appoint a receiver or similar official; or

     o any default under any hotel management agreement we subsequently enter into with Hyatt Gaming.

     Assignment. Hyatt Gaming may assign or delegate any or all of its rights or obligations under the casino management agreement, without our consent, to any assignee affiliate or may assign all of its rights and obligations under the casino management agreement to any assignee who also acquires all, or substantially all, of the gaming or hotel assets of Hyatt Corporation or the affiliated group (as defined pursuant to Section 1504 of the Internal Revenue Code of 1986, as amended) of which Hyatt Corporation is a member and assumes its obligations, including those under the casino management agreement. Upon an assignment or delegation, Hyatt Gaming's obligations under the casino management agreement would terminate unless the assignment is to an affiliate assignee. If the assignment or delegation is to an affiliate assignee, Hyatt Gaming's obligation will continue as if the assignment had not taken place. The assignment by Hyatt Gaming of its rights under the casino management agreement beyond what is provided above requires our approval.

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     We have the right to sell, hypothecate or convey our casino or any portion of our casino, or to assign our interest in the casino management agreement with the prior approval of Hyatt Gaming. For these purposes a change of control will be considered an assignment.

     Indemnification. Hyatt Gaming will indemnify and hold harmless us and our shareholders, directors, officers, employees and agents from any damages, liabilities, costs, claims or expenses, including attorney's fees, attributable to Hyatt Gaming's or any Hyatt Gaming affiliate's gross negligence, willful misconduct, willful or reckless violation of any legal requirements or breach of the casino management agreement, or based on any self-insurance placed with Hyatt Gaming pursuant to a Hyatt Gaming self-insurance bid accepted by us. The cost of such indemnification will be borne solely by Hyatt Gaming or such Hyatt Gaming affiliate, as the case may be. If the loss is attributable to any other reason or cause, the cost of such indemnification will be paid by Hyatt Gaming out of our operating accounts and will be charged against adjusted net profits and earnings before interest, taxes, depreciation and amortization, and will be without recourse to Hyatt Gaming or its affiliates.

     We will indemnify and hold harmless Hyatt Gaming and its affiliates and their respective directors, officers, employees and agents from any and all liabilities, losses, damages, costs and expenses arising out of or incurred in connection with the management and operation of our casino or Hyatt Gaming's position as our agent which are not covered by insurance. This indemnity does not include losses attributable to gross negligence, willful misconduct, willful or reckless violations of legal requirements or breach of the casino management agreement by Hyatt Gaming, its affiliates or their employees or agents.

     Non-Competition. If we or any affiliate owns, develops, operates or franchises any other casino in Black Hawk or Central City, Hyatt Gaming will continue to have the right to exercise its renewal options under the casino management agreement; provided, that the renewal threshold will be reduced from a 15% to 10% simple average annual percentage return on cash equity after the first full year of operation of such casino. Notwithstanding the foregoing, Hyatt Gaming will have the exclusive right of first refusal to manage, pursuant to the terms of the casino management agreement, any gaming or hotel facility owned developed or operated by us or any of our beneficiaries or their respective affiliates that is located on or utilizes any portion of our casino or the site related property. We have the right, subject to a first refusal by Hyatt Gaming, to operate any additional casino project on the site related property through an independent unaffiliated third party casino management company.

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     Hyatt Gaming has agreed that neither Hyatt Gaming nor any of its affiliates will develop, operate or franchise any other casino bearing the name "Hyatt" at any time during the term of the casino management agreement anywhere within the State of Colorado. Notwithstanding the foregoing, if Hyatt Gaming or a Hyatt Gaming affiliate controls or shares control as a developer or owner of a casino in Denver, Colorado or within a five-mile radius of those city limits, Hyatt Gaming must offer us the opportunity to invest cash equity in order to acquire up to 45% of Hyatt Gaming's or such Hyatt Gaming affiliate's ownership interest in such casino on market terms. If such offer is made, Hyatt Gaming or an Hyatt Gaming affiliate will be free to develop and operate such casino which can bear the name "Hyatt," regardless of whether we accept Hyatt Gaming's offer. These restrictions will lapse and be of no further force or effect from and after the expiration or earlier termination of the casino management agreement.

     Bankruptcy. We have agreed that we will not commence or consent to any case, proceeding or other action (1) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of our company, or of its debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or (2) seeking appointment of a receiver, trustee or similar official for us, or for all or any part of our property.

Subordination, Non-Disturbance and Attornment Agreement

     Subordination. We have entered into a subordination, non-disturbance and attornment agreement with Hyatt Gaming and the trustee under the indenture governing the notes, on behalf of the holders of the notes. Under this agreement, Hyatt Gaming agrees that the casino management agreement, including, without limitation Hyatt Gaming's rights to payment of any amounts, Hyatt Gaming's rights and remedies and Hyatt Gaming's liens and other interest, is and will be subject and subordinate to the indenture governing the notes, the deed of trust and the other documents governing the notes. Notwithstanding the foregoing, we may pay Hyatt Gaming amounts under the casino management agreement as they come due; however, we may not pay incentive fees payable under the casino management agreement during periods when the indenture governing the notes prohibit us from making such payments under the casino management agreement. Any such obligations which are due under the casino management agreement but which we are restricted from paying will accrue interest at the second mortgage note rate. During such restricted periods, however, the basic fee and other amounts due to Hyatt Gaming under the casino management agreement will continue to be paid by us. If we do not continue to pay such amounts, Hyatt Gaming may terminate the casino management agreement.

     Non-Disturbance and Attornment. As long as no default exists which would allow us to terminate the casino management agreement, neither we nor the trustee will terminate the casino management agreement, and Hyatt Gaming's right to manage our casino in accordance with the terms of the casino management agreement will not be interfered with by any action of foreclosure upon the security, title or other interest granted by the deed of trust or any other documents governing the notes. In addition, should the land on which our casino will be built, comprising trust property under the deed of trust, be acquired by another party in connection with foreclosure under the deed of trust, Hyatt Gaming retains its rights under the casino management agreement against the new owner. Hyatt Gaming agrees to attorn to the new owner upon the foreclosure under the deed of trust.

     Miscellaneous. If an event of default occurs under any of the documents governing the notes, the trustee has a right, prior to foreclosure, to assume all of our rights under the casino management agreement. The trustee also has a cure period after an event of default caused by us before Hyatt Gaming can begin actions in response to the default. In the event of distribution of our assets to creditors by reason of a receivership, dissolution or bankruptcy proceeding, Hyatt Gaming is subordinate in payment to the holders of our notes, but has the right to terminate the casino management agreement, unless all amounts, other than the incentive fee, are paid to it currently. The subordination of obligations to Hyatt Gaming under the subordination, non- disturbance and attornment agreement will continue until all holders of our notes are paid in full in cash.

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Architect's Agreement

     On January 31, 2000, Windsor Woodmont, LLC entered into an architect's agreement with Steelman Ltd., which has been assigned to us, whereby Steelman Ltd. will provide complete architectural and interior design services for our casino. It further provides that Steelman Ltd. will coordinate the design, development and construction of our casino. Under this agreement, Steelman Ltd. is required to obtain and maintain a professional liability insurance policy that must cover project-specific errors and omissions.

     Services Provided. Under the agreement the basic services provided by Steelman Ltd. include schematic design, design development, construction documents, bidding or negotiation and construction/administration of the construction contract. Steelman Ltd. also has the right to request the addition of any consultants to the project it reasonably believes are necessary which could increase the total cost of our casino.

     Fees. For the performance of its services, Steelman Ltd. will be paid a total of $2.0 million, consisting of an initial payment of $500,000 and the balance to be paid monthly on a percentage completion basis. It is agreed that $200,000 of the $1.5 million balance will be allocated for cost reimbursement. Compensation for reimbursement will be computed as a multiple of one times the expenses incurred. In the event that Steelman Ltd. provides additional authorized and approved services, it will be compensated by us on terms mutually determined. This is not a guaranteed maximum price contract.

     Architect Designs. Under the architect agreement, Steelman Ltd. will be deemed the author and owner of the designs and retains all common law, statutory and other reserved rights in the designs. Steelman Ltd. has licensed these designs to us for use in connection with our casino under this agreement. Upon the termination of the architect's agreement, the license will terminate and we must return all originals of the designs and refrain from making further reproductions, except that we can utilize the design documents when necessary for effecting repairs to the project. Any new architect hired would, therefore, be required to reproduce such designs. Furthermore, we cannot pledge our license to these designs without the consent of Steelman Ltd.

     Indemnification. We have agreed to indemnify and hold harmless Steelman Ltd. in connection with any claims, suits, etc. arising out of unauthorized use, reuse or modification of the designs.

     Termination and Assignment. If the architect services or the construction of our casino is stopped for more than 90 consecutive days, Steelman Ltd. may terminate this agreement by giving not less than seven days written notice. The architect agreement may also be terminated by either party upon not less than seven days written notice should the other party fail to substantially perform through no fault of the party initiating termination. We cannot assign the architect's agreement without the written consent of Steelman Ltd. However, we are permitted to assign the architect's agreement to an institutional lender providing financing to our casino or to any affiliate of our casino. In addition, we cannot assign any license grant to use the architect designs without the prior written agreement of Steelman Ltd.

     All contracts relating to the construction of our casino, including the architect's agreement, have been assigned as security for the notes. See "Description of Notes -- Security."

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Construction Management Agreement

     The construction management agreement between Windsor Woodmont, LLC and Building Sciences, Inc. dated February 1, 2000, as amended, which has been assigned to us, provides that Building Sciences will provide construction consulting and management services for the design and construction of our casino. Building Sciences' services during the pre-construction phase commenced in March, 2000. Their services will continue through the term of the construction agreement with PCL. The fee to Building Sciences under the construction management agreement is $330,000. Additionally, Building Sciences will be reimbursed by us for the direct cost of all out-of-pocket expenses. The fee is subject to mutually agreed upon adjustments if there is a material change in the scope of the project or the period of time in which Building Sciences' services are to be performed. The construction management agreement can be terminated by us or Building Sciences upon ten days written notice.

     All contracts relating to the construction of our casino, including the construction management agreement, have been assigned as security for the notes. See "Description of Notes -- Security."

Construction Agreement

     The construction agreement between Windsor Woodmont, LLC and PCL, dated January 11, 2000, which has been assigned to us, provides that PCL, directly and indirectly through various subcontractors, will build our casino, excluding the excavation work, which will be performed by Blattner. PCL may only subcontract work to subcontractors who are approved by us and Steelman Ltd. Steelman Ltd. also has certain rights under the construction agreement to approve work to be done by PCL.

     Date of Commencement. The date of commencement of the construction agreement was March 16, 2000; however, PCL will not perform any work at or upon the project site until receipt of a written construction notice to proceed, which we will issue upon substantial completion of the excavation work at the project site by Blattner. Within 10 days of receipt of the construction notice to proceed, PCL will commence performance of the work at or on the project site. PCL is not required to commence work, however, unless it also received evidence by us, along with the pre-construction notice to proceed, of sufficient financing to meet financial obligations under the construction agreement.

     Completion Requirements. The construction agreement requires PCL to substantially complete the project within 532 days of receipt of the pre-construction notice to proceed, which was issued on March 16, 2000. The project will not be considered to be substantially completed unless we can occupy or utilize the facility for its intended use and a temporary certificate of occupancy for the project has been issued by the appropriate governmental authority. PCL is not responsible for delays by the City of Black Hawk in issuing the certificate of occupancy.

     To discourage delays, we require PCL to pay liquidated damages for each calendar day substantial completion is delayed of $5,000 per day for the first seven days of delay and $10,000 per day for any delay after the initial seven-day period. PCL's aggregate liability for any and all liquidated damages is limited to a maximum of $250,000.

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     Guaranteed Maximum Price. Subject to certain conditions, PCL has also guaranteed to us that the cost of the project will not exceed $42.2 million, consisting of the contractual guaranteed maximum price amount of $41.7 million, plus $0.5 million of additional budgeted construction costs to be performed by PCL. The guaranteed cost and/or the substantial construction completion date will be adjusted in the following circumstances:

     o there is a change in the architectural drawings and specifications which represents a scope change in the architectural requirements, which could occur during either the preliminary or final stage of creating the drawings and specifications as defined by the construction agreement;

     o there is a change in construction work that is required which represents a substantial change in the construction work originally agreed, and the work change is requested following the proper procedures under the construction agreement;

     o there is an excusable event such as, among others, delays resulting from our acts or omissions to the extent such delays arise from circumstance beyond the reasonable control and without the fault or negligence of PCL, acts of God, fires, explosions, etc., occurrence of a change of law and discovery of any pre-existing hazardous substances at the site;

     o there is a difference between the actual costs for work done and the allowances as provided for under the agreement which would result in an adjustment in the guaranteed maximum price; and

     o under certain circumstance, we require use of a subcontractor whose bid is outside the requirements under the guaranteed maximum price.

     Contract Sum. Under the construction agreement, we will pay PCL a contract sum for its performance. The contract sum will consist of the cost of the work and a fee of 5% of the cost of the work, except as limited by the guaranteed maximum price. In addition, PCL shall be entitled to an amount equal to 5% of an increase in the cost of the work directly attributable to an approved change order in order to reimburse PCL for its actual home office overhead costs incurred as a result thereof.

     If an agreed upon work change would increase the guaranteed contract price by more than $200,000, we must deliver additional evidence of sufficient financial arrangements or PCL will be entitled to terminate its work. In addition, if the contract sum is less than the guaranteed maximum price, the savings will be shared with 75% to us and 25% to PCL, provided PCL's share will not exceed $250,000.

     Failure to Meet Completion Date. In the event that PCL fails, or appears likely to fail, to complete the work on time, we have the right to impose any or all of the following options:

     o require PCL within 14 working days to substantiate its capability to get back on schedule;

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     o    require PCL to increase its work force, work overtime and/or extra shifts and do whatever else is required by them until PCL gets back on schedule to complete its work by the scheduled completion date;

     o withhold payment of fees, until such time as PCL returns to schedule; and/or

     o contact or visit the factory, plant or distribution center whose production or delivery schedule may be critical to the scheduled completion of a portion of the work, and expedite same, at PCL's expense.

     Termination. PCL may terminate the construction agreement if there are repeated suspensions, delays or interruptions by us constituting in the aggregate more than the total number of days scheduled for completion of the agreement or 120 days in any 365-day period (whichever is less). PCL may also terminate the construction agreement if the work is stopped for 30 days through no fault of its own or the subcontractors for the following reasons, among others:

     o    issuance of an order of a court having jurisdiction;

     o    act of government; or

     o    we are guilty of a material breach of any of the agreements.

     We may terminate the construction agreement for cause or we may suspend the agreement for our convenience. Terminations by either party may have certain financial consequences to each party.

     Miscellaneous. We have the right to require a payment bond or performance bond by PCL. We have agreed that PCL either will have a performance bond or will provide us with a corporate guarantee.

     All contracts relating to the construction of our casino, including the construction agreement, have been assigned as security for the notes. See "Description of Notes -- Security."

Excavation Agreement

     The excavation agreement between Windsor Woodmont, LLC and Blattner, as most recently amended on December 31, 1999, which has been assigned to us, provides that Blattner will perform all necessary excavation work. Blattner will be paid a contract sum of $8.7 million for performing the work under the excavation agreement, of which approximately $5,413,651 has been paid as of the date of this prospectus. The excavation agreement is not a guaranteed maximum price contract; rather, it is a stipulated sum contract. The excavation work was commenced by Blattner on July 1, 1998. The excavation work was subsequently suspended in November, 1998 when Windsor Woodmont, LLC was unable to obtain financing to complete the casino facility. The excavation work was re-commenced in March, 2000.

     Completion Date. Under the excavation agreement, substantial completion of the work must occur not later than 147 calendar days after the date of re-commencement. Blattner's scheduled completion date for its work may be

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dependent upon actions of third parties. If Blattner fails to achieve substantial completion within the time period specified, liquidated damages will be payable by Blattner. Blattner's payment schedule would be $3,000 for the first day of delay and $250 plus the amount due as liquidated damages on the day prior until the daily amount of damages totals $11,500. Conversely, if Blattner achieves substantial completion prior to the end of the time period specified, it will be entitled to a bonus payment of $2,000 multiplied by the number of calendar days by which the date Blattner achieves substantial completion precedes the required date.

     Termination of Suspension Without Penalty. Blattner could terminate or suspend the excavation agreement without penalty:

     (a) if the work is stopped for a period of 30 days through no fault of Blattner or its subcontractors for the following reasons:

     (1)  issuance of an order of a court having jurisdiction;

     (2)  act of government; or

     (3) because the architect or construction manager has failed to issue a certificate for payment without notifying Blattner of the reason for withholding such certification, or because we have failed to make payment on a properly submitted certificate for payment; or

     (b) if the work is stopped for a period of 60 days through no fault of Blattner or its subcontractors because we have persistently failed to fulfill our obligations under the contract documents with respect to matters important to the progress of the work.

     Exemptions. Under the excavation agreement, there are certain circumstances that can give rise to an increase in the amount payable to Blattner or an extension of the date by which substantial completion must be achieved. These circumstances include:

     o a change in the excavation drawings and specifications which represents a "scope change" in the excavation requirements, as defined by the excavation agreement;

     o a change in the excavation work to be performed which represents a substantial change from the work originally required, and the work change is requested after the proper procedures are followed under the excavation agreement; and

     o an excusable event such as, for example, delays resulting from acts or omissions to the extent such delays arise from circumstances beyond the reasonable control and without the fault or negligence of Blattner, acts of God, fires, explosions, etc., occurrence of a change of law, and discovery of any pre-existing hazardous substances at the site.

     The price of the excavation agreement is based on drawings and specifications which may be subject to change. If there is a "scope change" between the preliminary plans and the final plans, there could be a material increase in the excavation agreement price even though it is a stipulated sum.

     All contracts relating to the construction of our casino, including the excavation agreement have been assigned as security for the notes. See "Description of Notes -- Security."

Subdivision Agreement

     On December 29, 1997, the Board of Aldermen of the City of Black Hawk, after holding all necessary public hearings and having received a recommendation of approval from the Black Hawk Planning Commission, approved the final plat for the property on which our casino will be constructed, pursuant to which Windsor Woodmont LLC dedicated property for Richman Street. Also on that date, Windsor Woodmont, LLC entered into the subdivision agreement, as amended, with the City of Black Hawk, pursuant to which Windsor Woodmont, LLC (or we, as its assignee) will be required to dedicate an additional right-of-way for Richman Street, and to make certain improvements to Richman Street and to the portion of Highway 119 that abuts Windsor Woodmont, LLC's property. We have assumed all obligations under the subdivision agreement.

     Public Improvements. The subdivision agreement requires us to dedicate and convey by special warranty deed, free and clear of all liens and encumbrances, sufficient additional right-of-way for Richman Street to construct a 40-foot wide right-of-way and to construct certain improvements to Richman Street, including, without limitation: (1) the construction of three 12-foot vehicular lanes with one and one-half foot curb and gutters on both sides of the street along the entire length of the property from Highway 119 to the northerly property boundary line, (2) the construction of rock-faced retaining walls and erosion control along the east side of the Richman Street improvements, (3) the construction of various sidewalks, street lighting, striping and signage, and
(4) other necessary improvements to Richman Street as determined by the City of Black Hawk. The subdivision agreement also requires us to construct (in accordance with the approvals and requirements of the Colorado Department of Transportation and concurrence with the City of Black Hawk Public Works Department) certain improvements to Highway 119. We are also responsible for constructing the signals necessary at the intersection of Richman Street and Highway 119, constructing and installing landscaping along the Richman Street and Highway 119 frontage in accordance with the landscaping plan approved by the City of Black Hawk and constructing and maintaining for perpetuity drainage improvements along the Richman Street and Highway 119 frontages. In addition, we have agreed to be responsible for the construction and maintenance of the channel improvements and flood control facilities that are required pursuant to our request for a conditional letter of map revision permit from the Federal Emergency Management Agency. Further, in the event of an emergency requiring an immediate response by the City of Black Hawk related to flood control structures owned by us, we have agreed to reimburse and indemnify the City of Black Hawk for all costs and expenses associated with the City of Black Hawk's response to such emergency. Finally, we have agreed to install and complete (at our expense) all necessary water lines, sewer lines, fire hydrants, water or sewer distribution facilities, drainage structures and paved streets, including curbs and gutters, as approved by the Director of Public Works of the City of Black Hawk.

     Upon completion of the improvements, we must convey marketable title to such improvements to the City of Black Hawk, free and clear of all liens or encumbrances, including liens or encumbrances arising under the indenture governing the notes. We are required to warrant the improvements for one year after certification by the Director of Public Works of the City of Black Hawk

(or other appropriate party) that the same conforms with specifications approved by such party, as appropriate (except water improvements, which we will warrant for three years). Subject to a provision for force majeure, we are required to complete the improvements, including the required inspections thereof, by December 31, 2001. In addition, upon the City of Black Hawk's acceptance of the improvements, the City of Black Hawk will convey to us (1) a certain portion of Richman Street as realigned, and (2) certain rockbolt easements necessary for us to complete the development.

     Estimated Costs of the Improvements. The subdivision agreement requires us to bear the costs of the improvements, which we estimate will be approximately $836,108, which is included in the construction costs of our casino. This estimate of the cost of the public improvements is subject to increase based on a multitude of factors, including, without limitation: (1) the City of Black Hawk's ability to request the construction of any other necessary improvements to Richman Street, which request could materially increase our current estimate of the cost of the public improvements, and (2) the City of Black Hawk's ability to reserve the right to adjust the cost of the public improvements on an annual basis. Specifically, the City of Black Hawk has the right to increase the estimated cost based upon its review of any changes in the Construction Costs Index as published by the Engineering News Record. In addition, we will be required to reimburse the City of Black Hawk for certain costs and fees for services rendered in connection with the review of the subdivision of the land and an administrative fee not to exceed 15% of the actual costs of such services. We will also bear any expenses relating to the City of Black Hawk's engineering review. In addition, we have agreed to provide, at our expense, all the necessary engineering designs, surveys, field surveys and incidental services relating to the construction of the public improvements.

     Performance Guarantee. The subdivision agreement requires that our obligation to ensure the performance and completion of the public improvements be secured by an irrevocable letter of credit or other agreed upon securities to which the City of Black Hawk is the beneficiary. The amount of the irrevocable letter of credit or other agreed upon securities must be equal to 110% of the estimated costs of the public improvements. This collateral security requirement has been satisfied by an irrevocable letter of credit in the amount of $919,718. The estimated costs of the public improvements is a figure mutually agreed upon by the City of Black Hawk and us, but the City of Black Hawk may require that the amount be increased based on the final construction documents or to take into account any increases that the City of Black Hawk's estimate of the cost of the improvements may be subject. Specifically, the City of Black Hawk has reserved the right to increase the amount of the irrevocable letter of credit based on any annual adjustment to the cost of the public improvements. Such increases in the amount of the letter of credit could lead to increased costs and bank fees to us based on amendments to the letter of credit, as well as any reissuance of the letter of credit. The City of Black Hawk may draw upon the letter of credit to complete the improvements in the event we do not complete them by December 31, 2001, subject to the provision for force majeure. Upon completion of the improvements and the approval of the Director of Public Works of the City of Black Hawk, the City of Black Hawk will retain for one year at least 20% of the costs of improvements.

     Miscellaneous. The City of Black Hawk's remedies for breach of the subdivision agreement include, but are not limited to, refusing to issue a building permit or certificate of occupancy, the revocation of any building permit previously issued under which construction directly related to such building permit has not commenced, drawing upon the letter of credit or any other remedy available at law. We will be required to indemnify the City of Black Hawk and its representatives against any claims arising from our acts or these or our agents. We may not transfer or assign any of our rights or obligations under the subdivision agreement without the prior written consent of the City of Black Hawk.

                                   MANAGEMENT

     Hyatt Gaming will manage the operations of our casino. See "Material Agreements." All directors and officers, and certain employees of our company and Hyatt Gaming must be determined suitable and licensed by the Colorado authorities. We cannot assure that any or all of the necessary directors, officers and employees will be deemed suitable for licensing. Subject to such approval, below are the directors and the executive officers of our company, together with their respective ages as of the date of this prospectus. Jess Ravich, the Chairman and Chief Executive Officer of U.S. Bancorp Libra, in his capacity as trustee for the Ravich Revocable Trust of 1989, which is a holder of our series B preferred stock, has the right to designate one member of our board of directors, and has initially designated himself.


Name                        Age      Position
----                        ---      --------

Daniel P. Robinowitz        60       Chairman of the Board, President and Chief
                                     Executive Officer

Irving C. Deal              72       Vice Chairman of the Board

Craig F. Sullivan           53       Director

Michael L. Armstrong        49       Executive Vice President, Chief Financial
                                     Officer, Treasurer and Assistant Secretary

Timothy G. Rose                      Executive Vice President-- Casino
                            43       Operations and Development

Donald J. Malouf            64       Secretary and Director

Jerry L. Dauderman          55       Director

Jess Ravich                 42       Director


     Daniel P. Robinowitz. Mr. Robinowitz is oPresident and Chief Executive Officer. Mr. Robinowitz has served as a director since our inception. Since 1980, Mr. Robinowitz has been the founder, managing partner and Chairman of the Board of Woodmont Development Co., Inc., a real estate development company. Mr. Robinowitz was an executive officer of Grand Palais Riverboat, Inc. and Hemmeter Enterprises, Inc., which were casino companies, each of which filed for corporate reorganization under the U.S. bankruptcy laws in November 1995, approximately 18 months after Mr. Robinowitz's resignation as a director and executive officer of such entities.

     Irving C. Deal. Mr. Deal is our Vice Chairman of our Board. Mr. Deal has served as a director since our inception. Since October 1975, Mr. Deal has been the Chief Executive Officer and Chairman of the Board of Normandy, Inc., a real estate development company, and is also the Chairman of the Board of each of Normandy Inc.'s subsidiaries. Mr. Deal received a Bachelor of Arts in Sociology, cum laude degree from Stanford University, and served for a term of ten years from March 1985 through April 1995 on the Stanford Board of Trustees. He also served as Chairman of the Stanford Real Estate Commission for a term of two years.

     Craig F. Sullivan. Mr. Sullivan has been a director since March 2000. Mr. Sullivan has been the President of Sullivan and Associates since March 1998. From March 1995 to March 1998, Mr. Sullivan was the Chief Financial Officer and Treasurer of Primadonna Resorts, Inc., a casino company. During that same time period, he also served on the Board of New York-New York Hotel Casino in Las Vegas. From 1990 until 1995, Mr. Sullivan was Treasurer for Aztar, a casino operating company. Since September 1998, Mr. Sullivan has been a director of Monarch Casino and Resort, Inc.

     Michael L. Armstrong. Mr. Armstrong is our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. From December, 1980 to March, 2000, Mr. Armstrong was the Chief Financial Officer of Normandy, Inc. Mr. Armstrong was also the President and a Director of Normandy, Inc. and the Vice President of each of Normandy, Inc.'s subsidiaries. Prior to joining Normandy, Inc., Mr. Armstrong worked at Deloitte & Touche for nine years. He is a Certified Public Accountant.

     Timothy G. Rose. Mr. Rose has been our Executive Vice President-- Casino Operations and Development since July 1998. Mr. Rose has been President of R.O.I. Gaming, Inc., a gaming industry consulting firm, since June 1990. Between June 1996 and June 1998, Mr. Rose served as a Director of Coopers & Lybrand LLP's National Hospitality and Gaming Group in Las Vegas. Mr. Rose has 20 years of hospitality experience, including over 16 years of experience in the gaming industry. He worked for over ten years in the gaming industry in Atlantic City, New Jersey, including positions as Senior Vice President at Trump Castle Casino Resort from February 1989 through June 1990 and Vice President of Marketing at Trump Plaza Casino Hotel from February 1986 through January 1989.

     Jerry L. Dauderman. Mr. Dauderman has served as a director since March 2000. He is currently a director of CT Realty, The Stowell Co. and CDFC, Inc. Mr. Dauderman is currently self-employed.

     Donald J. Malouf. Mr. Malouf has served as a director since March 2000 and as Secretary since April, 2000. Since 1967, Mr. Malouf has been an attorney with the law firm of Malouf, Lynch, Jackson and Swinson, P.C. and its predecessors, where he has held various titles as an officer. Mr. Malouf has also been a Manager, Secretary and Vice President of Five States Energy, LLC and its related entities since 1995.

     Jess Ravich. Mr. Ravich was appointed to the board of directors by The Ravich Revocable Trust of 1989 effective March 17, 2000. He is the founder, Chairman and Chief Executive Officer of U.S. Bancorp Libra, the placement agent for our unit offering, for which he exercises ultimate supervision over all sales, trading and capital markets and corporate finance transactions. Prior to founding Libra Investments in 1991, Mr. Ravich was Executive Vice President of the fixed income department of Jefferies & Company, a Los Angeles based brokerage firm. Prior to Jefferies, Mr. Ravich was a Senior Vice President at Drexel Burnham Lambert. Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania, magna cum laude, and of Harvard Law School, magna cum laude and editor of the Harvard Law Review. He serves on the board of directors of Cherokee, Inc., Communications Intelligence Corporation and numerous private corporations, and serves on the board of trustees of the Wharton School.

Board of Directors

     Our bylaws provide that the number of our directors may be established by the board of directors but may not be fewer than two nor more than fifteen. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the directors then in office. Once elected, directors serve a one-year term or until their successors are duly elected and qualified. Holders of shares have no right to cumulative voting for the election of directors. At each annual meeting of shareholders, the holders of a majority of the issued and outstanding shares will be able to elect all of the directors. Directors may be removed by the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on such matters. So long as The Ravich Revocable Trust of 1989 owns shares of our series B preferred stock, Jess Ravich, acting in his capacity as trustee, is entitled to nominate one person for election as a director on our board of directors. The director designated by The Ravich Revocable Trust is subject to removal by The Ravich Revocable Trust.

Limited Liability and Indemnification

     Colorado law permits a Colorado corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for monetary damages except for liability resulting from:

     o    a breach of a director's duty of loyalty to us or our shareholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o violations of Section 7-108-403 of the Colorado Business Corporation Act; or

     o transactions from which a director directly or indirectly derived an improper benefit.

     Our articles of incorporation contain a provision which limits the liability of our directors and officers to the maximum extent permitted by Colorado law.

     In addition, our bylaws provide that we will, to the fullest extent permitted by Colorado law in effect from time to time, indemnify and hold harmless our officers and directors from and against all expense, liability and loss, including attorneys' fees, actually and reasonably incurred by such person in connection with such proceeding and such indemnification, only if such proceeding is authorized by the board of directors. The bylaws further provide that we may, by action of the board of directors, provide indemnification to our employees and agents with the same scope and effect as the indemnification of our officers and directors. We are permitted under the bylaws to purchase and maintain insurance and to advance expenses to directors and officers and others to cover certain liabilities and proceedings.

Employment Agreements

     As of the date of this prospectus, we do not have any written employment agreements with any of our executive officers. However, we have agreed to pay Daniel P. Robinowitz an annual salary of $240,000, Timothy G. Rose an annual salary of $180,000, and Michael L. Armstrong an annual salary of $120,000, commencing March 2000.

                             EXECUTIVE COMPENSATION


     The following table sets forth certain information as to the compensation paid to our executive officers for services rendered during the last two fiscal years.



------------------------------------------------------------------------------------------------
                                                  Annual Compensation
------------------------------------------------------------------------------------------------
            Name and                                                     Other        Securities
            Principal                                                    Annual       Underlying
            Position           Year         Salary            Bonus    Compensation     Options
            --------           ----         ------            -----    ------------     -------
Daniel P. Robinowitz,
President and CEO              1999                               0      545,440(1)          0
                               1998                               0      545,460(1)          0

Michael L. Armstrong,
Exec. Vice President,
CFO, Treasurer and
Assistant Secretary            1999             0                 0            0        4,091(2)
                               1998             0                 0            0        4,091(2)

Timothy G. Rose,
Exec Vice President -
Casino Operations and
Development                    1999        182,500(3)             0            0        6,429(2)
                               1998        182,500(3)             0            0        6,429(2)

----------------
(1) These amounts were accrued by Windsor Woodmont, LLC and are included in the $2 million which was paid to Mr. Robinowitz in March 2000 by the payment of $300,000 in cash and $1.7 million of our series A preferred stock. See "Certain Relationships and Related Transactions."
(2) These amounts represent options to purchase shares of our common stock which are held of record by Windsor Woodmont, LLC, which options were granted by Windsor Woodmont, LLC as compensation for services rendered in connection with the project.
(3) The entire amount shown for 1998, plus $38,020 of the amount shown for 1999, was paid by Normandy, Inc., on behalf of Windsor Woodmont, LLC, for consulting services rendered by Mr. Rose and then billed to Windsor Woodmont LLC as a job cost. Normandy, Inc. later converted the debt to shares of our common stock. The balance of $144,480 was paid to Mr. Rose in March, 2000 out of the proceeds of our unit offering. See "Certain Relationships and Related Transactions."

Option Plan

     On April 14, 2000, our board of directors approved the Incentive Stock Option Plan of Windsor Woodmont Black Hawk Resort Corp. which provides for the grant of options to purchase an aggregate of not more than 150,000 shares of our common stock. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available persons.

     The plan provides for the granting of both incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986 and nonqualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, and performance awards. Awards of incentive stock options under the plan are limited to employees and must have an exercise price at least equal to the fair market value of our common stock at the date of grant, but nonqualified stock options may have an exercise price less than fair market value.

     The plan will be administered by the board of directors or by a committee appointed by the board of directors which determines the persons to be granted options under the plan, the number of shares subject to each option, the exercise price of each option and the option period.

     The plan has not yet been approved by the shareholders.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Development Services and Success Fees

     Upon closing of the unit offering, we paid Daniel P. Robinowitz $2.0 million for past salaries and other project development costs, including reimbursement of expenses, incurred in connection with the development of our casino. Such services included:

     o    site selection;
     o    market analysis;
     o    product concept design;
     o    preparation of feasibility studies;
     o interviewing, selecting and coordinating all consultants, including architects, engineers, a general contractor, an excavation contractor, a project manager, a construction manager, attorneys, investment bankers, accountants and other consultants;
     o    obtaining necessary governmental approvals;
     o negotiating necessary contracts with Hyatt Gaming; and o structuring and raising necessary debt and equity financing.

     Such sums were paid to Mr. Robinowitz in the form of $300,000 in cash and $1.7 million of our series A preferred stock.

     In addition, we have agreed to pay Mr. Robinowitz a success fee of up to $0.8 million. The payment of the success fee to Mr. Robinowitz will be deferred until the construction of the project is complete and the casino is open, and will only be due if there are funds remaining in the completion reserve accounts after all construction and other project costs have been paid.

     We have also paid a success fee in the amount of $250,000 to Timothy Rose. This amount was paid to Mr. Rose upon the closing of the unit offering in March 2000.

Loans and Conversions

     Jerry L. Dauderman loaned Windsor Woodmont, LLC an aggregate of $1.6 million to fund land acquisition and project costs. In January 2000, Mr. Dauderman agreed to convert the principal amount of such loan into 78,792 shares of our common stock, and agreed to waive any interest owed to him under such loan. Mr. Dauderman is one of our directors.

     Paul Steelman loaned Windsor Woodmont, LLC an aggregate of $950,000 to fund land acquisitions and project costs. In January 2000, Mr. Steelman agreed to convert the principal amount of such loan into 46,783 shares of our common stock, and agreed to waive any interest owed to him under such loan. Mr. Steelman is a principal and a shareholder in Steelman Ltd., our architect.

     Patricia Deal loaned Windsor Woodmont, LLC an aggregate of $265,000 to fund land acquisition and project costs. In January 2000, Ms. Deal agreed to convert the principal amount of such loan into 16,061 shares of our common stock, and agreed to waive any interest owed to her under such loan. Ms. Deal is a member of Windsor Woodmont, LLC and a Vice President and a director of Normandy, Inc., one of our other shareholders. In addition, Ms. Deal is married to Irving C. Deal, our Co-Chairman of the Board.

     Normandy, Inc. loaned Windsor Woodmont, LLC an aggregate of $3.2 million to fund land acquisition and project costs. In January 2000, Normandy, Inc. agreed to convert the principal amount of such loan into 157,584 shares of our common stock, and agreed to waive any interest owed to it under such loan. Normandy, Inc. is a member of Windsor Woodmont, LLC. Irving C. Deal, our Co-Chairman of the Board, is the Chairman of the Board and Chief Executive Officer of Normandy, Inc.

     In September 1997, Windsor Woodmont, LLC entered into a promissory note in the amount of $5,400,000 with Kennedy Funding, Inc. and Anglo American Financial. Irving Deal and Daniel Robinowitz provided a guarantee of this promissory note. No consideration was paid to either Mr. Deal or Mr. Robinowitz in connection with the guarantee. This debt was paid off with the net proceeds from the unit offering.

Settlement Agreement with Our Architect

     Windsor Woodmont LLC entered into a settlement agreement, dated January 31, 2000, with Steelman Ltd. and Mr. Paul Steelman in connection with the lien and notice of lis pendens that Mr. Steelman had placed against the hotel/casino complex when construction first commenced in 1998. The settlement agreement resolves issues relating to Steelman Ltd.'s interests under a deed of trust and assignment of rents, leases and leasehold interests made at that time. Pursuant to this settlement agreement, the lien, the lis pendens, and Steelman Ltd.'s interest in the assignment of rents, leases and leasehold interests were resolved and Steelman Ltd.'s interest in the deed of trust was reconveyed. As a condition of the settlement agreement, Mr. Steelman received cash in the amount of approximately $1.6 million and 12,000 shares of our series A preferred stock having a value of $1.2 million, concurrently with the closing of the unit offering.

Consulting Arrangements

     Windsor Woodmont LLC has granted Craig F. Sullivan, one of our directors, options to purchase 10,000 shares of our common stock held of record by the LLC. and in March 2000, we paid $150,000 from the net proceeds of the unit offering to Mr. Sullivan, for consulting services he provided to us and to Windsor Woodmont, LLC in connection with the project. In addition, in April, 2000, we paid Mr. Sullivan $50,000 for services rendered in connection with the unit offering.

     In April 2000, we paid $47,250 to Donald J. Malouf, our Secretary and one of our directors, from the net proceeds of the unit offering, for services rendered in connection with the offering.

Reimbursements and Salary Arrangements

     Timothy G. Rose has provided consulting services to us and to Windsor Woodmont, LLC since September 1997 in connection with the project. Total consideration owed to Mr. Rose for providing such consulting services, together with a success fee in the amount of $250,000, was $736,000. Of this amount, approximately $421,000, which includes the entire amount of the success fee, was paid to Mr. Rose in March 2000 from the net proceeds of the unit offering. The balance of $315,000 was paid to Mr. Rose by Normandy, Inc. which then billed the amounts to Windsor Woodmont LLC as a job cost. The debt was later converted to shares of our common stock as part of the loan disclosed under "-- Loans and Conversions," above.

     Since the closing of the unit offering in March 2000, we are paying Daniel
P. Robinowitz an annual salary of $240,000, Timothy G. Rose an annual salary of $182,000, and Michael L. Armstrong an annual salary of $120,000.

Transactions with Our Placement Agent and its Affiliates

     Jess Ravich, one of our directors, is the founder, Chairman and Chief Executive Officer of U.S. Bancorp Libra, the placement agent for our unit offering. In conjunction with the offering, we paid U.S. Bancorp Libra a placement fee in the amount of $3,500,000 and warrants to purchase 80,031 shares of our common stock at $0.01 per share, exercisable until March 15, 2010. In addition, U.S. Bancorp Libra, or its affiliates, purchased 6,000 shares of our series B preferred stock for a purchase price of $100 per share, and warrants to purchase 51,412 shares of our common stock at $0.01 per share, exercisable until March 15, 2010.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2000 by (1) each person who we know owns beneficially more than 5% of our common stock, (2) each named executive officer, (3) each director, and (4) all our executive officers and directors as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe that each shareholder named in this table has sole investment and voting power with respect to the shares indicated.

                                                                 Common Stock
                                                              Beneficially Owned
                                                              ------------------
Name and Address of Beneficial Owner                Number           Percent
------------------------------------                ------           -------

Windsor Woodmont, LLC(1)                            107,500           10.7%
12160 North Abrams Road, Suite 516
Dallas, Texas  75243

APR 21st Century Trust(2)                           83,290            8.3%
12160 North Abrams Road, Suite 516
Dallas, Texas  75243

AMR 21st Century Trust(2)                           83,290            8.3%
12160 North Abrams Road, Suite 516
Dallas, Texas  75243

Normandy, Inc.(3)                                   101,525           10.2%
3811 Turtle Creek Blvd.
Suite 250
Dallas, TX 75219

                                                                 Common Stock
                                                              Beneficially Owned
                                                              ------------------
Name and Address of Beneficial Owner                Number           Percent
------------------------------------                ------           -------

Patricia Deal(4)                                    95,802            9.6%
c/o Normandy, Inc.
3811 Turtle Creek Blvd.
Suite 250
Dallas, TX 75219

Jerry L. Dauderman                                  78,792            7.9%
3 Hillsborough
Newport Beach, CA 97660

Larry Elins                                         54,545            5.5%
15260 Ventura Blvd.
Suite #1020
Sherman Oaks, CA 91403

Daniel P. Robinowitz(5)                             146,522           14.7%
c/o Windsor Woodmont, LLC
12160 North Abrams Road, Suite 516
Dallas, Texas  75243

Irving C. Deal(6)                                   209,025           20.9%
c/o Normandy, Inc.
3811 Turtle Creek Blvd.
Suite 250
Dallas, TX 75219

Michael L. Armstrong(7)                             15,000            1.5%
c/o Windsor Residential Company
Candlewood Suite
7930 N. Stemmons Freeway
Dallas, TX 75247

Timothy G. Rose(8)                                  30,171            3.0%
8117 Golfers Oasis
Las Vegas, NV 89129

Craig F. Sullivan(7)                                10,000            1.0%
12 Islesworth Drive
Henderson, NV 89012

Donald J. Malouf(9)                                 166,580           16.7%
c/o Malouf Lynch Jackson and Swinson, P.C.
600 Preston Commons East
8115 Preston Road
Dallas, Texas 75225

U.S. Bancorp Investments, Inc.(10)                  122,360           10.9%
11766 Wilshire Boulevard, #870
Los Angeles, California  90025

Ableco Holding LLC(11)                              152,521           13.2%
C/O Cerberus Partners
450 Park Avenue, 28th Floor
New York, New York  10022

Madeleine L.L.C.(12)                                188,509           15.9%
C/O Cerberus Partners
450 Park Avenue, 28th Floor
New York, New York  10022

Jess Ravich(13)                                     132,642           11.7%
C/O U.S. Bancorp Libra
11766 Wilshire Boulevard, #870
Los Angeles, California  90025

All our executive officers and directors            641,232           56.6%
 as a group

------------
(1) These shares are being held by Windsor Woodmont, LLC for the benefit of certain individuals who hold options to acquire our common stock. Such individuals may be deemed to beneficially own their respective shares since the options are currently exercisable. Daniel P. Robinowitz and Irving C. Deal may also be deemed to beneficially own these shares since, as managers of Windsor Woodmont, LLC, they each have the power and authority to vote such shares.
(2) Donald J. Malouf is the trustee of this trust. As the trustee, Mr. Malouf has the power and authority to vote and to dispose of the shares held by this trust and, accordingly, may be deemed to be the beneficial owner of such shares. Mr. Malouf, however, disclaims beneficial ownership with respect to such shares. In addition, Daniel P. Robinowitz is the father of the beneficiary of this trust. Mr. Robinowitz also disclaims beneficial ownership with respect to such shares.
(3) Irving C. Deal may be deemed to beneficially own the shares held by Normandy, Inc. by virtue of being the Chairman of the Board and Chief Executive Officer of Normandy, Inc. Mr. Deal is the spouse of Patricia Deal. Mr. Deal disclaims beneficial ownership of the shares held by his wife.
(4) Patricia Deal is the spouse of Irving C. Deal. Ms. Deal disclaims beneficial ownership of any shares that may be deemed to be beneficially owned by her husband.
(5) These shares represent (a) the shares held by Windsor Woodmont, LLC, which Mr. Robinowitz may be deemed to beneficially own by virtue of being a manager of Windsor Woodmont, LLC having the power and authority to vote such shares, (b) 26,693 shares held by the DPR 1992 Trust, which Mr. Robinowitz may be deemed to beneficially own by virtue of being the trustee and the beneficiary under such trust, and (c) 12,329 shares held by Mr. Robinowitz individually.
(6) These shares represent (a) the shares owned by Normandy, Inc., which Mr. Deal may be deemed to beneficially own by virtue of being the Chairman of the Board and Chief Executive Officer of Normandy, Inc., and (b) the shares owned by Windsor Woodmont, LLC, which Mr. Deal may be deemed to beneficially own by virtue of being a manager of Windsor Woodmont, LLC having the power and authority to vote such shares.
(7) These shares represent shares held by Windsor Woodmont, LLC for the benefit of this individual who holds options, granted by Windsor Woodmont, LLC, to acquire our common stock. Each such individual may be deemed to beneficially own such shares since the options are currently exercisable.
(8) These shares include 15,000 shares held by Windsor Woodmont, LLC for the benefit of Mr. Rose who holds options, granted by Windsor Woodmont, LLC, to acquire those shares. Mr. Rose may be deemed to beneficially own such shares since the options are currently exercisable.

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(9)  These shares represent shares owned by the APR 21st Century Trust and the
     AMR 21st Century Trust, which Mr. Malouf may be deemed to beneficially own by virtue of being the trustee of such trusts having the power and authority to vote and to dispose of such shares. Mr. Malouf, however, disclaims beneficial ownership with respect to such shares.
(10) These shares represent shares underlying 80,031 warrants issued to U.S. Bancorp Libra as placement agent for the unit offering, and 42,329 warrants purchased by U.S. Bancorp Investments, Inc. as part of the unit offering.
(11) These shares represent shares underlying 152,521 common stock purchase warrants contained in units purchased in the unit offering.
(12) These shares represent shares underlying 188,509 common stock purchase warrants purchased in conjunction with shares of our series B preferred stock.
(13) These shares represent shares underlying the warrants held of record by U.S. Bancorp Investments, Inc. which Mr. Ravich may be deemed to beneficially own by virtue of his being the founder, Chairman and Chief Executive Officer of that entity, and the shares underlying warrants held by the Ravich Revocable Trust of 1989 and the Ravich Family Foundation, which Mr. Ravich may be deemed to beneficially own by virtue of his having the power and authority to vote and to dispose of such shares.


                        DESCRIPTION OF OTHER INDEBTEDNESS

Second Mortgage Notes

     General. In March 2000, we entered into a subordinated loan agreement with Hyatt Gaming pursuant to which we issued second mortgage notes to Hyatt Gaming in an aggregate amount of $7.5 million. After using approximately $1.6 million of the proceeds from the issuance of the second mortgage notes to pay off a portion of certain liens and expenses of the unit offering, we deposited approximately $5.2 million in a construction disbursement account and approximately $0.7 million in a completion reserve account which are two of the six cash collateral accounts governed by the cash collateral and disbursement agreement entered into by us, Hyatt Gaming, the disbursement agent and the trustee under the indenture governing the notes and certain other parties thereto.

     Security. The second mortgage notes issued to Hyatt Gaming are secured by a first priority lien on the cash in the construction disbursement and completion reserve accounts in which approximately $5.9 million of the Hyatt Gaming loan proceeds have been deposited, and by a second priority lien on the assets securing the notes.

     Disbursement of Funds. The disbursement agent will disburse funds from the Hyatt Gaming construction disbursement account or the Hyatt Gaming completion reserve account at the same time it disburses funds from the construction disbursement account or the completion reserve account, as applicable, only upon the satisfaction of the disbursement conditions set forth in the cash collateral and disbursement agreement. For every disbursement request made by us in accordance with the cash collateral and disbursement agreement to fund the development, construction and opening of the casino, 8.99% of such proceeds will be disbursed from the Hyatt Gaming construction disbursement account or from the Hyatt Gaming completion reserve account, as applicable, and 91.01% of such proceeds will be disbursed from the construction disbursement account or from the completion reserve account, as applicable.

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     Warrants. We have granted the holders of the second mortgage notes warrants to purchase 1.977% of our common stock, on a fully-diluted basis. The warrants have the same terms as the warrants issued in the unit offering.

     Interest Rates; Fees; Repayments. The second mortgage notes bear interest at a rate equal to 15.5%. Any interest which comes due prior to the date on which our casino opens will be deferred and accrued and, on the date the casino opens, will be added to the principal amount owing on the second mortgage notes. Thereafter, interest will accrue and be paid in cash on a semi-annual basis, in arrears, on the business day immediately following the semi-annual interest payment dates for the notes.

     All principal amounts advanced to us under the second mortgage notes will be due and payable on March 15, 2010. In addition, if we are permitted to make a restricted payment as a result of an event of loss, asset sale, change of control, excess cash flow or otherwise under the terms of the indenture governing the notes, we will be required to repay the principal amount of second mortgage notes in an amount equal to the maximum amount available to make such restricted payment. The second mortgage notes are pre-payable at 100% of aggregate principal amount at any time to the extent permitted by the restricted payment covenant contained in the indenture governing the notes.

     Ranking. The second mortgage notes are general obligations secured by a first priority lien on the cash held in the Hyatt Gaming construction disbursement account, the Hyatt Gaming completion reserve account and the advance disbursement account with respect to the portion of the account funded from the Hyatt Gaming construction disbursement account, and by a second mortgage on the assets securing the notes. Other than with respect to the cash held in the Hyatt Gaming construction disbursement account and the Hyatt Gaming completion reserve account, the second mortgage notes are subordinated in right of payment to the notes.

     Covenants. The terms of our subordinated loan agreement contain covenants, substantially the same as the covenants contained in the indenture governing the notes. In addition, the subordinated loan agreement contains covenants prohibiting any amendment or modification to the notes issued under the indenture that would increase principal or interest, extend the maturity or that relate to the second mortgage notes or the casino management agreement and would materially and adversely affect Hyatt Gaming. Subject to certain limited exceptions, the subordinated loan agreement also prohibits developer fees from being paid by us or any of our affiliates prior to the repayment in full of the second mortgage notes.

     Events of Default. The terms of our subordinated loan agreement contain events of default after the expiration of applicable grace periods, including failure to make payments on the loans advanced to us, breach of covenants, breach of representations and warranties, invalidity of the subordinated loan agreement governing the second mortgage notes and related documents, cross default under the indenture governing the notes, a change of control, certain events of liquidation, moratorium, insolvency, bankruptcy or similar events, enforcement of security, certain litigation or other proceedings and certain events relating to a change of control.

     Intercreditor Subordination and Collateral Agreement. In March 2000, we entered into an intercreditor subordination and collateral agreement with Hyatt Gaming and the trustee under the indenture governing the notes, on behalf of the holders of notes. Under this agreement, Hyatt Gaming agrees that, subject to its first priority lien on the proceeds from the second mortgage notes deposited in

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the Hyatt Gaming construction disbursement account, the Hyatt Gaming completion reserve account and the advance disbursement account, all of our payment obligations to Hyatt Gaming under the second mortgage notes are subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all senior debt obligations arising under the notes, the indenture governing the notes, the collateral documents entered into pursuant to the indenture and all other related agreements. Accordingly, in the event of any distribution of all or any part of our assets, other than the proceeds from the second mortgage notes deposited in the Hyatt Gaming construction disbursement account, the Hyatt Gaming completion reserve account and the advance disbursement account, or the proceeds from any asset sale (including any assets securing the second mortgage notes) to our creditors as a result of any dissolution, liquidation, voluntary or involuntary bankruptcy proceeding or similar proceeding or event relating to us, the holders of notes will be entitled to receive payment in full in cash of all senior debt obligations under the notes before Hyatt Gaming is entitled to receive any payment on its second mortgage notes, other than with respect to its first priority lien on the proceeds from the second mortgage notes deposited in the Hyatt Gaming construction disbursement account, the Hyatt Gaming completion reserve account and the advance disbursement account.

     Any lien, security interest, encumbrance, charge or claim of Hyatt Gaming on any of our assets, property, proceeds or revenues, other than its first priority lien on the loan proceeds deposited in the Hyatt Gaming construction disbursement account, the Hyatt Gaming completion reserve account and the advance disbursement account, are subordinated and inferior in every respect to all liens, security interests, or encumbrances now or hereafter granted to the trustee by us or by law, irrespective of:

     o the time, manner or order of attachment or perfection of security interest or liens granted by us;

     o the time, manner or order of filing of financing statements or other instruments,;

     o whether any collateral is in the possession of the trustee or Hyatt Gaming or any of their respective agents or representatives; or

     o any provision of the Uniform Commercial Code or any other applicable law.

     In the event that any default or event of default occurs and is continuing with respect to any senior debt obligations under the notes or if any payment of the second mortgage notes would create a default or event of default, unless and until all of the senior debt obligations under the notes have been indefeasibly paid in full in cash, the right of Hyatt Gaming to receive any payments or other distributions with respect to the second mortgage notes will be suspended during the continuance of such default or event of default. In the event of a default under the second mortgage notes, Hyatt Gaming cannot initiate any action to foreclose or enforce its rights against or realize upon the collateral, unless such default relates to the failure to pay any principal amount due and payable with respect to the second mortgage notes until the first to occur of (1) such Hyatt Gaming default exists uncured for a period of 360 consecutive days or (2) the trustee or any other party (other than Hyatt Gaming and its affiliates) initiates a bankruptcy, foreclosure or other similar proceeding or seeks to enforce its rights against any collateral (the earlier of each such period described in (1) or (2), we refer to as the "hold-off period"). In any exercise of rights after the hold-off period, Hyatt Gaming may act to protect its interest as a junior secured creditor. The foregoing shall not limit Hyatt Gaming's right to seek injunctive relief or specific performance of covenants set forth in the subordinated loan agreement to prevent any payment to us or our affiliates or between us and our affiliates, or to participate in any foreclosure or bankruptcy proceedings initiated by the trustee or third parties.

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     We have agreed with Hyatt Gaming that the terms of the second mortgage notes cannot be amended, altered or modified in a manner that adversely affects the notes without the prior written consent of the holders of a majority of the notes then outstanding.

Furniture, Fixtures and Equipment Financing

     We intend to obtain financing for furniture, fixtures and equipment for our casino in the amount of $20.8 million. This indebtedness will be used solely for the financing of the acquisition of furniture, fixtures and equipment to be used in the ordinary course of our casino business. The financing will be secured by such furniture, fixtures and equipment.

Special Improvement District Bonds

     The Black Hawk Business Improvement District may, if we elect to do so, issue special improvements district bonds in the amount of $3.0 million; however, we will be responsible for repayment of all amounts due under these bonds by way of special assessments on our property. The bond proceeds will be used by the District to finance surface, underground and utility improvements and improve traffic signals and other infrastructure projects that benefit the property on which our casino will be build (we may elect to enter into an agreement with the District under which we construct the improvements and the District reimburses us for the cost of same). The special improvements district bonds contain a lien provision that attaches to all of our real property in Black Hawk until the bonds are fully paid.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of our capital stock and certain provisions of our amended and restated articles of incorporation and amended and restated bylaws and does not purport to be complete. It is subject to and qualified in its entirety by reference to applicable Colorado law and to our articles of incorporation and bylaws. Copies of our articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

General

     Our authorized stock consists of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 shares of common stock, 29,000 shares of series A preferred stock and 30,000 shares of series B preferred stock are outstanding as of the date of this prospectus. All outstanding shares of common stock and preferred stock are fully paid and non-assessable. Our board of directors may classify or reclassify any unissued shares of capital stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such stock.

Common Stock

     Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Unless otherwise required by Colorado law, holders of our common stock will vote as a single class with respect to all matters submitted to a vote. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone.

     Dividends. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of our common stock are entitled to receive dividends ratably as may be declared by our board of directors out of funds legally available for payment. We do not intend to pay a dividend on shares of our common stock in the future.

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     Liquidation. In the event of our liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after the payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

     Preemptive, Conversion and Other Subscription Rights. Holders of common stock do not have any rights to subscribe for our shares or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

     Mandatory Sale Provisions. Colorado law provides that any transfer of shares must be approved by Colorado gaming authorities and any transferee must obtain approval to hold an ownership interest in a gaming license in Colorado. Any transfer in violation of such law is void unless we are no longer subject to such law or the Colorado Gaming Commission waives such noncompliance. If the Colorado Gaming Commission determines that a shareholder is unsuitable to own our securities, then we may buy, and the shareholder is required to sell, such shareholder's shares.

     Issuance/Redemption. Under our articles of incorporation, we may not issue any voting securities or other voting interests, including common stock, except in accordance with the provisions of the amendment to the Colorado State Constitution and the Colorado Limited Gaming Act and the regulations promulgated thereunder. The issuance of any voting securities or other voting interests, including common stock, in violation of such laws will be void and such voting securities or other voting interests, including the common stock, will be deemed not to be issued and outstanding until:

     o we cease to be subject to the jurisdiction of the Colorado Gaming Commission; or

     o the Colorado Gaming Commission, by affirmative action, validates such issuance or waives any defect in issuance.

     If we reasonably believe, or if the trustee under the indenture governing the notes or the holders of a majority of the notes believe, that a suitability problem may exist with the Colorado Gaming Commission or any other gaming regulatory agency in connection with a holder of voting securities or voting interests issued by us, we will notify that holder within five days of either determining that a suitability problem does exist or after written notification by the trustee or note holders. We will purchase the subject securities no fewer than 30 days nor more than 35 days after receipt by the holder of this call notice from us. We will purchase the subject securities prior to the expiration of the call period in an amount equal to the lesser of fair market value or book value in cash. Until the subject securities are purchased by us:

     o we will not be required or permitted to pay any dividend or interest with respect to the subject securities;

     o the holder of the subject securities or other voting interests issued by us, and the subject securities, shall not for any purposes be included in the voting securities or other voting interests where they normally would be entitled to vote; and

     o we will not pay remuneration in any form to the holder of the subject securities, except in exchange for the subject securities.

     If the holder disagrees that a suitability problem exists, it can request a formal suitability determination by the Colorado Gaming Division. If the holder chooses this route, it must:

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     o    notify us in writing within 5 days of receiving the call notice from us that it wishes to request a formal suitability determination;

     o file within 30 days after receiving the call notice a formal request for a suitability determination with the Colorado Gaming Division, with a copy to us;

     o pay for all costs, fees, and investigative expenses associated with the suitability determination as they are incurred; and

     o complete and provide to the Colorado Gaming Division, with copies to us, all paperwork and other information required.

     If the holder chooses to request a formal suitability determination in order to repurchase the subject securities from us, we will acquire the subject securities by issuing the holder a subordinated note equal to the price of the subject securities as determined under these provisions. The subordinated note may not be assigned or encumbered and will be canceled if the Colorado Gaming Commission and the Colorado Gaming Division determine that the holder is suitable and we will return to the holder the subject securities, plus all accrued dividends, if any.

     The holder may also sell to a qualified purchaser the subject securities upon receiving a notice of our intention to purchase the subject securities in accordance with the transfer restrictions stated in this prospectus, including the applicable Colorado statutes.

     Restrictions on Transfer. Under our articles of incorporation, shareholders are prohibited from transferring any of the shares unless and until all necessary approvals for such transfer, if any, by the Colorado Gaming Commission and the Director of the Colorado Gaming Division have been obtained. Our articles of incorporation provide that we may require any shareholder proposing to transfer shares to provide evidence satisfactory to us that either no such approvals are required for the proposed transfer or any such approvals have been obtained.

Preferred Stock

     Our articles of incorporation authorize the issuance of 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

Series A Preferred Stock.

     The holders of our series A preferred stock have no voting rights but have the approval rights set forth below. Our series A preferred stock has a liquidation preference of $100 per share. In the event of our liquidation, dissolution or winding-up, holders of series A preferred stock are entitled to receive the liquidation preference, plus all accrued and unpaid dividends thereon, if any, prior to any payment being made on our common stock, but after any payment being made on our series B preferred stock. Our series A preferred stock is non-convertible, and will accrue a cumulative, non-compounding dividend at the rate of 11% per annum; provided, that in the event the series A preferred stock is not redeemed within three years from the date of issuance, the dividend will be compounding as of the date of issuance of such series A preferred stock. The holders of our series A preferred stock are entitled to receive such dividends prior to any declaration or payment of any cash dividend on our common stock, but after any declaration or payment of any cash dividend on our series B preferred stock.

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     So long as any shares of our series A preferred stock are outstanding, we cannot, without the written approval (which approval will not be unreasonably withheld) of by the holders of two-thirds of the shares of series A preferred stock then outstanding, voting as a separate class:

     (1) increase the total number of authorized shares of series A preferred stock; or

     (2) authorize or issue any other equity security having a preference over, or being on parity with, the series A preferred stock with respect to dividend rights, rights or redemption or rights upon our liquidation, dissolution or winding up.

     Holders of our series A preferred stock may redeem their shares at a price per share equal to their liquidation preference plus accrued and unpaid dividends thereon at any time after the later of (1) the one year anniversary of the date the notes are paid in full (whether at maturity or pursuant to redemption or repurchase), and (2) the one year anniversary of the date the second mortgage notes are paid in full (whether at maturity or pursuant to redemption or repurchase). Notwithstanding the foregoing, holders of our series A preferred stock may redeem their shares at any time after the one year anniversary of the maturity date of the second mortgage notes.

Series B Preferred Stock.

     We have issued 30,000 shares of our series B preferred stock, together with warrants to purchase 15% of our common stock, on a fully-diluted basis on the date of exercise of such warrants, for an aggregate cash purchase price of $3.0 million. An affiliate of the placement agent for our unit offering purchased 6,000 shares of series B preferred stock and 51,412 warrants. The series B preferred stock has a liquidation preference of $100 per share. The holders of our series B preferred stock have no voting rights, but have the approval rights set forth below. In addition, Jess Ravich, the Chairman and Chief Executive Officer of U.S. Bancorp Libra, in his capacity as trustee for the Ravich Revocable Trust of 1989, has the right to designate one member to our board of directors. The Ravich Revocable Trust of 1989 is an affiliate of U.S. Bancorp Libra and is a holder of our series B preferred stock. The additional member initially is Jess Ravich. Our existing shareholders have agreed to vote their shares of common stock in favor of any board member nominated by the Ravich Revocable Trust of 1989. The warrants issued with our series B preferred stock have an exercise price of $0.01 per share, and have substantially similar terms as the warrants issued in the unit offering.

     In the event of our liquidation, dissolution or winding up, holders of our series B preferred stock are entitled to receive the liquidation preference, plus all accrued and unpaid dividends thereon, if any, prior to any payment being made on any other class of our preferred stock or our common stock. Our series B preferred stock is non-convertible, and dividends accrue on a cumulative basis, compounding quarterly at a rate of 7.0% per annum. The holders of our series B preferred stock are entitled to receive such dividends prior and in preference to any declaration or payment of any cash dividend on any other class of our preferred stock or our common stock.

     The issuance of other equity securities ranking senior to or equal with the series B preferred stock, or the redemption or repurchase of any of our equity securities ranking junior or equal to the series B preferred stock, must be approved by the holders of a majority of the series B preferred stock then outstanding.

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     So long as any shares of our series B preferred stock are outstanding, we cannot, without first obtaining the approval (which approval will not be unreasonably withheld), by vote or written consent, of the holders of a majority of the then outstanding shares of our series B preferred stock voting as a separate class:

     (1) increase the total number of authorized shares of series B preferred stock;

     (2) authorize or issue any other equity security (including debt securities with equity features, including notes convertible into or exchangeable for equity, issued in connection with equity, or containing profit participation features, as well as capital appreciation or profit participation rights) having a preference over, or being on parity with, the series B preferred stock with respect to dividend rights, rights of redemption or rights upon our liquidation, dissolution or winding up;

     (3) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of our common or preferred equity interests (other than (i) the series B preferred stock and (ii) mandatory redemptions or redemptions pursuant to applicable gaming laws (to the extent the holder is paid by a subordinated note rather than cash));

     (4) declare or pay any dividends on or declare or make any other distributions, direct or indirect, on any shares of our common or preferred stock (other than a dividend or distribution on our series B preferred stock), or set apart any sum for any such purpose;

     (5)  amend or repeal our articles of incorporation or our bylaws;

     (6) enter into an agreement relating to a merger, acquisition, joint venture, consolidation, other business combination or the sale, lease or other disposition of any of our material assets outside the ordinary course of business;

     (7) enter into transactions with any of our officers, directors or stockholders, or any of their respective family members or affiliates;

     (8) enter into the ownership, management or operation of a new line of business;

     (9) approve our liquidation, dissolution, recapitalization, reorganization or winding up;

     (10) make or permit to exist any Investment other than (a) Investments in short-term obligations issued by, or guaranteed by, the United States government, (b) Investments in negotiable certificates of deposit, bankers acceptances or money market securities issued by any bank or branch of a bank having capital and surplus of at least $100,000,000 in the aggregate at all times, or (c) Investments in commercial paper rated P1 or A1 by Moody's Investors Services, Inc. or Standard & Poor's Corporation; the term "Investment," as used herein, meaning (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest of any person and (ii) any capital contribution to any person;

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     (11) make any loans or advances to, or guarantees for the benefit of, any person, other than travel advances and similar loans to employees not to exceed $50,000 at any one time in the aggregate or as permitted pursuant to the indenture governing the notes;

     (12) change our independent public accountants, unless such new independent public accounting firm is a "Big 5" firm; and

     (13) permit any of our subsidiaries, whether now or hereafter existing, to take any of the foregoing actions.

     We may redeem, from any legally available source of funds, our series B preferred stock at any time, subject to prior repayment of the second mortgage notes. We will effect such redemption by paying in cash in exchange for the series B preferred stock a sum equal to the liquidation preference for each share of series B preferred stock, plus all accrued or accumulated but unpaid dividends on such shares at the time of payment. Any such redemption will be made on a pro rata basis among the holders of our series B preferred stock in proportion to the number of shares of series B preferred stock then held by such holders.

     We are obligated to redeem, from any legally available source of funds, the series B preferred stock on March 15, 2015. Furthermore, we are obligated to redeem, from any legally available source of funds, the series B preferred stock in cash contemporaneously with the consummation of an initial public offering of our equity, the sale of all or substantially all of our assets or equity or any other transaction or series of related transactions resulting in a change of control of us. We will effect such redemptions by paying in cash in exchange for the series B preferred stock a sum equal to the liquidation preference for each share of series B preferred stock, plus all accrued or accumulated but unpaid dividends on such shares at the time of payment.

     The holders of our series B preferred stock are entitled to customary inspection rights. In addition, we will provide the holders of series B preferred stock with annual and quarterly financial reports, as well as additional reports or financial information made available by us to the holders of the notes or of any other class of our equity securities.

     Since the holders of our series B preferred stock have certain approval rights and are entitled to nominate one member of our board of directors, they may be required to undergo some level of investigation and licensing by the Colorado Gaming Commission.

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Warrants

    The   following   warrants  to  purchase  our  common  stock  are  currently outstanding.

                                            Number of
                                            Shares          Percentage on a
         Warrant Holder                     IssuableUpon    Fully-Diluted
                                            Exercise        Basis
------------------------------------------- --------------- ------------------

Holders of the notes (in the aggregate)     342,744         20.000%

Holders of our series B preferred stock     257,058         15.000%
(in the aggregate)

Placement agent                             80,031          4.670%

Hyatt Gamin                                 33,887          1.977%
                                            ------          -----

          Total                             713,720         41.647%


     Consequently, the amount of our common stock that will be outstanding on a fully-diluted basis will be 1,713,720 shares.

                              DESCRIPTION OF UNITS

     The units are represented by a unit certificate by and among us, the trustee under the indenture governing the notes, the warrant agent and SunTrust Bank, as unit agent. Each unit consists of $1,000 principal amount of notes and one warrant initially entitling the holder thereof to purchase 3.42744 shares of our common stock, subject to adjustment. The notes and warrants are separately transferable.

                            DESCRIPTION OF THE NOTES

     The old notes were, and the new notes will be, issued under the indenture, dated as of March 14, 2000 between Windsor Woodmont Black Hawk Resort Corp., as issuer, and SunTrust Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following summary of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the indenture, including the definitions of terms used in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act. The notes are senior secured obligations of the Company. The Collateral Documents referred to under the caption "-- Security" define the terms of the collateral that will secure the notes.

     You can find the definitions of certain terms used in this description of the notes under the caption "Certain Definitions." In this description, the word "Company" refers only to Windsor Woodmont Black Hawk Resort Corp. and not to Windsor Woodmont LLC or any of its direct or indirect subsidiaries.

     The following description is a summary of the material provisions of the indenture, the Registration Rights Agreement and the Collateral Documents. It does not restate any of those agreements in its entirety. We urge you to read the indenture, the Registration Rights Agreement and the Collateral Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the Registration Rights Agreement and the Collateral Documents will be made available to holders of old notes upon request. Certain defined terms used in this description but not defined below under the caption "-- Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes

     The notes:

     o    are senior secured obligations of the Company;

     o are secured by a first priority lien, subject to permitted liens, on substantially all of the Company's existing and future assets other than (1) FF&E acquired, leased or refinanced with FF&E Financing, (2) proceeds from the Second Mortgage Notes placed in the Hyatt Gaming Cash Collateral and Disbursement Accounts to be disbursed in accordance with the Cash Collateral and Disbursement Agreement (such proceeds shall be secured by a second priority lien), and (3) assets of our future unrestricted subsidiaries;

     o are secured by the pledge of shares Capital Stock held by the Affiliates of the Sponsor, representing approximately 10% of our capital stock on a fully diluted basis;

     o rank pari passu (on parity) in right of payment with any existing and future unsubordinated Indebtedness of the Company; and

     o rank senior in right of payment to all subordinated Indebtedness of the Company.

Principal, Maturity and Interest

     The Company may issue up to $35.0 million aggregate principal amount of additional notes under the indenture governing the notes issued hereby, from time to time as follows:

     o up to $5.0 million of additional notes may be issued to the Ravich Revocable Trust of 1989 or Affiliates of the foregoing solely to finance the completion of the development, construction and initial equipment of the Black Hawk Casino prior to the Operating of the Black Hawk Casino in accordance with clause (15) of the definition of Permitted Debt in the covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     o up to $30.0 million of additional notes (the "Hotel Additional Notes") may be issued solely for the purpose of financing the construction of a hotel, parking structure and related facilities at the Black Hawk Casino or on the property owned by the Company in Black Hawk, Colorado (collectively, the "Hotel Project") in accordance with the covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     Any offering of additional notes will be subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The old notes, the new notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 15, 2005. Interest on the notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2000, to Holders of record on the immediately preceding March 1 and September 1, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Any reference in this prospectus to "accrued and unpaid interest" on the notes includes the amount of interest and Liquidated Damages, if any, due and payable thereon.

     Principal of, premium, if any, interest and Liquidated Damages, if any, on the notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of notes at their respective addresses set forth in the register of Holders of notes; provided that all payments with respect to notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

Security

     The notes will be secured by a first lien on the Collateral owned by the Company or any of its Restricted Subsidiaries, whether now owned or hereafter acquired. The Collateral includes, without limitation and subject to Permitted
Liens:

          (1) a pledge of the Government Securities and any funds deposited and held in the Interest Reserve Account until such time as such funds are disbursed in accordance with the terms of the Cash Collateral and Disbursement Agreement;

          (2) a pledge of the funds held in the Construction Disbursement Account, including, without limitation, approximately $53.3 million of the net proceeds of the unit offering, and a pledge of the funds held in the Completion Reserve Account, including, without limitation, approximately $6.5 million of the net proceeds of the unit offering, which proceeds have been invested in Investment Grade Securities and held in such accounts until disbursed in accordance with the terms of the Cash Collateral and Disbursement Agreement;

          (3) the fee simple interest in all of the real property held by the Company, additions and improvements and component parts related to it, issues and profits from it, and, except as set forth below, furniture, fixtures, machinery and equipment forming a part of it or used in connection with it;

          (4) all of the Company's and its Restricted Subsidiaries' accounts receivable, general intangibles, inventory and other personal property other than FF&E acquired, leased or refinanced with FF&E financing; and

          (5) to the extent permitted by law, all of the Company's right, title and interest in and to certain construction contracts, operating agreements, the Management Agreement, other agreements, licenses and permits entered into by, or granted to, the Company and its Restricted Subsidiaries in connection with the development, construction, ownership and operation of the Black Hawk Casino.

Such liens and security interests may be subordinate or junior to mechanic's liens which, under applicable Colorado law, may have priority over the lien on the real property comprising the Black Hawk Casino in favor of the Trustee and additions, improvements and component parts relating thereto. The Company will not be obtaining title insurance to insure against losses from the enforcement of such mechanic's liens. See "Risk Factors -- Certain parties who provide services or materials in connection with our casino may have a lien on the project with priority over the liens to secure the notes." In addition, the Holders of the notes will not have a lien on FF&E acquired with or leased through FF&E Financing or on any Gaming Licenses or Liquor Licenses.

     The Second Mortgage Notes issued to Hyatt Gaming are secured by a second lien on the Collateral owned by the Company or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, and a first priority lien on the proceeds from the issuance of the Second Mortgage Notes placed in the Hyatt Gaming Cash Collateral and Disbursement Accounts to be disbursed in accordance with the Cash Collateral and Disbursement Agreement. The notes will be secured by a second lien placed on the proceeds in the Hyatt Gaming Cash Collateral and Disbursement Accounts.

     The City Improvement Bonds used to finance improvements on the real property owned by the Company, such as, by way of example, sidewalks, curbing, sewer lines, utilities and lamp posts, will be secured by a first priority lien on all of the Company's real property in Black Hawk.

     The indenture contains a requirement that, to the extent permitted under applicable law, the stock of all current and future Restricted Subsidiaries of the Company and the assets of its current and future Restricted Subsidiaries must be pledged to secure the debt evidenced by the notes.

     If an Event of Default occurs and is continuing, the Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the indenture and the Collateral Documents, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. The proceeds received by the Trustee from any such sale or foreclosure will be applied by the Trustee first to pay the expenses of such sale or foreclosure and fees or any other amounts then payable to the Trustee under the indenture or to the Disbursement Agent under the Cash Collateral and Disbursement Agreement, and thereafter to pay amounts due and payable with respect to the notes.

     The proceeds of any sale of the Collateral pursuant to the indenture and the related Collateral Documents following an Event of Default may not be sufficient to satisfy payments due on the notes. In addition, the ability of the Holders to realize upon the Collateral may be limited pursuant to gaming laws, in the event of a bankruptcy and pursuant to other applicable laws, including securities laws, all as described below. See "-- Remedies Upon Default Under Notes," "Risk Factors -- If we become bankrupt, you may be unable to collect the full value of your notes by foreclosing upon collateral" and "Risk Factors -- Federal and state statutes allow courts, under special circumstances to void transfers or objections."

Gaming Law Limitations on Foreclosure

     The Trustee's ability to foreclose upon the Collateral will be limited by relevant Colorado gaming laws, which generally require that persons who own or operate a casino or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a gaming license in the State of Colorado unless the person is found qualified or suitable by the relevant Gaming Authorities. This prohibition may restrict the Trustee's ability to enforce certain provisions contained in, or take certain actions permitted by, the Collateral Documents, which the Trustee would otherwise be authorized to do by serving as the Company's attorney-in-fact or otherwise, as provided in the Collateral Documents. In addition, in order for the Trustee or a purchaser at or after foreclosure to be found qualified or suitable, such Gaming Authorities would have discretionary authority to require the Trustee, any or all of the Holders and any such purchaser to file applications, be investigated and be found qualified or suitable as an owner or operator of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay filing fees and all costs of any such investigation. If the Trustee is unable or chooses not to qualify, be found suitable, or be licensed to own, operate or sell such assets, it would have to retain or sell to an entity licensed to operate or sell such assets. In any case, only an operator licensed by the relevant Gaming Authority may operate a Gaming Facility and such operator must have a right to possession of the premises. Otherwise, the gaming activities must cease until the operator is appropriately licensed. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events would have an adverse effect on the sale price of the Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

Bankruptcy Limitations on Foreclosure

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited by virtue of the automatic stay from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral, including making asset sales under certain circumstances (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value as of the date the bankruptcy case is commenced of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of the Collateral or other collateral that may be substituted therefor. In addition, since the enforcement of the Lien of the Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders may not have any consent rights with respect to the use of those funds by the Company or any of its subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether the terms of the notes could be altered in a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

     At any time prior to March 15, 2002 the Company may redeem up to 35% of the aggregate principal amount of notes at a redemption price of 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net proceeds of an Equity Offering; provided that;

     o at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of each such redemption excluding notes held by the Company and its Subsidiaries; and

     o redemption must occur within 60 days of the date of the closing of such Equity Offering.

     On or after March 15, 2002, the Company may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year                                 Percentage
----                                 ----------

2002                                 113.000%
2003                                 108.666%
2004                                 104.333%
2005 (maturity)                      100.000%

Gaming Redemption

     Notwithstanding any other provision hereof, if any Gaming Authority requires that a Holder or beneficial owner of notes must be licensed, qualified or found suitable under any applicable gaming law and such Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Holder or such beneficial owner is notified by such Gaming Authority that such Holder or beneficial owner will not be so licensed, qualified or found suitable, the Company will have the right, at its option:

          (1) to require such Holder or beneficial owner to dispose of such Holder's or beneficial owner's notes within 30 days (or such lesser period as may be ordered by such Gaming Authority) of

               (x) the termination of the period described above for such Holder or beneficial owner to apply for a license, qualification or finding of suitability, or

               (y) receipt of the notice from such Gaming Authority that such Holder or beneficial owner will not be licensed, qualified or found suitable by such Gaming Authority; or

          (2) to redeem the notes of such Holder or beneficial owner at a redemption price equal to the lesser of the principal amount thereof or the price at which such Holder or beneficial owner acquired such notes, together with, in either case, accrued and unpaid interest thereon to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority.

     Immediately upon a determination by any Gaming Authority that a Holder or beneficial owner of notes will not be licensed, qualified or found suitable by such Gaming Authority, such Holder or beneficial owner will have no further rights with respect to the notes:

          (1) to exercise, directly or indirectly, through any trustee, nominee or any other Person or entity, any right conferred by the notes; or

          (2) to receive any interest or any other distribution or payment with respect to the notes, or any remuneration in any form from the Company for services rendered or otherwise, except the redemption price of the notes.

     Under the indenture, the Company is not required to pay or reimburse any Holder or beneficial owner of notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensor or investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such Holder or beneficial owner. See "Risk Factors -- We may be unable to obtain or maintain all the licenses, permits and authorities required by the Colorado Gaming Commissioner to open and operate our casino."

Mandatory Redemption

     Except as set forth below under "--Repurchase at the Option of Holders " or under the acceleration provision of the indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided that no notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date (except in the case of redemption under "--Gaming Redemption") to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

Asset Sales

     Subject to the terms of the Collateral Documents, the indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

          (1) the Black Hawk Casino is Operating;

          (2) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Company's Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of;

          (3) at least 80% of the consideration received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; and

          (4) the assets subject to such Asset Sale do not constitute Collateral or, in the case of any such assets that do constitute Collateral, such sale is permitted by the applicable Collateral Documents or the indenture.

     For purposes of this provision, each of the following will be deemed to be cash in the amount of:

          (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

          (b) any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly (but in any event within 90 days) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received).

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may (1) apply such Net Proceeds to the making of a capital expenditure or the acquisition of long-term assets, in either case, which will be owned by the Company or such Restricted Subsidiary and be used by or useful to the Company or such Restricted Subsidiary in any line of business in which the Company or such Restricted Subsidiary is permitted to be engaged pursuant to the covenant described under "-- Certain Covenants -- Line of Business," or (2) contractually commit to apply such Net Proceeds to the payment of the costs of construction of real property improvements or the costs of capital expenditures which, in each case, will be Collateral and will be owned by the Company or such Restricted Subsidiary and be used by or useful to the Company or such Restricted Subsidiary in any line of business in which the Company or such Restricted Subsidiary is permitted to be engaged pursuant to the covenant described under "-- Certain Covenants -- Line of Business;" provided, that in the case of each of clause (1) and clause (2) the Company or such Restricted Subsidiary, as the case may be, uses such replacement asset at the same location as the assets sold and grants to the Trustee, on behalf of the Holders, a first priority perfected security interest on any such properties or assets acquired or constructed with the Net Proceeds of any such Asset Sale on the terms set forth in the indenture and the Collateral Documents. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may invest such Net Proceeds in Cash Equivalents which will be pledged to the Trustee as security for the notes.

     Any Net Proceeds from Asset Sales that do not constitute Collateral and that are not applied or invested as provided in the prior paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer (an "Asset Sale Offer") to all Holders to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, which date will be no less than 30 nor more than 60 days after the date of the Asset Sale Offer, in accordance with the procedures set forth in the indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may repay any principal amount, or accrued and unpaid interest thereon, owing pursuant to the City Improvement Bonds, the FF&E Financing and/or the Second Mortgage Notes (not to exceed, in the aggregate, the amount by which the Excess Proceeds exceeds the aggregate principal amount of notes, plus accrued and unpaid interest thereon, tendered in the Asset Sale Offer) and may, subject to the provisions of the indenture and the Collateral Documents, use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes to be purchased in the manner described above under "-- Selection and Notice." Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Events of Loss

     Subject to the conditions set forth below, within 90 days after any Event of Loss with respect to any Collateral, the Company or the affected Restricted Subsidiary of the Company, as the case may be, shall so notify the Trustee, describing in such notice the nature of the Event of Loss in reasonable detail, and shall (1) apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of the improvements to the Black Hawk Casino, with no concurrent obligation to make any offer to purchase any notes; (2) if the Black Hawk Casino is not Operating and the Net Loss Proceeds exceed $1.0 million, deposit the Net Loss Proceeds in the Construction Disbursement Account to be disbursed in accordance with the procedures set forth in the Disbursement Agreement; (3) if the Net Loss Proceeds exceed $1.0 million, deliver to the Trustee within 60 days after such Event of Loss a written opinion from a nationally recognized architect that the Black Hawk Casino, with at least the Minimum Facilities, can be rebuilt, repaired, replaced or constructed and Operating within not more than 360 days after the Event of Loss (but in no event later than the date that is six months prior to the maturity date of the notes); and (4) if the Net Loss Proceeds exceed $1.0 million, deliver an Officers' Certificate certifying that the Company has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above and in accordance with clause (3) above.

     Upon the occurrence of an Event of Loss with respect to any Collateral having a fair market value or a replacement cost greater than $20 million, or if upon the occurrence of any Event of Loss the Company is unable or fails to furnish the written opinion from a nationally recognized architect as required by clause (3) above, then the Company shall, simultaneously with the delivery of the notice to the Trustee as set forth above, deliver to the Holders a notice (an "Event of Loss Notice") providing for the following: an option either (a) to allow the Company to apply the Net Loss Proceeds to the rebuilding, repair, replacement or construction of the improvements to the Black Hawk Casino, or (b) to require that the Company purchase the maximum principal amount of notes that may be purchased out of the Net Loss Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (an "Event of Loss Offer").

     If Holders of a majority of the aggregate principal amount of the notes then outstanding provide a written request (an "Event of Loss Acceptance") within 30 days after the Event of Loss Notice that the Company effect an Event of Loss Offer, then the Company must effect an Event of Loss Offer within 10 days after the Event of Loss Acceptance. The Event of Loss Offer must be conducted in accordance with Section 3.10 of the indenture and must be consummated not less than 30 nor more than 60 days after the date of such Event of Loss Offer. To the extent that the aggregate principal amount of notes tendered pursuant to an Event of Loss Offer exceeds the Net Loss Proceeds, the Trustee shall select the notes to be purchased in the manner described above under "-- Selection and Notice." To the extent that the aggregate amount of notes tendered pursuant to an Event of Loss Offer is less than the Net Loss Proceeds, the Company may repay any principal amount, or accrued and unpaid interest thereon, owing pursuant to the City Improvement Bonds, the FF&E Financing and/or the Second Mortgage notes (not to exceed, in the aggregate, the amount by which the Net Loss Proceeds exceeds the aggregate principal amount of notes, plus accrued and unpaid interest thereon, tendered in such Event of Loss Offer) and may, subject to the other provisions of the indenture and the Collateral Documents, use any remaining Net Loss Proceeds for any purpose not otherwise prohibited by the indenture.

     In the event that an Event of Loss Acceptance is not given as provided in the preceding paragraph, then the Company must utilize and apply the Net Loss Proceeds to the rebuilding, repair, replacement or construction of the improvements as aforesaid, consistence with the provisions of the indenture and the Collateral Documents.

     Until the rebuilding, repair, replacement or construction of the improvements or any Event of Loss Offer is completed, the Company or the affected Restricted Subsidiary, as the case may be, must pledge to the Trustee as additional Collateral all Net Loss Proceeds or other cash on hand required for such rebuilding, repair, replacement or construction under the terms of the Collateral Documents relating to the Black Hawk Casino. The pledged funds will be released to the Company or the affected Restricted Subsidiary to pay for or reimburse the Company or the affected Restricted Subsidiary for the actual cost of the permitted rebuilding, repair, replacement or construction, or the Event of Loss Offer, only as provided in Section 4.28 of the indenture and in accordance with the terms of the Collateral Documents relating to the Black Hawk Casino. Until the final application of the Net Loss Proceeds, the proceeds may be invested in Cash Equivalents which will be pledged to the Trustee as security for the notes. The Company or the applicable Restricted Subsidiary will grant to the Trustee, on behalf of the Holders, a first priority lien, subject to Permitted Liens, on any properties or assets rebuilt, repaired, replaced or constructed with the Net Loss Proceeds on the terms set forth in the indenture and the Collateral Documents. With respect to any Event of Loss under clause (4) of the definition of "Event of Loss" that has a fair market value (or replacement cost, if greater) greater than $5.0 million, the Company (or the affected Restricted Subsidiary, as the case may be), will be required to receive consideration at least (1) equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets subject to the Event of Loss and (2) at least 90% of which is in the form of Cash Equivalents.

     Regardless of whether Net Loss Proceeds are made available to the Company under the provisions of Section 4.28 of the indenture, upon the occurrence of an Event of Loss the Company will promptly repair the improvements to be at least equal in value and of substantially the same character and condition as prior to such damage.

Excess Cash Purchase Offer

     The indenture also provides that within 120 days after the end of each Operating Year of the Company, beginning with the first Operating Year after the Black Hawk Casino becomes Operating, the Company will make an offer to all Holders (an "Excess Cash Flow Offer") to purchase the maximum principal amount of notes that is an integral multiple of $1,000 that may be purchased with (1) 50% of the Company's Excess Cash Flow for the four consecutive fiscal quarters ending on or immediately following the last day of such Operating Year then ended plus (2) any amounts disbursed from the Cash Collateral Accounts and the Hyatt Cash Collateral Accounts in accordance with Section 11 of the Cash Collateral Disbursement Agreement that the Company elects, in its sole discretion, to include in any Excess Cash Flow Offer (the sum of the foregoing clauses (1) and (2), collectively, the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 101% of the principal amount of notes to be

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purchased, plus accrued and unpaid interest to the purchase date (the "Excess
Cash Flow Purchase Price"), in accordance with the procedures set forth in the indenture. The Excess Cash Flow Offer will be required to remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. Upon the expiration of that period, the Company will apply the Excess Cash Flow Offer Amount to the purchase of all notes tendered at the Excess Cash Flow Purchase Price. If the aggregate principal amount of notes tendered under any Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount, the Trustee will select the notes to be repurchased in the manner described below under the caption "--Selection and Notice." To the extent that the aggregate principal amount of notes tendered under any Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Company may repay any principal amount, or accrued and unpaid interest thereon, owing under the City Improvement Bonds, the FF&E Financing and/or the Second Mortgage notes (not to exceed, in the aggregate, the amount by which the Excess Cash Flow Offer Amount exceeds 101% of the aggregate principal amount of notes, plus accrued and unpaid interest, tendered in the Excess Cash Flow Offer) and may, subject to the other provisions of the indenture, use any remaining Excess Cash Flow for general corporate purposes and the amount of Excess Cash Flows will be reset at zero.

Certain Covenants

Restricted Payments

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in any capacity (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or a Wholly Owned Restricted Subsidiary of the Company by a Wholly Owned Restricted Subsidiary of the Company);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company);

          (3) make any payment of principal (whether or not at maturity) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the notes (other than the notes) (including, but not limited to, repayment of principal on the Second Mortgage Notes); or

          (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

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unless, at the time of and after giving effect to such Restricted Payment:

          (1) the Black Hawk Casino is Operating;

          (2) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

          (3) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (2) of the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (4) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2) and (3) of the next succeeding paragraph), is less than the sum, without duplication, of:

               (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on the earlier of the date the Black Hawk Casino is Operating or September 14, 2001 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

               (b) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Closing Date of Equity Interests of the Company (other than Disqualified Stock and other than the Closing and Pre-Closing Equity Investments) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

               (c) to the extent that any Restricted Investment that was made after the Closing Date in compliance with this covenant is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus

               (d) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that such portion shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

     The preceding provisions will not prohibit the following Restricted
Payments:

          (1) so long as no Default has occurred and is continuing or would be caused by such payment, the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

          (2) so long as no Default has occurred and is continuing or would be caused by such payment, the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu Indebtedness, the Second Mortgage Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (4)(b) of the preceding paragraph;

          (3) so long as no Default has occurred and is continuing or would be caused by such payment, the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness, including the notes, with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

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          (4) so long as no Default has occurred and is continuing or would be caused by such payment, the defeasance, repurchase, redemption or other acquisition of the FF&E Financing pursuant to any scheduled prepayment or mandatory sinking fund relating to such FF&E Financing at the time of its incurrence in accordance with the terms of the indenture;

          (5) without regard for whether a Default has occurred and is continuing or would be caused by such payment, the repurchase of any Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such stock options or warrants;

          (6) so long as no Default has occurred and is continuing or would be caused by such payment, the declaration of any scheduled dividends to holders of any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued after the Closing Date in compliance with the covenant " -- Incurrence of Indebtedness and Issuance of Preferred Stock" described below;

          (7) without regard for whether a Default has occurred and is continuing or would be caused by such payment, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company required by any applicable law, rule or regulation (other than any Gaming Law);

          (8) without regard for whether a Default has occurred and is continuing or would be caused by such payment, the repurchase, redemption or other acquisition or retirement of any Equity Interests of the Company or any Restricted Subsidiary of the Company required by any Gaming Law in exchange for Gaming Redemption Indebtedness;

          (9) so long as no Default has occurred and is continuing or would be caused by such payment, the repurchase, redemption or repayment of any principal amount, or accrued and unpaid interest thereon, owing pursuant to the Second Mortgage Notes following an Excess Cash Flow Offer to the extent, and only to the extent, the Excess Cash Flow Offer Amount from such Excess Cash Flow Offer exceeds 101% of the aggregate principal amount of notes, plus accrued and unpaid interest thereon, tendered in such Excess Cash Flow Offer; and

          (10) any payment to Hyatt Gaming pursuant to and in accordance with the covenants "-Repurchase at the Option of Holders - Asset Sales," "-Repurchase at the Option of the Holders - Events of Loss" and "Repurchase at the Option of the Holders - Excess Cash Purchase Offer."

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

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Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

          (1) the Black Hawk Casino is Operating;

          (2) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

          (3) the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the notes.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company of Indebtedness represented by the notes;

          (2) without regard for whether a Default has occurred and is continuing or would be caused by such payment, the issuance by the Company of the new notes to be issued pursuant to the Registration Rights Agreement or the incurrence by the Company and its Restricted Subsidiaries of obligations arising under the Collateral Documents, to the extent that such obligations would constitute Indebtedness;

          (3) so long as no Default or Event of Default has occurred and is continuing or would be caused by such payment, the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (11) of this paragraph;

          (4) without regard for whether a Default has occurred and is continuing or would be caused by such payment, the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that:

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


               (a) such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the notes;

               (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Wholly Owned Restricted Subsidiary, as the case may be; and

               (c) if any Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is represented by a Subsidiary Intercompany Note that is pledged to the Trustee as security for the notes;

          (5) without regard for whether a Default has occurred and is continuing or would be caused by such payment, the incurrence by the Company of Hedging Obligations that (a) are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be incurred by the Company under clause (9) below and (b) are on terms approved by the Holders of a majority in aggregate principal amount of the notes (which approval shall not be unreasonably withheld);

          (6) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company of Indebtedness solely in respect of City Improvement Bonds in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $3.0 million;

          (7) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company of Indebtedness solely in respect of standby letters of credit or surety bonds required to be issued under the Excavation Agreement (a) in an amount not to exceed the lesser of: 110% of the cost of the remaining work to be performed thereunder or $7.5 million and (b) on terms acceptable to the Holders of a majority in interest of the aggregate principal amount of the notes (which approval shall not be unreasonably withheld);

          (8) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company of Indebtedness solely in respect of performance or similar bonds or standby letters of credit; provided that any such bond or standby letter of credit is incurred in the ordinary course of the Company's business pursuant to the Public Improvements Performance Guarantee pursuant to paragraph 11 of the Subdivision Agreement or the Bench Excavation Permit Remediation in an aggregate principal amount not to exceed $2.0 million at any one time outstanding; and provided, further, that any such bond or standby letter of credit is incurred on terms customary for operations similar to the Company's and, provided, further, that such Indebtedness in an amount and to the extent that funds are disbursed to the City of Black Hawk pursuant to such Subdivision Agreement or Bench Excavation Permit Remediation;

          (9) so long as no Default or Event of Default has occurred and is continuing the incurrence by the Company of FF&E Financing with the consent of Holders of a majority in the aggregate principal amount of the notes (which consent shall not be unreasonably withheld); provided, however, that
     (a) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased with the

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     proceeds thereof, (b) no Indebtedness incurred under the notes is utilized for the purchase or lease of such FF&E, (c) the aggregate principal amount of such Indebtedness does not exceed $20.8 million outstanding at any time; and (d) the payment of interest and principal shall be amortized over at least a four-year period from the date of issuance, with payments to be applied first to interest and then to principal on a monthly (or less frequent) basis, which monthly (or less frequent) payments shall not exceed $600,000 per month (or proportionately greater amount for less frequent payments);

          (10) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company of Indebtedness or the issuance by the Company of Disqualified Stock solely to finance the construction of a hotel, parking structure and related facilities at the Black Hawk Casino during the first Operating Year, so long as the Fixed Charge Coverage Ratio for the Company's most recently ended two full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such two-quarter period;

          (11) without regard for whether a Default has occurred and is continuing or would be caused by such payment, bond or surety obligations posted by the Company or any of its Restricted Subsidiaries in order to prevent the loss or material impairment of or to obtain a Gaming License or as otherwise required by an order of any Gaming Authority to the extent required by applicable law and consistent in character and amount with customary industry practice so long as such Indebtedness does not result in, and is not secured by, a Lien on any of the Collateral;

          (12) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in aggregate principal amount not to exceed $5.0 million; provided that such Indebtedness, has terms and is subordinated in right of payment to the payment in full in cash of the notes pursuant to terms, approved by the holders of a majority in aggregate principal amount of the notes (which approval shall not be unreasonably withheld);

          (13) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company of the Second Mortgage Notes as in effect on the Closing Date;

          (14) without regard for whether a Default has occurred and is continuing or would be caused by such payment, the incurrence by the Company of Gaming Redemption Indebtedness as a result of any Gaming Redemption; provided that such Indebtedness has terms, and is subordinated in right of payment in full in cash of the notes pursuant to terms, approved by the holders of a majority in aggregate principal amount of the notes (which approval shall not be unreasonably withheld); and

          (15) so long as no Default or Event of Default has occurred and is continuing, the incurrence by the Company of additional notes issued to the Ravich Revocable Trust of 1989 or Affiliates of the foregoing in the aggregate principal amount not to exceed $5.0 million; provided that such Indebtedness is used solely to finance the completion of the development, construction and initial equipment (other than equipment secured by or purchased with the proceeds of any FF&E Financing) of the Black Hawk Casino prior to the Operating of the Black Hawk Casino; provided, further, that the Construction Disbursement Account and the Hyatt Gaming Construction Disbursement Account have been depleted and less than $4.0 million of aggregate proceeds remains in the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account and the Company reasonably believes that the funds remaining in the Completion Reserve Account and the Hyatt Gaming

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     Completion Reserve Account will not be sufficient to finance completion of the development, construction and initial equipment (other than equipment secured by or purchased with the proceeds of any FF&E Financing) of the Black Hawk Casino sufficient for the Black Hawk Casino to begin Operating; and provided, further, that the Company reasonably believes that the incurrence of such additional Indebtedness will provide proceeds to the Company that are sufficient to finance the completion of the development, construction and initial equipment of the Black Hawk Casino sufficient for the Black Hawk Casino to begin Operating.

     The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being secured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

Liens

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to such encumbrances or restrictions existing under or by reason of:

          (1) the indenture, the notes or the Collateral Documents;

          (2) applicable law;

          (3) by reason of customary non-assignment provisions in leases or contracts entered into in the ordinary course of business;

          (4) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

        (5) the acquisition of the Capital Stock of any Person, or property or assets of any Person by the Company or any Restricted Subsidiary, if the encumbrances or restrictions (a) existed at the time of the acquisition and were not incurred in contemplation thereof and (b) are not applicable to any Person or the property or assets of any Person other than the Person acquired or the property or assets of the Person acquired;

          (6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (7) Liens securing FF&E Financing that limit the right of the debtor to dispose of the assets subject to such Lien; and

          (8) the Second Mortgage Notes.

Merger, Consolidation or Sale of Assets

    The indenture provides that the Company may not, directly or indirectly (1) consolidate or merge with or into (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

        (1) either (a) the Company is the surviving corporation or the entity, or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the notes, the Collateral Documents and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

          (3) immediately after such transaction no Default or Event of Default exists;

          (4) such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

          (5) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:

               (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

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               (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (6) such transaction would not require any Holder or beneficial owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Holder or beneficial owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction; and

          (7) the Black Hawk Casino is Operating.

Transactions with Affiliates

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (2) the Company delivers to the Trustee

               (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Company's Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested Directors, and

               (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) payments made pursuant to the Management Agreement and the Second Mortgage Notes as in effect on the Closing Date so long as such payments are not prohibited by the provisions of the indenture described under "-- Restriction of Payment of Management Fees" or "-- Restricted Payments;"

          (2) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business on terms customary in the gaming industry providing for payments not to exceed $240,000 individually during any twelve-month period (so long as the aggregate payments to all employees, consultants, accountants, attorneys, representatives, developers and other professionals (other than Hyatt Gaming) and the aggregate costs associated with the operations of the Company (other than pursuant to the Management Agreement) do not exceed $700,000 in the aggregate during any twelve-month period beginning after the Black Hawk Casino is Operating);

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          (3) any indemnification agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business on terms customary in the gaming industry;

          (4) Restricted Payments that are permitted by the provisions of the indenture described above under "--Restricted Payments;"

          (5) any transaction or series of transactions solely between the Company and one or more of its Restricted Subsidiaries; and

          (6) Affiliate Agreements pursuant to written, executed agreements in effect on the Closing Date, the material terms of which are described in this Offering memorandum supplement, and renewals and extensions of such agreements on terms no less favorable to the Holders than the terms of such original agreements and transactions.

     Notwithstanding the foregoing, provisions of this covenant, the Company will not permit:

          (1) the aggregate amount of all salary and benefits payments (whether in cash or other property) made directly or indirectly to all employees of the Company (exclusive of the Company's construction management personnel under the direction of Building Sciences, as set forth in the Construction Disbursement Budget, in an amount not to exceed $375,000 during any twelve-month period), including Mr. Daniel Robinowitz, Mr. Timothy Rose, Mr. Michael Armstrong and the two administrative assistants, as set forth in the Construction Disbursement Budget, to exceed (a) $800,000 during the twelve-month period beginning on the Closing Date or (b) $1.2 million during the period beginning on the Closing Date and ending on the first date on which the Black Hawk Casino is Operating, excluding reimbursement for reasonable and documented travel and related expenses included in the Construction Disbursement Budget of approximately $225,000 in the aggregate for the period beginning on the Closing Date and ending on the first date on which the Black Hawk Casino is Operating;

          (2) Mr. Robinowitz, Mr. Rose, Mr. Armstrong and their affiliates to be paid any other consulting fees, development fees, salary or other compensation for services provided to the Company except as provided in clause (1) above, and except for,

               (a) the issuance of $1.7 million aggregate liquidation preference of series A preferred stock and payment of $300,000 in cash to Mr. Robinowitz for past salaries and other project development costs, including reimbursement of expenses,

               (b) consideration for consulting services rendered by Timothy G. Rose payable to Mr. Rose in the aggregate amount of approximately $421,000 in cash, and

               (c) consideration for consulting services rendered by Mr. Craig
          F. Sullivan payable to Mr. Sullivan in the amount of $150,000 in cash, in each case, payable on the Closing Date; or

          (3) the aggregate amount of all payments (whether in cash or other property) to all employees, consultants, accountants, attorneys, developers, representatives and other professionals (other than Hyatt Gaming) that are retained by or on behalf of the Company, together with the aggregate costs associated with the operations of the Company (other than pursuant to the Management Agreement) to exceed $700,000 in the aggregate during any twelve-month period beginning on and after the first date on which the Black Hawk Casino is Operating.


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Construction

     The indenture provides that the Company will cause construction of the Black Hawk Casino, including the furnishing, fixturing and equipping thereof, to be prosecuted with diligence and continuity in a good and workmanlike manner substantially in accordance with the Plans and Contracts to which the Company is a party and in accordance with the Cash Collateral and Disbursement Agreement.

Limitations on Use of Proceeds

     The indenture requires the Company to cause the net proceeds of the unit offering, and the proceeds from the issuance of the Second Mortgage Notes, to be deposited in the Cash Collateral Accounts and Hyatt Gaming Cash Collateral Accounts, of which approximately $24.1 million has been deposited in the Interest Reserve Account and invested solely in Government Securities, approximately $58.6 million has been deposited in the Construction Disbursement Account and the Hyatt Gaming Construction Disbursement Account and invested solely in Investment Grade Securities, and approximately $7.1 million has been deposited in the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account and invested solely in Investment Grade Securities, in each case, to be disbursed only in accordance with the Cash Collateral and Disbursement Agreement. The Company shall only be permitted to issue up to an additional $35.0 million aggregate principal amount of additional notes under the indenture. The Company shall cause the net proceeds of the offering of up to $5.0 million of additional notes to The Ravich Revocable Trust of 1989 or Affiliates of the foregoing to be used solely to finance the completion of the development, construction and initial equipment of the Black Hawk Casino prior to the operating of the Black Hawk Casino; and up to $30.0 million of additional notes to be used solely for the purpose of financing the construction of a hotel, parking structure and related buildings at the Black Hawk Casino or the property owned by the Company in Black Hawk, Colorado each, pursuant to the terms of the indenture.

Limitation on Status as Investment Company

     The indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act of 1940.

Sale and Leaseback Transactions

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

          (1) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the first paragraph of the covenant described above under "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under "--Liens";

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          (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and

          (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under "--Repurchase at the Option of Holders --Asset Sales."

Designation of Restricted and Unrestricted Subsidiaries

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Restrictions on Preferred Stock of Restricted Subsidiaries

     The indenture provides that the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock, or permit any Person to own or hold an interest in any preferred stock of any such Subsidiary, except for preferred stock issued to the Company or a Wholly Owned Restricted Subsidiary of the Company.

Limitation on Formation of Subsidiaries and Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

     The indenture provides that, without the consent of Holders of a majority in aggregate principal amount of the notes, the Company shall not, directly or indirectly, create or acquire or agree to create or acquire any Subsidiaries. The indenture provides that the Company (1) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under "--Asset Sales" or the covenant described above under "-- Merger, Consolidation, or Sale of Assets" and (2) will not permit any of its Wholly Owned Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

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Line of Business

     The indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any business, development or investment activities other than the Gaming Business at the Black Hawk Casino and/or the operation of a hotel at the Black Hawk Casino..

Advances to Subsidiaries

     The indenture provides that all advances to Subsidiaries made by the Company from time to time after the Closing Date will be evidenced by unsecured Subsidiary Intercompany Notes in favor of the Company that will be pledged to the Trustee as Collateral to secure the notes. Each Subsidiary Intercompany Note will be payable upon demand and will bear interest at the same rate as the notes.

Reports

     The indenture provides that, whether or not required by the rules and regulations of the Commission, beginning with respect to the Company's fiscal quarter ended March 31, 2000, and continuing for so long as any notes are outstanding, the Company will furnish to the Holders (1) all consolidated quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial position and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Insurance

     The indenture provide that, until the notes have been paid in full, the Company will, and will cause its Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty, and, with respect to insurance on the Collateral, will have provided insurance certificates evidencing such insurance to the Trustee on or prior to the Closing Date and will thereafter provide such certificates prior to the anniversary or renewal date of each such policy, which certificate will expressly state the expiration date for each policy listed. Customary insurance coverage will be deemed to include the following:

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


          (1) workers' compensation insurance to the extent required to comply with all applicable state, territorial or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

          (2) comprehensive general liability insurance with minimum limits of $1.0 million;

          (3) umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $25.0 million;

          (4) business interruption insurance at all times on and after the Black Hawk Casino is Operating; and

          (5) property insurance protecting the property against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss. Such insurance will provide coverage in the amount of not less than the lesser of 120% of the outstanding principal amount of the notes plus accrued and unpaid interest and 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and with a deductible no greater than 2% of the insured value of the Black Hawk Casino or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

     All insurance required under the indenture (except worker's compensation) will name the Company and the Trustee as additional insureds or loss payees, as the case may be, with losses in excess of $1.0 million payable jointly to the Company and the Trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Trustee), with no recourse against the Trustee for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker. The indenture provides that the Company will deliver to the Trustee on the Closing Date and each anniversary thereafter a certificate of an insurance agent stating that the insurance policies obtained by the Company and its Restricted Subsidiaries comply with this covenant and the related applicable provisions of the Collateral Documents.

Restriction on Payment of Management Fees

     The Company will not, directly or indirectly, pay to Hyatt Gaming or any of its Affiliates any Management Fees except pursuant to the Management Agreement as in effect on the Closing Date. Amounts payable pursuant to the Management Agreement and the Manager Subordination Agreement will not be prepaid, and no payment of the Incentive Fee (as defined in the Management Agreement as in effect on the Closing Date), either current or accrued, will be made prior to the date the Black Hawk Casino is Operating or if at the time of payment of such Incentive Fee:

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          (1) a Default or an Event of Default shall have occurred and be continuing or will occur as a result thereof; or

          (2) the Company's Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Incentive Fee is proposed to be paid would have been less than 1.5 to 1.0 (calculated on a pro forma basis after deducting from Consolidated Cash Flow (a) Incentive Fees paid in cash in accordance with the Management Agreement after the first day of such fiscal period and (b) any Incentive Fees deferred from a prior period proposed to be paid in cash during such period, but excluding any Incentive Fees deferred or accrued and not paid in cash during such period).

     With respect to periods following the date the Black Hawk Casino first becomes Operating and prior to the time when internal financial statements are available for four full fiscal quarters following the date the Black Hawk Casino first becomes Operating, such Fixed Charge Coverage Ratio will be calculated only with respect to the number of full fiscal quarters (but in no event less than one full fiscal quarter) for which internal financial statements are available following the date the Black Hawk Casino first becomes Operating. Any Incentive Fees not permitted to be paid pursuant to this covenant will be deferred and will accrue without interest and may be paid only at such time that they would otherwise be permitted to be paid under this covenant.

     The right of Hyatt Gaming to receive payment of the Incentive Fee will be subordinate in right of payment to the right of the Holders to receive payments in full in cash of all obligations with respect to the notes pursuant to the terms of the Manager Subordination Agreement.

     The terms of the Management Agreement cannot be amended to increase amounts to be paid thereunder, or in any other manner which would be adverse to the Company or the Holders, including without limitation, to amend the method of computing the Annual Management Fee, the Basic Fee or the Incentive Fee in each case, as defined in the Management Agreement); provided, however, that the foregoing will not prohibit any amendment required under any Gaming Law or by any Gaming Authority.

Approvals Under Management Agreement

     The indenture provides that in the event that Hyatt Gaming has any right to approve any drawings, plans, specifications or contract in connection with the construction, equipping and opening of the Black Hawk Casino, the Company will prepare, enter into and/or submit to Hyatt Gaming for approval such drawings, plans, specifications and contracts that the Company reasonably believes Hyatt Gaming will approve and/or Hyatt Gaming has indicated it would approve (or waive its approval rights with respect to), so long as the fees and costs associated with such drawings, plans, specifications and contracts, as adopted or executed, would not exceed the amount allocated for such items in the Cash Collateral and Disbursement Agreement.

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Deposit of Funds into Construction Disbursement Accounts

     When any cash or other proceeds are released from any existing escrow account or security deposit made by or held for the benefit of the Company, the Company shall cause such cash or other proceeds to be deposited into the Construction Disbursement Account and the Hyatt Gaming Construction Disbursement Account on a pro rata basis promptly following the release of such cash or other proceeds.

Additional Subsidiary Guarantees

     Without limiting the provisions of "--Limitation on Formation of Subsidiaries and Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries," the indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create a Restricted Subsidiary after the Closing Date, the Company shall cause such newly acquired or created Restricted Subsidiary to execute a Guarantee in the form of a supplemental indenture, and the Company shall execute and deliver, and cause such Subsidiary or others to execute and deliver to the trustee such Collateral Documents and shall execute and deliver, and cause such Subsidiary or others to execute and deliver such other documents, Opinions of Counsel as the Holders of a majority in aggregate principal amount of the notes shall require to create, or to confirm the creation of, a valid, perfected, first priority security interest in and Lien on the property and other assets of such Restricted Subsidiary, and 100% of the outstanding Capital Stock of such newly acquired or created Subsidiary.

Right of First Offer with Respect to Hotel Additional Notes

     The indenture provides that in the event the Company elects to issue any Hotel Additional Notes pursuant to the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will provide to Ableco Finance LLC and its Affiliates ("Ableco"), on behalf of itself, its Affiliates and its accounts, the right to purchase some or all of such Hotel Additional Notes in accordance with the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock." Prior to the issuance of any Hotel Additional Notes, the Company will:

          (1) provide to Ableco and its representatives written calculations of the estimated project costs associated with the Hotel Project for at least 10 Business Days prior to the commencement of the business and legal due diligence described in clause (2) below and at least 5 Business Days prior to the commencement of the negotiations described in clause (3) below (it being understood that the estimated project costs shall provide such detail that (x) is customary in the private placement market for a financing of the type contemplated by the Hotel Additional Notes, (y) is similar in scope to the estimated project cost detail provided in connection with the offering of the notes and (z) is in sufficient form to enable an investor to make a determination of whether to invest in the Hotel Project;

          (2) provide Ableco and its representatives with reasonable access to the Company's management and outside legal advisors in order to conduct business and legal due diligence during at least a 10 Business Day period; and

          (3) negotiate the pricing terms of the Hotel Additional Notes with Ableco and its representatives in good faith during at least a 20 Business Day period commencing with the commencement of the business and legal due diligence described in the foregoing clause (2) and draft and finalize the legal documentation for the purpose of such Hotel Additional Notes by Ableco (and/or its Affiliates and accounts) at the end of such 20 Business Day period.

     If, at the end of the 20 Business Day period described in clause (3), of the foregoing paragraph, Ableco, on behalf of itself, its Affiliates or any of its accounts, has not entered into a binding legal commitment to purchase any of the Hotel Additional Notes (or if, at the end of such 20 Business Day period Ableco has entered into a binding legal commitment to purchase only some of the Hotel Additional Notes that the Company offered to Ableco pursuant to the foregoing paragraph (a)), the Company shall during the 90 Business Day period following the end of such 20 Business Day period be permitted to consummate the sale (or enter into a binding legal commitment to consummate such sale) to any Person of any Hotel Additional Notes offered to Ableco pursuant to the foregoing paragraph that were not purchased by Ableco or any of its Affiliates or accounts.

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


     If at the end of the 90 Business Day period described in the foregoing paragraph, the Company has not entered into binding legal commitments to sell all of the Hotel Additional Notes that it desires to sell, the Company shall offer to sell such Hotel Additional Notes to Ableco in accordance with the first two paragraphs of this covenant.

Articles of Incorporation

     The Indenture provide that the Company shall not amend Article Fifth or Article Ninth of its Amended and Restated Articles of Incorporation as in effect on the Closing Date.

Further Assurances

     The indenture provides that the Company will (and will cause each of its Restricted Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order:

          (1) to carry out more effectively the purposes of the Collateral Documents;

          (2) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered by them;

          (3) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created by them; and

          (4) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the Trustee or under any other instrument executed in connection therewith or granted to the Company under the Collateral Documents or under any other instrument executed in connection therewith.

Cash Collateral and Disbursement Agreement

     Pursuant to the Cash Collateral and Disbursement Agreement entered into among the Company, the Trustee, Hyatt Gaming, the Disbursement Agent, the Independent Construction Consultant and the Construction Escrow Agent (each as defined in the Cash Collateral and Disbursement Agreement) in connection with the Black Hawk Casino, the net proceeds of the unit offering, together with the proceeds from the issuance of the Second Mortgage Notes, in the amount of approximately $89.4 million have been placed into the Cash Collateral Accounts and the Hyatt Gaming Cash Collateral Accounts to be invested in Government Securities and Investment Grade Securities, to be disbursed by the Disbursement Agent pursuant to the Cash Collateral and Disbursement Agreement.

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Interest Reserve Account

     Approximately $58.6 million of the net proceeds of the unit offering have been deposited in the Interest Reserve Account. Funds and other assets held in the Interest Reserve Account have been pledged to the Trustee for the benefit of the Holders. Such funds are in an amount sufficient to purchase Government Securities which, upon receipt of scheduled interest and principal payments therefrom will provide for payment in full of the first four interest payments due on the notes through March 15, 2002. The Company has pledged such Government Securities to the Trustee, for the benefit of itself and the Holders, and, the Trustee has purchased Government Securities with such funds. The Government Securities will be held by the Trustee in the Interest Reserve Account. Pursuant to the Cash Collateral and Disbursement Agreement, immediately prior to the date of each of the first four interest payments due on the notes, the Trustee will release from the Interest Reserve Account funds sufficient to pay interest then due. Interest earned on the Government Securities will be added to the Interest Reserve Account.

     In the event that any funds remain in the Interest Reserve Account after all such interest payments are made, the Trustee will release such funds to the Construction Disbursement Account or, in the event that the Construction Disbursement Account is closed, to the Company. In the event that the aggregate amount of funds and Government Securities held in the Interest Reserve Account are not sufficient at the time of payment to pay in full such interest payment, the Disbursement Agent will, at the direction of the Trustee, transfer funds from the Completion Reserve Account to the Interest Reserve Account in an amount necessary to make such interest payment.

Construction Disbursement Account and Hyatt Gaming Construction Disbursement Account

     Approximately $58.6 million of the net proceeds of the unit offering and the issuance of the Second Mortgage Notes has been deposited in the Construction Disbursement Account and Hyatt Gaming Construction Disbursement Account. Funds and other assets held in the Construction Disbursement Account and Hyatt Gaming Construction Disbursement Account have been pledged to the Trustee for the benefit of itself and the Holders until disbursed in accordance with the Cash Collateral and Disbursement Agreement. Such funds have been invested in Investment Grade Securities by the Disbursement Agent in accordance with the Company's instructions (subject to the indenture) until needed from time to time to fund the development, construction and opening of the Black Hawk Casino.

     To obtain funds from the Construction Disbursement Account and Hyatt Gaming Construction Disbursement Account, the Company must submit an Officer's Certificate requesting such funds, which must include certifications that:

          (1) set forth a detailed itemization of the amounts requested for payment of Hard Costs (as defined in the Cash Collateral and Disbursement Agreement), and an itemization of Soft Costs (as defined in the Cash Collateral and Disbursement Agreement);

          (2) all invoices and mechanic lien waivers and releases provided by the Company to the Independent Construction Consultant and Construction Escrow Agent are true and correct copies;

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          (3) the Construction Disbursement Budget accurately sets forth the anticipated Construction Expenses (as defined in the Cash Collateral and Disbursement Agreement) for the completion of the Black Hawk Casino in accordance with the Plans in all material respects, and the Company is not aware of any other costs or expenses required to complete the Black Hawk Casino which are not included in the Construction Disbursement Budget except for De Minimis Construction Expenses (as defined in the Cash Collateral and Disbursement Agreement exceed $50,000 in the aggregate);

          (4) after giving effect to the requested disbursement, the Available Funds (as defined in the Cash Collateral and Disbursement Agreement) will be sufficient to complete the Black Hawk Casino in accordance with the Construction Disbursement Budget, as amended to date, on or before the Operating Deadline;

          (5) immediately prior to and after the disbursement, no Default or Event of Default will exist;

          (6) the amount requested is consistent with the amount of work performed or materials completed to date;

          (7) the Company reasonably believes that the Black Hawk Casino will be operating on or prior to the Operating Deadline (as defined in the Cash Collateral and Disbursement Agreement);

          (8) the Company has delivered to the Independent Construction Consultant true and complete copies of all Plans and Contracts to which the Company is a party with payment obligations of at least $10,000; and

          (9) the funds to be disbursed to the Company will be used in accordance with the disbursement request, which may include operating expenses and other working capital requirements of the Company. The request by the Company also must include a certificate from the General Contractor, Architect and Excavator (if applicable) certifying certain statements by the Company in its Officer's Certificate.

     Upon the delivery from the Company to the Disbursement Agent of an Officer's Certificate requesting a disbursement for costs then incurred in the development, construction and opening of the Black Hawk Casino, the Disbursement Agent will disburse funds from the Construction Disbursement Account and Hyatt Gaming Construction Disbursement Account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement, which consist of the following:

          (1) the confirmation by the Disbursement Agent that:

               (a) the request for disbursement is in compliance with the Cash Collateral and Disbursement Agreement, and

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               (b) the Disbursement Agent has not received notice that any
          Default or Event of Default exists under the indenture or the Cash Collateral and Disbursement Agreement;

          (2) the delivery by the Independent Construction Consultant to the Disbursement Agent of a certificate stating that:

               (a) the Independent Construction Consultant has reviewed the Plans then in effect and inspected the Black Hawk Casino within the prior 30 days;

               (b) the work performed conforms to the Plans;

               (c) with respect to Hard Costs, such disbursements are appropriate based on invoices tendered for work that has been completed and the amount of stored materials;

               (d) the Construction Disbursement Budget accurately sets forth the anticipated Construction Expenses (as defined in the Cash Collateral and Disbursement Agreement) for the completion of the Black Hawk Casino in accordance with the Plans; and

               (e) after giving effect to the requested disbursement, there will be sufficient Available Funds (as defined in the Cash Collateral and Disbursement Account Agreements) to complete the Black Hawk Casino in accordance with the Construction Disbursement Budget, as amended to date, on or before the Operating Deadline; and

          (3) the delivery by the Construction Escrow Agent to the Disbursement Agent of a letter stating that:

               (a) the Construction Escrow Agent has received lien waivers and releases from all Contractors paid with funds disbursed pursuant to prior disbursement requests;

               (b) the Title Company is prepared to issue a date down endorsement to the Trustee's lender's title insurance policy increasing the amount of coverage under such policy by the amount of disbursement and insuring against all mechanic's liens as of the date of disbursement of the requested funds.

     The Cash Collateral and Disbursement Agreement will permit advance disbursements up to $1.0 million in the aggregate outstanding at any time, notwithstanding the fact that not all certifications or lien releases have been obtained or other disbursement conditions have not been so satisfied. The conditions for such advance disbursements generally include the requirements that the Company deliver to the Disbursement Agent and the Independent Construction Consultant a certificate certifying:

          (1) immediately prior to and after the disbursement no Default or Event of Default will exist;

          (2) the purposes to which the requested funds will be applied following disbursement;

          (3) that, after giving effect to the requested disbursement, the remaining amounts in the line item not yet disbursed shall not exceed the amount budgeted for such line item.

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     Upon satisfaction of the disbursement conditions, the Disbursement Agent will disburse the funds requested by the Company to the Construction Escrow Agent and other payees.

     One of the first "disbursements" to be made from the Construction Disbursement Account is the pledge of approximately $5.5 million which, together with a pledge of approximately $0.5 million pro rata from the Hyatt Gaming Disbursement Account, will be used to secure a letter of credit for the benefit of the City of Black Hawk to fund 110% of the estimated remaining costs to excavate the land on which the Black Hawk Casino will be built. These funds, once disbursed, will not be considered security for the payment of the notes and will not be available to pay any interest, principal or other obligations on the notes if there has been an Event of Default or otherwise.

Completion Reserve Account

     Approximately $7.1 million of the net proceeds of the unit offering and the issuance of the Second Mortgage Notes has been deposited in the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account. Funds and other assets held in the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account have been pledged to the Trustee for the benefit of itself and the Holders until disbursed in accordance with the Cash Collateral and Disbursement Agreement. Such funds will be invested in Investment Grade Securities by the Disbursement Agent in accordance with the Company's instructions (subject to the Indenture) until needed from time to time to fund cost overruns in the development, construction and opening of the Black Hawk Casino.

     To obtain funds from the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account, the Company must submit an Officer's Certificate requesting such funds, which will include certifications that:

          (1) the funds to be disbursed from the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account are reasonably necessary for the completion of construction and commencement of operations of the Black Hawk Casino;

          (2) set forth the reasons resulting in the need for a disbursement from the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account, and the reasons the circumstances resulting in such cost overruns were not anticipated in preparing the Construction Disbursement Budget;

          (3) set forth therein is a revised Construction Disbursement Budget which includes the cost overruns for which such funds are required;

          (4) after giving effect to the requested disbursement, the Available Funds (as defined in the Cash Collateral and Disbursement Agreement) will be sufficient to complete the Black Hawk Casino in accordance with the Construction Disbursement Budget, as amended to date, on or before the Operating Deadline;

          (5) the Company reasonably believes that the Black Hawk Casino will be operating on or prior to the Operating Deadline; and

          (6) immediately prior to and after giving the effect to the disbursement, no Default or Event of Default will exist.

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     The request by the Company must include a certificate from the General
Contractor certifying certain statements by the Company in its Officer's Certificate.

     Upon the delivery from the Company to the Disbursement Agent of an Officer's Certificate requesting a disbursement for cost overruns then incurred in the development, construction and opening of the Black Hawk Casino, the Disbursement Agent will disburse funds from the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement, which consist of the following.

          (1) the confirmation by the Disbursement Agent that:

               (a) the request for disbursement is in compliance with the Cash Collateral and Disbursement Agreement, and

               (b) the Disbursement Agent has not received notice that any Default or Event of Default exists under the indenture or the Cash Collateral and Disbursement Agreement;

          (2) the delivery by the Independent Construction Consultant to the Disbursement Agent of a certificate stating that:

               (a) the Independent Construction Consultant has reviewed the Plans then in effect and inspected the Black Hawk Casino within the prior 30 days;

               (b) the funds requested from the Completion Reserve Account and the Hyatt Gaming Completion Reserve Account are reasonably necessary to complete the construction and commence operation of the Black Hawk Casino; and

               (c) after giving effect to the requested disbursement, the Available Funds (as defined in the Cash Collateral and Disbursement Agreement) will be sufficient to complete the Black Hawk Casino in accordance with the Construction Disbursement Budget, as amended to date, on or before the Operating Deadline.

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


     Upon satisfaction of the disbursement conditions, the Disbursement Agent will transfer the funds requested by the Company to the Construction Disbursement Account and the Hyatt Gaming Construction Disbursement Account, and the disbursement of such funds upon such transfer will be subject to the conditions for disbursements from the Construction Disbursement Account and the Hyatt Gaming Construction Disbursement Account.

Hyatt Gaming Cash Collateral Accounts

     Approximately $5.9 million of the proceeds from the issuance of the Second Mortgage Notes (net of initial disbursements made on the Closing Date) have been deposited in the Hyatt Gaming Cash Collateral Accounts consisting of $5.3 million in the Hyatt Gaming Construction Disbursement Account and $0.6 million in the Hyatt Gaming Completion Reserve Account. All such funds are being held in the Hyatt Gaming Cash Collateral Accounts and are pledged to Hyatt Gaming, until disbursed in accordance with the Cash Collateral and Disbursement Agreement. The Trustee has a second priority lien on all of the funds in the Hyatt Gaming Cash Collateral Accounts. Such funds have been invested in Investment Grade Securities by the Disbursement Agent in accordance with the Company's instructions (subject to the indenture) until needed from time to time to fund the development, construction and opening of the Black Hawk Casino. The Disbursement Agent will disburse funds from the Hyatt Gaming Construction Disbursement Account and the Hyatt Gaming Completion Reserve Account at the same time it disburses funds from the Construction Disbursement Account or the Completion Reserve Account, respectively, for the payment of development, construction and opening costs and cost overruns only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement. All disbursements from the Hyatt Gaming Construction Disbursement Account and the Hyatt Gaming Completion Reserve Account will be pro rata with the disbursements from the Construction Disbursement Account and Completion Reserve Account, respectively.

Amendment of Construction Budget and Construction Contracts

     The Cash Collateral and Disbursement Agreement provides that the Construction Disbursement Budget may be amended only upon the satisfaction of certain conditions set forth in the Cash Collateral and Disbursement Agreement.

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


     To amend the Construction Disbursement Budget, the Company must submit an Officer's Certificate which must include certifications that:

          (1) the proposed amendment is reasonably necessary for the completion of construction and commencement of operations of the Black Hawk Casino;

          (2) set forth the reasons resulting in the need to amend the Construction Disbursement Budget, and the reasons the circumstances resulting in such amendment were not anticipated in preparing the prior Construction Disbursement Budget;

          (3) after giving effect to the requested amendment, the Available Funds will be sufficient to pay for the anticipated construction expenses set forth in the amended Construction Disbursement Budget, and the Company is not aware of any other, costs or expenses to complete the Black Hawk Casino on or prior to the operating deadline;

          (4) the Company reasonably believes that the Black Hawk Casino will be operating prior to the Operating Deadline notwithstanding the cost overruns; and

          (5) immediately prior to and after the disbursement, no Default or Event of Default will exist.

     The Construction Disbursement Budget shall be amended upon the delivery by the Independent Construction Consultant to the Disbursement Agent of a certificate stating that:

          (1) the Independent Construction Consultant has reviewed such proposed Construction Disbursement Budget amendment; and

          (2) the Independent Construction Consultant has inspected the Black Hawk Casino during the previous thirty (30) days and that the Independent Construction Consultant concurs with certain of the certifications made in the Construction Disbursement Budget amendment certification submitted by the Company to the Disbursement Agent and the Independent Construction Consultant.

     The Cash Collateral and Disbursement Agreement also permits the Company to amend any Construction Contracts and enter into additional Construction Contracts by submitting an Officer's Certificate requesting such amendment to, or addition of, any Construction Contracts, and obtaining a certificate from the Independent Construction Consultant which certifies and confirms the Company's certifications in the Officer's Certificate with respect to such amendment to, or addition of, such Construction Contracts.

     In addition, the Cash Collateral and Disbursement Agreement provides that construction line items in the Construction Disbursement Budget may be reduced only upon delivery to the Independent Construction Consultant, in form satisfactory to the Independent Construction Consultant, of evidence that the completion of the work represented by such line item will be completed for a total cost less than the amount set forth in the Construction Disbursement Budget then in effect, and that any such savings (1) are not obtained in a manner that materially detracts from the overall value, quality or amenities of the Black Hawk Casino, and (2) will be reallocated (by amendment to the Construction Disbursement Budget) to other line items.

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

Certifications by Independent Construction Consultant

     In making any certifications described above, the Independent Construction Consultant may rely (so long as such reliance is in good faith) upon certificates from the Contractors, Architect and engineers involved in the construction of the Black Hawk Casino confirming the material facts necessary for such certifications. In addition, except to the extent the Independent Construction Consultant has actual knowledge, the Independent Construction Consultant will not be responsible for matters pertaining to: Historical Architectural Review Commission, Gaming Authorities, Gaming Licenses, Liens encumbering the Black Hawk Casino (except in connection with the responsibilities of the Independent Construction Consultant set forth in the Cash Collateral and Disbursement Agreement, and whether the Black Hawk Casino is in a condition to receive customers in the ordinary course of business).

Events of Default Under the Cash Collateral and Disbursement Agreement

     The Cash Collateral and Disbursement Agreement also provides that an event of default will exist under that agreement if any of the following occurs:

          (1) a Default or Event of Default occurs and is continuing under the indenture or the Subordinated Loan Agreement;

          (2) the Independent Construction Consultant or the Construction Escrow Agent, after appropriate consultation with the Company, is unable to deliver a certificate in connection with a requested disbursement or an amendment to the Construction Disbursement Budget in excess of $50,000, and such deficiency continues for a period of 30 days after notice thereof;

          (3) any representation, warranty, certification or statement by the Company in the Cash Collateral and Disbursement Agreement or any certificate required to be delivered therein is untrue in any material respect on the date given or made and such untruthfulness continues for a period of 10 business days after notice thereof;

          (4) if at any time the Available Funds (as defined in the Cash Collateral and Disbursement Agreement) is less than the amount required in the Construction Disbursement Budget to cause the Black Hawk Casino to be Operating on or before the Operating Deadline and such deficiency continues for a period of 30 days after notice thereof;

          (5) the Company fails to deliver certain other documents necessary to perfect the Trustee's security interest in the Cash Collateral and Disbursement Agreement and investments therein and such failure continues for a period of 10 days;

          (6) the Company ceases to own the property or any improvements thereon, or abandons the construction or operation of the Black Hawk Casino;

          (7) any of the material Construction Contracts shall have terminated or otherwise ceased to be in full force and effect, except if the Company provides written notice to the Trustee that it intend to replace such Construction Contract (or certifies that such replacement is not necessary), and if the Independent Construction Consultant confirms that replacement is necessary, the Company obtain such a replacement reasonably acceptable to the Independent Construction Consultant within 60 days after such termination; or

          (8) if the Independent Construction Consultant reasonably determines that the Black Hawk Casino is likely not to be operating within 60 days after the Operating Deadline.

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


     If an event of default exists under the Cash Collateral and Disbursement Agreement, the Disbursement Agent will not be permitted to authorize the disbursement of funds from the Construction Disbursement Account or the Hyatt Gaming Construction Disbursement Account, or the Completion Reserve Account or the Hyatt Gaming Completion Reserve Account until such event of default is cured, provided that, subject to direction of the Trustee, the Disbursement Agent may continue to disburse funds from the Construction Disbursement Account or the Completion Reserve Account:

               (a) if necessary to prevent the condition of the Black Hawk Casino from deteriorating or to preserve work completed on the Black Hawk Casino;

               (b) to pay for work already completed or materials already purchased on or prior to the date of such Default or Event of Default;

               (c) to pay for retainage amounts if an event of default continues for more than three months;

               (d) if necessary to comply with any applicable law; or

               (e) such disbursement is required to make interest payments.

     Upon the receipt of written notice from the Trustee, the Disbursement Agent shall, without need for authorization from the Company, deliver all funds in the Cash Collateral Accounts and the Hyatt Gaming Cash Collateral Accounts to the Trustee, other than the amounts to be disbursed pursuant to the preceding paragraph.

Excess Funds in Cash Collateral Accounts

     The Cash Collateral and Disbursement Agreement provides that if the Black Hawk Casino has been operating for at least 30 days, there is no ongoing construction (other than maintenance and repair in the ordinary course of business and punch list items not in excess of $100,000) and there is no Default or Event of Default, then the Disbursement Agent will disburse the funds remaining in the Cash Collateral Accounts and the Hyatt Gaming Cash Collateral Accounts (if any) to the Company, except for any amounts required under any Construction Contracts for which the Construction Disbursement Agent has not received final lien waivers and releases from such Contractors (the "Pending Construction Contract Amounts"). Upon delivery of final lien waivers and releases or a date-down endorsement from the Title Company insuring against such liens, the Disbursement Agent will disburse to the Company such Pending Construction Contract Amounts relating to such lien waivers and releases; provided, that there is no Default or Event of Default.


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

Event of Default

     The indenture provides that each of the following constitutes an Event of
Default:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes;

          (3) failure by the Company to comply with the provisions described under "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Asset Sales," "--Transactions with Affiliates," "--Liens," "--Line of Business," "--Corporate Existence,""--Limitation on Sale and Leaseback Transactions," "--Limitation on Formation of Subsidiaries and Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries," "--Advances to Subsidiaries," "--Payments for Consent," "--Additional Subsidiary Guarantees," "--Insurance," "--Limitation on Use of Proceeds," "--Event of Loss," "--Excess Cash Purchase Offers," "--Articles of Incorporation," "--Approvals Under Management Agreement," "--Extension of Subdivision Agreement" "--Deposit of Funds into Construction Disbursement Accounts," or "--Merger, Consolidation or Sale of Assets."

          (4) a Change of Control shall occur;

          (5) failure by the Company to comply for 30 days after written notice specifying the default with any of its other agreements in the indenture or the notes;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1.0 million or more;

          (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (8) (a) breach of any material representation or warranty set forth in the Collateral Documents, or (b) default by the Company in the performance of any material covenant set forth in the Collateral Documents, or (c) repudiation by the Company of its obligations under the Collateral Documents, or (d) the unenforceability of the Collateral Documents against the Company for any reason, which, in the case of clauses (a) and (b) remains uncured for a period of 30 days after written notice specifying such breach or default;

          (9) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, or one or more Subsidiaries, which taken together as a whole, would be considered a Significant Subsidiary;

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


          (10) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at any Gaming Facility; or

          (11) the failure of the Black Hawk Casino to be Operating by the Operating Deadline or to remain Operating thereafter, except (1) as the hours of operation of the Black Hawk Casino may be limited by any Gaming Authority or Gaming Law or (2) for a period of time not to exceed 30 days during any 45-day period and not to exceed 60 days during any one-year period; provided, however, that, in any event, there will not be an Event of Default under this clause if the failure to remain Operating during such period results from an Event of Loss pursuant to the terms of the indenture.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. The Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the Trustee in its exercise of any trust or power. In the event the Trustee is required by the Holders or otherwise required by the indenture or the Collateral Documents to take any action which may reasonably result in environmental-related liability to the Trustee, the Trustee may require additional indemnities regarding such liability. If such indemnities are not obtained, the Trustee may resign.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages, if any, on, or the principal of, the notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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Remedies Upon Default Under Notes

     Enforcement of rights under certain of the Collateral Documents would require that the Trustee initiate a foreclosure against the Collateral. Such foreclosure would be subject to certain notice and other procedural limitations.

Enforcement of Security Documents

     If an Event of Default occurs under the indenture, the Trustee, acting on behalf of the Holders, may enforce its rights and remedies under the indenture and the Collateral Documents. These remedies include foreclosing upon and selling the Collateral, including commencing a judicial proceeding to seek a monetary judgment against the Company and foreclosing on the Deed of Trust. Foreclosing on the Deed of Trust can be accomplished either through the public trustee foreclosure system or through judicial foreclosure. The public trustee foreclosure system is largely an administrative system which utilizes the Public Trustee of Gilpin County, Colorado, following presentation of the "original evidence of debt," to complete the notices and advertising of the property for sale as required by Colorado law. A judicial foreclosure can be more time consuming and more costly to pursue than a public trustee foreclosure. Once an order for sale is obtained in a judicial foreclosure, however, the procedure and rights regarding cure, bidding, public sale and redemption are similar to those in a public trustee foreclosure. These remedies, however, may be pursued simultaneously or through a series of claims in Colorado.

     In certain instances, it may be necessary to pursue a judicial foreclosure. For example, the Deed of Trust indicates that a legended and originally executed indenture held by the Trustee will be the "original evidence of debt" for purposes of Colorado law. In the event that the public trustee refuses to acknowledge such indenture as the "original evidence of debt" and, instead, requires the delivery of all original outstanding notes, the Trustee may be required to resort to judicial foreclosure proceedings if all such notes, or adequate indemnities, are not delivered. Judicial foreclosure proceedings are independent actions brought in a court of law and are governed by the traditional rules of evidence. As a result, in a judicial foreclosure, the Trustee, while not necessarily having to present the "original evidence of debt," would need to prove to the court under the traditional rules of evidence the existence and owing of the debt. In such case, the Deed of Trust and indenture are likely to constitute evidence of the debt. Judicial foreclosure could also be necessitated by such matters as the discovery of defects in the Deed of Trust, issues regarding priority, challenges to title to the property, or the existence of a dispute which may lead to the sale being enjoined or otherwise challenged.

     The Deed of Trust purports to provide the Trustee with certain rights and remedies, such as allowing the Trustee to take possession of the encumbered property, to collect rents immediately upon default, without the appointment of a receiver, and to obtain the appointment of a receiver, as a matter of right, upon ex parte application. Certain remedies, however, such as purported waivers of rights of redemption or cure prior to default, are against public policy in Colorado and are thus limited or unenforceable. Applicable law also may impose a duty of good faith and fair dealing on the Trustee, which may need to be considered in the exercise of rights and remedies on default. Certain other provisions or remedies under the Deed of Trust may be additionally qualified or limited by applicable law, which will not interfere with the practical realization of the benefits of the security interest intended, provided the Trustee acts in good faith and in a commercially reasonable manner.

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


     Due to the legal restrictions on the ability to engage in gaming activities in gaming jurisdictions and the state restrictions on the retail sale of alcoholic beverages, the Trustee may incur delays or possibly frustration in its efforts to sell all or a portion of the Collateral. Operators of gaming facilities and liquor licensed establishments are required to be licensed by Gaming Authorities and Liquor Licensing Authorities, respectively, and may be required by Gaming Authorities and Liquor Licensing Authorities to file applications, to be investigated and to be found suitable as owners, operators or landlords of a gaming establishment and a retail liquor licensed establishment. Such requirements for approval by Gaming Authorities and Liquor License Authorities may delay or preclude a sale of the Collateral to a potential buyer at a foreclosure sale or sales. This may effectively limit the number of potential bidders and may delay such sales, either of which could adversely affect the sale price of the Collateral. In addition, the disposition of Note Collateral consisting of gaming devices, including slot machines, will require licensure of the person in possession or buyer by the applicable Gaming Authority. Also, gaming activities must cease if the operator does not have a right to possession of the premises and is not licensed or found suitable by Gaming Authorities. Moreover, the gaming industry and retail liquor sale industry could become subject to a different or additional regulations during the term of the notes, which could further adversely affect the practical rights and remedies that the Trustee would have upon the occurrence of an event of default under the notes or the indenture.

     In addition to being subject to gaming law and liquor law restrictions, the Trustee's ability to foreclose upon and sell Collateral will be subject to the procedural and other restrictions of state real estate law or the Uniform Commercial Code. In addition, certain direct or indirect leasehold interests, contracts and other assets may not be sold without the consent of certain third parties.

     The ability to foreclose upon and dispose of Collateral directly or indirectly securing the notes is also likely to be significantly impaired or delayed by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against the Company. Under applicable bankruptcy laws, the Trustee and the Holders would be prohibited from foreclosing upon, taking possession or disposing of the Collateral absent bankruptcy court approval. Moreover, the Company would be permitted to retain and use Collateral as long as the Trustee and the Holders are being provided "adequate protection" in the form of a cash payment or periodic cash payments or an additional or replacement lien or in some other form approved by the court in its discretion. While this requirement is generally intended to protect the value of the security, it cannot be predicted what form of "adequate protection" might be approved by the court in the particular case. The court has broad discretionary powers in all these matters, including the valuation of Collateral. In view of these considerations, it is not possible to predict for how long payments on the notes would be delayed following the filing of a bankruptcy case, whether or when the Trustee could foreclose upon or take possession of or sell the Collateral or to what extent the Holders would be compensated for any delay in payment or loss of value of the Collateral.

     After application of proceeds of any foreclosure sale to the Indebtedness, the Trustee may be entitled to a deficiency judgment under certain circumstances. There can be no assurance, however, that the Trustee would be successful in obtaining any deficiency judgment, what the amount of any such judgment if obtained might be, or that the Company would be able to satisfy any such judgment, if obtained.

No Personal Liability of Directors, Officers, Employees, Incorporator or Shareholder

     No director, officer, employee, incorporator or shareholder of the Company will have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, Liquidated Damages, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection with the Trustee; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to all the covenants contained in the Indenture, other than those covenants relating to (1) payment of the notes, (2) maintenance of office or agency, (3) taxes, (4) limitation on status as an investment company, (5) limitation on use of proceeds and (6) matters relating to a merger, consolidation or sale of assets ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

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          (2) in the case of Legal Defeasance, the Company must have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following deposit, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered Holder of a note will be treated as the owner of it for all purposes.

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Amendment, Supplement and Waiver

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes).

     Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding, an amendment or waiver may not affect the Liens in favor of the Trustee and the Holders created under the Collateral Documents in a manner adverse to the Holders (other than pursuant to the release of Collateral in accordance with the provisions of the indenture and of the applicable Collateral Documents) or release a material portion of the Collateral.

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, or Liquidated Damages, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium or liquidated damages, if any, or interest on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under "-- Repurchase at the Option of Holders"); or

          (8) make any change in the foregoing amendment and waiver provisions.

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     Notwithstanding the foregoing, without the consent of any Holder, the
Company and the Trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Company's obligations to the Holders in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture or the Collateral Documents of any such Holder or to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

     The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs (which Event of Default will not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder offers to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person,

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

    "Asset Sale" means

          (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $250,000, (b) for net proceeds in excess of $250,000, or (c) that consist of or relates to any assets or rights other than used equipment to be sold or disposed of in the ordinary course of business, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described above under the provisions described"-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant) and

          (2) the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of its Restricted Subsidiaries.

     Notwithstanding the foregoing, the following will not be deemed to be Asset
Sales:

          (1) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary,

          (2) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary,

          (3) a Restricted Payment that is permitted by the covenant described above under "--Restricted Payments,"

          (4) the disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole governed by the covenant described above under the caption "-- Merger, Consolidation or Sale of Assets,"

          (5) a disposition of Cash Equivalents permitted by the provisions of the indenture; and

          (6) the granting of any Permitted Lien.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

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     "Basic Fee" means the Basic Fee (as defined in the Management Agreement)
payable pursuant to Section 4.2(a)(i) of the Management Agreement, as in effect on the Closing Date.

     "Bench Excavation Permit Remediation" means Site Rehabilitation Security pursuant to Section 18-251 of the Black Municipal Code.

     "Black Hawk Casino" means the pending project to develop, construct, equip and operate the Company's casino in Black Hawk, Colorado and related amenities, as described in this prospectus.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership, partnership interests (whether general or limited);

          (4) in the case of a limited liability company, membership interests; and

          (5) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Collateral Accounts" means collectively, the Interest Reserve Account, the Completion Reserve Account, the Construction Disbursement Account and the Disbursed Funds Account (as defined in the Cash Collateral and Disbursement Agreement).

     "Cash Collateral and Disbursement Agreement" means the Cash Collateral and Disbursement Agreement among the Trustee, Hyatt Gaming, the Disbursement Agent, the Construction Escrow Agent, the Independent Construction Consultant and the Company, in connection with the Black Hawk Casino, dated as of the Closing Date.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

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          (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

          (6) investment funds investing solely in securities of the types described in clauses (2), (3), (4) or (5) above if such fund has net assets of at least $500 million.

     "Change of Control" means the occurrence of any of the following:

          (1) Hyatt Gaming no longer operates the Black Hawk Casino pursuant to the Management Agreement, as the same may be amended from time to time on terms no less favorable to the Company or the Holders than the terms thereof prior to such amendment;

        (2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Related Party; or

          (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (4) on or prior to an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that a "person," as such term is defined in Section 13(d)(3) of the Exchange Act, or related group, within the meaning of
     Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than Related Parties, owns more than 45% of the total voting power entitled to vote in the election of directors;

          (5) after an Initial Public Offering, the acquisition in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) by any Person or related group (within the meaning of
     Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Related Parties, of more than 45% of the total voting power entitled to vote in the election of directors; or

          (6) during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors (together with any new board members whose election or appointment by such committee or whose nomination for election by the shareholders of the Company was approved by

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     a vote of a majority of the board members then still in office who were either board members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

     "City Improvement Bonds" means Indebtedness issued pursuant to or in accordance with the authority of the Special Improvement District number 1998-2 of Gilpin County, Colorado for the purpose of financing public improvements to Richman Street.

     "Closing Date" means the closing date for the sale and original issuance of the notes.

     "Closing and Pre-Closing Equity Investments" means the investments made by the stockholders of the Company on or prior to the issue date of the old notes in the aggregate amount of approximately $11.5 million.

     "Collateral" means all assets, now owned or hereafter acquired, of the Company and its Restricted Subsidiaries, that are pledged or assigned, or required to be pledged or assigned under the indenture or the Collateral Documents, to the Trustee pursuant to the Collateral Documents, which will initially include all real estate, improvements and all personal property owned by the Company and all accounts held by or for the benefit of the Company, together with all proceeds thereof (including, without limitation, the proceeds of Asset Sales), in each case excluding FF&E acquired with FF&E Financing, Gaming and Liquor Licenses, and certain other exceptions.

     "Collateral Documents" means, collectively, the Deed of Trust by the Company to the Public Trustee of the County of Gilpin, Colorado, the Security Agreement by the Company in favor of the Trustee, the Collateral Assignments by the Company in favor of the Trustee, the Cash Collateral and Disbursement Agreement, the Pledge Agreement by the DPR 1992 Trust in favor of the Trustee, the Pledge Agreement by APR 21st Century Trust in favor of the Trustee, the Pledge and Assignment by AMR 21st Century Trust in favor of the Trustee, the Pledge Agreement by the Company in favor of the Trustee, the Account Agreement among the Company, the Trustee and Norwest Bank Minnesota, N.A., as securities intermediary the Advance Disbursement Account Agreement among the Company, the Trustee and Norwest Bank Minnesota, N.A., as securities intermediary, the Manager Subordination Agreement, Uniform Commercial Code financing statements and fixture filings, and any other agreements, instruments, documents, pledges or filings that evidence, set forth or limit the Lien of the Trustee in the Collateral.

     "Completion Reserve Account" means the account to be maintained by the Disbursement Agent and pledged to the Trustee, pursuant to the terms of the Cash Collateral and Disbursement Agreement, into which approximately $6.5 million of the net proceeds from the Offering will be deposited.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

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          (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

          (3) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP; plus

          (5) all other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) reducing Consolidated Net Income for such period; minus

          (6) all non-cash items increasing Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

     Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations application to that Subsidiary or its stockholders.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

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          (2) the consolidated interest expense of such Person and its
     Restricted Subsidiaries that was capitalized during such period; and

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4) the cumulative effect of a change in accounting principles will be excluded; and

          (5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; minus

          (3) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person; minus

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          (4) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments); minus

          (5) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Construction Disbursement Account" means the account, to be maintained by the Disbursement Agent and pledged to the Trustee, pursuant to the terms of the Cash Collateral and Disbursement Agreement, into which approximately $53.3 million of the net proceeds of the Offering will be deposited.

     "Construction Disbursement Budget" means itemized schedules setting forth on a line item basis all of the costs (including financing costs) estimated to be incurred in connection with the financing, design, development, construction and equipping of the Black Hawk Casino, as such schedules are delivered to the Disbursement Agent on the Closing Date and as amended from time to time in accordance with the terms of the Cash Collateral and Disbursement Agreement.

     "Deed of Trust" means the Deed of Trust to Public Trustee, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Leasehold Interests dated as of the Closing Date by the Company to the Public Trustee of the County of Gilpin, Colorado in favor of the Trustee.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disbursement Agent" means Norwest Bank Minnesota, N.A., as disbursement agent.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such change of control or asset sale repurchase or redemption unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means a public offering (other than a public offering registered on Form S-8 under the Securities Act) or private placement of common Capital Stock of the Company that results in gross proceeds of at least $25.0 million to the Company.

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     "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:

          (1) any loss, destruction or damage of such property or asset;

          (2) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

          (3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

          (4) any settlement in lieu of clauses (2) or (3) above.

     "Excess Cash Flow" means, with respect to the Company for any Operating Year, the Consolidated Cash Flow of the Company and its Subsidiaries for such Operating Year, minus (i) interest expense (including the interest portion of any payments associated with Capital Lease Obligations) of the Company and its Subsidiaries that is actually paid during such Operating Year, minus (ii) up to $3.0 million in capital expenditures of the Company and its Subsidiaries paid to maintain or improve the Black Hawk Casino (excluding any capital expenditures made with the proceeds from the sale of the notes), minus (iii) up to $1.0 million in capital expenditures of the Company and its Subsidiaries paid during such Operating Year to ensure the Black Hawk Casino complies with all applicable laws, rules and regulations, minus (iv) principal payments made during such Operating Year on Indebtedness permitted to be incurred pursuant to the covenant described above under "-- Incurrence of Indebtedness and Issuance of Preferred Stock," and minus (v) taxes of the Company and its Subsidiaries accrued with respect to such Operating Year.

     "FF&E" means furniture, fixtures or equipment used in the ordinary course of the business of the Company and its Subsidiaries.

     "FF&E Financing" means the incurrence of Indebtedness, the proceeds of which are utilized solely to finance or refinance the acquisition of (or entry into a capital lease by the Company or a Subsidiary with respect to) FF&E.

     "Final Plans" with respect to any particular work or improvement means Plans which (i) have received final approval from all governmental authorities required to approve such Plans prior to completion of the work or improvements and (ii) contain sufficient specificity to permit the completion of the work or improvement.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of their Subsidiaries incur, assume, guarantee or redeem any Indebtedness (other than ordinary working capital revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

                                      156

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     In addition, for purposes of making the computation referred to above:

          (1) acquisitions that have been made by the Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, without duplication, the sum of:

          (1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including Interest, but excluding amortization of debt issuance costs and issuance discounts in connection with the issuance of the notes, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the product of (a) all dividends, whether paid or accrued, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, plus

          (3) if such Person is the Company or any of its Restricted Subsidiaries, the Basic Fee,

in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise, and whether now or hereafter in existence, or any officer or official thereof, including the Colorado Limited Gaming Control Commission and any other applicable gaming regulatory authority with authority to regulate any gaming operation (or proposed gaming operation) owned by the Company or any of its Subsidiaries and managed or operated by Hyatt Gaming.

     "Gaming Business" means the gaming business and includes all businesses either licensed or unlicensed by a Gaming Authority necessary for, incident to or connected with or arising out of the operation of a gaming establishment or facility (including developing and operating lodging, retail and restaurant facilities, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and any businesses incident and useful to the gaming business, including, without limitation, food and beverage distribution operations to the extent that they are operated in connection with a gaming business.

     "Gaming Facility" means any tangible building or other structure used or expected to be used to enclose space in which a Gaming Business is conducted and
(i) wholly or partially owned, directly or indirectly, by the Company or any Subsidiary or (ii) any portion or aspect of which is managed or used, or expected to be managed or used, by the Company or a Subsidiary; provided that the term Gaming Facility does not include any real property whether or not such building or other structure is located thereon or adjacent thereto or any furniture, fixtures and equipment, including gaming equipment, used in connection with any Gaming Business.

     "Gaming Law" means the gaming laws of any jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the Closing Date, be subject.

     "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority required on the Closing Date or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Company, including all licenses granted under the Gaming Laws of any jurisdiction to which the Company or any of its Subsidiaries is, or may at any time after the Closing Date, be subject.

     "Gaming Redemption" means the repurchase or redemption of Capital Stock of the Company pursuant to Section 2 of Article Fifth of the Company's First Amended and Restated Articles of Incorporation, as in effect on the Closing Date, as the same may be amended from time to time on terms that are no less favorable to the Holders.

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


     "Gaming Redemption Indebtedness" means Indebtedness that is incurred by the Company in connection with any Gaming Redemption and that has terms, and is subordinated in right of payment to the prior payment in full in cash of the notes pursuant to the terms, approved by the holders of a majority in aggregate principal amount of the notes (which approval shall not be unreasonably withheld).

     "Government Securities" means the securities purchased by the Company upon consummation of the offering and deposited in the Interest Reserve Account and in which the Trustee has a first priority perfected security interest which are comprised of (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt; provided, however, "Government Securities" shall include Investment Grade Securities during the three-day period following the Closing Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holders" means the record holders from time to time of the notes.

     "Hotel Project" means the construction of a hotel, parking structure and related facilities of the Black Hawk Casino or on the property owned by the Company in Black Hawk, Colorado.

     "Hyatt Gaming" means Hyatt Gaming Management, Inc.

     "Hyatt Gaming Cash Collateral Accounts" means collectively, the Hyatt Completion Reserve Account and the Hyatt Construction Disbursement Account.

     "Hyatt Gaming Completion Reserve Account" means the account to be maintained by the Disbursement Agent and pledged to Hyatt Gaming, pursuant to the terms of the Cash Collateral and Disbursement Agreement, into which approximately $0.6 million of the proceeds of the offering of the Second Mortgage Notes will be deposited.

     "Hyatt Gaming Construction Disbursement Account" means the account, to be maintained by the Disbursement Agent and pledged to Hyatt Gaming pursuant to the terms of the Cash Collateral and Disbursement Agreement, into which approximately $5.3 million of the proceeds of the offering of the Second Mortgage Notes will be deposited.

     "Incentive Fee" means the Contingent Incentive Fee (as defined in the Management Agreement) payable pursuant to Section 4.2(a)(ii) of the Management Agreement as in effect on the Closing Date.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit, performance or other surety bonds and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness or other obligations of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Independent Construction Consultant" means the independent construction consultant to be retained in connection with the construction of the Black Hawk Casino or any successor independent construction consultant appointed by the Trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement.

     "Initial Public Offering" means a firm commitment underwritten public Equity Offering of Capital Stock of the Company pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

     "Interest" means the fixed interest of 13% per annum payable on the notes semi-annually in arrears on March 15 and September 15 of each year.

     "Interest Reserve Account" means the account to be maintained by the Disbursement Agent and pledged to the Trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement into which approximately $24.1 million of the proceeds of the Offering will be deposited and used to purchase the Government Securities.

     "Investment Grade Securities" means any Investment in (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States of America maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from both Standard & Poor's Rating Service and Moody's Investors Service, Inc. (or any successor to either of their rating agency businesses), (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from both Standard & Poor's Rating Service and Moody's Investors Service, Inc. (or any successor to either of their rating agency businesses), (iv) certificates of deposit maturing within one year from the date of acquisition thereof, or bank accounts maintained with, commercial banks organized under the laws of the United States of America or any state thereof or the District of Columbia, each having combined capital and surplus of not less than $500 million and having a rating of "A1" or better from Standard & Poor's Rating Service or "P1" or better from Moody's Investors Service, Inc. (or any successor to either of their rating agency businesses), or (v) money market funds organized under the laws of the United States or any state thereof that invest solely in any of the types of investments permitted under this definition; provided that any such Investment Grade Securities which are purchased with a portion of the net proceeds from the sale of the notes are deposited in either the Construction Disbursement Account or the Completion Reserve Account and the Trustee has a first priority perfected security interest in such Investment Grade Securities.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common Equity Interests of the Company will not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquor License" means any license, permit, franchise or other authorization from any Liquor Licensing Authority necessary or required on the Closing Date or at any time thereafter to own, lease, operate or otherwise conduct the lodging, retail, restaurant or other entertainment facilities of the Company in the manner described in this prospectus, including all licenses granted under the liquor licensing laws of any jurisdiction to which the Company is, or may at any time after the Closing Date, be subject.

     "Liquor Licensing Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or a foreign government, any state, province or any city or other political subdivision or otherwise, and whether now or hereafter in existence, or any officer or official thereof, including the Colorado Liquor Enforcement Division and the city of Black Hawk Liquor Licensing Authority and any other applicable liquor licensing regulatory authority with authority to regulate any liquor licensed operation (or proposed liquor licensed operation) owned by the Company and managed or operated by Hyatt Gaming or any of its Subsidiaries.

     "LLC" means Windsor Woodmont, LLC, a Colorado limited liability company.

     "Management Agreement" means the Casino Management Agreement dated as of February 2, 2000, between the Company and Hyatt Gaming relating to the management of the Black Hawk Casino as amended by the amendment thereto dated as of March 15, 2000.

     "Management Fees" means any amounts payable to Hyatt Gaming pursuant to
Section 4.2 of the Management Agreement, including, without limitation, the Basic Fee and the Incentive Fee.

     "Manager Subordination Agreement" means the Non-Disturbance Subordination and Attornment Agreement dated as of the date of the indenture between Hyatt Gaming and the Trustee and acknowledged and agreed to by the Company.

     "Minimum Facilities" means, with respect to the Black Hawk Casino, a casino which has in operation at least 1,200 slot machines and related amenities (including a restaurant, buffet restaurant and a bar) and has parking for at least 700 vehicles.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

          (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss); and

          (3) solely for the purpose of calculating the Fixed Charge Coverage Ratio to determine compliance by the Company with the covenants described under "-- Restricted Payments" and "-- Restriction on Payment of Management Fees," pre- opening expenses as determined in accordance with GAAP incurred by such Person in connection with the opening of the Black Hawk Casino up to a maximum of $2.0 million.

     "Net Loss Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions); taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (to the extent, in the case of revolving credit Indebtedness, such Indebtedness is permanently reduced) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided, that the Trustee for the benefit of the Holders will hold a perfected first priority security interest in such aggregate cash proceeds.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable; (ii) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Operating" means, with respect to the Black Hawk Casino, the first time that:

          (1) all Gaming Licenses have been granted and have not been revoked or suspended;

          (2) all Liens (other than Liens created by the Collateral Documents or Permitted Liens) related to the development, construction and equipping of, and beginning operations at, the Black Hawk Casino have been discharged or, if payment is not yet due or if such payment is contested in good faith by the Company, sufficient funds remain in the Cash Collateral Accounts (other than the Interest Reserve Accounts) and the Hyatt Gaming Cash Collateral Account to discharge such Liens and the Company has taken any action (including the institution of legal proceedings) necessary to prevent the sale of any or all of the Black Hawk Casino or the real property on which the Black Hawk Casino will be constructed;

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


          (3) the Independent Construction Consultant, the general contractor and the architect of the Black Hawk Casino will have delivered a certificate to the Trustee certifying that the Black Hawk Casino is substantially complete in all material respects in accordance with the Final Plans with respect to the Minimum Facilities and all applicable building and other laws, ordinances and regulations;

          (4) the Black Hawk Casino is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;

          (5) the Minimum Facilities are open to the general public and operating in accordance with all applicable laws; and

          (6) a temporary certificate of occupancy has been issued for the Black Hawk Casino by the appropriate governmental authorities.

     "Operating Deadline" means December 31, 2001.

     "Operating Year" means the four consecutive fiscal quarter period of the Company beginning on the first day of the first fiscal quarter of the Company commencing after the date that the Black Hawk Casino first becomes Operating, and each succeeding four consecutive fiscal quarter period thereafter that begins immediately after the last day of such initial four quarter period or any subsequent four quarter period.

     "Permitted Investments" means:

          (1) any Investment in Cash Equivalents;

          (2) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "-- Repurchase at the Option of Holders -- Asset Sales";

          (3) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

          (4) after the Black Hawk Casino is Operating, any purchases from time to time by the Company of notes in accordance with the covenant described under "-- Repurchase at the Option of Holders -- Excess Cash Purchase Offer";

          (5) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in the settlement of judgments; and

          (6) advances to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business to pay for reasonable business expenses incurred by such employees.

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


     "Permitted Liens" means

          (1) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company in accordance with the terms of the indenture; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

          (2) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company in accordance with the terms of the indenture (other than materials, supplies or FF&E acquired in connection with developing, constructing or equipping of, or commencing operations at, the Black Hawk Casino), provided that such Liens were in existence prior to the contemplation of such acquisition;

          (3) Liens existing on the Closing Date and previously disclosed in the Title Commitment for the Deed of Trust;

          (4) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (5) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as will be required by GAAP will have been made, and, with respect to such Liens arising in connection with the construction of the Black Hawk Casino, there is no Default of Event of Default under the Cash Collateral and Disbursement Agreement;

          (6) Liens created pursuant to the terms of the Second Mortgage Notes on property that constitutes, Collateral on which the Trustee has a valid perfected and, except as otherwise permitted by the terms of the indenture and the Collateral Documents, first priority Lien or pursuant to any Permitted Refinancing Indebtedness incurred in accordance with the indenture to extend, refinance, renew, replace, defease or refund the Second Mortgage Notes, so long as such Liens do not extend to property that was not covered by the Second Mortgage Notes.

          (7) Liens on FF&E to secure Indebtedness incurred in accordance with clause (9) of the definition of Permitted Debt described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (8) Liens securing obligations under the indenture or the notes;

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          (9) pledges or deposits in the ordinary course of business to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation; and

          (10) zoning, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business or assets of the Company or any Subsidiary incurred in the ordinary course of business,

          (11) Liens on the real property encumbered by the Deed of Trust to secure Indebtedness incurred in accordance with clause (6) of the definition of Permitted Debt set forth in "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (12) Liens on Collateral to secure Indebtedness incurred in accordance with clause (15) of the definition of Permitted Debt set forth in "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided (a) such Liens are not senior to the Liens securing the obligations hereunder and under the notes and the other Collateral Documents and (b) such Indebtedness is not senior in right of payment to such obligations;

          (13) leases or subleases granted to their Persons not materially interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

          (14) Liens securing Hedging Obligations incurred in accordance with the terms of the indenture;

          (15) attachment or judgment Liens not giving rise to a Default or an Event of Default; and

          (16) Liens on Capital Stock of an Unrestricted Subsidiary owned directly by another Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary the Capital Stock of which is being provided as a security; provided that any such Lien may not extend to any property or assets of the Company or any of its Restricted Subsidiaries other than such Capital Stock.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the lesser of (a) the original principal amount of (or accreted value, if applicable) the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon, the amount of reasonable expenses incurred in connection therewith and premiums incurred in connection therewith pursuant to the original loan documents governing such indebtedness) and (b) to the extent such Indebtedness is secured by a Lien described in clause (6) of the definition of Permitted Liens above, the then current fair market value of the asset so encumbered;

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          (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means an individual, partnership, limited liability company, corporation, trust or unincorporated organization and a government agency or a political subdivision thereof.

     "Plans" means the plans, specifications, working drawings, change orders, correspondence and related items, which may be amended by the Company, as the case may be, as necessary or appropriate, that collectively:

          (1) provide for and detail the manner of development, construction and equipping of the Black Hawk Casino;

          (2) call for construction which will permit the Black Hawk Casino to be Operating on or prior to the Operating Deadline, subject only to Permitted Liens; and

          (3) call for construction which will cause the Black Hawk Casino to be Operating for a total cost consistent with its Construction Disbursement Budget (as defined in the Cash Collateral and Disbursement Agreement) and the line items set forth therein; and

          (4) together with any amendments, are consistent with the description of the Black Hawk Casino contained herein, and are consistent with all governmental approvals and requirements, including, without limitation, the Black Hawk Building Department, Historical Architecture Review Commission, Gaming Authorities, and the Subdivision Agreement.

     "Related Party" means (i) Windsor Woodmont, LLC and (ii) Daniel P. Robinowitz, Normandy, Inc., Irving Deal and Patricia Deal and any trust formed for the benefit of such individual, his/her spouse or his/her children or any corporation, partnership, or limited liability company that is at least 50% owned by such individuals.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

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     "Second Mortgage Notes" means the $7.5 million of subordinated secured
Indebtedness issued to Hyatt Gaming on the date the notes are originally issued.

     "Significant Subsidiary" means any Subsidiary that would be a significant subsidiary as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Closing Date.

     "Sponsor" means Mr. Daniel P. Robinowitz.

     "Subdivision Agreement" means Public Improvements Performance Guarantee pursuant to paragraph 11 of the Subdivision Agreement dated December 29, 1997, between the Company and the City of Black Hawk, Colorado.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Intercompany Notes" means the intercompany notes senior to any subordinated debt of, and pari passu with all existing senior Indebtedness of the issuing Subsidiary, issued by Restricted Subsidiaries of the Company in favor of the Company to evidence advances by the Company, in each case, in the form attached as an exhibit to the indenture.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

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          (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (2) no Default of Event of Default would be in existence following such designation, (3) such Subsidiary becomes a Subsidiary Guarantor; and (4) such Subsidiary becomes a party to all Collateral Documents.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Wholly Owned Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person at least 90% of the outstanding Capital Stock or other ownership interests of which will at the time be owned by such Persons by one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                             DESCRIPTION OF WARRANTS

     The warrants were issued pursuant to a warrant agreement with SunTrust Bank, as warrant agent. The following summary of certain provisions of the warrant agreement and the warrant registration rights agreement does not purport to be complete and is subject to and qualified in its entirety by reference to those agreements. Capitalized terms used in this "Description of Warrants" and not otherwise defined herein have the meanings set forth in the warrant agreement. A copy of the warrant agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

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General

     Each warrant, when exercised, entitles you to initially receive, subject to adjustments, 3.42744 fully paid and non-assessable shares of our common stock (the "Warrant Shares") at an exercise price of $0.01 per share (the "Exercise Price"). The number of shares of common stock issuable upon your exercise of a warrant will be subject to adjustment in certain circumstances described below. The warrants will entitle the holders thereof to purchase an aggregate of 342,744 shares of our common stock representing an aggregate beneficial ownership of approximately 20% of our issued and outstanding common stock on a fully diluted basis as described below under "-- Anti-Dilution."

     You may exercise the warrants at any time. Unless earlier exercised, the warrants will expire on March 15, 2010 (the "Expiration Date"). We will give notice of expiration not less than 45 nor more than 90 days before the Expiration Date to the registered holders of the then outstanding Warrants. If we fail to give the notice when required, the Warrants will not expire until 45 days after such notice is given.

     In order to exercise all or any of the warrants, you are required, in the case of a Definitive Warrant, to surrender to the Warrant Agent the certificate representing the warrants to be exercised, and in the case of a Global Warrant, to comply with the Applicable Procedures set forth in the Warrant Agreement and described under "Book-Entry, Delivery and Form," in each case with the accompanying form of election to purchase properly completed and executed, and to pay in full the Exercise Price for each share of common stock or other securities issuable upon exercise of the warrants. The Exercise Price may be paid:

          (1) in cash or by certified or official bank check or by wire transfer to an account that we have designated for that purpose;

          (2) by tendering notes in a principal amount, plus accrued and unpaid interest, at the time of tender equal to the Exercise Price (a "Note Cashless Exercise");

          (3) without the payment of cash, by reducing the number of shares of common stock that would be obtainable upon the exercise of a warrant and payment of the Exercise Price in cash so as to yield a number of shares of common stock upon the exercise of the warrant equal to the product of (a) the number of shares of common stock for which the warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (a "Warrant Cashless Exercise"); or

          (4) by any combination of the methods identified in clauses (1), (2) or (3).

     The "Cashless Exercise Ratio" will equal a fraction, the numerator of which is the excess of the fair value per share of common stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the fair value per share of the common stock on the Exercise Date. When you surrender a Warrant Certificate representing more than one warrant in connection with your option to elect a Warrant Cashless Exercise, the number of shares of common stock deliverable upon a warrant Cashless Exercise shall be equal to the number of shares of common stock issuable upon the exercise of warrants that you specify are to be exercised pursuant to a Warrant Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Warrant Cashless Exercise for less than the full number of warrants represented thereby.

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     When you surrender the Warrant Certificate and pay the Exercise Price, we
will deliver or cause to be delivered to you or upon your written order, a stock certificate representing 3.42744 shares of common stock for each warrant evidenced by such Warrant Certificate, subject to adjustment as described herein. If you exercise less than all of the warrants evidenced by a Warrant Certificate, a new Warrant Certificate will be issued to you for the remaining number of warrants. No fractional shares of common stock will be issued upon exercise of the warrants. At the time of exercise, we will pay you an amount in cash equal to the fair value of any such fractional share of common stack.

     If your warrants are not exercised you will not be entitled to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as a stockholder in respect of any stockholders meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as a stockholder.

     Certificates for warrants will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

     In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts that may be subject to our rejection with approval of the bankruptcy court. As a result, you may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than you would be entitled to receive if you had exercised your warrants before the commencement of any such bankruptcy or reorganization.

Adjustments

     The number of shares of our common stock issuable upon the exercise of the warrants and the Exercise Price will be subject to adjustment in certain circumstances including, without limitation:

          (1) our payment of dividends and other distributions on our common stock payable in shares of our common stock or our other equity interest;

          (2) subdivisions, combinations and certain reclassifications of our common stock;

          (3) the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for additional shares of common stock, or of securities convertible into or exercisable or exchangeable for additional shares of common stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) that is less than the then fair value per share of common stock;

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          (4) the distribution to all holders of common stock of any of our assets (including cash), our debt securities or any rights or warrants to purchase any securities (excluding those rights, options and warrants referred to in clause (3) above and cash dividends and other cash distributions from current or retained earnings);

          (5) the issuance of shares of common stock for a consideration per share that is less than the then fair value per share of common stock;

          (6) the issuance of shares of common stock at less than $16.50 per share, which amount shall be adjusted from time to time, as a result of any stock splits, stock exchanges, stock dividends or other reclassification (the "Unit Closing Fair Value"); and

          (7) the issuance of securities convertible into or exercisable or exchangeable for common stock or a conversion, exercise or exchange price per share that is less than the then fair value per share of common stock or less than the Unit Closing Fair Value.

     The events described in clauses (3), (5), (6) and (7) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and issuances of common stock exercisable upon issuance of the Warrants, certain issuances pursuant to employee stock incentive plans, and certain issuances in connection with an acquisition, merger or similar transaction with a third party.

     No adjustment in the number of shares of common stock issuable upon the exercise of a warrant will be required unless the adjustment would require in an increase or decrease of at least 1/10% in such number of shares; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

     In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of shares of common stock or other consideration for which a Warrant may be exercised, you may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

Mergers, Consolidations, Etc.

     If we consolidate or merge, or sell all or substantially all of our assets to another Person, each warrant will thereafter become the right to receive the kind and amount of shares of stock or other securities or property to which you would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto. However, if (1) we consolidate, merge or sell all or substantially all of our assets to a Person other than an Affiliate in an arms-length transaction and, in connection therewith, the consideration payable to the holders of common stock in exchange for their shares is payable solely in cash or (2) we dissolve, liquidate or wind-up, then you will be entitled to receive distributions on an equal basis with the holders of common stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately before such event, less the Exercise Price. Upon receipt of such payment, if any, the warrants will expire and your rights as a holder will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person must, and if we dissolve, liquidate or wind-up we must, deposit promptly with the Warrant Agent the funds, if any, required to pay you. After the funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in the appropriate amount (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as the Warrant Agent may be directed by you in writing.

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Amendment

     Any amendment or supplement to the Warrant Agreement that has an adverse effect on your interests will require the written consent of the holders of a majority of the then outstanding warrants (excluding any warrants held by us or any of our Affiliates). Notwithstanding the foregoing, from time to time, we and the Warrant Agent, without your consent, may amend or supplement the Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely effect your rights. The consent of each holder of the warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of common stock issuable upon exercise of the warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement) or the exercise period with respect to the warrants would be shortened.

Anti-Dilution

     It is the intent of the Warrant Agreement to provide that, on and as of the Closing Date of the unit offering, the number of Warrant Shares into which the warrants are exercisable represents approximately 20% of the issued and outstanding shares of our common stock on a fully diluted basis. For purposes of this paragraph, the phrase "on a fully diluted basis" includes any and all options, warrants or other rights to acquire our common equity (including warrants issued to Hyatt Gaming, to the placement agent and to the holders of our series B preferred stock), whether or not exercisable on the Closing Date, but excluding all such options, warrants (other than the warrants offered in the unit offering) or other rights to acquire our common equity at an exercise or conversion price greater than the Exercise Price of the warrants as of the Closing Date, as adjusted. If either (1) the issuance of the warrants on the Closing Date causes the application of the anti-dilution provisions of any of our other warrants, options or convertible securities outstanding as of the Closing Date to result in an increase in the number of shares of common stock issuable thereunder or (2) after the Closing Date the number of shares of common stock issuable upon the exercise of then outstanding warrants, options or convertible securities (other than any warrants issued on the Closing Date) is increased and such additional shares of common stock, or such shares of common stock issuable upon the exercise or conversion of such warrants, options or convertible securities, as the case may be, will be included in the calculation of our common stock on a fully diluted basis, unless such warrants, options or convertible securities (other than the warrants) have a right to acquire common stock at an exercise price or conversion price greater than the greater of the fair value of common stock on the date of exercise or the Unit Closing Fair Value, and the number of Warrant Shares issuable upon exercise of each warrant offered hereby automatically will be adjusted upward by an amount sufficient to bring the total number of Warrant Shares issuable pursuant to the Warrant Agreement to a number representing approximately 20% of the then issued and outstanding shares of our common stock on a fully diluted basis.

Registration Rights

     We have entered into the Warrant Registration Rights Agreement with the Warrant Agent, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, which provides that the holders of warrants will have registration rights and other rights and obligations with respect to the warrants and Warrant Shares. The following summary of the material provisions of the Warrant Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Warrant Registration Rights Agreement.

     Under the terms of the Warrant Registration Rights Agreement, we are required to use our reasonable best efforts to cause to be declared effective under the Securities Act, no later than March 15, 2005, the Warrant Shelf Registration Statement to provide for the resale of the Warrant Shares. In addition, from and after six months following the closing of a public offering of our equity, the holders of a majority of Warrant Shares may demand one registration of their warrant shares (a "Demand Registration"). We will be required to file a registration statement (a "Demand Registration Statement") within 90 days following a Demand Registration notice. We will be required to use our reasonable best efforts to cause the Demand Registration Statement to become effective within 120 days following the Demand Registration notice.

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     We are required to use our reasonable efforts to maintain the effectiveness of the Warrant Shelf Registration Statement and the Demand Registration
Statement until all of the warrants have been exercised and the Warrant Shares registered thereunder have been resold. During any consecutive 365-day period while the warrants are exercisable, we will have the ability to suspend the availability of either such registration statement for up to two 30-consecutive-day periods (except during (1) the 30 days immediately after the Exercise Date and (2) the 30 days immediately prior to the expiration of the warrants) if our board of directors determines in good faith that there is a valid purpose for the suspension and provides notice of such determination to the holders at their addresses appearing in the register of warrants maintained by the Warrant Agent. We are required under the terms of the Warrant
Registration Rights Agreement to pay expenses associated with either registration.

     In the event that (1) the Warrant Shelf Registration Statement has not been declared effective by the SEC on or prior to the date specified for such effectiveness or (2) following the date such Warrant Shelf Registration Statement is declared effective by the SEC, it ceases to be effective without being restored to effectiveness by amendment or otherwise within the time period specified in the Warrant Registration Rights Agreement (each such event referred to in clauses (1) and (2), a "Shelf Registration Default"), we will pay as liquidated damages (the "Warrant Liquidated Damages") to each holder of warrants or Warrant Shares an amount (the "Damage Amount") equal to $.05 per week per warrant or Warrant Share for each week that the Shelf Registration Default continues. The amount of Liquidated Damages will increase by an additional $.05 per week per warrant or Warrant Share with respect to subsequent 90-day periods until all Shelf Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per warrant or Warrant Share.

     Holders of Warrant Shares also will have the right to include Warrant Shares in any registration statement under the Securities Act filed by us for our own account or for the account of any of our securityholders covering the sale of our common stock, other than (a) a registration statement on Forms S-4 or S-8 or (b) a registration statement filed in connection with an offer of securities solely to existing securityholders, for sale on the same terms and conditions as our securities or any other selling securityholders included therein (a "Piggy-Back Registration Statement"). In the case of a Piggy-Back Registration Statement, the number of Warrant Shares requested to be included therein is subject to pro rata reduction to the extent that we are advised by the managing underwriter, if any, therefor that the total number or type of Warrant Shares and other securities proposed to be included therein pursuant to similar piggy-back registration rights of other holders is such as to materially and adversely effect the success of the offering.

     If we have complied with all of our obligations under the Warrant Registration Rights Agreement with respect to a Piggy-Back Registration Statement relating to an underwritten public offering, all holders of warrants or Warrant Shares, upon reasonable request of the lead managing underwriter with respect to such underwritten public offering, will be required to not sell or otherwise dispose of any warrant or Warrant Shares owned by them for a period not to exceed 180 days, or such fewer number of days agreed to with officers, directors or significant shareholders, after the consummation of such underwritten public offering.

     The Warrant Registration Rights Agreement includes customary covenants on our part and provides that we will indemnify the holders of Warrant Shares included in any registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

     Each holder of warrants or Warrant Shares that sells such warrants or Warrant Shares pursuant to any registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver such prospectus to the purchaser, will be subject to certain of the civil liabilities provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of warrants or Warrant Shares will be required to deliver information to be used in connection with any such registration in order to have its warrants or Warrant Shares included in such registration.

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Put Provision

     Each holder of warrants has the right to require us to purchase all (but not less than all) of its warrants upon written notice to us after the occurrence of both: (i) the payment in full of all outstanding notes, whether at maturity or pursuant to an earlier redemption or repurchase and (ii) the payment in full of all outstanding second mortgage notes, whether at maturity or pursuant to an earlier redemption or repurchase. The purchase price that we must pay in cash for each share of common stock issuable upon the exercise of all of such Holder's warrants shall equal:

          (A)(i) (x) 6.0 multiplied by (y) our EBITDA in each case for the four fiscal quarters immediately preceding such purchase for which internal financial statements are available, minus (ii) our Funded Debt, minus (iii) the liquidation preference value of any of our outstanding preferred stock plus (iv) the cash to be received by us upon the exercise of any warrants, options or convertible securities having an exercise price less than the fair value of such common stock, divided by

          (B) the Fully Diluted Number on the date of the purchase immediately prior to giving effect to the purchase.

The purchase shall be made by us at any time during the 180 days following the date of written notice to us.

     "EBITDA" means, with respect to any four fiscal quarter period, our consolidated net income (loss), determined in accordance with GAAP, excluding:

          (1) any interest, taxes, depreciation and amortization and further excluding

          (2) any gain or loss realized in connection with any sale of any assets (including, without limitation, dispositions pursuant to sale and leaseback transactions), any gain or loss realized in connection with the disposition of any securities by the Company or its subsidiaries, any gain or loss realized in connection with extinguishment of any indebtedness of the Company or its subsidiaries, and any extraordinary or nonrecurring gain or loss.

     "Funded Debt" means, as of any date of determination, any indebtedness of us and our subsidiaries whether or not contingent, in respect of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit, performance or other surety bonds and hedging obligations) would appear as a liability upon a balance sheet of us and our subsidiaries prepared in accordance with GAAP and, to the extent not otherwise included, the guarantee by us or any of our subsidiaries of any indebtedness of any other person.

     The amount of any Funded Debt, as of any date of determination, shall be:

          (1) the accreted value thereof, in the case of any Funded Debt issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Funded Debt.

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     "Fully Diluted Number" means, as of any date of determination, the number of shares of Common Stock outstanding as of such date plus the number of shares of Common Stock issuable as of such date upon the exercise, conversion or exchange of all outstanding securities that are exercisable or exchangeable for, or convertible into, our common stock, whether or not such securities are then exercisable, convertible or exchangeable (including, without limitation, the warrants). Notwithstanding the foregoing, "Fully Diluted Number" shall exclude any warrants, options or convertible securities having an exercise price in excess of the Fair Value of the common stock issuable upon the exercise of such warrants, options or convertible securities.

Tag-Along and Drag-Along Rights

     Tag-Along Rights. In the event of any proposed transfer, sale or other disposition (collectively, a "Transfer") of our common stock by any of the Existing Shareholders in any transaction, or a series of related transactions involving shares of common stock aggregating at least 15% of the total shares of our common stock then collectively owned by the Existing Shareholders to a Person (such other Person being hereinafter referred to as the "proposed purchaser"), other than pursuant to an Exempt Transfer (as defined below), each of the holders of warrants or Warrant Shares shall have the right to require the Existing Shareholders to cause the proposed purchaser to purchase from each of them a number of Warrant Shares (and/or warrants exercisable for a number of Warrant Shares) owned by such holder equal to (1) the total number of shares of common stock to be sold by the Existing Shareholders to the proposed purchaser (collectively, the "Transfer Interests"), multiplied by (2) a fraction, the numerator of which is the number of Warrant Shares (including the number of Warrant Shares issuable upon the exercise of warrants) owned by such holder, and the denominator of which is the total number of shares of common stock and Warrant Shares (including the number of Warrant Shares issuable upon the exercise of warrants) owned by the Existing Shareholders and by all of the holders of Warrant Shares. Any warrants or Warrant Shares purchased from the holders pursuant to such provision shall be paid for at the same price per security and upon the same terms and conditions of such proposed transfer by such Existing Shareholders; provided, that the price to be paid by the proposed purchaser shall equal the price proposed to be paid per Warrant Share for which such warrant is exercisable less the exercise price of such Warrant. We or the Existing Shareholder proposing to engage in such Transfer shall notify, or cause to be notified, each holder in writing of each such proposed Transfer at least 15 days prior to the date thereof. Such notice shall set forth (1) the name of the proposed purchaser and the number of shares of common stock proposed to be transferred, (2) the name and address of the proposed purchaser, (3) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and (4) that either the proposed purchaser has been informed of the "tag-along right" and has agreed to purchase warrant or Warrant Shares in accordance with the terms of the Warrant Agreement or that the selling Existing Shareholders will make such purchase.

     The tag-along right may be exercised by any holder by delivery of a written notice to us (the "Tag-Along Notice"), within five days following his receipt from us of the notice specified in the preceding paragraph. The Tag-Along Notice shall state the number of warrants or Warrant Shares that such holder proposes to include in such transfer to the proposed purchaser determined as aforesaid. Failure to provide a Tag-Along Notice within the five-day notice period shall be deemed to constitute an election by such holder not to exercise its tag-along rights.

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     In the event that the proposed purchaser does not purchase warrants or
Warrant Shares from the holders on the same terms and conditions as purchased from the Existing Shareholders, then the Existing Shareholders making such Transfer shall purchase such warrants or Warrant Shares if the Transfer occurs.

     Tag-along rights shall terminate upon the effectiveness of any registration statement filed with the SEC with respect to our common stock in an initial Public Equity Offering or subsequent Public Equity Offering if, after giving effect so such offering, at least 50% of our common stock on a fully diluted basis (as defined above) would be held by persons unaffiliated with us and without restriction on transfer under the Securities Act.

     As used herein with respect to the Existing Shareholders, the term "Exempt Transfer" shall mean a transfer by the Existing Shareholders to certain affiliates of (including family members) such Existing Shareholders or to us.

     As used herein "Existing Shareholders" shall mean our Shareholders on the Issue Date or any Person that acquires any such shareholder's shares of common stock pursuant to an Exempt Transfer or any of their permitted transferees.

     Drag-Along Rights. In the event of any proposed Transfer of shares of common stock by any of the Existing Shareholders in any transaction, or a series of related transactions, involving shares of common stock aggregating at least 51% of the total common stock then outstanding on a fully diluted basis to a Person (such other Person being hereinafter referred to as the "proposed purchaser"), pursuant to an arms-length negotiation other than pursuant to an Exempt Transfer (as defined above), the Existing Shareholders shall have the right to require each holder of warrants and Warrant Shares to transfer to the proposed purchaser a number of Warrant Shares (and/or warrants exercisable for a number of Warrant Shares) owned by such holder equal to (1) the total number of shares (including the number of shares of our common stock issuable upon the exercise of warrants) owned by such holder, multiplied by (2) a fraction, the numerator of which is the number of shares to be sold by the Existing Shareholders to the proposed purchaser and the denominator of which is the total number of shares then owned by the Existing Shareholders. Any warrants or Warrant Shares purchased from the holders pursuant to such provision shall be paid for at the same price per security and upon the same terms and conditions of such proposed transfer by such Existing Shareholders; provided, that the price to be paid by the proposed purchaser shall equal the price proposed to be paid per Warrant Share for which such warrant is exercisable less the exercise price of such warrant. We or the Existing Shareholder proposing to engage in such Transfer shall notify, or cause to be notified, each holder in writing of each such proposed transfer at least 15 days prior to the date thereof. Such notice shall set forth (1) the name of the proposed purchaser and the number of shares of common stock proposed to be transferred, (2) the name and address of the proposed purchaser, (3) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and (4) that the proposed purchaser has been informed of the "drag-along right" and has agreed to purchase the warrants or Warrant Shares in accordance with the terms of the Warrant Agreement or that the selling Existing Shareholders will make such purchase.

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


     In the event that the proposed purchaser does not purchase warrants or Warrant Shares from the holders on the same terms and conditions as purchased from the Existing Shareholders, then the Existing Shareholders making such Transfer shall purchase such warrants and Warrant Shares if the Transfer occurs.

     Drag-along rights shall terminate upon the effectiveness of any registration statement filed with the SEC with respect to common stock in an initial Public Equity Offering or subsequent Public Equity Offering if, after giving effect to such offering, at least 50% of the Fully Diluted Number of shares of common stock would be held by Persons unaffiliated with us and without restriction on transfer under the Securities Act.

Regulatory Restrictions

     Pursuant to the Colorado Limited Gaming Act, after we have been issued a Colorado Gaming License by the Colorado Gaming Authorities, we may not issue common stock to any holder of a warrant without the prior approval, licensing and registration of such holder as a shareholder of us by the Colorado Gaming Authorities.

Certain Covenants

     Provision of Financial Statements and Reports. The Warrant Agreement provides that, whether or not required by the rules and regulations of the SEC, so long as any warrants or Warrant Shares are outstanding, we will furnish to the holder of the warrants or Warrant Shares:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations (in each case to the extent not prohibited by the SEC's rules and regulations) and, with respect to the annual information only, a report thereon by our certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

     Following the effectiveness of the Warrant Registration Statement contemplated by the Warrant Agreement, if required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we will, for so long as any warrants or Warrant Shares remain outstanding, furnish to the holders thereof and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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     Reservation of Shares. We have authorized and reserved for issuance, and will at all times reserve and keep available, such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

     Initial Public Offering. We will agree not to make an initial public equity offering of any class of capital stock (other than the class of capital stock into which the warrants are exercisable) without adopting any amendment to the terms of our articles of incorporation that may be necessary to provide that the Warrant Shares are convertible into such class of capital stock on a share-for-share or other equitable basis..

     Compliance With Laws. We will also agree to comply with all applicable laws, including the Securities Act and any applicable state securities laws, in connection with the offer and sale of our common stock (and other securities and property deliverable) upon exercise of the warrants.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

     The following summary describes certain United States federal income tax consequences of the exchange of old notes for new notes and the ownership and disposition of the new notes by holders acquiring the old notes on original issuance at the issue price (the old notes and new notes are collectively referred to herein as the notes). Except where noted, the summary deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies or persons whose functional currency is not the U.S. dollar or who hold notes as part of a hedging or conversion transaction, a constructive sale or a straddle. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code, U.S. Treasury Regulations promulgated thereunder and rulings and judicial decisions relating thereto as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or gift tax considerations.

     For purposes of this summary, a United States person is (1) a citizen or resident of the U.S., (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and
(B) one or more United States persons have the authority to control all substantial decisions of the trust, and (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Internal Revenue Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Internal Revenue Code. A U.S. holder is a beneficial owner of a note who is a United States person. A non-U.S. holder is a beneficial owner of a note that is not a U.S. holder.

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


No rulings from the Internal revenue Service have been or will be requested with respect to any of the tax issues discussed herein. Accordingly, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

Tax Consequences of the Exchange Offer

     The exchange of old notes for new notes in the exchange offer will not be considered a taxable exchange for U.S. federal income tax purposes because the new notes will not differ materially in kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. Accordingly, such exchange will have no U.S. federal income tax consequences to holders of old notes. A holder's adjusted tax basis and holding period in a new note will be the same as that holder's adjusted tax basis and holding period, respectively, in the old notes exchanged for the new note. However, because the notes were issued with an original issue discount, there will be income tax consequences associated with the new notes.

United States Federal Income Taxation of U.S. Holders

Allocation of Purchase Price Between Notes and Warrants

     For U.S. federal income tax purposes, each unit issued in the unit offering will be treated as an investment unit consisting of a note and a warrant. The issue price of a unit will be the first price at which a substantial amount of the units are sold (excluding sales to bond houses and brokers or similar persons or organizations acting in the capacity of underwriters, placement agent or wholesalers). The issue price of a unit will be allocated between the note and the warrant based on our determination of their relative fair market values. For this purpose, we intend to allocate, based on the purchase price for each security, $983.58 to the note and $16.42 to the warrant. Under the original issue discount regulations, each holder will be bound by our allocation for U.S. federal income tax purposes, unless the holder discloses on a statement attached to its tax return for the taxable year that includes the acquisition date of the unit that its allocation differs from ours. No assurance can be given that the Internal Revenue Service will accept our allocation. If our allocation were successfully challenged by the IRS, the issue price, original issue discount accrual on the note and gain or loss on the sale or disposition of a note or warrant would be different from that resulting under the allocation determined by us.

The Notes

     General. The stated interest on a note generally will be included in the income of a U.S. holder as ordinary income at the time the interest is accrued or received in accordance with the holder's method of accounting for U.S. federal income tax purposes. The notes will be treated as issued with original issue discount, and each U.S. holder will be required to include in income (regardless of whether such U.S. holder is a cash or accrual basis taxpayer) in each year in advance of the receipt of cash payments on such notes, that portion of the original issue discount, computed on a constant yield basis, attributable to each day during such year on which the U.S. holder held the notes. See "-- Taxation of Original Issue Discount."

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


     The Amount of Original Issue Discount. The total amount of the original issue discount with respect to each note will be equal to the excess of (1) its stated redemption price at maturity over (2) its issue price. Under the applicable U.S. Treasury Regulations, the stated redemption price at maturity of each note will include all payments to be made in respect of the note, other than payments of qualified stated interest. Qualified stated interest payments are payments of interest which are unconditionally payable at least annually at a qualifying rate, including a single fixed rate. The issue price of a note is determined in the manner described under "-- Allocation of Purchase Price Between Notes and Warrants." The semi-annual interest payments on the notes will be "qualified stated interest."

     Taxation of Original Issue Discount. A U.S. holder of a debt instrument issued with original issue discount is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the daily portions of such original issue discount for all days during the taxable year on which the holder holds the debt instrument. The daily portions of original issue discount required to be included in a holder's gross income in a taxable year will be determined upon a constant yield basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro-rata portion of the original issue discount on such debt instrument which is attributable to the accrual period in which such day is included. Accrual periods with respect to a note may be of any length and may vary in length over the term of the note as long as (1) no accrual period is longer than one year, and (2) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period. Accrual periods for the notes will occur every six months, with the initial period ending on the date of the first semi-annual interest payment and final accrual period expected to end on the date of maturity. The amount of the original issue discount attributable to each accrual period will be equal to the product of (1) the adjusted issue price at the beginning of such accrual period, and (2) the yield to maturity of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the notes, produces an amount equal to the issue price of the notes. The adjusted issue price of a debt instrument at the beginning of an accrual period is defined generally as the issue price of the debt instrument, plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments on the debt instrument, other than payments of qualified stated interest. Accordingly, a U.S. holder of a note will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of the receipt of cash in respect of such income. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of the note is the difference between (x) the amount payable at the maturity of the note (other than a payment of qualified stated interest), and (y) the note's adjusted issue price as of the beginning of the final accrual period. We are required to furnish to the IRS information with respect to original issue discount borne by the notes.

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


     Adjusted Tax Basis of Notes. A U.S. holder's tax basis in a note generally will be equal to the portion of the issue price of a unit that is properly allocable to the note, increased by the amount of original issue discount that is included in such U.S. holder's income pursuant to the foregoing rules and decreased by the amount of any cash payments received other than payments of "qualified stated interest."

     Liquidated Damages. The IRS could assert that the liquidated damages which we would be obliged to pay if the registration statement relating to the notes that we are required to file is not filed or declared effective within the applicable time periods, or certain other actions are not taken, is a "contingent payment." If liquidated damages are treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusion may be different from that discussed in this prospectus. However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments provide that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of liquidated damages is remote and, accordingly, we do not intend to treat the notes as contingent payment debt instruments.

     Excess Cash Offer. The IRS could assert that the requirement that we offer to repurchase notes with any excess cash, as described in "Description of Notes -- Excess Cash Purchase Offer," may cause the notes to be treated as contingent payment debt instruments, as described above. However, we intend to take the position that the stated payment schedule is, for U.S. federal income tax purposes, more likely than not to occur and is therefore the appropriate schedule for determining the accrual of original issue discount on the notes.

     Sale or Redemption of Notes. Unless a non-recognition provision applies, the sale, exchange, redemption (including pursuant to an offer by us) or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. holder will recognize capital gain or loss equal to the difference between (1) the amount of cash, plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition, and (2) the U.S. holder's adjusted tax basis in the note. Such gain or loss will be long-term capital gain or loss if the note has been held by the U.S. holder for more than one year at the time of the sale, exchange, redemption or other disposition. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     Applicable High Yield Obligations. Based upon the allocation of the unit purchase price described above under "Allocation of Purchase Price Between Notes and Warrants," we believe the notes will not be treated as "applicable high yield discount obligations," or AHYDOs, for United States federal income tax purposes. The notes will constitute AHYDOs if they (1) have a term of more than five years, (2) have a yield to maturity equal to or greater than the sum of the applicable federal rate at the time of issuance of the notes plus 500 basis points, and (3) have significant original issue discount. The applicable federal rate is an interest rate, announced monthly by the IRS, that is based on the yield of debt obligations issued by the United States Treasury. A debt instrument is treated as having "significant original issue discount" if the aggregate amount that would be includable in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (1) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period, and (2) the product of the initial issue price of such debt instrument and its yield to maturity. For purposes of determining whether a note is an AHYDO, U.S. holders are bound by our determination of the appropriate accrual period. Based upon the allocation of the unit purchase price described above, we believe the notes will not have significant original issue discount, and will therefore not be treated as AHYDOs.

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


     If the notes are treated as AHYDOs, (1) a portion of the original issue discount that accrues on the notes may be treated as a dividend generally eligible for the dividends received deduction in the case of corporate U.S. holders, (2) we would not be entitled to deduct the "disqualified portion" of the original issue discount that accrues on the notes and (3) we would be allowed to deduct the remainder of the original issue discount only when we pay amounts attributable to such original issue discount in cash. The "disqualified portion" of the original issue discount is equal to the lesser of (x) the amount of original issue discount, and (y) the portion of the "total return" (i.e., the excess of all payments to be made with respect to the notes over their issue price) with respect to the notes which represents a yield to maturity in excess of the applicable federal rate plus 600 basis points per annum.

United States Federal Income Taxation of Non-U.S. Holders

     The payment to a non-U.S. holder of interest on a note (including the amount of any payment that is attributable to original issue discount that accrued while such non-U.S. holder held the note) will not be subject to U.S. federal withholding tax, pursuant to the portfolio interest exception, provided, that (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock, is not a controlled foreign corporation that is related to us within the meaning of the Internal Revenue Code and is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (2) either (A) the beneficial owner of the notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8 or W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such non-U.S. holder in the ordinary course of its trade or business certifies under penalties of perjury that such a Form W-8 or W-8BEN (or suitable substitute form) has been received from the beneficial owner by it, or by such a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Recently adopted Treasury Regulations concerning withholding taxes that will be effective January 1, 2001 provide alternative methods for satisfying the certification requirement described in (2) above. The withholding regulations will generally require, in the case of notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners rather than by the foreign partnership, and that the partnership provide certain information, including a U.S. tax identification number.

     If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest (including the amount of any payment that is attributable to original issue discount that accrued while such non-U.S. holder held the note) made to such non-U.S. holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed
(1) Internal Revenue Service Form 1001 or W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty, or (2) Internal Revenue Service Form 4224 or W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

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


     If a non-U.S. holder of a note is engaged in a trade or business in the United States, and interest on the note is effectively connected with the conduct of such trade or business, such non-U.S. holder, although exempt from U.S. federal withholding tax (provided the non-U.S. holder files the appropriate certification with us or our U.S. agent) will be subject to U.S. federal income tax on such interest (including original issue discount) in the same manner as if it were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (subject to adjustment) for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     For purposes of the branch profits tax, interest (including original issue discount) on such a note, and any gain recognized on the sale, exchange or other disposition of a note or such a warrant will be included in the earnings and profits of such non-U.S. holder.

     We are likely to be a "United States real property holding corporation" for purposes of the Internal Revenue Code. If we are, or have been at any time within the five-year period preceding the sale or disposition of a warrant or share of common stock by a non-U.S. holder (or the period such non-U.S. holder held the warrant or share, if shorter), a United States real property holding corporation for United States federal income tax purposes, the non-U.S. holder will be subject to U.S. federal income tax on the proceeds of such disposition as if those proceeds were effectively connected with a U.S. trade or business conducted by that non-U.S. holder.

     A corporation is a United States real property holding corporation if the fair market value of the United States real property interests held by the corporation is 50% or more of the aggregate fair market value of its United States and foreign real property interests, and any other assets used or held for use by the corporation in a trade or business. Based upon our current and anticipated assets, we believe that we are, and are likely to remain, a United States real property holding corporation. If, however, while we are a United States real property holding corporation, our common stock is "regularly traded" on an established securities market within the meaning of applicable Treasury Regulations, then an exception from United States federal income tax on any gain recognized from a sale or other disposition of the warrants and common stock may apply to certain non-U.S. holders that actually or constructively own 5% or less of our common stock.

     If the United States real property holding corporation rules discussed above do not apply, capital gain realized on the sale, redemption, retirement or other taxable disposition of a note by a person other than a U.S. holder generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such holder of a trade or business in the United States, (2) in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or (3) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

Federal Estate Tax

     Subject to applicable estate tax treaty provisions, notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax, provided, that such holder did not at the time of death, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our common stock entitled to vote, and provided, that at the time of death, payments of interest on the notes would not have been effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

Information Reporting and Backup Withholding

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (and accruals of original issue discount) on a note and to the proceeds of the sale or redemption of a note issued. We, our agent, a broker or the trustee or the paying agent under the indenture governing the notes, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a U.S. holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding, or otherwise comply with the applicable backup withholding rules. Certain U.S. holders, including all corporations, are not subject to backup withholding and information reporting requirements.

     Non-U.S. holders, other than corporations, may be subject to backup withholding and information reporting requirements. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest (including original issue discount) made by us or a paying agent to non-U.S. holders if the certification described above under "-- United States Federal Income Taxation of Non-U.S. Holders," is received, provided, that the payor does not have actual knowledge that the holder is a U.S. holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign broker (as defined in the applicable Treasury regulations) pays the proceeds of the sale, redemption or other disposition of a note to the seller of the note, backup withholding and information reporting requirements will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a U.S. person or is a foreign person that derives 50% of more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a controlled foreign corporation (generally, a foreign corporation controlled by certain U.S. shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption.

     In October 1997, Treasury regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of, or proceeds from the sale of a note that are made after December 31, 2000. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the backup withholding requirements. Holders should consult their tax advisers concerning the possible application of such regulations.

     Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided, that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

     We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

                                  LEGAL MATTERS

     The validity of the new notes offered hereby will be passed upon for us by Schlueter & Associates, P.C., Denver, Colorado.

                                     EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page(s)
                                                                         -------


Windsor Woodmont, LLC (A Development Stage Enterprise):
  Report of Independent Public Accountants ............................    F-2
  Consolidated Balance Sheets .........................................    F-3
  Consolidated Statements of Operations ...............................    F-4
  Consolidated Statements of Changes in Members' Deficit ..............    F-5
  Consolidated Statements of Cash Flows ...............................    F-6
  Notes to Consolidated Financial Statements ..........................    F-7


Windsor Woodmont Black Hawk Resort Corp.
 (A Development Stage Enterprise)
  Report of Independent Public Accountants .............................   F-15
  Balance Sheets .......................................................   F-16
  Statements of Operations .............................................   F-17
  Statements of Changes in Stockholder's Equity ........................   F-18
  Statements of Cash Flows .............................................   F-19
  Notes to Financial Statements ........................................   F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Members of Windsor Woodmont, LLC:


     We have audited the accompanying consolidated balance sheets of Windsor Woodmont, LLC (a Colorado limited liability company in the development stage) as of December 31, 1999, 1998, and 1997, and the related consolidated statements of operations, changes in members' deficit and cash flows for the years ended December 31, 1999 and 1998, the period from inception (July 17, 1997) to December 31, 1997 and for the period from inception (July 17, 1997) to December 31, 1999. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Windsor Woodmont, LLC as of December 31, 1999, 1998, and 1997, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, the period from inception (July 17, 1997) to December 31, 1997 and for the period from inception (July 17, 1997) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Arthur Andersen LLP


June 30, 2000
Las Vegas, Nevada



                                                   WINDSOR WOODMONT, LLC
                                             (A Development Stage Enterprise)

                                                CONSOLIDATED BALANCE SHEETS
                                             December 31, 1999, 1998 and 1997

                                                                             1999               1998                1997
                                                                        ------------        ------------        ------------
ASSETS
Cash ............................................................       $    147,091        $     13,319        $      3,022
Funds held in escrow ............................................          1,786,990           1,786,990                --
Prepaid interest ................................................               --                  --               507,000
Debt issuance costs .............................................               --               280,051             700,128
Deferred financing costs ........................................            266,870                --                  --
Land and land improvements ......................................         13,213,634          13,213,634           6,726,187
Construction in progress ........................................         15,965,947          11,204,588           1,595,410
                                                                        ------------        ------------        ------------
          Total assets ..........................................       $ 31,380,532        $ 26,498,582        $  9,531,747
                                                                        ============        ============        ============
LIABILITIES AND MEMBERS' DEFICIT
Liabilities:
 Accounts/construction payable and accrued expenses .............       $ 15,293,234        $ 13,613,887        $  1,509,631
 Accrued interest ...............................................          4,312,833             886,942             126,855
 Notes payable ..................................................         16,754,506          16,301,394           8,629,130
                                                                        ------------        ------------        ------------
          Total liabilities .....................................       $ 36,360,573        $ 30,802,223        $ 10,265,616
Commitments and contingencies
Members' deficit accumulated during the development stage .......
                                                                          (4,980,041)         (4,303,641)           (733,869)
                                                                        ------------        ------------        ------------
          Total liabilities and members' deficit ................       $ 31,380,532        $ 26,498,582        $  9,531,747
                                                                        ============        ============        ============




              The accompanying  notes are an integral part of these consolidated financial statements.


                                                         F-3





                                               WINDSOR WOODMONT, LLC
                                         (A Development Stage Enterprise)

                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                  For the Years Ended December 31, 1999 and 1998
                                 and for the Period from Inception (July 17, 1997)
                                   to December 31, 1997 and for the Period from
                                  Inception (July 17, 1997) to December 31, 1999

                                                                                             For the period      For the period
                                                                                                 from                from
                                                                                               inception           inception
                                                                                            (July 17, 1997)     (July 17, 1997)
                                                     Year ended          Year ended               to                   to
                                                    December 31,        December 31,          December 31,        December 31,
                                                    ------------        ------------          ------------        ------------
                                                        1999                1998                  1997                1999
                                                    ------------        ------------          ------------        ------------


Revenues ................................           $     --            $      --             $     --             $      --
                                                    ----------          -----------           ----------           -----------
Expenses:
  General and administrative ............              435,900              394,968              127,307               958,175
  Interest expense ......................              240,500              512,868               96,453               849,821
  Write-off of previously
   capitalized costs ....................                 --              2,661,936              365,653             3,027,589
                                                    ----------          -----------           ----------           -----------
          Total expenses ................              676,400            3,569,772              589,413             4,835,585
                                                    ----------          -----------           ----------           -----------
          Net loss ......................           $ (676,400)         $(3,569,772)          $ (589,413)          $(4,835,585)
                                                    ==========          ===========           ==========           ===========


              The accompanying  notes are an integral part of these consolidated financial statements.



                                                         F-4






                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT
                 For the Years Ended December 31, 1999 and 1998
                and for the Period from Inception (July 17, 1997)
                              to December 31, 1997



Balance at inception (July 17, 1997) ......................         $      --
Initial capital contribution ..............................               1,000
Non-cash distribution to members ..........................            (145,456)
Net loss ..................................................            (589,413)
                                                                    -----------
Balance at December 31, 1997 ..............................            (733,869)
Net loss ..................................................          (3,569,772)
                                                                    -----------
Balance at December 31, 1998 ..............................          (4,303,641)
Net loss ..................................................            (676,400)
                                                                    -----------
Balance at December 31, 1999 ..............................         $(4,980,041)
                                                                    ===========


        The accompanying notes are an integral part of these consolidated financial statements.


                                       F-5





                                                 WINDSOR WOODMONT, LLC
                                            (A Development Stage Enterprise)

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     For the Years Ended December 31, 1999 and 1998
                                    and for the Period from Inception (July 17, 1997)
                                 to December 31, 1997 and for the Period from Inception
                                          (July 17, 1997) to December 31, 1999
                                                                                                  For the period     For the period
                                                                                                  from inception     from inception
                                                                                                  (July 17, 1997)    (July 17, 1997)
                                                             Year ended         Year ended              to                 to
                                                            December 31,        December 31,       December 31,        December 31,
                                                            ------------        ------------       ------------        ------------
                                                               1999                1998                1997                1999
                                                            ------------        ------------       ------------        ------------

Cash flows from operating activities:
Net loss ...........................................       $   (676,400)       $ (3,569,772)       $   (589,413)       $ (4,835,585)
Adjustments to reconcile net loss
    to net cash provided by
    operating activities:
    Write-off of previously
      capitalized costs ............................               --             2,661,936             365,653           3,027,589
    Amortization of debt financing
      costs ........................................            280,051             864,150             140,026           1,284,227
  Changes in assets and
    liabilities:
    Prepaid interest ...............................               --               507,000            (507,000)               --
    Accounts payable, accrued
      expenses and accrued interest ................          3,425,891             760,087             254,262           4,440,240
                                                           ------------        ------------        ------------        ------------
         Net cash provided by (used in)
           operations ..............................          3,029,542           1,223,401            (336,472)          3,916,471
                                                           ------------        ------------        ------------        ------------
Cash flows from investing
  activities:
  Funds held in escrow .............................               --            (1,786,990)               --            (1,786,990)
  Acquisitions of land .............................               --            (1,116,170)         (3,739,997)         (4,856,167)
  Improvements to land .............................               --            (5,554,898)               --            (5,554,898)
  Construction in progress .........................         (4,761,359)        (11,427,493)         (1,273,213)        (17,462,065)

  Change in construction payables ..................          1,679,347          12,104,256             654,944          14,438,547
                                                           ------------        ------------        ------------        ------------

         Net cash used in investing
         activities ................................         (3,082,012)         (7,781,295)         (4,358,266)        (15,221,573)
                                                           ------------        ------------        ------------        ------------
Cash flows from financing activities:
  Payment of financing costs .......................           (266,870)           (444,073)           (840,154)         (1,551,097)
  Proceeds from borrowings .........................            465,948          12,597,493           5,536,914          18,600,355
  Payments of borrowings ...........................            (12,836)         (5,585,229)               --            (5,598,065)
  Contributions from  members ......................               --                  --                 1,000               1,000
                                                           ------------        ------------        ------------        ------------
         Net cash provided by
           financing activities ....................            186,242           6,568,191           4,697,760          11,452,193
                                                           ------------        ------------        ------------        ------------
Net change in cash and cash
  equivalents ......................................            133,772              10,297               3,022             147,091
Cash and cash equivalents,
  beginning of period ..............................             13,319               3,022                --                  --
                                                           ------------        ------------        ------------        ------------
Cash and cash equivalents, end of period ...........
                                                           $    147,091        $     13,319        $      3,022        $    147,091
                                                           ============        ============        ============        ============


              The accompanying  notes are an integral part of these consolidated financial statements.


                                                     F-6


                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

     Windsor Woodmont, LLC (the "Company") was formed as a limited liability company, under the laws of the state of Colorado, on July 17, 1997. The Company's principal business activities since inception have been the acquisition of land and related development activities in connection with the development of an integrated limited stakes gaming casino, entertainment and parking facility (the "Project") in Black Hawk, Colorado. The Project is expected to be completed in 2001. As operations of the Project have not begun, the Company is reporting as a development stage enterprise.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Windsor Woodmont Black Hawk Resort Corp. (formerly St. Moritz Black Hawk Resort Corp) a Colorado Corporation ("Resort Corp.") which was formed January 9, 1998. Resort Corp. has no significant assets or liabilities and has no operating activities. In connection with the Private Placement and other financing transactions described in Note 2, the Company contributed all of its assets and liabilities to Resort Corp. Resort Corp. will complete the development of the Project, and upon completion, will operate the Project, which will be managed by Hyatt Gaming Management, Inc. ("Hyatt Gaming"). Following the Private Placement and other financing transactions, the Company owns approximately 37% of the outstanding common stock of Resort Corp. (prior to the conversion of any warrants issued in the Private Placement and financing transactions). Subsequently, the Company transferred the majority of these shares of common stock to its Members and to other individuals.

Summary of Significant Accounting Policies:

Land and Land Improvements and Construction in Progress

     Costs related directly to the purchase of land and land improvements, comprised mainly of excavation costs on the land on which the Project will be built, are capitalized. Construction in progress includes all costs directly attributable to the Project and, in management's opinion, have continuing value to the Project. When previously capitalized costs are determined to have no further value to the Project, such costs are written off in the period in which the determination is made.

     During 1998 and 1997, management determined that $2,661,936 and $365,653, respectively, in previously capitalized costs had no further value to the Project and, accordingly, expensed those items.

Capitalized Interest

     The Company capitalizes interest expense as part of the cost of the Project during the construction period. During the years ended December 31, 1999 and 1998 and the period from inception (July 17, 1997) to December 31, 1997, $3,435,443, $2,258,202 and $387,829 of interest expense was capitalized, respectively.

Funds Held in Escrow

     Funds held in escrow represents cash held by the City of Black Hawk under various bond agreements associated with the construction of the Project. To the extent Resort Corp. does not complete the improvements required by the bond agreements, the City of Black Hawk can utilize the funds to complete the improvements.

                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

     As the Company is a limited liability company, no federal income taxes are payable by the Company and none have been provided in the accompanying consolidated financial statements. The Members are to include their respective shares of the Company's taxable income or loss in their individual income tax returns.

Deferred Financing Costs

     The costs of issuing long-term debt have been capitalized and are being amortized using the effective interest rate method over the term of the related debt.

Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, and related revenues and expenses. Actual results could differ from those estimates.

2. PRIVATE PLACEMENT

     On March 14, 2000, Resort Corp. successfully completed the issuance of $100 million in first mortgage notes in a Private Placement (the "Private Placement Notes") which are senior secured obligations collateralized by substantially all of Resort Corp.'s assets. The Private Placement Notes bear interest at 13% per annum, are payable semi-annually, mature in 2005 and contain numerous covenants, including limitations on the payment of dividends on common stock, the incurrence of additional indebtedness and the issuance of additional preferred stock. The Private Placement Notes also have warrants attached that will entitle the holders to purchase, at $0.01 per share, common stock of Resort Corp. that represent, in the aggregate, 20% of the fully diluted common stock of Resort Corp. The warrants were valued at $1,640,000, are immediately exercisable and expire in 10 years. Holders of the warrants have the right to put the warrants to Resort Corp. for cash at any time after both (1) the date on which the notes issued in the Private Placement are paid in full, whether at maturity or pursuant to redemption or repurchase, and (2) the date on which the second mortgage notes issued to Hyatt Gaming are paid in full, whether at maturity or pursuant to redemption or repurchase. The price Resort Corp. will pay per warrant will be based on a fully diluted, per share total enterprise value for Resort Corp. equal to (1)(a) 6.0 multiplied by earnings before interest, taxes, depreciation, and amortization in each case of the four fiscal quarters immediately preceding such purchase for which internal financial statements are available, minus (b) funded debt minus (c) the liquidation preference value of any outstanding preferred stock, plus (d) the cash to be received upon the exercise of any warrants, options or convertible securities having an exercise price less than the fair value of such common stock, divided by (2) the number of shares of common stock outstanding on a fully diluted basis. The holders of the warrants also have certain tag along and drag along rights, as defined. Net proceeds from the Private Placement, after offering expenses, was approximately $94.8 million. The net proceeds were used to continue to fund the development of the project and satisfy notes payable with Kennedy Funding, Inc., National Westminster, National Westminster Capital Markets, Mohogany Ridge LP, American Equity Exchange, Midcap, S-O Family Partnership, Miner's Mesa and Dan Robinowitz (see Note 3) in addition to certain accounts payable and accrued expenses that were significantly past due at December 31, 1999.

     Upon consummation of the Private Placement, the following financing transactions also occurred:

     o Resort Corp. amended its articles of incorporation whereby its authorized stock now consists of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The shares of preferred stock may be issued from time to time in one or more series.

                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     o Resort Corp. issued 29,000 shares of its preferred stock as "Series A" preferred stock and 30,000 shares of its preferred stock as "Series B" preferred stock. The holders of both the Series A and Series B preferred stock have no voting rights. The Series A preferred stock is non-convertible, accrues cumulative, non-compounding dividends at the rate of 11% per annum and has a liquidation preference of $100 per share. Holders of the Series A preferred stock may redeem their shares at a price per share equal to their liquidation preference plus accrued and unpaid dividends thereon at any time after the later of
          (1) one year after the notes issued in the Private Placement are paid in full, whether at maturity or upon redemption or repurchase and (2) one year after the second mortgage notes issued to Hyatt Gaming are paid in full, whether at maturity or upon redemption or repurchase. The Series B preferred stock is non-convertible, accrues dividends on a cumulative basis, compounding quarterly at a rate of 7% per annum and has a liquidation preference of $100 per share. Holders of the Series B preferred stock may redeem their shares at a price equal to their liquidation preference plus accrued and unpaid dividends thereon at March 15, 2015;

     o The Company contributed all of its assets and liabilities to Resort Corp. In exchange the Company received 368,964 shares of common stock of Resort Corp. The Company has allocated 50,000 of the shares it received in satisfaction of $825,000 of accrued salaries. Other shares were transferred to the Members and to certain individuals. Such shares represent approximately 37% of the outstanding common stock of Resort Corp.;

     o Notes payable in the amount of $7.4 million were converted to 383,461 shares of common stock of Resort Corp. and accrued interest in the amount of approximately $1.5 million was forgiven;

     o Resort Corp. obtained approximately $4.0 million in proceeds from the sale of 247,575 shares of its common stock;

     o As described above, Resort Corp. issued (a) $2.9 million of its 11% mandatorily redeemable Series A preferred stock in satisfaction of certain accrued salaries and other project development costs ($1.7 million) and accounts payable ($1.2 million);

     o As described above, Resort Corp. issued $3.0 million of its 7% mandatorily redeemable Series B preferred stock in exchange for cash. The Series B preferred stock was sold with warrants valued at $1,368,500 that entitle the warrant holders to purchase, at an exercise price of $0.01 per share, common stock of Resort Corp. that represent, in the aggregate, 15% of the fully diluted common stock of Resort Corp. These warrants have substantially similar rights as the warrants issued in the Private Placement;

     o Resort Corp. obtained approximately $7.5 million in proceeds from the issuance of second mortgage notes and warrants to Hyatt Gaming. The warrants attached to the Hyatt Gaming second mortgage notes were assigned a value of $160,000 and entitles the warrant holders to purchase, at $0.01 per share, common stock of Resort Corp. that represent, in the aggregate, 1.98% of the fully diluted common stock of Resort Corp. These warrants have the same rights as the warrants issued in the Private Placement;

     o U.S. Bancorp Libra, as placement agent, received warrants with a value of $383,000 that entitle the warrant holders to purchase, at $0.01 per share, common stock of Resort Corp. that represent, in the aggregate, 4.67% of the fully diluted common stock of Resort Corp. These warrants have the same rights as the warrants issued in the Private Placement.

     The value assigned to the warrants issued in the Private Placement and other financing transactions described above were determined by the placement agent to Resort Corp.

                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. NOTES PAYABLE

     Notes payable consist of notes issued primarily for the purchase of land and to fund certain other costs of the Project incurred through December 31, 1999. The notes issued for the purchase of the land are collateralized by the land to which they relate. The notes issued to fund the development of the project are not collateralized. As of December 31, 1999, the Company was in default on substantially all outstanding note agreements. Accordingly, interest was accruing at default rates and substantially all outstanding debt obligations were immediately due, unless noted otherwise. All of these existing notes payable and related accrued interest were extinguished in March 2000 with proceeds from the Private Placement or through the other financing transactions described in Note 2.

    Notes payable consisted of the following at December 31, 1999, 1998 and 1997:

                                                                             Principal          Principal           Principal
                                                                            Balance at          Balance at          Balance at
                                                            Interest        December 31,        December 31,        December 31,
    Issuer                          Maturity Date           Rate(2)             1999               1998                 1997
   ------                           -------------           -------          ----------         ----------           ----------

Related Parties
  Normandy, Inc.                           Demand            10%             $3,217,735         $3,164,623           $1,642,130
  J. Dauderman                           Past Due            15%              1,600,000          1,600,000                   --
  Robert W. Martin                       Past Due            (3)                433,333            333,333                   --
  Robert E. Martin                       Past Due            (3)                433,333            333,333
  J. Michael Martin                      Past Due            (3)                433,334            333,334
  P. Steelman                            Past Due            15%                950,000            950,000                   --
  P. Deal                                  Demand            10%                265,000            265,000              265,000
  R. Folsom                        March 31, 2000            10%(4)             100,000                 --                  --
  D. Robinowitz                            Demand            10%                 50,000             50,000                  --
                                                                              ---------          ---------                  --
     Sub-total                                                                7,482,735          7,029,623            1,907,130
                                                                              ---------          ---------            ---------
Other Notes
  Kennedy Funding Inc.                   Past Due            36%              5,400,000          5,400,000            5,400,000
  National Westminster                   Past Due            (5)              2,686,771          2,686,771                   --
  Nat West Capital Markets               Past Due            (5)                650,000            650,000                   --
  Mahogany Ridge LP                           (1)            8.5%               285,000            285,000              265,000
  American Equity                              --            21%                     --                 --              331,000
   Exchange
  Midcap                                       --            21%                     --                 --              331,000
  S-O Family Partnership                       --            15%                     --                 --              395,000
  Miner's Mesa                               None            (6)                250,000            250,000                   --
                                                                             ----------          ---------            ---------
     Sub-total                                                                9,271,771          9,271,771            6,722,000
                                                                             ----------          ---------            ---------
          TOTAL                                                             $16,754,506        $16,301,394           $8,629,130
                                                                            -----------        -----------           ----------

----------

(1) The principal balance is represented by two mortgage notes. One of the notes in the amount of $250,000 is due July 16, 2002 and the other note in the amount of $35,000 is due June 1, 2003.

(2) For those notes which are past due, the interest rate presented is default interest rates as determined in accordance with the terms of the note agreements.

                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Two notes in the amount of $166,667, each bear interest in accordance with the terms discussed in item (5). Notes in the amount of $100,000 bear interest at 9% per annum.

(4) If the note is not satisfied by March 31, 2000, the interest rate increases to 15%.

(5) Default rate of LIBOR + 9.5%. Interest rate at December 31, 1999 and 1998 was 15.88% and 14.75%, respectively.

(6)  No stated rate of interest.

     Upon completion of the Private Placement by Resort Corp., described in Note 2, certain of the above notes payable were converted into common stock of Resort Corp. subsequent to year end as discussed below:

     Normandy, Inc.-- Subsequent to December 31, 1999, the principal amount of $3.2 million at December 31, 1999 was converted into 157,584 shares of common stock. Accrued interest in the amount of approximately $581,000 was forgiven;

     J. Dauderman-- Subsequent to December 31, 1999, the principal amount of $1.6 million at December 31, 1999 was converted into 78,792 shares of common stock. Accrued interest in the amount of approximately $407,000 was forgiven;

     Robert W. Martin -- Subsequent to December 31, 1999, the principal amount of $433,333 at December 31, 1999 was converted into 26,060 shares of common stock. Accrued interest in the amount of approximately $72,000 was forgiven;

     Robert E. Martin -- Subsequent to December 31, 1999, the principal amount of $433,333 at December 31, 1999 was converted into 26,060 shares of common stock. Accrued interest in the amount of approximately $72,000 was forgiven;

     J. Michael Martin-- Subsequent to December 31, 1999, the principal amount of $433,334 at December 31, 1999 was converted into 26,060 shares of common stock. Accrued interest in the amount of approximately $72,000 was forgiven;

     P. Steelman-- Subsequent to December 31, 1999, the principal amount of $950,000 at December 31, 1999 was converted into 46,783 shares of common stock. Accrued interest in the amount of approximately $209,000 was forgiven;

     P. Deal-- Subsequent to December 31, 1999, the principal amount of $265,000 at December 31, 1999 was converted into 16,061 shares of common stock. Accrued interest in the amount of approximately $95,000 was forgiven; and,

     R. Folsom-- Subsequent to December 31, 1999, the principal amount of $100,000 was converted into 6,061 shares of common stock.

     The remaining outstanding debt obligations in the amount of approximately $9.3 million and accrued interest in the amount of approximately $2.7 million was paid in cash with the proceeds of the Private Placement Notes. An additional amount of accrued interest of approximately $150,000 was forgiven upon payment of the outstanding principal.

                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. MEMBERS' EQUITY

     At December 31, 1999, the Company is owned 50% by DPR 1992 Trust, in which Daniel P. Robinowitz, the Company's Managing Member, is the trustee and sole beneficiary, 25% by Normandy, Inc, and 25%, by Patricia Deal. Irving C. Deal, a manager of the Company, is also the Chief Executive Officer of Normandy, Inc. and the husband of Patricia Deal.

     Prior to the formation of the Company, Normandy, Inc. incurred certain costs related to the Project. During 1997, the assets obtained and liabilities incurred by Normandy, Inc. were contributed to the Company. Liabilities assumed exceeded assets contributed by $145,456, and such amount is reflected in the consolidated financial statements as a non-cash distribution to Members of the Company.

     In connection with the Company's contribution of all its assets and liabilities to Resort Corp. described in Note 2, the Members of the Company agreed to a disproportionate distribution of shares whereby the DPR 1992 Trust received 27,500 shares in excess of its membership interest. No costs related to this transaction are reflected in these financial statements.

    Net losses of the Company are allocated to the Members in accordance with the terms of the operating agreement.

5. COMMITMENTS AND CONTINGENCIES

Gaming Regulation Licensing

     Resort Corp.'s ability to conduct gaming operations in the State of Colorado is subject to the licensability and qualifications of Resort Corp. and its common stockholders, and may be subject to the licensability and qualifications of the holders of its Series B preferred stock. There is no guarantee that the Colorado Limited Gaming Control Commission will grant Resort Corp. a gaming license. Additionally, upon receipt of a gaming license, such licensing and qualifications will be reviewed periodically by the gaming authorities in Colorado and there are no guarantees such license will be renewed.

Management Agreement

    On February 2, 2000, Resort Corp. entered into a management agreement which was amended on March 14, 2000 (the "Management Agreement") with Hyatt Gaming, which, in exchange for a fee, will manage the casino operations. The management fee will be equal to a basic fee of 3% of the adjusted gross receipts and an incentive fee equal to 5% of the earnings before interest, taxes, depreciation and amortization for the appropriate fiscal year. The incentive fee shall be paid only to the extent earnings before interest, taxes, depreciation and amortization is positive and will be subordinated in payment to the notes issued in the Private Placement. The Management Agreement can be terminated by either party upon delivery of written notice if certain events transpire.

Success Fee

     Resort Corp. has agreed to pay Daniel P. Robinowitz, Co-Chairman of the Board, President and Chief Executive Officer of Resort Corp., a "success fee" of up to $800,000. The success fee will be earned when construction of the Project is complete and the casino is open, and will only be paid if funds, as defined, are available. No costs have been accrued under this agreement as of December 31, 1999.

     Resort Corp paid Timothy G. Rose, an Executive Vice President of Resort Corp., a "success fee" in the amount of $250,000. This success fee was earned upon the closing of the Private Placement and was recorded during the quarter ended March 31, 2000.

                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Construction Risks

     Any construction project entails significant construction risks, including, without limitation, cost overruns, delays in receipt of governmental approvals, shortages of material or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if it occurred, could delay construction or result in substantial increase in costs to the Project.

Environmental Issues

     The Project will be located in a 400-square mile area that has been designated by the United States Environmental Protection Agency (EPA) as the Clear Creek/Central City National Priorities List Superfund Site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as a result of hazardous substance contamination caused by historical mining activity in Black Hawk. This is a broad national priorities list site, within which the EPA has identified several priority areas of contamination from historical mining activities, including draining mines and mine dumps, for active investigation and/or remediation. To date, the EPA has not identified the Project site as being within a priority area nor has it identified contamination on or from the project site to require remediation.

     We have been informed that the Superfund Division of the Colorado Department of Public Health and the Environment (CDPHE), working with the EPA, has sampled surface water in or near North Clear Creek near where a portion of the project site called Silver Gulch discharges surface water into North Clear Creek. We have been informed that based on the results of those samples, the EPA and the Colorado Superfund Division have expressed preliminary concern that soil and rock associated with historic mining operations in Silver Gulch may be a source of contamination to North Clear Creek. Even minor contamination could form a basis for the EPA or CDPHE to require owners and operators of properties which have been the source of contamination to investigate and remediate contamination on or from their property or to reimburse costs incurred by the government in connection with such remediation. The Project site could be among the properties suspected of being a source of contamination. If investigation or remediation of the project site were required, the Project schedule could be delayed and costs could increase.

Construction Agreement

     The Company entered into a construction agreement with PCL Construction Services, Inc. ("PCL"), which has been assigned to Resort Corp. whereby PCL will build the Project. Subject to certain conditions, PCL has guaranteed that the cost of the Project will not exceed $42.2 million. No costs have been incurred under this contract as of December 31, 1999.

Excavation Agreement

     The Company entered into an excavation agreement, which has been assigned to Resort Corp. in which all excavation for the Project will be performed by D.H. Blattner & Sons, Inc. for $8.7 million. Costs in the amount of approximately $4.7 million have been incurred under this contract as of December 31, 1999. This is not a maximum price contract.

Legal Proceedings

     Due to the Company's delay in satisfying its outstanding debt obligations at December 31, 1999, liens were placed against substantially all of the Company's assets. A portion of the proceeds from the Private Placement (see Note
2) were used to satisfy all such outstanding obligations.

                              WINDSOR WOODMONT, LLC
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. SUPPLEMENTAL CASH FLOW INFORMATION

     Interest paid in 1998 and 1997 was $639,833, and $724,402, respectively. No interest was paid during 1999.

     Normandy, Inc. contributed assets with a book value of approximately $2.4 million, of which approximately $1.7 million related to land, and liabilities with a book value of approximately $2.5 million, to the Company upon its formation. The excess of liabilities assumed over assets acquired is reflected as a non-cash distribution to the Members of the Company.

     In 1998 and 1997, the Company acquired land in exchange for notes payable in the amount of $660,000 and $1,322,000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholder of Windsor Woodmont Black Hawk Resort Corp.:


     We have audited the accompanying balance sheets of Windsor Woodmont Black Hawk Resort Corp. (a Colorado corporation in the development stage) as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholder's equity and cash flows for the year ended December 31, 1999, the period from inception (January 9, 1998) to December 1998 and the period from inception (January 9, 1998) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Windsor Woodmont Black Hawk Resort Corp. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999, the period from inception (January 9, 1998) to December 31, 1998, and for the period from inception (January 9, 1998) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Arthur Andersen LLP


June 30, 2000
Las Vegas, Nevada

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS
                        As of December 31, 1999 and 1998

                                                             1999          1998
                                                             ----          ----
ASSETS

Cash ...............................................        $ 584         $ 808
                                                            -----         -----
          Total assets .............................        $ 584         $ 808
                                                            =====         =====

LIABILITIES AND STOCKHOLDER'S EQUITY

Common stock, $0.01 par value, 10,000
   authorized, 1,000 shares
   issued and outstanding ..........................        $  10         $  10
Additional paid-in-capital .........................          990           990
Deficit accumulated during
   the development stage ...........................         (416)         (192)
                                                            -----         -----
                                                            $ 584         $ 808
                                                            =====         =====


              The accompanying notes are an integral part of these
                             financial statements.



                                        WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                            (A Development Stage Enterprise)

                                                STATEMENTS OF OPERATIONS
                                For the Year Ended December 31, 1999, for the Period from
                                    Inception (January 9, 1998) to December 31, 1998
                                 and for the Period from Inception (January 9, 1998) to
                                                    December 31, 1999

                                                                   For the period from  For the period from
                                                                        inception            inception
                                                                     (January 9, 1998)   (January 9, 1998)
                                                   Year ended               to                  to
                                                  December 31,          December 31,         December 31,
                                                  ------------          ------------         ------------
                                                     1999                  1998                  1999
                                                     ----                  ----                  ----

Revenues: ................................          $  --                 $  --                  $  --
                                                    -----                 -----                  -----
Expenses:
  Bank service charges ...................            224                   192                    416
                                                    -----                 -----                  -----
          Total expenses .................            224                   192                    416
                                                    -----                 -----                  -----
          Net loss .......................          $(224)                $(192)                 $(416)
                                                    =====                 =====                  =====


              The  accompanying  notes  are  an  integral  part  of  these financial statements.


                                                   F-17





                                     WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                         (A Development Stage Enterprise)

                                   STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                              For the Year Ended December 31, 1999 and for the Period
                               from Inception (January 9, 1998) to December 31, 1998


                                                                                                Deficit
                                                                                               Accumulated
                                                   Common                      Additional      During the       Total
                                                   Stock                         Paid-in-     Development   Stockholder's
                                                   Shares         Amount         Capital         Stage          Equity
                                                   ------         ------         -------         -----          ------

Balance at Inception (January 9, 1998) ......         --          $  --          $  --          $  --           $  --
Capital contribution ........................        1,000             10            990           --             1,000
Net loss ....................................         --             --             --             (192)           (192)
                                                   -------        -------        -------        -------         -------
Balance at December 31, 1998  ...............        1,000             10            990           (192)            808
Net loss ....................................         --             --             --             (224)           (224)
                                                   -------        -------        -------        -------         -------
Balance at December 31, 1999  ...............        1,000        $    10        $   990        $  (416)        $   584
                                                   =======        =======        =======        =======         =======




                    The  accompanying  notes  are  an  integral  part  of  these financial statements.


                                                           F-18





                                     WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                         (A Development Stage Enterprise)

                                             STATEMENTS OF CASH FLOWS
                             For the Year Ended December 31, 1999, for the Period from
                               Inception (January 9, 1998) to December 31, 1998 and
                                for the Period from Inception (January 9, 1998) to
                                                 December 31, 1999


                                                                                             For the Period from
                                                                                                  inception
                                                                                              (January 9, 1998)
                                                                    Year Ended                       To
                                                                   December 31,                  December 31,
                                                                   -----------                   ------------
                                                                      1999                 1998                1999
                                                                      ----                 ----                 ----


Cash flows from operating activities:
Net loss .................................................          $  (224)             $  (192)             $  (416)
                                                                    -------              -------              -------
Net cash used in operating activities ....................             (224)                (192)                (416)
                                                                    -------              -------              -------
Cash flows from financing activities:
Capital contribution .....................................             --                  1,000                1,000
                                                                    -------              -------              -------
Net cash provided by financing activities ................             --                  1,000                1,000
                                                                    -------              -------              -------
Net (decrease) increase in cash ..........................             (224)                 808                  584
Cash, beginning of period ................................              808                 --                   --
                                                                    -------              -------              -------
Cash, end of period ......................................          $   584              $   808              $   584
                                                                    =======              =======              =======


                    The  accompanying  notes  are  an  integral  part  of  these financial statements.


                                                           F-19


                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Windsor Woodmont Black Hawk Resort Corp. (formerly St. Moritz Black Hawk Resort Corp.), a Colorado corporation (the "Company"), was incorporated on January 9, 1998 for the purpose of developing an integrated limited stakes gaming casino, entertainment and parking facility in Black Hawk, Colorado (the "Project"). At December 31, 1999, the Company was owned 100% by Windsor Woodmont, L.L.C. (the "LLC"). The LLC has incurred all costs related to the Project through December 31, 1999. The Company is considered a development stage enterprise as its principal operations have not commenced.

     The Company has no significant assets or liabilities and has no operating activities. In connection with the transactions discussed in Note 2 , the LLC contributed all of its assets and liabilities to the Company. The Company will complete the development of the Project, and upon completion, will operate the Project, which will be managed by Hyatt Gaming Management, Inc. ("Hyatt Gaming").

2. PRIVATE PLACEMENT

     On March 14, 2000, the Company successfully completed the issuance of $100 million in first mortgage notes in a Private Placement (the "Private Placement Notes") which are senior secured obligations collateralized by substantially all of the Company's assets. The Private Placement Notes bear interest at 13% per annum, are payable semi-annually, mature in 2005 and contain numerous covenants, including limitations on the payment of dividends on common stock, the incurrence of additional indebtedness and the issuance of additional preferred stock. The Private Placement Notes also have warrants attached that will entitle the holders to purchase, at $0.01 per share, common stock of the Company that represent, in the aggregate, approximately 20% of the fully diluted common stock of the Company. The warrants are valued at $1,640,000, are immediately exercisable and expire in 10 years. Holders of the warrants have the right to put the warrants to the Company for cash at any time after both (1) the date on which the notes issued in the Private Placement are paid in full, whether at maturity or pursuant to redemption or repurchase, and (2) the date on which the second mortgage notes issued to Hyatt Gaming are paid in full, whether at maturity or pursuant to redemption or repurchase. The price the Company will pay per warrant will be based on a fully diluted, per share total enterprise value for the Company equal to (1)(a) 6.0 multiplied by earnings before interest, taxes, depreciation, and amortization in each case of the four fiscal quarters immediately preceding such purchase for which internal financial statements are available, minus (b) funded debt minus (c) the liquidation preference value of any outstanding preferred stock, plus (d) the cash to be received upon the exercise of any warrants, options or convertible securities having an exercise price less than the fair value of such common stock, divided by (2) the number of shares of common stock outstanding on a fully diluted basis. The holders of the warrants also have certain tag along and drag along rights, as defined. Net proceeds from the Private Placement, after offering expenses, was approximately $94.8 million. The net proceeds were used to continue to fund the development of the project and satisfy notes payable with Kennedy Funding, Inc., National Westminster, National Westminster Capital Markets, Mohogany Ridge LLC, American Equity Exchange, Midcap, S-O Family Partnership, Miner's Mesa and Dan Robinowitz (see Note 3) in addition to certain accounts payable and accrued expenses that were significantly past due at December 31, 1999.

     Upon consummation of the Private Placement, the following transactions also occurred:

     o The Company amended its articles of incorporation whereby its authorized stock now consists of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The shares of preferred stock may be issued from time to time in one or more series.

     o The Company issued 29,000 shares of its preferred stock as "Series A" preferred stock and 30,000 shares of its preferred stock as "Series B" preferred stock. The holders of both the Series A and Series B preferred stock have no voting rights. The Series A preferred stock is non-convertible, accrues cumulative, non-compounding dividends at the rate of 11% per annum and has a liquidation preference of $100 per share. Holders of the Series A preferred stock may redeem their shares at a price per share equal to their liquidation preference plus accrued and unpaid dividends thereon at any time after the later of
          (1) one year after the notes issued in the Private Placement are paid in full, whether at maturity or upon redemption or repurchase and (2) one year after the second mortgage notes issued to Hyatt Gaming are paid in full, whether at maturity or upon redemption or repurchase. The Series B preferred stock is non-convertible, accrues dividends on a cumulative basis, compounding quarterly at a rate of 7% per annum and has a liquidation preference of $100 per share. Holders of the Series B preferred stock may redeem their shares at a price equal to their liquidation preference plus accrued and unpaid dividends thereon at March 15, 2015;

     o The LLC contributed all of its assets and liabilities to the Company; in exchange the LLC received 368,964 shares of common stock of the Company. The LLC has allocated 50,000 of the shares it received in satisfaction of $825,000 of accrued salaries. Other shares were transferred to its Members and to certain individuals. Such shares represent approximately 37% of the outstanding common stock of the Company;

     o Notes payable in the amount of $7.4 million converted to 383,461 shares of common stock of the Company and accrued interest in the amount of approximately $1.5 million was forgiven;

     o The Company obtained approximately $4.0 million in proceeds from the sale of 247,575 shares of its common stock;

     o As describe above, the Company issued (a) $2.9 million of its 11% mandatorily redeemable Series A preferred stock in satisfaction of certain accrued salaries and other project development costs ($1.7 million) and accounts payable ($1.2 million);

     o As described above, the Company issued $3.0 million of its 7% mandatorily redeemable Series B preferred stock in exchange for cash. The Series B preferred stock was issued with warrants valued at $1,368,500 that will entitle the warrant holders to purchase, at an exercise price of $0.01 per share, common stock of the Company that represent, in the aggregate, 15% of the fully diluted common stock of the Company. These warrants have substantially similar rights as the warrants issued in the Private Placement;

     o The Company obtained approximately $7.5 million in proceeds from the issuance of second mortgage notes and warrants to Hyatt Gaming. The warrants attached to the Hyatt Gaming second mortgage notes were assigned a value of $160,000 and entitles the warrant holders to purchase, at $0.01 per share, common stock of the Company that represent, in the aggregate, 1.98% of the fully diluted common stock of the Company. These warrants have the same rights as the warrants issued in the Private Placement;

     o U.S. Bancorp Libra, as placement agent, received warrants valued at $383,000 that entitle the warrant holders to purchase, at $0.01 per share, common stock of the Company that represent, in the aggregate, 4.67% of the fully diluted common stock of the Company. These warrants have the same rights as the warrants issued in the Private Placement.

     The value assigned to the warrants issued in the Private Placement and other financing transactions described above were determined by the Company's placement agent.

3. COMMITMENTS AND CONTINGENCIES

Gaming Regulation Licensing

     The Company's ability to conduct gaming operations in the State of Colorado is subject to the licensability and qualifications of the Company and its common stockholders and may be subject to the licensability and qualifications of the holders of its Series B preferred stock. There is no guarantee that the Colorado Limited Gaming Control Commission will grant the Company a gaming license. Additionally, upon receipt of a gaming license, such licensing and qualifications will be reviewed periodically by the gaming authorities in Colorado and there are no guarantees such license will be renewed.

Management Agreement

     On February 2, 2000 the Company entered into a management agreement, which was amended on March 14, 2000 (the "Management Agreement") with Hyatt Gaming, which, in exchange for a fee, will manage the casino operations. The management fee will be equal to a basic fee of 3% of the adjusted gross receipts and an incentive fee equal to 5% of the earnings before interest, taxes, depreciation and amortization for the appropriate fiscal year. The incentive fee shall be paid only to the extent earnings before interest, taxes, depreciation and amortization is positive and will be subordinated in payment to the notes to be issued in the Private Placement. The Management Agreement can be terminated by either party upon delivery of written notice if certain events transpire.

Success Fee

     The Company has agreed to pay Daniel P. Robinowitz, Co-Chairman of the Board, President and Chief Executive Officer a "success fee" of up to $800,000. The success fee will be earned when construction of the Project is complete and the casino is open, and will only be paid if funds, as defined, are available. No costs have been accrued under this agreement as of December 31, 1999.

     The Company paid Timothy G. Rose, an Executive Vice President of the Company, a "success fee" in the amount of $250,000. This success fee was earned upon closing of the Private Placement. No costs were accrued under this agreement as of December 31, 1999.

Construction Risks

     Any construction project entails significant construction risks, including, without limitation, cost overruns, delays in receipt of governmental approvals, shortages of material or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if it occurred, could delay construction or result in substantial increase in costs to the Company.

Environmental Issues

     The Project will be located in a 400-square mile area that has been designated by the United States Environmental Protection Agency (EPA) as the Clear Creek/Central City National Priorities List Superfund Site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as a result of hazardous substance contamination caused by historical mining activity in Black Hawk. This is a broad national priorities list site, within which the EPA has identified several priority areas of contamination from historical mining activities, including draining mines and mine dumps, for active investigation and/or remediation. To date, the EPA has not identified the Project site as being within a priority area nor has it identified contamination on or from the Project site to require remediation.

     We have been informed that the Superfund Division of the Colorado Department of Public Health and the Environment (CDPHE), working with the EPA, has sampled surface water in or near North Clear Creek near where a portion of the Project site called Silver Gulch discharges surface water into North Clear Creek. We have been informed that based on the results of those samples, the EPA and the Colorado Superfund Division have expressed preliminary concern that soil and rock associated with historic mining operations in Silver Gulch may be a source of contamination to North Clear Creek. Even minor contamination could form a basis for the EPA or CDPHE to require owners and operators of properties which have been the source of contamination to investigate and remediate contamination on or from their property or to reimburse costs incurred by the government in connection with such remediation. The Project site could be among the properties suspected of being a source of contamination. If investigation or remediation of the Project site were required, the Project schedule could be delayed and costs could increase.

Construction Agreement

     The LLC has entered into a construction agreement, which was assigned to the Company upon consummation of the Private Placement, with PCL Construction Services, Inc. ("PCL") whereby PCL will build the Project. Subject to certain conditions, PCL has guaranteed that the cost of the Project will not exceed $42.2 million. No costs have been incurred under this contract as of December 31, 1999.

Excavation Agreement

     The LLC has entered into an excavation agreement, which was assigned to the Company upon consummation of the Private Placement, in which all excavation for the project will be performed by D.H. Blattner & Sons, Inc. for $8.7 million. Costs in the amount of approximately $4.7 million have been incurred under this contract as of December 31, 1999. This is not a maximum price contract.

Legal Proceedings

     Due to the LLC's delay in satisfying its outstanding debt obligations, liens were placed against substantially all of the LLC's assets. A portion of the proceeds from the Private Placement were used to satisfy all such outstanding obligations.

                          INDEX TO FINANCIAL STATEMENTS


                                                                         Page(s)
                                                                         -------

Windsor Woodmont Black Hawk Resort Corp.
 (A Development Stage Enterprise):
  Unaudited Consolidated Balance Sheets                                    F-25
  Unaudited Consolidated Statements of Operations                          F-26
  Unaudited Consolidated Statements of Comprehensive Loss                  F-27

  Unaudited Consolidated Statements of Redeemable
     Preferred Stock and  Stockholders'
     Equity/Members' (Deficit)                                             F-28
  Unaudited Consolidated Statements of Cash Flows                          F-29
  Notes to Consolidated Financial Statements                               F-30



                                           WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                               (A DEVELOPMENT STAGE ENTERPRISE)
                                                 CONSOLIDATED BALANCE SHEETS
                                          AS OF MARCH 31, 2000 AND DECEMBER 31, 1999


                                                                                      March 31, 2000         December 31, 1999
                                                                              ------------------------------------------------
ASSETS                                                                              (Unaudited)
CURRENT ASSETS:
Cash                                                                                        $774,128                  $147,091
Cash and cash equivalents, restricted                                                     53,797,019                         -
Short-term investments, restricted                                                        34,021,820                         -
                                                                              ------------------------------------------------
Total current assets                                                                      88,592,967                   147,091

LAND AND CONSTRUCTION IN PROGRESS                                                         27,190,771                29,179,581

OTHER ASSETS:
Funds held in escrow                                                                       1,524,508                 1,786,990
Deferred financing costs, net of accumulated amortization
    of $49,820                                                                             6,311,624                   266,870
                                                                              ------------------------------------------------

TOTAL ASSETS                                                                            $123,619,870               $31,380,532
                                                                              ================================================

LIABILITIES AND STOCKHOLDERS' EQUITY/MEMBER'S (DEFICIT)
CURRENT LIABILITIES:
Accounts/construction payable and accrued expenses                                        $2,528,105               $15,293,234
Accrued interest                                                                             582,020                 4,312,833
Short-term notes payable                                                                           -                16,754,506
                                                                              ------------------------------------------------
Total current liabilities                                                                  3,110,125                36,360,573

NON-CURRENT LIABILITIES:
Notes Payable                                                                            105,695,436                         -
Accrued dividends on preferred stock                                                          21,740                         -
Warrants issued on common stock                                                            3,556,064                         -
                                                                              ------------------------------------------------
Total non-current liabilities                                                             109,273,240                        -
                                                                              ------------------------------------------------


REDEEMABLE PREFERRED STOCK:
Series A - 11% dividend, $100 redemption value, 29,000 shares outstanding                  2,900,000                         -
Series B - 7% dividend, $100 redemption value, 30,000 shares outstanding                   1,631,500                         -
                                                                              ------------------------------------------------
Total redeemable preferred stock                                                           4,531,500                         -
                                                                              ------------------------------------------------


Commitments and contingencies

STOCKHOLDERS' EQUITY/MEMBER'S (DEFICIT)
Common stock, $0.01 par value, 10,000,000 shares authorized,
    1,000,000 shares outstanding                                                              10,000                         -
Additional paid-in-capital                                                                12,241,250                     1,000
Deficit accumulated during the development stage                                          (5,464,174)               (4,981,041)
Other comprehensive income                                                                   (82,071)                        -
                                                                              ------------------------------------------------
Total stockholders' equity                                                                $6,705,005               ($4,980,041)
                                                                              ------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $123,619,870               $31,380,532
                                                                              ================================================


                   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                           F-25


                                      WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                          (A DEVELOPMENT STAGE ENTERPRISE)
                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                  For the Three  Months  Ended  March 31,  2000 and
                                   1999, and for the Period from Inception (July
                                   17, 1997) Through March 31, 2000
                                                     (Unaudited)


                                                                                                 For the period from
                                                                                                      Inception
                                                                                                   (July 17, 1997)
                                                          For the Three Months Ended                   Through
                                                 --------------------------------------------
                                                 March 31, 2000          March 31, 1999            March 31, 2000
                                                 --------------------------------------------  ----------------------

REVENUE:
Interest income                                     $238,676               $        -                  $238,676
                                                 --------------------------------------------  ----------------------

Total revenue                                       238,676                         -                   238,676
                                                 --------------------------------------------------------------------

EXPENSES:
General and administrative                               57                   108,975                   958,232
Start-up costs                                      165,000                         -                   165,000
Interest expense                                    535,012                    38,200                 1,384,833
Write-off previously capitalized costs                    -                         -                 3,027,589
                                                 --------------------------------------------  ----------------------

Total expenses                                      700,069                   147,175                 5,535,654
                                                 --------------------------------------------  ----------------------

Net loss                                           (461,393)                 (147,175)               (5,296,978)

Preferred stock dividends                            21,740                         -                    21,740
                                                 --------------------------------------------  ----------------------

Net loss attributable to common stock             ($483,133)                ($147,175)              ($5,318,718)
                                                 =================       ==================       ==============




               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.




                                                        F-26





                                        WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                            (A DEVELOPMENT STAGE ENTERPRISE)
                                     CONSOLIDATED  STATEMENTS  OF  COMPREHENSIVE LOSS
                         For the Three Months Ended March 31, 2000 and 1999, and for the Period from
                                    Inception (July 17, 1997) through March 31, 2000
                                                      (Unaudited)


                                                                                           For the period from
                                                                                               Inception
                                                                                            (July 17, 1997)
                                                    For the Three Months Ended                  Through
                                               March 31, 2000        March 31, 1999          March 31, 2000
                                           ---------------------------------------------  --------------------

Net loss                                         ($461,393)            ($147,175)             ($5,296,978)

Unrealized loss on securities held-for-sale        (82,071)                    -                  (82,071)

                                           ---------------------------------------------  --------------------

Comprehensive loss                               ($543,464)            ($147,175)             ($5,379,049)
                                           =============================================  =====================



                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.




                                                        F-27




                                        WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                           (A DEVELOPMENT STAGE ENTERPRISE)
               CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY/MEMBERS' (DEFICIT)
                                 For the Period from Inception (July 17, 1997) through
                              March 31, 2000, and for the Years Ended December 31, 1999 and 1998


                                                                                              Deficit
                                  Redeemable                                                Accumulated
                                  Preferred                Common             Additional    During the       Other       Total
                                   Stock                   Stock                Paid-In-    Development Comprehensive Stockholders'
                                 ------------------------------------------------------------------------------------------------
                                   Shares    Amount        Shares      Amount   Capital       Stage        Income       Equity
                                 ------------------------------------------------------------------------------------------------

Balance at Inception
 (July 17, 1997)                       -   $        -            -   $     -   $        -    $        -   $      -     $       -
Initial capital
 contribution                                                                       1,000                    1,000
Non-cash distribution
 to members                                                                                    (145,456)                (145,456)
Net loss                                                                                       (589,413)                (589,413)
                                 -----------------------------------------------------------------------------------------------
Balance at
 December 31, 1997                     -            -            -         -        1,000      (734,869)         -      (733,869)

Net loss                                                                                     (3,569,772)              (3,569,772)
                                 -----------------------------------------------------------------------------------------------
Balance at
 December 31, 1998                     -            -            -         -        1,000    (4,304,641)         -    (4,303,641)

Net loss                                                                                       (676,400)                (676,400)
                                 -----------------------------------------------------------------------------------------------
Balance at
 December 31, 1999                     -            -            -         -        1,000    (4,981,041)         -    (4,980,041)

Issuance of common stock                                 1,000,000    10,000   12,240,250                             12,250,250
11% Series A preferred stock      29,000    2,900,000                                                                          -
7% Series B preferred stock       30,000    3,000,000                                                                          -
Preferred stock dividends                                                                       (21,740)                 (21,740)
Warrants for common stock
    attached to Series B
            preferred stock                (1,368,500)                                                                         -
Net loss                                                                                       (461,393)                (461,393)
Unrealized loss on investments
     available-for-sale                                                                                     (82,071)     (82,071)
                                 -----------------------------------------------------------------------------------------------
Balance at March 31, 2000
 (Unaudited)                      59,000   $4,531,500    1,000,000   $10,000  $12,241,250   ($5,464,174)   ($82,071)  $6,705,005
                                 ===============================================================================================



                    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.




                                                         F-28




                                 WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                                     (A DEVELOPMENT STAGE ENTERPRISE)
                              CONSOLIDATED STATEMENTS OF CASH FLOWS For the
                        Three Months Ended March 31, 2000, and for the Period from
                             Inception (July 17, 1997) through March 31, 2000
                                              (Unaudited)


                                                                                         For the period from
                                                                                              Inception
                                                                  For the Three            (July 17, 1997)
                                                                   Months Ended                Through
                                                                  March 31, 2000            March 31, 2000
                                                                  --------------         --------------------
Cash flows used in operating activities:
  Net loss                                                       $    (461,393)            $  (5,296,978)
  Adjustments to reconcile net loss
    to net cash provided by operating
    activities:
    Write-off previously capitalized costs                                --                   3,027,589
    Amortization of deferred financing costs                            49,820                 1,334,047
  Changes in working capital:
    Accounts payable and accrued expenses                                   57                   127,464
    Accrued interest                                                (2,080,467)                2,232,366
                                                                 -------------             -------------
        Net cash used in operations                                 (2,491,983)                1,424,488
                                                                 -------------             -------------
Cash flows from investing activities:
  Decrease (increase) in funds held in escrow                          262,482                (1,524,508)
  Increase in land and construction in progress                     (1,898,411)              (29,771,541)
  Change in construction payables                                   (6,803,311)                7,635,236
  Increase in cash - restricted, cost                              (53,793,667)              (53,793,667)
  Increase in short-term investments, cost                         (34,107,243)              (34,107,243)
                                                                 -------------             -------------
      Net cash used in investment activities                       (96,340,150)             (111,561,723)
                                                                 -------------             -------------
Cash flows from financing activities:
  Deferred offering costs incurred                                  (5,711,574)               (5,978,444)
  Payment of financing costs                                              --                  (1,284,227)
  Proceeds from notes payable                                      105,695,436               124,295,791
  Payment of notes payable                                          (9,339,506)              (14,937,571)
  Proceeds from preferred stock - Series B                           1,631,500                 1,631,500
  Proceeds from common stock issued for cash                         4,010,250                 4,011,250
  Proceeds from warrants issued for cash                             3,173,064                 3,173,064
                                                                 -------------             -------------
      Net cash provided by financing activities                     99,459,170               110,911,363
                                                                 -------------             -------------
Net change in cash and cash equivalents                                627,037                   774,128
Cash and cash equivalents, beginning of period                         147,091                      --
                                                                 -------------             -------------
Cash and cash equivalents, end of period                         $     774,128             $     774,128
                                                                 =============             =============

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest                       $   2,565,660             $        --
Land and construction in progress reductions
    due to payment settlements and interest forgiven             $   3,887,221             $   3,887,221
Accrued interest forgiven                                        $  (1,650,346)            $  (1,650,346)
Accounts payable settled for less than face value                $  (2,236,875)            $  (2,236,875)
Notes payable converted to common stock                          $  (7,415,000)            $  (7,415,000)
Accounts payable settled with Series A preferred stock           $  (2,900,000)            $  (2,900,000)
Accounts payable settled with common stock                       $    (825,000)            $    (825,000)
Warrants issued to placement agent                               $     383,000             $     383,000

          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.




                                                  F-29


                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:


     Windsor Woodmont Black Hawk Resort Corp., a Colorado corporation ("Resort Corp." or the "Company"), was incorporated on January 9, 1998. Windsor Woodmont, LLC (the "LLC") was formed as a limited liability company, under the laws of the state of Colorado, on July 17, 1997. These companies were formed for the purpose of developing an integrated limited stakes gaming casino, entertainment and parking facility in Black Hawk, Colorado (the "Project"). As operations of the Project have not begun, the Company and the LLC are reporting as development stage enterprises.

     On March 14, 2000 (the "Closing Date") the Company completed the Private Placement financing transactions discussed in Note 2 below. Prior to the Closing Date, the Company was owned 100% by the LLC and all development activities were conducted by the LLC. The Company had no significant assets and liabilities. On the Closing Date, the LLC contributed all of its assets and liabilities to the Company. The Company will complete the development of the Project, and upon completion, will operate the Project, which will be managed by Hyatt Gaming Management, Inc.

     The consolidated financial statements include the accounts of the Company and the LLC, and for disclosures required of a development stage enterprise, the financial statements include the accounts of the Company and the LLC from inception (July 17, 1997).

     The financial information at March 31, 2000, and for the three months ended March 31, 2000 and 1999 and for the period from inception (July 17, 1997) through March 31, 2000 is unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures required of financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that will be achieved for the entire year, nor once the property is operational.

     These financial statements should be read in conjunction with the audited financial statements of the LLC and the Company for the periods ended December 31, 1999 included elsewhere in this registration statement.

Summary of Significant Accounting Policies:

Cash and Cash Equivalents, Restricted

     The Company considers all highly liquid investments with a maturity at the time of purchase of six months or less to be cash equivalents. Amounts are held in several trust accounts by Norwest Bank (as cash disbursement agent) and are restricted in use to the development of the Black Hawk Casino by Hyatt in Black Hawk, Colorado or for the 13% First Mortgage Notes interest payments.

Short-Term Investments, Restricted

     The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting requirements in equity securities that have readily determinable fair values and for all investments in debt securities, and requires such securities to be classified as either held to maturity, trading, or available-for-sale.

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


     Management determines the appropriate classification of its investment securities at the time of purchase and reevaluates such determination at each balance sheet date. At March 31, 2000, the short-term investments consisted of publicly traded corporate debt securities with a maturity date of 12 months or less, and were classified as investments available-for-sale. As investments available for sale, they are carried a market value, with unrealized holding gain or loss reported as a separate component of stockholders' equity.

     Amounts are held in several trust accounts by Norwest Bank (as cash disbursement agent) and are restricted in use to the development of the Black Hawk Casino by Hyatt in Black Hawk, Colorado or for the 13% First Mortgage Notes interest payments.

Deferred Financing Costs

     The costs of issuing long-term debt have been capitalized and are being amortized using the effective interest rate method over the term of the related debt.

Start-Up Costs

     Start-up costs are expensed as incurred.

Warrants Issued on Common Stock

     Warrants issued in connection with the Company's various financing transactions (see Note 2), contain a "put option" permitting the warrant holder to redeem the warrant for cash. The value of the warrants were provided by the Company's Placement Agent, U.S. Bancorp Libra. The warrants issued with the first mortgage notes and second mortgage notes were valued at $1.64 million and $160,000, respectively. The warrants issued with the Series B preferred stock have been valued at $1.37 million. The value of warrants issued to the Placement Agent was $383,000. Due to the cash based put option feature of the warrants, the total warrant value of $3.55 million has been recorded as a liability in the accompanying consolidated balance sheet.


Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, and related revenue and expenses. Actual results could differ from those estimates.

2. PRIVATE PLACEMENT

     On March 14, 2000, the Resort Corp. successfully completed the issuance of $100 million in first mortgage notes in a Private Placement (the "Private Placement Notes") which are senior secured obligations collateralized by substantially all of Resort Corp.'s assets. The Private Placement Notes bear interest at 13% per annum, payable semi-annually, mature in 2005 and contain numerous covenants, including limitations on the payment of dividends on common stock, the incurrence of additional indebtedness and the issuance of additional preferred stock. The Private Placement Notes also have warrants attached that will entitle the holders to purchase, at $0.01 per share, common stock of the Company that represent, in the aggregate, approximately 20% of the fully diluted common stock of the Company. The warrants are immediately exercisable and expire in 10 years. Holders of the warrants have the right to put the warrants to Resort Corp. for cash at any time after both (1) the date on which the notes issued in the Private Placement are paid in full, whether at maturity or pursuant to redemption or repurchase, and (2) the date on which the second mortgage notes issued to Hyatt Gaming Management, Inc. are paid in full,

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

whether at maturity or pursuant to redemption or repurchase. The price the Company will pay per warrant will be based on a fully diluted, per share total enterprise value for Resort Corp. equal to (1)(a) 6.0 multiplied by earnings before interest, taxes, depreciation, and amortization in each case of the four fiscal quarters immediately preceding such purchase for which internal financial statements are available, minus (b) funded debt minus (c) the liquidation preference value of any outstanding preferred stock, plus (d) the cash to be received upon the exercise of any warrants, options or convertible securities having an exercise price less than the fair value of such common stock, divided by (2) the number of shares of common stock outstanding on a fully diluted basis. The holders of the warrants also have certain tag along and drag along rights, as defined. Net proceeds from the Private Placement, after offering expenses, was approximately $94.8 million. The net proceeds were used to fund the development of the project and satisfy notes payable with Kennedy Funding, Inc., National Westminster, National Westminster Capital Markets, Mohogany Ridge LP, American Equity Exchange, Midcap, S-O Family Partnership, Miner's Mesa and Dan Robinowitz (see Note 3) in addition to certain accounts payable and accrued expenses that were significantly past due at December 31, 1999.

     Upon consummation of the Private Placement, the following transactions also occurred:

     o Resort Corp. amended its articles of incorporation whereby its authorized stock now consists of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The shares of preferred stock may be issued from time to time in one or more series.

     o Resort Corp. issued 29,000 shares of its preferred stock as "Series A" preferred stock and 30,000 shares of its preferred stock as "Series B" preferred stock. The holders of both the Series A and Series B preferred stock have no voting rights. The Series A preferred stock is non-convertible, accrues cumulative, non-compounding dividends at the rate of 11% per annum and has a liquidation preference of $100 per share. Holders of the Series A preferred stock may redeem their shares at a price per share equal to their liquidation preference plus accrued and unpaid dividends thereon at any time after the later of
          (1) one year after the notes issued in the Private Placement are paid in full, whether at maturity or upon redemption or repurchase and (2) one year after the second mortgage notes issued to Hyatt Gaming Management, Inc. are paid in full, whether at maturity or upon redemption or repurchase. The Series B preferred stock is non-convertible, accrues dividends on a cumulative basis, compounding quarterly at a rate of 7% per annum and has a liquidation preference of $100 per share. Holders of the Series B preferred stock may redeem their shares at a price equal to their liquidation preference plus accrued and unpaid dividends thereon at March 15, 2015;

     o The LLC contributed all of its assets and liabilities to Resort Corp. in exchange the LLC received 368,964 shares of common stock of Resort Corp. Such shares represent approximately 37% of the then outstanding common stock of Resort Corp.;

     o Notes payable in the amount of $7.4 million were converted to 383,461 shares of common stock of Resort Corp. and accrued interest in the amount of approximately $1.5 million was forgiven;

     o Resort Corp. obtained approximately $4.0 million in proceeds from the sale of 247,575 shares of its common stock;

     o As described above, Resort Corp. issued (a) $2.9 million of its 11% mandatorily redeemable Series A preferred stock in satisfaction of certain accrued salaries and other project development costs ($1.7 million) and accounts payable ($1.2 million);

     o As described above, Resort Corp. issued $3.0 million of its 7% mandatorily redeemable Series B preferred stock in exchange for cash. The Series B preferred stock was issued with warrants that entitle the warrant holders to purchase, at an exercise price of $0.01 per share, common stock of Resort Corp. that represented, in the aggregate, 15% of the fully diluted common stock of Resort Corp. These warrants have substantially similar rights as the warrants issued in the Private Placement;

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


     o Resort Corp. obtained approximately $7.5 million in proceeds from the issuance of second mortgage notes and warrants to Hyatt Gaming Management, Inc. The warrants attached to the Hyatt Gaming Management, Inc. second mortgage notes entitled the warrant holders to purchase, at $0.01 per share, common stock of Resort Corp. that represented, in the aggregate, 1.977% of the fully diluted common stock of Resort Corp. These warrants have the same rights as the warrants issued in the Private Placement;

     o U.S. Bancorp Libra, as placement agent, received warrants that entitle the warrant holders to purchase, at $0.01 per share, common stock of Resort Corp. that represent, in the aggregate, 4.67% of the fully diluted common stock of Resort Corp. These warrants have the same rights as the warrants issued in the Private Placement.

3. INCOME TAXES

     The Resort Corp. accounts for Income Taxes according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carry-forwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that the realization of such benefits is more likely than not. Otherwise, a valuation allowance is applied. At March 31, 2000, Resort Corp. believes that it is more likely than not that none of its deferred tax assets are realizable because of the absence of accurate future projected taxable income. Accordingly, all deferred tax assets are fully reserved as of March 31, 2000.

4. COMMITMENTS AND CONTINGENCIES

Gaming Regulation Licensing

     The Company's ability to conduct gaming operations in the State of Colorado is subject to the licensability and qualifications of the Company and its common stockholders and may be subject to the licensability and qualifications of the holders of its Series B preferred stock. There is no guarantee that the Colorado Limited Gaming Control Commission will grant the Company a gaming license. Additionally, upon receipt of a gaming license, such licensing and qualifications will be reviewed periodically by the gaming authorities in Colorado and there are no guarantees such license will be renewed.

Management Agreement

     On February 2, 2000 the Company entered into a management agreement, which was amended on March 14, 2000 (the "Management Agreement") with Hyatt Gaming Management, Inc., which, in exchange for a fee, will manage the casino operations. The management fee will be equal to a basic fee of 3% of the adjusted gross receipts and an incentive fee equal to 5% of the earnings before interest, taxes, depreciation and amortization for the appropriate fiscal year. The incentive fee shall be paid only to the extent earnings before interest, taxes, depreciation and amortization is positive and will be subordinated in payment to the notes issued in the Private Placement. The Management Agreement can be terminated by either party upon delivery of written notice if certain events transpire.

Success Fee

     The Company has agreed to pay Daniel P. Robinowitz, Chairman of the Board, President and Chief Executive Officer a "success fee" of up to $800,000. The success fee will be earned when construction of the Project is complete and the casino is open, and will only be paid if funds, as defined, are available. No costs have been accrued under this agreement as of March 31, 2000.

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


Construction Risks

     Any construction project entails significant construction risks, including, without limitation, cost overruns, delays in receipt of governmental approvals, shortages of material or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if it occurred, could delay construction or result in substantial increase in costs to the Company.

Environmental Issues

     The Project will be located in a 400-square mile area that has been designated by the United States Environmental Protection Agency (EPA) as the Clear Creek/Central City National Priorities List Superfund Site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as a result of hazardous substance contamination caused by historical mining activity in Black Hawk. This is a broad national priorities list site, within which the EPA has identified several priority areas of contamination from historical mining activities, including draining mines and mine dumps, for active investigation and/or remediation. To date, the EPA has not identified the Project site as being within a priority area nor has it identified contamination on or from the project site to require remediation.

     We have been informed that the Superfund Division of the Colorado Department of Public Health and the Environment (CDPHE), working with the EPA, has sampled surface water in or near North Clear Creek near where a portion of the Project site called Silver Gulch discharges surface water into North Clear Creek. We have been informed that based on the results of those samples, the EPA and the Colorado Superfund Division have expressed preliminary concern that soil and rock associated with historic mining operations in Silver Gulch may be a source of contamination to North Clear Creek. Even minor contamination could form a basis for the EPA or CDPHE to require owners and operators of properties which have been the source of contamination to investigate and remediate contamination on or from their property or to reimburse costs incurred by the government in connection with such remediation. The Project site could be among the properties suspected of being a source of contamination. If investigation or remediation of the project site were required, the Project schedule could be delayed and costs could increase.

Construction Agreement

     The LLC has entered into a construction agreement, which was assigned to the Company upon consummation of the Private Placement, with PCL Construction Services, Inc. ("PCL") whereby PCL will build the Project. Subject to certain conditions, PCL has guaranteed that the cost of the Project will not exceed $42.2 million.


Excavation Agreement

     The LLC has entered into an excavation agreement, which was assigned to the Company upon consummation of the Private Placement, in which all excavation for the project will be performed by D.H. Blattner & Sons, Inc. for $8.7 million. This is not a maximum price contract.

Legal Proceedings

     Due to the LLC's delay in satisfying its outstanding debt obligations, liens were placed on substantially all of the LLC's assets. The Company used a portion of the proceeds from the Private Placement to satisfy all such outstanding obligations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Twelfth, Section 3 of the First Amended and Restated Articles of Incorporation of Windsor Woodmont Black Hawk Resort Corp., included herewith as
Exhibit 3.1, provides for the indemnification of the Company's officers and directors to the full extent permitted by Colorado law. The officers and directors are indemnified under various provisions of the Colorado Business Corporation Act, which provide for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to the Company, Colorado law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for which the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

     In accordance with the laws of the State of Colorado, the Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company for expenses incurred in connection with any action, suit, or proceeding to which he or the is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his or her duty. In addition, even a director officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the issuing Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits: A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

     (b) Financial Statement Schedules: None required or applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at thetermination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 11th day of July, 2000.

                              WINDSOR WOODMONT BLACK HAWK RESORT CORP.

                              BY:  /s/ Daniel P. Robinowitz
                                   ---------------------------------------------
                                   Daniel P. Robinowitz, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 11, 2000.


   Signature                           Title                           Date
   ---------                           -----                           ----

/s/ Daniel P. Robinowitz        Chairman of the Board,             July 11, 2000
------------------------        President and Chief
Daniel P. Robinowitz            Executive Officer

/s/ Irving C. Deal              Vice Chairman of the Board         July 11, 2000
------------------------
Irving C. Deal

/s/ Craig F. Sullivan           Vice Chairman of the Board         July 11, 2000
------------------------
Craig F. Sullivan

/s/ Michael L. Armstrong        Executive Vice President,          July 11, 2000
------------------------        Chief Financial Officer,
Michael L. Armstrong            Treasurer and Assistant Secretary

/s/ Timothy G. Rose             Executive Vice President --        July 11, 2000
------------------------        Casino Operations and
Timothy G. Rose                 Development

/s/ Jerry L. Dauderman          Director                           July 11, 2000
------------------------
Jerry L. Dauderman

/s/ Donald J. Malouf            Director                           July 11, 2000
---------------------
Donald J. Malouf

/s/ Jess Ravich                 Director                           July 11, 2000
----------------
Jess Ravich

                                  EXHIBIT INDEX

Exhibit
 No.                      Description
 ---                      -----------

3.1 First Amended and Restated Articles of Incorporation of Windsor Woodmont Black Hawk Resort Corp.

3.2            First Amended and Restated Bylaws of Windsor Woodmont Black Hawk
               Resort Corp.

4.1 Indenture, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as Trustee

4.2            Form of 13% First Mortgage Notes, Series B

4.3* Form of Series A Warrant certificates dated March 14, 2000 issued to unit purchasers for the purchase of up to 342,744 shares of common stock, issued to Hyatt Gaming Management, Inc. for the purchase of up 33,887 shares of common stock and issued to U.S. Bancorp Libra, as placement agent, for the purchase of up to 80,031 shares of common stock

4.4* Form of Series B Warrant certificates dated March 14, 2000 to purchase up to 257,058 shares of common stock issued to the purchasers of the Series B Preferred Stock

4.5 First Warrant Agreement dated as of March 14, 2000, by and Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as warrant agent, relating to the issuance to the unit purchasers of warrants for the purchase of 342,744 shares of common stock, the issuance to Hyatt Gaming management inc. of warrants to purchase 33,887 shares of common stock and the issuance to U.S. Bancorp Libra, as placement agent, of warrants to purchase 80,031 shares of common stock

4.6 Second Warrant Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as warrant agent, relating to the issuance to the purchasers of the Series B Preferred Stock of warrants for the purchase of 257,058 shares of common stock

4.7 A/B Exchange Registration Rights Agreement, dated as of March 14, 2000, among Windsor Woodmont Black Hawk Resort Corp. and the unit purchasers

4.8 Warrant Registration Rights Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., each of the purchasers of the units, Hyatt Gaming Management, Inc., each of the purchasers of the Series B Preferred Stock and U.S. Bancorp Libra

4.9 Windsor Woodmont Black Hawk Resort Corp agrees to furnish to the Securities and Exchange Commission, upon its request, the instruments defining the rights of holders of long term debt where the total amount securities authorized thereunder does not exceed 10% of the company's total assets

5.1* Opinion of Schlueter & Associates, P.C. as to the legality of the securities being registered

10.1* Management Agreement dated as of February 2, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and Hyatt Gaming Management, Inc. and First Amendment to Management Agreement

10.2* Subordination, Non-Disturbance and Attornment Agreement dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., Hyatt Gaming Management, Inc. and SunTrust Bank, a trustee

10.3* Architect's Agreement dated as of January 31, 2000 by and between Windsor Woodmont LLC and Paul Steelman Ltd., and assignment thereof from Windsor Woodmont LLC to Windsor Woodmont Black Hawk Resort Corp.

10.4* Construction Management Agreement dated February 1, 2000 by and between Windsor Woodmont LLC and Building Sciences, and assignment thereof from Windsor Woodmont LLC to Windsor Woodmont Black Hawk Resort Corp.

10.5* Construction Agreement dated as of January 11, 2000 by and between Windsor Woodmont LLC and PCL Construction Services, Inc, and assignment thereof from Windsor Woodmont LLC to Windsor Woodmont Black Hawk Resort Corp.

10.6* Excavation Agreement dated as of December 31, 1999, by and between Windsor Woodmont LLC and D.H. Blattner & Sons, as amended, and assignment thereof from Windsor Woodmont LLC to Windsor Woodmont Black Hawk Resort Corp.

10.7* Subdivision Agreement dated December 29, 1997 by and between Windsor Woodmont LLC and the City of Black Hawk, including the First Addendum, dated March 25, 1998, Second Addendum, dated May 27, 1998, and Third Addendum, dated March 29, 2000, thereto

10.8* Deed of Trust to Public Trustee, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Leasehold Interest,, dated as of March 14, 2000, by Windsor Woodmont Black Hawk Resort Corp.

10.9 Security Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as trustee

10.10 Pledge and Assignment Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp. in favor of SunTrust Bank, as trustee

10.11 Collateral Assignment, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. in favor of SunTrust Bank, as trustee

10.12 Subordinated Loan Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and Hyatt Gaming Management, Inc.

10.13 Hyatt Gaming Deed of Trust to Public Trustee, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Leasehold Interests,, dated as of March 14, 2000, by Windsor Woodmont Black Hawk Resort Corp. to the Public Trustee of the County of Gilpin, Colorado, for the benefit of Hyatt Gaming Management, Inc.

10.14 Hyatt Gaming Security Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and Hyatt Gaming Management, Inc.

10.15 Hyatt Gaming Pledge and Assignment Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp. in favor of Hyatt Gaming Management, Inc.

10.16 Hyatt Gaming Collateral Assignment, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. in favor of Hyatt Gaming Management, Inc.

10.17*         Pledge Agreement

10.18 Intercreditor Subordination and Collateral Agreement, dated as of March 14, 2000, by and among SunTrust Bank, as trustee, Hyatt Gaming Management, Inc. and Windsor Woodmont Black Hawk Resort Corp.

10.19 Cash Collateral and Disbursement Agreement dated as of March 14, 2000 by and among SunTrust Bank, as Trustee, Windsor Woodmont Black Hawk Resort Corp., Hyatt Gaming Management, Inc., Norwest Bank Minnesota, N.A., as disbursement agent, First American Heritage Title Company, as construction escrow agent, and RE TECH+, Inc., as independent construction consultant

10.20 Account Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., SunTrust Bank, as trustee, and Norwest Bank Minnesota, N.A., as securities intermediary

10.21 Interim Interest Reserve Account Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., SunTrust Bank, as trustee, and Norwest Bank Minnesota, N.A., as securities intermediary

10.22 Interest Reserve Account Agreement, dated as of March 14, 2000, by and between Windsor Woodmont Black Hawk Resort Corp. and SunTrust Bank, as trustee and securities intermediary

10.23* Hyatt Gaming Account Agreement, dated as of March 14, 2000, by and among Windsor Woodmont Black Hawk Resort Corp., Hyatt Gaming Management, Inc. and Norwest Bank Minnesota, N.A., as securities intermediary

10.24          Shareholders Agreement, dated as of March 14, 2000

10.25 Office Lease between Dallas Office Portfolio, L.P., as landlord, and Windsor Woodmont Black Hawk Resort Corp., as tenant

10.26* Site Improvement Agreement, dated March 29, 2000, by and between the City of Black hawk, Colorado, and Windsor Woodmont Black Hawk Resort Corp.

10.27* Escrow Agreement, dated March 29, 2000, by and between the City of Black Hawk, Colorado, Windsor Woodmont Black Hawk Resort Corp. and Norwest Bank Minnesota, N.A.

10.28* Settlement Agreement, dated Januay 31, 2000, by and between Windsor Woodmont, LLC and D.H. Blattner & Sons, Inc.

10.29*         Escrow Agreement, dated March 28, 2000, by and among D.H.
               Blattner & Sons, Inc. Windsor Woodmont Black Hawk Resort Corp. and Norwest Bank Minnesota, N.A.

10.30          Incentive Stock Option Plan

16.1* Letter from PricewaterhouseCoopers re: change in certifying accountant

23.1           Consent of Arthur Andersen

23.2*          Consent of Schlueter & Associates, P.C. (contained in Exhibit
               5.1)

25.1* Form T-1 Statement of Eligibility under the Trust Indenture Act 1939 of SunTrust Bank

27             Financial Data Schedule

99.1*          Form of Letter of Transmittal

----------------

* To be filed by amendment.